As filed with the U.S. Securities and Exchange Commission on May 31, 2023.

Registration No. 333-270675

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

Amendment No. 2

to

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

Able View Global Inc.
(Exact name of registrant as specified in its charter)

__________________________

Cayman Islands	5960	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

Room 1802, Shanghai International Building
511 Weihai Road, Jing’an District, Shanghai, China
Tel: +86 185 0177 0425
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: 302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Mitchell S. Nussbaum, Esq. Alex Weniger-Araujo, Esq. Vivien Bai, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4990 – Facsimile	Elizabeth F. Chen, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 326-0199

__________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pubco may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION,
DATED [________], 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

HAINAN MANASLU ACQUISITION CORP.

PROSPECTUS FOR UP TO [______] ORDINARY SHARES, [______]WARRANTS AND [______] ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS, AND [______] ORDINARY SHARES ISSUABLE UPON CONVERSION OF RIGHTS OF ABLE VIEW GLOBAL INC.

References herein to “Able View” are to Able View Inc., a Cayman Islands exempted company. References to “Pubco,” the issuer of all securities being registered pursuant to this proxy statement/prospectus, are to Able View Global Inc., a Cayman Islands exempted company. References to “HMAC” are to Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company. After the business combination, HMAC and Able View each will become a wholly-owned subsidiary of Pubco. For further information on the structure of Able View and its subsidiaries, please see “The Business Combination Proposal — Post-Business Combination Corporate Structure.”

The board of directors of HMAC has unanimously approved HMAC’s entry into that certain Business Combination Agreement, dated as of November 21, 2022 (as may be amended from time to time, the “Business Combination Agreement”), by and among HMAC, Able View, Pubco, Able View Corporation Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (the “Merger Sub”), and each of the shareholders of Able View (collectively, the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the merger (the “Merger”), as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco specified below, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as defined below), the “Transactions”). As a result of the Transactions, HMAC and Able View each will become a wholly-owned subsidiary of Pubco.

If the HMAC shareholders approve the Business Combination Proposal, immediately prior to the consummation of the Business Combination, all outstanding Units (each of which consisting of (i) one ordinary share of HMAC (“HMAC ordinary share”), (ii) one warrant entitling its holder to purchase one HMAC ordinary share at a price of $11.50 per whole share (“HMAC warrant”), and (iii) one right (“HMAC right”) to receive one-tenth of one HMAC ordinary share upon the consummation of an initial business combination) will separate into their individual components of HMAC ordinary shares, HMAC warrants and HMAC rights will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the HMAC shareholders shall be exchanged as follows:

•        Each HMAC ordinary share issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each HMAC ordinary share, Pubco shall issue to each HMAC shareholder (other than HMAC shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued Pubco ordinary share, which, unless explicitly stated herein, shall be fully paid;

•        Each HMAC warrant issued and outstanding immediately prior to effective time of the Business Combination will convert into a Pubco Warrant to purchase one Pubco ordinary share (each, a “Pubco Warrant”) (or equivalent portion thereof). The Pubco Warrants will have substantially the same terms and conditions as set forth in the HMAC warrants; and

•        The holders of HMAC rights issued and outstanding immediately prior to the effective time of the Business Combination will receive one-tenth (1/10) of one Pubco ordinary share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a Pubco ordinary share shall receive, in lieu of such fractional share, one Pubco ordinary share rounding down to the nearest whole Pubco ordinary share.

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Under the Business Combination Agreement, the aggregate consideration to be paid to the Sellers is US$400,000,000 (the “Exchange Consideration”), which will be paid entirely in newly issued ordinary shares of Pubco, par value US$0.0001 per share (“Pubco Ordinary Shares”), with each share valued at an amount equal to (a) (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding ordinary shares of Able View, divided by (b) the price at which each HMAC ordinary share (or after the Merger, each Pubco Ordinary Share) held by HMAC’s public shareholders is redeemed in connection with the Transactions pursuant to the provisions of HMAC’s organizational documents. As of March 31, 2023, based on the funds in the Trust Account of approximately $71.6 million, the portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.37 per share. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 38,095,238 shares, assuming that HMAC consummates the Business Combination on or before June 14, 2023, with the redemption price of $10.50 per Public Share at the Meeting (including estimated interest income and extension depositing). In the event that HMAC may not be able to consummate the Business Combination by June 14, 2023, HMAC may extend the period of time to consummate an initial business combination by up to eight times, each by an additional one month (for a total of up to 18 months from the closing of its Initial Public Offering, or until February 14, 2024, to complete a business combination) by depositing $227,700 for each one-month extension. The Public Shareholders will not have redemption rights in connection with the extensions. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 37,807,183 shares, assuming that HMAC consummates the Business Combination by one-month extension period after June 14, 2023, with a redemption price of $10.58 per Public Share at the Meeting (including estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination). The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 36,166,365 shares, assuming that HMAC consummates the Business Combination by June 14, 2023, or until February 14, 2024, with a redemption price of $11.06 per Public Share at the Meeting (including the amounts of estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination).

In addition to the Exchange Consideration, the Sellers will have the contingent right to receive up to an aggregate of 3,200,000 additional Pubco Ordinary Shares as earnout consideration after the Closing as follows:

•        an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2023 equal to or in excess of $170,000,000, and

•        an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2024 equal to or in excess of $200,000,000.

If the NTA Requirement Amendment Proposal (as described in detail herein) is not approved and 6,200,583 ordinary shares of HMAC are redeemed, which is the maximum number of ordinary shares of HMAC that can be redeemed in order to maintain $5,000,001 of HMAC’s net tangible assets at Closing under the Existing HMAC Charter, HMAC’s Public Shareholders, the Initial Shareholder and the Sellers are expected to beneficially own approximately 3.2%, 4.9% and 89.2%, respectively, of the Pubco Ordinary Shares and approximately 0.5%, 0.8%, and 98.3%, respectively, of the voting power of Pubco following the closing. As such, HMAC shareholders who do not redeem their ordinary shares of HMAC will experience immediate and material dilution upon closing of the Business Combination. See “The Business Combination Proposal — Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination” for more information on the securities HMAC’s affiliates will receive in connection with the Transactions.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of HMAC scheduled to be held on [            ], 2023.

HMAC’s Public Units, Public Shares, Public Warrants and Public Rights are currently listed on The Nasdaq Global Market under the symbols “HMACU”, “HMAC”, “HMACW” and “HMACR”, respectively. Pubco will apply for listing of its Pubco Ordinary Shares and the Pubco Warrants issued in exchange for HMAC’s Public Warrants on The Nasdaq Capital Market under the symbols “ABLV” and “ABLVW”, respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of HMAC and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of HMAC. HMAC encourages you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” on page 52 of this proxy statement/prospectus.

Pubco is a “controlled company” under the Nasdaq Stock Market LLC listing rules (the “Listing Rules of Nasdaq”), and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Pubco will be a ‘controlled company’ within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” and “Risk Factors — As a ‘foreign private issuer’ under the rules and regulations of the Securities and Exchange Commission (the “SEC”), Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about HMAC and Able View.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Able View is not an operating company but a Cayman Islands holding company with operations primarily conducted by its subsidiaries in China, such corporate structure involves unique risks to investors, which, if happens, may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it may cause the value of our securities to significantly decline or become worthless. Chinese regulatory authorities could disallow this structure, which may cause the incapability to continue operation without changing the corporate structure or switching the business focus. This may in turn cause the value of the securities to significantly decline or even become worthless. According to the Foreign Investment Law in China, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Negative List. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other permissions or approvals from relevant PRC government authorities. On December 27, 2021, the National Development and Reform Commission of China (“NDRC”) and the Ministry of Commerce (“MOFCOM”) jointly issued the Special Administrative Measures for Foreign Investment Access (Negative List) (2021 Edition), effective January 1, 2022. As a company operating its business in distributing and selling beauty and personal care products online, which are not included in the 2021 Negative List, Able View believes its business is not subject to any ownership restrictions. However, since the Negative List has been adjusted and updated almost on an annual basis in the recent years, we cannot assure you that the aforementioned business segments will continuously be beyond the “prohibited” category, which would likely result in a material change in our operations or in the value of our securities, if that happens, it could cause the value of our securities to significantly decline or become worthless. The PRC government has also established a foreign investment information reporting system, according to which foreign investors or foreign-invested enterprises shall submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security. For a detailed description of the risks associated with Able View’s corporate structure, please refer to risks disclosed under “Risk Factors — Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.” in this proxy statement/prospectus.

For the fiscal year ended December 31, 2022, $2,050,000 was transferred from Able View to Able View Brands, one of the subsidiaries. Able View Brands transferred $8,926 (equivalent of HKD 70,000) to Able View, and $950,000 was transferred from Able View to Able View Enterprise, one of the subsidiaries. Other than the transfers mentioned above, as of the date of this proxy statement/prospectus, Able View has not made any other transfers, dividends or distributions between the holding company, any of its subsidiaries or to investors. We do not have any current intentions to distribute further earnings. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments. See “Ticker Symbol And Dividends”, “Risk Factors — Able View is a holding company, and will rely on dividends paid by our PRC Operating Entities for our cash needs. Any limitation on the ability of our PRC Operating Entities to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares” for more information. The company currently does not have any cash management policies that dictate how funds are transferred.

Increasing Able View’s registered capital in a mainland China subsidiary requires the filing with the State Administration for Market Regulation (“SAMR”) or its local bureau, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. Foreign direct investment and loans must be approved by and/or registered in accordance with the Foreign Exchange Administration Regulations promulgated in 1996, as amended in 2008. The total amount of loans we can make to our subsidiaries in mainland China cannot exceed statutory limit which is the difference between the amount of total investment as approved by the Ministry of Commerce or its local counterpart and the amount of registered capital or a multiple (currently set as 2.5 times) of its net worth of our subsidiaries in mainland China. PRC Laws currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and PRC Laws, after set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital, such reserves may not be distributed as cash dividends. PRC Laws and regulations allow an offshore holding company to provide funding to mainland China subsidiaries only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans. See Prospectus Summary, Summary or Risk Factors, and Risk Factors Sections for more details.

Able View’s PRC Operating Entities (as defined below) face various legal and operational risks and uncertainties related to doing business in China. For Example, Able View’s PRC Operating Entities face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. These risks could result in a material adverse change in Able View’s business operations and the value of Pubco Class B Ordinary Shares, significantly limit or hinder Pubco’s ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For a detailed description of risks related to doing business in China, see “Risk Factors — Risk Factors Relating to Doing Business in China” in this proxy statement/prospectus.

Able View may encounter several limitations related to cash transfer among its PRC Operating Entities, the holding company and its investors. Any funds we transfer to the PRC Operating Entities, either as a shareholder loan or as an increase in registered capital, are subject to permission and approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to our PRC Operating Entities are subject to the registration with the State Administration for Market Regulation or its local counterpart and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC Operating Entities is required to be registered with the SAFE or its local branches and (ii) any of our PRC Operating Entities may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China. See “Risk Factors — PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our PRC Operating Entities.” Furthermore, a Hong Kong Special Administrative Region (“Hong Kong”) company may only make a distribution out of profits available for distribution or other distributable reserves; and there can be no assurance that in the future the PRC government will not intervene or impose restrictions on our Hong Kong entity’s ability to transfer or distribute cash/assets to entities outside of Hong Kong, which could result in an inability or prohibition on making transfers or distributions to us and adversely affect our business. In addition, to the extent funds and/or assets are in mainland China, the funds and/or assets may not be available to fund operations or for other use outside of PRC due to interventions in or the imposition of restrictions and limitations by the government in mainland China. See Risk Factors Summary and “Risk Factor — Restrictions on currency exchange may limit our ability to utilize our revenue effectively. To the extent our cash in the business is in mainland China, such cash may not be available to freely convert or be changed at favorable rate, and such cash may not be available to fund operations or for other use outside of PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government in mainland China to transfer cash.” An “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Such limitation on the ability of our PRC Operating Entities to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise, as the beneficial owner, owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC Operating Entities to their respective immediate holding company in Hong Kong. See “Risk Factors — Able View is a holding company, and will rely on dividends paid by our PRC Operating Entities for our cash needs. Any limitation on the ability of our PRC Operating Entities to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent

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company expenses or pay dividends to holders of our ordinary shares.” and “Risk Factors — Dividends payable to our foreign investors and gains on the sale of our ordinary shares or ordinary shares by our foreign investors may become subject to PRC tax law.”

As Pubco, through its subsidiaries, operates business, and has most of the assets and executive officers in China, it may be difficult for Pubco’s shareholders to effect foreign service of process upon Pubco or those executives or officers inside China. Apart from that, there is uncertainty as to whether the courts in China would recognize or enforce judgments of United States courts, as the United States and China do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong under common law by bringing an action in a Hong Kong court. Please see “Risk Factors —You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against Pubco or its management named in the proxy statement/prospectus based on foreign laws.” and “Enforceability Of Civil Liability” for more detailed.

Able View may also be subject to a variety of laws and other obligations regarding cybersecurity and data protection, which includes the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) and the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”). Our directors are of the view that Able View is in compliance with the PDPO and the PDPAO, because our services do not require users’ personal information and our possession to personal information is minimal. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. Further, due to long arm provisions under the current Mainland China laws and regulations, the PRC government may apply laws and regulations relating to data protection, cybersecurity review and the anti-monopoly that have not been listed in Annex III of the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”) to the Hong Kong subsidiary of Able View. In the event that the Hong Kong subsidiary of Able View were to become subject to laws and regulations of Mainland China relating to data protection, cybersecurity review or the anti-monopoly, it may be subject to the cybersecurity review or trigger anti-monopoly concern. Please see “Risk Factors — We may be subject to a variety of laws and other obligations regarding cybersecurity, data protection or anti-monopoly, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations” for more details.

Able View also may face risks related to certain PCAOB determinations, which may cause Pubco securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act (the “HFCAA”), if the PCAOB has determined it is unable to inspect or investigate Able View’s auditor completely for two consecutive years beginning in 2021. The delisting or the cessation of trading of Pubco securities, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law, which officially reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, thus, would reduce the time before an applicable issuer’s securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that is the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in China and Hong Kong that are subject to such determinations. Able View’s auditor, Marcum Asia CPAs LLP (formerly known as Marcum Bernstein & Pinchuk LLP), an independent registered public accounting firm is headquartered in Manhattan, New York, was not included in the determinations announced by the PCAOB on December 16, 2021. Able View’s auditor is currently subject to inspections and has been inspected by the PCAOB on a regular basis with the last inspection in 2020. On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. On December 15, 2022, the PCAOB issued a new Determination Report which concluded that it was able to inspect and investigate completely PCAOB-registered accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB vacated the December 16, 2021 Determination Report. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the MOF, the PCAOB will make determinations under the HFCAA as and when appropriate. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of Able View’s, and Able View’s auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any foreign authority including but is not limited to mainland China or Hong Kong jurisdiction, the PCAOB will act expeditiously to consider whether it should issue a new determination. See “Risk Factors — The Holding Foreign Companies Accountable Act, or the HFCAA, and the related regulations continue to evolve. Further implementations and interpretations of or amendments to the HFCAA or the related regulations, or a PCAOB determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [            ], 2023, and is first being mailed to HMAC security holders on or about [            ], 2023.

Hainan Manaslu Acquisition Corp.
B3406, 34F, West Tower, Block B
Guorui Building, 11 Guoxing Avenue
Haikou, Hainan Province, People’s Republic of China

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [            ], 2023

TO THE SHAREHOLDERS OF HAINAN MANASLU ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company (“HMAC”), will be held at [            a.m./p.m.] Eastern Time, on [            ], 2023, at [    ] and virtually. You can participate in the Meeting, vote, and submit questions in person or via live webcast by visiting [______________] with the password of [            ] and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and HMAC encourages virtual participation. You are cordially invited to attend the Meeting via the live webcast noted above, which will be held for the following purposes:

(1)    to consider and vote upon a proposal, by ordinary resolution, to approve the Business Combination Agreement, dated as of November 21, 2022 (and as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among HMAC, Able View Inc., a Cayman Islands exempted company (“Able View”), Able View Global Inc., a Cayman Islands exempted company (“Pubco”), Able View Corporation Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and each of the shareholders of Able View (collectively, the “Sellers”) and the Transactions (as defined below). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the merger (the “Merger”), as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as defined below), the “Transactions”). HMAC refers to this proposal as the “Business Combination Proposal”; the Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal” and a copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

(2)    to consider and vote upon a proposal, as a special resolution, to approve that HMAC will merge (the “Merger”) with Merger Sub, so that HMAC be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands “The Merger Proposal”;

(3)    to consider and vote upon a proposal, as a special resolution, that the Plan of Merger in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”) be authorised, approved and confirmed in all respects and that HMAC be authorised to enter into the Plan of Merger “The Plan of Merger Proposal”;

(4)    to consider and vote upon a proposal, as a special resolution, that the NTA Requirement Amendment Proposal be authorised, approved and confirmed in all respects and that the Articles of Association of HMAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Articles of Association of HMAC (a copy of which is attached to the accompanying proxy statement/prospectus for this Meeting as Annex F) “The NTA Requirement Amendment Proposal”;

(5)    to consider and vote upon a proposal, by ordinary resolution, to, in connection with the Business Combination, replace Pubco’s current memorandum and articles of association with the amended and restated memorandum and articles of association of Pubco (the “Amended and Restated Memorandum and Articles of Association”); HMAC refers to this proposal as the “Charter Proposal”; the Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Charter Proposal” and a copy of the form of the Amended and Restated Memorandum and Articles of Association proposed to be adopted is attached to the accompanying proxy statement/prospectus as Annex C;

(6)    separate and apart from the vote on the Charter Proposal, to consider and vote, on an advisory and non-binding basis, on proposals with respect to certain governance provisions in the Amended and Restated Memorandum and Articles of Association; HMAC refers to these proposals as the “Organizational Documents Advisory Proposals”; the Organizational Documents Advisory Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Advisory Proposals”;

(7)    to consider and vote upon a proposal, by ordinary resolution, to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of HMAC’s issued and outstanding ordinary shares in financing transactions in connection with the proposed Business Combination; HMAC refers to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal” in the accompanying proxy statement/prospectus;

(8)    to consider and vote upon a proposal by ordinary resolution, to approve the adoption of Able View Global Inc. 2023 Equity Incentive Plan; HMAC refers to this proposal as the “Equity Incentive Plan Proposal”, as described in more detail in the accompanying proxy statement/prospectus under the heading “The Equity Incentive Plan Proposal” and a copy of the form of Able View Global Inc. 2023 Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex D; and

(9)    to consider and vote upon a proposal by ordinary resolution to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if necessary or appropriate in the determination of HMAC, to permit, among other things, further solicitation and vote of proxies, including if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote. HMAC refers to this proposal as the “Adjournment Proposal”; the Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”.

These items of business are described in the accompanying proxy statement/prospectus, which HMAC encourages you to read in its entirety before voting. Only holders of record of HMAC’s ordinary shares at the close of business on [            ], 2023 are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

After careful consideration, HMAC’s board of directors has determined that the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the NTA Requirement Amendment Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal are fair to and in the best interests of HMAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Plan of Merger Proposal, “FOR” the NTA Requirement Amendment Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by HMAC’s shareholders, the Business Combination will not be consummated.

Additionally, the Business Combination Proposal is conditioned on the approval of the Charter Proposal, the Merger Proposal, the Plan of Merger Proposal and the NTA Requirement Amendment Proposal. Approval of the Charter Proposal, the Merger Proposal, the Plan of Merger Proposal is required by Cayman Islands laws (i.e., the law of the jurisdiction of incorporation of Pubco and HMAC). The shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on HMAC or HMAC’s board of directors (separate and apart from the approval of the Charter Proposal). However, pursuant to SEC guidance, HMAC is submitting the Organizational Documents Advisory Proposals to its shareholders separate and apart from the Business Combination Proposal for approval.

If HMAC’s shareholders do not approve the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the NTA Requirement Amendment Proposal or the Charter Proposal, the Business Combination may not be consummated.

The votes on the Organizational Documents Advisory Proposals are also not required by Cayman Islands law and the Organizational Documents Advisory Proposals instead being submitted to HMAC’s shareholders pursuant to SEC guidance. These votes will be non-binding and are intended to provide the HMAC’s shareholders with an opportunity to present their separate views on important governance provisions that are intended to be adopted by Pubco upon the consummation of the Business Combination. The Organizational Documents Advisory Proposals are conditioned upon the approval of the Charter Proposal.

The Share Issuance Proposal and the Equity Incentive Plan Proposal are conditioned on the approval and adoption of the Business Combination Proposal.

The NTA Requirement Amendment Proposal is not conditioned on the approval of any other proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

The holder of the Founder Shares and the Private Placement Shares (each defined below) has agreed to vote its shares in favor of the Business Combination Proposal. Such holder has also indicated that it intends to vote its shares in favor of all other proposals being presented at the Meeting. As of [____], 2023, there were 1,725,000 Founder Shares and 341,500 Private Placement Shares issued and outstanding, approximately 23.0% of the outstanding ordinary shares of HMAC.

All HMAC’s shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of HMAC’s ordinary shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the proposals.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. HMAC looks forward to your continued support.

By Order of the Board of directors

________________________________
Zhifan Zhou Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (“PUBLIC SHAREHOLDERS”) OF HMAC ORDINARY SHARES ISSUED IN ITS INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. HMAC PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY HMAC PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

x

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT HMAC REDEEM YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON [_______], 2023 (TWO (2) BUSINESS DAYS PRIOR TO THE MEETING) BY (A) DELIVERING A REDEMPTION NOTICE TO HMAC’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO HMAC’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF HMAC — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

Pubco has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

HMAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HMAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact the Company’s proxy solicitation agent at the following address and telephone number:

[Proxy Solicitor]

You may also obtain these documents by requesting them via phone or in writing:

Hainan Manaslu Acquisition Corp.
B3406, 34F, West Tower, Block B
Guorui Building, 11 Guoxing Avenue
Haikou, Hainan Province, People’s Republic of China 570203
Attn: Zhifan Zhou
+86-898-65315786

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [            ], 2023, 72 hours before the date of the Meeting.

DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Able View” refers to Able View Inc., a Cayman Islands exempted company, and the term “HMAC” refers to Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company. “Pubco” refers to Able View Global Inc., a Cayman Islands exempted company. “Merger Sub” refers to Able View Corporation Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco. For further information on the structure of Able View and its subsidiaries, please see “The Business Combination Proposal — Post-Business Combination Corporate Structure.”

In this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“2023 Plan” means Able View Global Inc. 2023 Equity Incentive Plan, as may be amended from time to time.

“Able View” means Able View Inc., a Cayman Islands exempted company.

“Adjournment Proposal” means a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if HMAC deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Pubco to be adopted prior to consummation of the Business Combination.

“Ancillary Agreements” means certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination Agreement.

“Articles Effectiveness Date” means the effective date of Pubco’s Amended and Restated Memorandum and Articles of Association.

“Beijing Jingyuan” means Beijing Jingyuan Trading Co., Ltd., a wholly-owned subsidiary of Able View incorporated in PRC.

“Broker non-vote” means the failure of a HMAC’s shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 21, 2022, as may be amended from time to time, by and among HMAC, Able View, Pubco, Merger Sub and the Sellers, a copy of which is attached hereto as Annex A.

“Business Combination” or “Transactions” means, collectively, the Merger, the Share Exchange and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement, (a) HMAC will merge with and into Merger Sub, with HMAC continuing as the surviving entity in the merger (the “Merger”), as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, the “Business Combination” or “Transactions”). As a result of the Business Combination, HMAC and Able View each will become wholly-owned subsidiaries of Pubco.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“CAGR” means compound annual growth rate.

“Charter Proposal” means a proposal, by ordinary resolution, to, in connection with the Business Combination, replace Pubco’s current memorandum and articles of association with the amended and restated memorandum and articles of association of Pubco.

“China” or the “PRC”, in each case, means the People’s Republic of China, including Hong Kong and Macau. The term “Chinese” has a correlative meaning for the purpose of this proxy statement/prospectus.

“Closing” means the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the Amended and Restated Memorandum and Articles of Association, as they may be amended.

“CSS Shanghai” means CSS Cosmetic (Shanghai) Ltd.

“D2C” or “DTC” means direct to consumer.

“Equity Incentive Plan Proposal” means a proposal to approve the 2023 Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing HMAC Charter” means HMAC’s amended and restated memorandum and articles of association as in effect on the date of this proxy statement/prospectus.

“Founder Shares” means 1,725,000 ordinary shares of HMAC, which are currently outstanding and were issued to the Sponsor prior to the Initial Public Offering of HMAC.

“GMV” means Gross Merchandise Value.

“HMAC” or “Purchaser” means Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company.

“Initial Public Offering” or “IPO” means the initial public offering of Public Units of HMAC, which was consummated on August 15, 2022.

“Initial Shareholder” means the holder of HMAC’s Founder Shares and the Private Placement Shares.

“iResearch Report” means the Independent Market Research Report on the Beauty and Personal Care Brand Full-Service Partners in China dated October 17, 2022 issued by iResearch Co. Ltd. which was commissioned by Able View.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“KOLs” mean key opinion leaders, social influencers with oversized impact on customers’ purchase decisions.

“Ladenburg Thalmann” means Ladenburg Thalmann & Co. Inc., the representative of the underwriters of the Initial Public Offering.

“Listing Rules of Nasdaq” refers to the listing rules of The Nasdaq Stock Market LLC.

“MCNs” mean multi-channel networks.

“Meeting” means the extraordinary general meeting of HMAC, to be held on [            ], 2023 at [            ] a.m./p.m. Eastern Time.

“Merger” means the transactions as contemplated by the Business Combination Agreement, pursuant to which, subject to the terms and conditions set forth therein, at the closing of the Business Combination, HMAC will merge with and into Merger Sub, with HMAC continuing as the surviving entity in the merger, as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco. The Merger and, collectively with the Share Exchange (as defined below) and other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, are referred to the Business Combination or Transactions.

“Merger Proposal” means a proposal to authorise HMAC to merge with Merger Sub, so that HMAC be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands;

“Merger Sub” means Able View Corporation Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Ordinary Shares” or “Pubco Ordinary Shares” means, the ordinary shares of the Pubco, each with par value $0.0001 per share.

“Organizational Documents Advisory Proposals” means the proposals to approve, on an advisory and non-binding basis, certain governance provisions in the Amended and Restated Memorandum and Articles of Association.

“OTC” means over-the-counter medical supplies.

“Plan of Merger” means the Plan of Merger in the form attached to the accompanying proxy statement/prospectus as Annex B.

“Plan of Merger Proposal” means a proposal to approve the Plan of Merger.

“PRC Laws” means all the laws, administrative measures, regulations, rules promulgated in mainland China by the government of mainland China.

“PRC Operating Entities” means all the subsidiaries of Able View that are operating in PRC, including our subsidiaries in mainland China and Hong Kong.

“Private Placement Rights” means the rights underlying the Private Placement Units sold in the private placement closed simultaneously with the closing of the Initial Public Offering, each Private Placement Right entitling the holder to receive one-tenth (1/10) of an ordinary share of HMAC, in accordance with its terms.

“Private Placement Shares” means ordinary shares of HMAC issued as part of the Private Placement Units sold in the private placement closed simultaneously with the closing of the Initial Public Offering.

“Private Placement Warrants” means the warrants underlying the Private Placement Units sold in the private placement closed simultaneously with the closing of the Initial Public Offering, each Private Placement Warrant exercisable for one ordinary share of HMAC, in accordance with its terms.

“Private Placement Units” means the units sold to the Sponsor and/or its designees in the private placement closed simultaneously with the closing of the Initial Public Offering, each consisting of one ordinary share of HMAC, one Private Placement Warrant and one Private Placement Right.

“Pubco” means Able View Global Inc., a Cayman Islands exempted company.

“Pubco Warrants” means the warrants of Pubco.

“Public Rights” means the rights included in the Public Units sold in the Initial Public Offering, each Public Right entitling the holder to receive one-tenth (1/10) of an ordinary share of HMAC, in accordance with its terms.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the ordinary shares, par value of US$0.0001, of HMAC issued as part of the Public Units sold in the Initial Public Offering.

“Public Units” means units issued in the Initial Public Offering, each consisting of one ordinary share of HMAC, one Public Warrant and one Public Right.

“Public Warrants” means the warrants included in the Public Units sold in the Initial Public Offering, each Public Warrant exercisable for one ordinary share of HMAC, in accordance with its terms.

“Rights” means Public Rights and Private Placement Rights, collectively.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Shanghai Jinglu” means Shanghai Jinglu Trading Co., Ltd., a wholly-owned subsidiary of Able View incorporated in PRC.

“Share Exchange” means the transactions as contemplated by the Business Combination Agreement, pursuant to which, subject to the terms and conditions set forth therein, at the closing of the Business Combination, Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco. The Share Exchange and, collectively with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, are referred to the Business Combination or Transactions.

“Shanghai Jingyue” means Shanghai Jingyue Trading Co., Ltd., a wholly-owned subsidiary of Able View incorporated in PRC.

“Shanghai Weitong” means Shanghai Weitong Trading Co., Ltd., a wholly-owned subsidiary of Able View incorporated in PRC.

“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of securities in financing transactions in connection with the Business Combination.

“Sponsor” means Bright Winlong LLC, a Cayman Islands limited liability company, of which Zhifan Zhou, HMAC’s Chairman and Chief Executive Officer, serves as manager.

“Surviving Subsidiaries” mean the subsidiaries of Pubco upon the completion of the Business Combination.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Placement Units.

“Units” means Public Units and Private Placement Units, collectively.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Warrants” means Public Warrants and Private Placement Warrants, collectively.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-270675), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Ordinary Shares and Pubco Warrants, to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting of HMAC at which HMAC’s shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters.

INDUSTRY AND MARKET DATA

The industry and market data relating to Able View’s business included in this proxy statement/prospectus is based on Able View’s internal estimates and research, as well as publications, research, surveys and studies conducted by independent third parties not affiliated to Able View. Industry publications, studies and surveys generally state that they were prepared based on sources believed to be reliable, although there is no guarantee of accuracy. While Able View believes that each of these studies and publications is reliable, Able View has not independently verified the market and industry data provided by third-party sources. In addition, while Able View believes its internal research is reliable, such research has not been verified by any independent source. Able View notes that assumptions underlying industry and market data are subject to risks and uncertainties, including those discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” of this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Able View, HMAC and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other annexes attached hereto. The Business Combination Agreement is the legal document that governs the Merger and Share Exchange and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement,” but is qualified by reference to the complete text of the Business Combination Agreement.

General Description of the Business Combination Agreement

On November 21, 2022, HMAC entered into the Business Combination Agreement with Able View, a Cayman Islands exempted company, Able View Global Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Able View, Able View Corporation Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Pubco, and each of the shareholders of Able View (collectively, the “Sellers”). Pubco is sometimes referred to herein as the “Combined Company” following the Closing.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement, (a) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the merger, as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco specified below, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco. As a result of the Transactions, HMAC and Able View each will become wholly-owned subsidiaries of Pubco.

If the HMAC shareholders approve the Business Combination Proposal, immediately prior to the consummation of the Business Combination, all outstanding Units (each of which consisting of (i) one ordinary share of HMAC (“HMAC ordinary share”), (ii) one warrant entitling its holder to purchase one HMAC ordinary share at a price of $11.50 per whole share (“HMAC warrant”), and (iii) one right (“HMAC right”) to receive one-tenth of one HMAC ordinary shares upon the consummation of an initial business combination) will separate into their individual components of HMAC ordinary shares, HMAC warrants and HMAC rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the HMAC shareholders shall be exchanged as follows:

•        Each HMAC ordinary share issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each HMAC ordinary share, Pubco shall issue to each HMAC shareholder (other than HMAC shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued Pubco ordinary share, which, unless explicitly stated herein, shall be fully paid;

•        Each HMAC warrant issued and outstanding immediately prior to effective time of the Business Combination will convert into a Pubco Warrant to purchase one Pubco ordinary share (each, a “Pubco Warrant”) (or equivalent portion thereof). The Pubco Warrants will have substantially the same terms and conditions as set forth in the HMAC warrants; and

•        The holders of HMAC rights issued and outstanding immediately prior to the effective time of the Business Combination will receive one-tenth (1/10) of one Pubco ordinary share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a Pubco ordinary share shall receive, in lieu of such fractional share, one Pubco ordinary share rounding down to the nearest whole Pubco ordinary share.

Under the Business Combination Agreement, the aggregate consideration to be paid to the Sellers is US$400,000,000 (the “Exchange Consideration”), which will be paid entirely in shares comprised of newly issued ordinary shares of Pubco, par value US$0.0001 per share (“Pubco Ordinary Shares”), with each share valued at an amount equal to (a) (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding ordinary shares of Able View, divided by (b) the price at which each HMAC ordinary share (or after the Merger, each Pubco Ordinary Share) held by Public Shareholders is redeemed or converted in connection with the Transactions pursuant to the provisions of HMAC’s organizational documents. As of March 31, 2023, based on the funds in the Trust Account of approximately $71.6 million, the portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.37 per share. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 38,095,238 shares, assuming that HMAC consummates the Business Combination on or before June 14, 2023, with the redemption price $10.50 per Public Share at the Meeting (including estimated interest income). In the event that HMAC may not be able to consummate the Business Combination by June 14, 2023, HMAC may extend the period of time to consummate an initial business combination by up to eight times, each by an additional one month (for a total of up to 18 months from the closing of its Initial Public Offering, or until February 14, 2024, to complete a business combination) by depositing $227,700 for each one-month extension. The Public Shareholders will not have redemption rights in connection with the extensions. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 37,807,183 shares, assuming that HMAC consummates the Business Combination one-month extension period after June 14, 2023, with a redemption price of $10.58 per Public Share at the Meeting (including estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination). The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 36,166,365 shares, assuming that HMAC consummates the Business Combination by June 14, 2023, with a redemption price of $11.06 per Public Share at the Meeting (including the amounts of estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination).

In addition to the Exchange Consideration, the Sellers will have the contingent right to receive up to an aggregate of 3,200,000 additional Pubco Ordinary Shares as earnout consideration after the Closing as follows:

•        an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2023 equal to or in excess of $170,000,000, and

•        an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2024 equal to or in excess of $200,000,000.

Representations and Warranties

Under the Business Combination Agreement, HMAC made customary representations and warranties to Able View and Pubco relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; SEC filings and HMAC financials; absence of certain changes; compliance with laws; actions; orders; permits; taxes and returns; employees and employee benefit plans; properties; material contracts; transactions with affiliates; Investment Company Act; finders and brokers; certain business practices; insurance; HMAC’s Trust Account; litigation; and independent investigation.

Under the Business Combination Agreement, Pubco made customary representations and warranties to HMAC, Able View and the Sellers relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; ownership of exchange shares; Pubco and Merger Sub activities; finders and brokers; and Investment Company Act.

Under the Business Combination Agreement, Able View made customary representations and warranties to HMAC and Pubco relating to, among other things: organization and standing; authorization; binding agreement; capitalization; subsidiaries; governmental approvals; non-contravention; financial statements; absence of certain changes; compliance with laws; company permits; litigation; material contracts; intellectual property; taxes and returns; real property; personal property; title to and sufficiency of assets; employee matters; benefit plans; environmental matters; transactions with related persons; insurance; books and records; top suppliers; certain business practices; Investment Company Act; finders and brokers; independent investigation; information supplied; and disclosure.

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary and other covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (i) the provision of access to their respective properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) provision of PCAOB-audited financial statements of Able View and its direct and indirect subsidiaries (collectively, the “Target Companies”); (iv) HMAC’s public filings; (v) no solicitation of, or entering into, any alternative competing transactions; (vi) no insider trading; (vii) notifications of certain breaches, consent requirements or other matters; (viii) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts; (ix) further assurances; (x) public announcements; (xi) confidentiality; (xii) indemnification of directors and officers and tail insurance; (xiii) use of trust proceeds after the Closing; (xiv) efforts to support a transaction financing; (xv) efforts to extend the maturity or otherwise amend the terms of certain debt of the Target Companies; (xvi) Able View’s agreement to pay transaction-related expenses of the parties; (xvii) causing Pubco to enter into employment agreements with certain employees of Able View; and (xviii) approving a new equity incentive plan for Pubco to take effect following the Closing.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately following the Closing to consist of five members, of which (i) one individual will be designated by HMAC prior to the Closing and (ii) four individuals will be designated by Able View prior to the Closing, at least three of whom will be required to qualify as independent directors under the rules of Nasdaq.

HMAC and Pubco also agreed to jointly prepare, and Pubco will file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act, of the securities of Pubco to be issued to the holders of HMAC ordinary shares, and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of HMAC for the approval of the Business Combination and the matters relating to the Transactions to be acted on at the special meeting of the shareholders of HMAC and providing such shareholders an opportunity to participate in the Redemption.

The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Conditions to the Closing of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties, unless waived: (a) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of HMAC’s shareholders; (b) obtaining any material regulatory approvals and third-party consents; (c) no law or order preventing or prohibiting the Transactions; (d) either HMAC (immediately prior to the Closing) or Pubco (upon the consummation of the Transaction) having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any transaction financing; (e) appointment of the post-closing board of directors of Pubco in accordance with the Business Combination Agreement; (f) Pubco qualifying as a foreign private issuer; (g) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (h) the effectiveness of the Registration Statement; and (i) the Pubco Ordinary Shares having been approved for listing on Nasdaq.

In addition, unless waived by Able View and Pubco, the obligations of Able View, Pubco, Merger Sub, and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of HMAC being true and correct on and as of the Closing (subject to Material Adverse Effect); (b) HMAC having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to HMAC since the date of the Business Combination Agreement which is continuing and uncured; (d) receipt by Able View and Pubco of the Founders Registration Rights Agreement Amendment (as defined below); and (e) each of the Sellers having received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers in the Transactions, duly executed by Pubco.

Unless waived by HMAC, the obligations of HMAC to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Able View, Pubco, Merger Sub, and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, Pubco, or any Seller, taken as a whole); (b) Able View, Pubco, Merger Sub, and the Sellers having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (d) the Non-Competition Agreements, Lock-Up Agreement, Registration Rights Agreement, and Employment Agreements being in full force and effect from the Closing; (e) receipt by HMAC of the Founders Registration Rights Agreement Amendment duly executed by Pubco; (f) any issued and outstanding convertible securities of Able View having been terminated without any consideration or liability; (g) HMAC having received copies of each share certificate for Able View shares; (h) the maturity of certain debt of the Target Companies having been extended or such debt having been otherwise amended to the satisfaction of HMAC; and (i) if applicable, certain contracts involving the Target Companies or Sellers or other related persons having been terminated with no obligation or liability. “Material Adverse Effect” as used in the Business Combination Agreement means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the documents and agreements ancillary to the Business Combination Agreement (the “Ancillary Documents”) to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either HMAC or Able View if the conditions to the Closing set forth in the Business Combination Agreement (the majority of which are summarized above) are not satisfied or waived by May 21, 2023.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of HMAC and Able View; (ii) by either HMAC or Able View if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by Able View for HMAC’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by HMAC for the uncured breach of the Business Combination Agreement by Able View, Pubco, Merger Sub, or any Seller, such that the related Closing condition would not be met; (v) by either HMAC or Able View if HMAC holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; and (vi) by either HMAC or Able View if there has been a Material Adverse Effect on Able View or Pubco which is uncured or continuing.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for wilful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

Able View, Pubco, the Merger Sub and the Sellers have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in HMAC’s trust account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Related Agreements

This section describes the material provisions of Ancillary Agreements, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Agreements. Shareholders and other interested parties are urged to read such Ancillary Agreements in their entirety.

Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, Able View’s largest shareholder entered into a Lock-Up Agreement with Pubco, HMAC, and Able View (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the shareholder agreed not to, during the period commencing from the Closing and ending on the 12-month anniversary of the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (c) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares shall continue to be subject to the Lock-Up Agreement).

Non-Competition Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, Tang Jing and Zhu Jian, two shareholders and executive directors of Able View entered into non-competition and non-solicitation agreements (collectively, the “Non-Competition Agreements”) in favor of Able View, HMAC and Pubco and their respective present and future successors and direct and indirect subsidiaries (the “Covered Parties”), to be effective as of the Closing. Under the Non-Competition Agreements, Able View’s executive officers signatory thereto agree not to engage directly or indirectly in a business competitive with Pubco or Able View in the PRC, or Taiwan for the one year period after the Closing, provided that such shareholder will be permitted under its Non-Competition Agreement to own passive investments of less than 2% of the total issued and outstanding equity interests of a competitor that is publicly traded, so long as such shareholder and such shareholder’s affiliates are not directly or indirectly involved in the management or control of such competitor. Under the Non-Competition Agreement, the shareholders and their affiliates will also be subject to certain non-solicitation and non-interference obligations during the restricted period with respect to the Covered Parties’ respective (a) employees, independent contractors, directors, commissioners or consultants, (b) customers or clients, and (c) vendors, suppliers, distributors, agents or other service providers. Pubco will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Registration Rights Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, each Seller entered into a registration rights agreement (the “Registration Rights Agreement”) with Pubco and HMAC, pursuant to which, among other matters, Pubco has agreed to undertake certain registration obligations in accordance with the Securities Act and the Sellers are granted customary demand and piggyback registration rights.

Founder Registration Rights Agreement Amendment

Simultaneously with the execution and delivery of the Business Combination Agreement, Pubco, HMAC and Sponsor entered into an amendment to the registration rights agreement (the “Founder Registration Rights Agreement Amendment”) entered into by HMAC and Sponsor at the time of HMAC’s initial public offering (the “Founder Registration Rights Agreement”). Under the Founder Registration Rights Agreement Amendment, the Founder

Registration Rights Agreement is amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Ordinary Shares and Warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Registration Rights Agreement, including making the registration rights of the Sellers and Sponsor pari passu with respect to any underwriting cut-backs.

The Parties

HMAC

HMAC is a blank check company incorporated as a Cayman Islands exempted company on September 10, 2021. HMAC was formed the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On August 15, 2022, HMAC consummated its Initial Public Offering of 6,900,000 Public Units, including 900,000 additional Public Units issued pursuant to the full exercise by the underwriter of its over-allotment option, at a price of $10.00 per Public Unit, generating gross proceeds of $69,000,000. Simultaneously with the consummation of the Initial Public Offering, HMAC consummated the private placement of an aggregate of 341,500 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,415,000. The total offering generated an aggregate amount of gross proceeds of $72,415,000 to HMAC.

Following the Initial Public Offering and the simultaneous private placement, a total of $70,035,000 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to HMAC’s Registration Statement on Form S-1, as amended (File No. 333-261340) that became effective on August 10, 2022.

HMAC has until June 14, 2023 to consummate an initial business combination. However, if HMAC anticipates that it may not be able to consummate the initial business combination by June 14, 2023, it may by resolution of its board of directors if requested by the Sponsor, extend the period of time to consummate an initial business combination by up to eight times, each by an additional one month (for a total of up to 18 months from the closing of its Initial Public Offering, or until February 14, 2024, to complete a business combination) without submitting proposed extensions to its shareholders for approval or offering its public shareholders redemption rights in connection therewith. The Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $227,700 ($0.033 per share) on or prior to the date of the applicable deadline for each one month extension (up to an aggregate of $2,049,300, or $0.297 per share, for an aggregate of nine months). Any such payments would be made in the form of a loan, non-interest bearing and payable upon the consummation of the initial business combination.

After the consummation of the Business Combination, the funds in the Trust Account will be used by HMAC to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Able View (including deferred underwriting commissions of $2,242,500 to HMAC’s IPO underwriters in connection with the Business Combination) and to repay any loans owed by HMAC. Any remaining funds will be paid to Able View (or as otherwise designated in writing by Able View to HMAC prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries. HMAC’s Public Units, Public Shares, and Public Warrants are listed on Nasdaq under the symbols “HMACU”, “HMAC”, “HMACW”, and “HMACR” respectively.

The mailing address of HMAC’s principal executive office is B3406, 34F, West Tower, Block B, Guorui Building, 11 Guoxing Avenue, Haikou, Hainan Province, People’s Republic of China 570203 and its telephone number is +86-898-65315786. After the consummation of the Business Combination, HMAC will become a wholly-owned subsidiary of Pubco.

Pubco

Able View Global Inc., or Pubco, was incorporated on October 11, 2022 under the laws of the Cayman Islands for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Able View following the Business Combination.

After the consummation of the Business Combination, Pubco’s principal executive office will be that of Able View, located at Room 1802, Shanghai International Building, 511 Weihai Road, Jing’an District, Shanghai, China, Tel: +86 185 0177 0425.

Merger Sub

Able View Corporation Inc., or Merger Sub, was incorporated on October 12, 2022 under the laws of the Cayman Islands, as a wholly-owned subsidiary of Pubco for the purpose of effecting the Business Combination and to serve as the vehicle for, and to be subsumed by, HMAC pursuant to the Merger.

Able View

Able View is one of the largest comprehensive brand management partners of international beauty and personal care brands in China. The Company enjoys a market share of 14.8% in beauty and personal care cross-border brand management in 2021, as measured by gross merchandise value (GMV), according to the Independent Market Research Report on the Beauty and Personal Care Brand Full-Service Partners in China by iResearch Consulting dated October 17, 2022 (the “iResearch Report”). To purchase from global brand owners and conduct sales in China, Able View’s comprehensive brand management capabilities encompass all segments of the brand management value chain, including strategy, branding, digital and social marketing, omni-channel sales, customer service, overseas logistics, warehouse and fulfilment. The Company’s mission is to help global brands enter, grow and succeed in China.

As a brand management partner, Able View generates revenue from product sales by distributing and selling cross-border products from various global brand owners to Chinese consumers. Able View regards the brand companies as Able View’s suppliers and purchases goods from these suppliers to sell to consumers either directly through online e-commerce stores or offline counters operated by Able View, or indirectly to distribution channels which include mainstream horizontal online marketplaces, vertical online marketplaces, social E-commerce platforms and a wide variety of online and offline distributors, dealers and agents.

With the rapid growth of demand for beauty and personal care products in China, more global brands and brand managers are targeting China for strategic entry. The Chinese market is inherently complex and such complexity is rapidly increasing, caused by a combination of the following factors: diverse, competing, but overlapping and interdependent sales channels; changing of consumer tastes, habits, and abilities to pay; fragmented, emerging, and highly-regulated and monitored social media and other online platforms; unique, deep, and evolving business practice. Able View has the experience to manage such complexity, including market resources and know-how, consumer data and access, social media and industry experience, as well as local infrastructure and operation teams. International brands look to Able View as a trusted partner to establish themselves in China without the heavy investment needed to build such experience on their own. In particular, Able View help its brand partners navigate the challenges imposed by COVID-19 and the resulting policy and regulations in China.

Able View’s experience has allowed it to steadily expand its engagement in terms of number of brand partners, whom Able View regard as Able View’s suppliers. Able View now serves as brand manager in China for well-known international brands such as Clarins, Caudalie, and SATO. Able View established partnership relations with two new brands in 2021, and 1 new brand in the first half of 2022, bringing its portfolio to a total of 11 brand partners as of December 31, 2022. The brand portfolio mainly covers the segments of skin care and personal care (products used in personal hygiene and personal grooming). Among the two segments, the Company is particularly focused on functional products, which include both dermo-cosmetics (skincare products designed for people with skin problems such as dry skin) and functional personal care products (personal care products including functional ingredients, such as Over the Counter (OTC) drugs and supplements). After seven years of steady operation, as of December 31, 2021 Able View managed 34% (as the second largest brand manager) of the international functional beauty and personal care products in China in terms of GMV, according to the iResearch Report.

Able View is an experienced and insightful brand manager in China’s vast, complex and ever-changing consumer market for beauty and personal care products. The Company’s comprehensive brand management capabilities encompass all segments of the brand management value chain. To achieve the sales target and business goal, Able View designs its brand management strategies jointly with its brand partners, and implements these strategies through Able View’s own dedicated brand management teams. The Company helps its brand partners establish supply chain and fulfilment infrastructures, devise market positioning and entry strategies, improve market exposure and penetration, and develop and manage channel strategies adapted to China’s vast and complex consumer demands. Able

View’s omni-channel capabilities cover the entire range of 1) massive, horizontal, logistics-driven online marketplaces, such as Tmall.com, JD.com and NetEase Kaola (these are Chinese equivalents of Amazon and eBay); 2) specialized, vertical online marketplaces for the more purposeful consumers, such as Ali Health and Vipshop; 3) social, interactive E-commerce platforms such Douyin (the Chinese version of TikTok), Kuaishou (a main competitor of TikTok), Xiaohongshu (a Chinese equivalent of Instagram) and WeChat (through its Moments which is like Facebook status and its Mini-Program apps); and 4) a wide variety of online and offline independent sellers, such as Watsons. The Company also maintains rick-and-mortar sales channels such as shopping mall counters and beauty chain stores including KKV and Harmay. To improve market presence and user traffic, the Company creates, manages and conducts comprehensive online sales campaigns and promotions through social platforms such as WeChat, Douyin, Kuaishou and Xiaohongshu, and through engaging KOLs and MCNs. Based the Company’s statistics, by the end of 2021, Able View has reached out to customers over 450 sales channels, over 300 KOLs, and 49 offline retail networks, reaching over 750 million consumers in China.

In addition to its marketing capabilities, the Company also values its logistics capabilities, which it outsources to third-parties, as a critical factor for success, including its logistics network and fulfilment capabilities. For each brand, Able View provides dedicated teams with deep domain experience and brand management experience. The Company provides its teams with regular training in the brand philosophy, product specification and market background of its brand partners. Able View manages reliable goods delivery through several nationwide logistics service providers. Able View coordinates with multiple service partners to provide warehouse management and storage in over 10 cities globally, with an aggregate over 3,000 cubic meters of storage space. All of these warehouses are close to either products manufacturing sites or warehouse of horizontal online marketplaces for supply chain efficiency.

Able View’s brand management methodology is driven by data and technology. The Company established a dedicated data analysis and research team to gather, analyze and process data, to extract insights that support decision making in concrete business scenarios. Each of the Company’s brand management team is trained in technology tools ranging from product research, user traffic tracking and conversion evaluation, consumer behavior analysis, product catalogue tracking, sales tracking, order management, and logistics and warehouse management. The Company currently utilizes online platforms provided by mainstream horizontal online marketplaces such as JD.com and Tmall, as well as back-end technology applications such as Jackyun provided by the Company’s business partners or third-party developers. These platforms and applications are designed to help improve operating efficiency and output.

As China’s consumer market is complex and ever evolving, innovation is essential to Able View’s culture and mission. Able View encourages all its teams to improve and innovate by trial and error. In the past three years, the Company has helped its brand partners redesign product packaging and delivery, create new marketing schemes, deploy emerging algorithmic social media analysis and improve supply chain operation. The Company believes innovation is crucial for its success in an emerging market such as China, and a key element to Able View’s value proposition to its international brand partners.

Able View does not generate revenue directly through its brand management services and the service cost is regarded as cost of sales undertaken by Able View. Instead, the Company generates revenue from the sales of the products of its brand partners. Any services that Able View provides to its brand partners in connection with its arrangements with its brand partners is factored into Able View’s overall budget when it resells the brand partners’ products to consumers in China. The Company sells products to three groups: (i) online marketplaces (ii) distributors (iii) directly to end consumers from e-commerce stores operated by Able View. In the years ended December 31, 2022 and 2021, net revenue from product sales came to $145.3 million and $117.3 million, respectively. In the same time periods, the Company realized operating profit of $10.1 million and $11.1 million, respectively. For the last six years, the Company experienced a steady growth of 68% compound annual growth rate (CAGR) of revenue and 47% CAGR of operating profit.

The mailing address of Able View’s principal executive office is Room 1802, Shanghai International Building, 511 Weihai Road, Jing’an District, Shanghai, China, Tel: +86 185 0177 0425.

Organizational Structure

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination.

CSRC Filing Requirements and Security Review Measures Associated with Listing Outside of PRC

CSRC Filing

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five relevant guidelines, which took effect on March 31, 2023. The Trial Measures comprehensively improves and reforms the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulates both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. According to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (the “Filing Notice”), the PRC domestic companies that have obtained clearance from overseas regulatory authorities or securities exchanges (for example, in U.S., the registration statement has been declared effective) for their indirect overseas offering and listing prior to March 31, 2023 (the “Effective Date”) but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from the Effective Date, and those who complete their overseas offering and listing before September 30, 2023 shall be deemed as existing issuers (the “Existing Issuers”). The Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC upon the occurrence of certain subsequent matters, such as refinancing. On or prior to March 31, 2023, the PRC domestic companies that have filed registration statements for their overseas offering and listing but have not yet obtained clearance from overseas regulatory authorities or securities exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing procedures with the CSRC before the completion of their overseas offering and listing. Failure to complete the filing procedure or concealment of any material fact or falsification of any major content by any PRC domestic companies in the filing documents could result in administrative penalties such as order to rectify, warnings, and fines, and certain personnel of such PRC domestic companies, such as their controlling shareholders, actual controllers, the person directly in charge and other directly liable persons, may also be subject to administrative penalties, such as warnings and fines. The Trial Measures specify that the offering and listing of an issuer shall be deemed as an indirect overseas offering and listing of a PRC domestic company if, among other features, the issuer derives over 50% of the revenue, net income, total assets or net assets from mainland China within the last fiscal year. Given that Able View derives over 70% of its revenue, net income, total assets and net assets from Hong Kong, we have been advised by our PRC counsel that the offering and listing of Pubco will likely not be regarded as a PRC domestic company’s indirect overseas offering and listing under the Trial Measures and no filing procedures required thereunder will be applicable. However, since the Trial Measures are newly published and the legislation, administration and jurisdiction authorities in China have broad discretion, even we do not fall into the definition of “an indirect overseas offering and listing of a PRC domestic company” explicitly stipulated in the Trail Measures, there is a risk that the CSRC may nonetheless regard us as an issuer subject to the Trial Measures, and therefore we may be required to complete the filing with the CSRC in connection with the Business Combination. Given the substantial uncertainties surrounding the latest CSRC filing requirements at this stage, we cannot assure you that, if ever required, we will be able to complete the filings and fully comply with the relevant new rules on a timely basis, if at all. For a more detailed analysis, see “Risk Factors — Risks Relating to Doing Business in the People’s Republic of China — The approval of and/or filing with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

Cyber Security Review

On December 28, 2021, the CAC, and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cyber Security Review, or the New Measures for Cyber Security Review, which came into effect on February 15, 2022 and replace the prior Measures for Cyber Security Review promulgated on April 13, 2020. The New Measures for Cyber Security Review provides that, among others, (i) the purchase of cyber products and services by critical information infrastructure operators and the network platform operators engaging in data processing activities that affects or may affect national security should be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; (ii) network platform operators with personal information data of more than one million users are obliged to apply for a cybersecurity review by the Cybersecurity Review Office before listing abroad; and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine the relevant network products or services or data processing activities affect or may affect national security.

As advised by our PRC counsel, we are not subject to mandatory cybersecurity review, since we (i) are not a network platform operator engaging in data processing activities that affect or may affect national security; (ii) are not a critical information infrastructure operator purchasing cyber products or services that affect or may affect national security; (iii) are not a network platform operator with personal information data of more than one million users. Therefore, we do not need to obtain any permission or approval from the CAC for the listing of Pubco’s securities in accordance with the New Measures for Cyber Security Review. However, PRC governmental authorities have broad discretion in interpreting and implementing statutory provisions and there remains significant uncertainty on the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. For a more detailed analysis, see “Risk Factors — Risks Relating to the Company — Risks Relating to Doing Business in China — Substantial uncertainties exist with respect to the Cybersecurity Law and the impact it may have on our business operations.”

Permissions and Approvals for Business Operations in PRC

Pubco is a Cayman Islands holding company, which, through its PRC subsidiaries, doing business in PRC where the PRC subsidiaries of Pubco conduct business of management, distribution and sales of international beauty and personal care products in PRC. In order to operate businesses in PRC, the PRC subsidiaries of Pubco have obtained all the required permits and approvals as listed below.

No.	Permissions and Approvals	Serial Number	Holder of Permissions/Approvals	Issuing Authority	Issue Date/Valid Period
1.	Registration of a Customs Declaration Entity	3105961675	Shanghai Weitong Trading Co., Ltd.	Shanghai (Chang Ning) Customs	2016.12.15/long-term permission
2.	Filing of Foreign Trade Business Operators	03993937	Shanghai Weitong Trading Co., Ltd.	Foreign Trade Business Operators Filing Authority (Shanghai)	2020.05.08/long-term permission
3.	Filing of a Consignee/Consigner of Imported or Exported Goods	312246499Y	Shanghai Jinglu Trading Co., Ltd.	Shanghai (Wai Gao Qiao) Customs	2021.04.28/long-term permission
4.	Filing of a Consignee/Consigner of Imported or Exported Goods	31224499BL	Shanghai Jingyue Trading Co., Ltd.	Shanghai (Wai Gao Qiao) Customs	2021.04.28/long-term permission
5.	Filing of Enterprises Applying for Entry-exit Inspection and Quarantine	3100690393	Shanghai Weitong Trading Co., Ltd.	Shanghai Entry-Exit Inspection and Quarantine Bureau	2016.12.19/long-term permission

However, if Pubco’s PRC subsidiaries i) do not maintain such permissions or approvals; (ii) inadvertently conclude that such permissions or approvals are not required; or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals, we may have to spend great efforts and expenses to obtain such clearance, otherwise it may materially and adversely affect our business, operating results, financial condition and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factor — PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to grow through acquisitions — The approval of and/or filing with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” for more details.

Transfers of Cash to and From Our Subsidiaries

As a Cayman Islands holding company, Able View is permitted under the laws of Cayman Islands to provide funding to our subsidiaries through loans or capital contributions without restrictions on the amount of the funds. Our non-PRC subsidiaries are permitted under the laws of their respective jurisdictions to provide funding to Able View through dividend distribution without restrictions on the amount of the funds.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. To utilize the expected proceeds from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or make loans to our PRC subsidiaries. Our Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending.

With respect to transferring cash from Able View to our PRC subsidiaries, increasing Able View’s registered capital in a PRC Operating Entity requires the filing with the State Administration for Market Regulation or its local bureau, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. If the holding company provides funding to our PRC Operating Entities through loans, (a) in the event that the foreign debt management mechanism as provided in the Measures for Foreign Debts Registration and Administration and other relevant rules applies, the balance of such loans cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with the SAFE or its local branches, or (b) in the event that the mechanism as provided in the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9, applies, the balance of such loans will be subject to the risk-weighted approach and the net asset limits and we will need to file the loans with the SAFE in its information system pursuant to applicable requirements and guidelines issued by the SAFE or its local branches.

With respect to the payment of dividends, our PRC subsidiaries are restricted in certain respect as noted below, in their ability to transfer a portion of their net assets to Able View as a dividend:

1.      PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.      Our PRC Operating Entities are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.      Such reserves may not be distributed as cash dividends;

4.      Our PRC Operating Entities may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; and

5.      The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

In addition, the Enterprise Income Tax Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC Operating Entities to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise, as the beneficial owner, owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC Operating Entities to their respective immediate holding company in Hong Kong.

If, for the reasons noted above, our PRC subsidiaries are unable to pay shareholder dividends and/or make other cash payments to Able View when needed, Able View’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our PRC Operating Entities, will not be affected as long as the capital is not transferred in or out of the PRC.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Subject to the Cayman Islands laws and our post-offering memorandum and articles of association, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

For Able View and our subsidiaries located outside China, there is no restrictions on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to U.S. investors without any restriction. Also, there is no restrictions and limitations on the abilities of non-PRC subsidiaries to distribute earnings from their businesses, including from subsidiaries to the parent company or from the holding company to the U.S. investors as well as the abilities to settle amounts owed.

Regarding cash transfer to and from our PRC Operating Entities, we are able to have such transfer through banks in China under current account items, such as profit distributions and trade and service-related foreign exchange transactions, which can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (the “SAFE”) by complying with certain procedural requirements with the banks. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. PRC Laws and regulations allow an offshore holding company to provide funding to our PRC Operating Entities only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC Operating Entities or make additional capital contributions to fund their capital expenditures or working capital. For increase of registered capital, our PRC Operating Entities need to file such change of registered capital with the State Administration for Market Regulation (the “SAMR”) or its local counterparts through the enterprise registration system and the national enterprise credit information publicity system, and the SAMR or its local counterparts will then push such information to the China’s Ministry of Commerce or its local counterparts.

For the fiscal year ended December 31, 2022, $2,050,000 was transferred from Able View to Able View Brands, one of the subsidiaries., and Able View Brands transferred $8,926 (equivalent of HKD 70,000) to Able View, and $950,000 was transferred from Able View to Able View Enterprise, one of the subsidiaries.

See “Ticker Symbol And Dividends”, “Risk Factors — Able View is a holding company, and will rely on dividends paid by our PRC Operating Entities for our cash needs. Any limitation on the ability of our PRC Operating Entities to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares” for more information.

The Business Combination Proposal

Holders of ordinary shares of HMAC are being asked to consider and vote upon a proposal, by ordinary resolution, to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. HMAC’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

For a detailed discussion on calculation of the number of Ordinary Shares to be issued in connection with the Business Combination, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Proposal — Conditions to Consummation of the Business Combination.”

Additionally, the Business Combination Proposal is conditioned on the approval of the Charter Proposal. The vote on the Charter Proposal is required by Cayman Islands laws (i.e., the law of the jurisdiction of organization of Pubco and HMAC). If HMAC’s shareholders do not approve the Business Combination Proposal or the Charter Proposal, the Business Combination may not be consummated.

The Merger Proposal

Holders of ordinary shares of HMAC are being asked to consider and vote upon a proposal, by a special resolution, to authorise HMAC to merge with Merger Sub, so that HMAC be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands. HMAC’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger.

The Plan of Merger Proposal

Holders of ordinary shares of HMAC are being asked to consider and vote upon a proposal, by a special resolution, to authorise, approve and confirm the Plan of Merger. HMAC’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Plan of Merger, a copy of which is attached as Annex B to this proxy statement/prospectus.

The NTA Requirement Amendment Proposal

Holders of ordinary shares of HMAC are being asked to consider and vote upon a proposal, by a special resolution, to authorise, approve and confirm the NTA Requirement Amendment Proposal. HMAC’s shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Second Amended and Restated Memorandum and Articles of Association of HMAC, a copy of which is attached as Annex F to this accompanying proxy statement/prospectus.

The Charter Proposal

In connection with the Business Combination, HMAC is asking HMAC’s shareholders to consider and vote upon a proposal, by ordinary resolution, to approve a Proposal to adopt Pubco’s Amended and Restated Memorandum and Articles of Association, substantially in the form attached to this proxy statement/prospectus as Annex C, to be effective upon the consummation of the Business Combination, separate and apart from their consideration and vote upon the Business Combination Proposal. The Charter Proposal must be approved by a an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association of Pubco will differ from HMAC’s amended and restated memorandum and articles of association in multiple respects, including, for example: authorized share capital, corporate name, corporate perpetual existence, and articles related to special purpose acquisition corporations.

The Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the NTA Requirement Amendment Proposal and the Share Issuance Proposal. Therefore, if either the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the NTA Requirement Amendment Proposal or the Share Issuance Proposal is not approved, then the Charter Proposal will have no effect, even if approved by HMAC’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information about Pubco’s Amended and Restated Memorandum and Articles of Association, please see the section of this proxy statement/prospectus entitled “The Charter Proposal.”

The Organizational Documents Advisory Proposals

As required by SEC guidance requiring that shareholders to consider and vote upon a proposal, by ordinary resolution have the opportunity to present their views on important corporate governance provisions, HMAC is requesting that HMAC’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in Pubco’s Amended and Restated Memorandum and Articles of Association, which are separately being presented. These votes are not required by Cayman Islands law. The shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on HMAC or HMAC’s board of directors (separate and apart from the approval of the Charter Proposal). However, pursuant to SEC guidance, HMAC is submitting the Organizational Documents Advisory Proposals to its shareholders separate and apart from the Business Combination Proposal for approval. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Advisory Proposals, HMAC intends that Pubco’s Amended and Restated Memorandum and Articles of Association will take effect upon the Closing (assuming approval of the Charter Proposal). Please see the section of this proxy statement/prospectus entitled “The Organizational Documents Advisory Proposals.”

The Share Issuance Proposal

The Listing Rules of Nasdaq require that a listed company obtain its shareholders’ approval for issuances of securities in excess of 20% of the listed company’s issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, HMAC’s shareholders will be asked to consider and vote upon a proposal, by ordinary resolution, to approve, for purposes of complying with the applicable Listing Rules of Nasdaq, the issuance of securities in financing transactions in connection with the Business Combination. Please see the section of this proxy statement/prospectus entitled “The Share Issuance Proposal.”

The Equity Incentive Plan Proposal

HMAC’s shareholders will be asked to consider and vote upon a proposal by ordinary resolution to approve the 2023 Plan, in order to comply with the applicable Listing Rules of Nasdaq and the Code. Please see the section of this proxy statement/prospectus entitled “The Equity Incentive Plan Proposal.”

The Adjournment Proposal

If HMAC determines that it is necessary or appropriate to adjourn the Meeting to a later date, including if, based on the tabulated vote, there are not sufficient shareholder votes at the time of the Meeting to authorize HMAC to consummate the Business Combination (because the Business Combination Proposal would not be approved or because another condition to Closing the Business Combination Agreement would not be met), HMAC’s board of directors may submit a proposal, by ordinary resolution, to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, to permit, among other actions, further solicitation of proxies. Please see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

HMAC’s Initial Shareholder

As of [            ], 2023, the Record Date for the Meeting, the holder of HMAC’s Founder Shares and the Private Placement Shares beneficially owned and was entitled to vote an aggregate of 1,725,000 Founder Shares that were issued prior to HMAC’s Initial Public Offering, and 341,500 Private Placement Shares that were issued as part of the Private Placement Units sold in the private placement closed simultaneously with the closing of the Initial Public Offering. As of [            ], 2023, the Founder Shares constitute approximately 20% of the outstanding ordinary shares of HMAC, and the Private Placement Shares constitute approximately 3.0% of the outstanding ordinary shares of HMAC.

In connection with the Initial Public Offering, the Initial Shareholder of HMAC’s Founder Shares and the Private Placement Shares agreed to vote such shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal. Such holder has also indicated that it intends to vote its shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no redemption rights in the event of a business combination and will be worthless if no business combination is effected by HMAC.

In connection with the Initial Public Offering, the Initial Shareholder of HMAC’s Founder Shares also agreed not to transfer, assign or sell 50% of the Founder Shares until the earlier to occur of (i) six months after the date of the consummation of an initial business combination or (ii) the date on which the closing price of HMAC’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the date of the consummation of an initial business combination. The remaining 50% of the Founder Shares may not be (subject to limited exceptions) transferred, assigned or sold until six months after the date of the consummation of an initial business combination, or earlier, in either case, if, subsequent to an initial business combination, HMAC consummates subsequent a liquidation, merger, share exchange or other similar transaction which results in all of HMAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Date, Time and Place of the Extraordinary General Meeting of HMAC

The Meeting will be held at [            a.m./p.m.], Eastern Time, on [            ], 2023, at [        ] and virtually. HMAC will be hosting the Meeting in person and via live webcast on the Internet at [___________] with the password of [            ], to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the NTA Requirement Amendment Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal, and/or if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of HMAC at the close of business on [            ], 2023, which is the Record Date for the Meeting. Shareholders will have one vote for each HMAC’s ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Holders of HMAC’s Warrants and Rights do not have voting rights. On the Record Date, there were [___________] ordinary shares of HMAC outstanding, of which [___________] were Public Shares, with the rest being held by the HMAC’s Initial Shareholder.

Quorum and Vote of HMAC’s Shareholders

A quorum of HMAC’s shareholders is necessary to hold a valid meeting. A quorum will be present at the HMAC’s meeting if the holders of a majority of the outstanding shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The holder of the Founder Shares and the Private Placement Shares has agreed to vote its shares in favor of the Business Combination Proposal. Such holder has also indicated that it intends to vote its shares in favor of all other proposals being presented at the Meeting. As of [____], 2023, there were 1,725,000 Founder Shares and 341,500 Private Placement Shares issued and outstanding, representing an aggregate of 2,066,500 ordinary shares, or approximately 23.0% of the outstanding ordinary shares of HMAC. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholder, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•        Pursuant to HMAC’s amended and restated memorandum and articles of association, the approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. There are currently [___________] ordinary shares of HMAC outstanding, of which [___________] are Public Shares.

•        The approval of the Merger Proposal will require a special resolution under Cayman Islands law being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

•        The approval of the Plan of Merger Proposal will require a special resolution under Cayman Islands law being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

•        The approval of the NTA Requirement Amendment Proposal will require a special resolution under Cayman Islands law being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

•        The approval of the Charter Proposal will require an ordinary resolution under Cayman Islands law being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

•        The approval of the Organizational Documents Advisory Proposals, which are advisory and non-binding, will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

•        The approval of the Share Issuance Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

•        The approval of the Equity Incentive Plan Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

•        The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal, the Plan of Merger, the NTA Requirement Amendment Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and (if presented) the Adjournment Proposal.

Redemption Rights

Pursuant to HMAC’s amended and restated memorandum and articles of association, a holder of Public Shares may demand that HMAC redeem such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that HMAC redeem their shares into cash no later than 5:00 p.m. Eastern Time on [            ], 2023 (two (2) business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to HMAC’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, HMAC will promptly return any shares delivered by public holders for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of HMAC. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors of HMAC. If a holder of Public Shares properly demands redemption, HMAC will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. As of [            ], 2023, the Record Date, this would amount to approximately $[            ] per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of HMAC for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of HMAC — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Under the Existing HMAC Charter, the Business Combination will not be consummated if HMAC has net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement. HMAC is proposing to amend the Existing HMAC Charter to delete that condition, which amendment, if approved by the shareholders of HMAC pursuant to a special resolution, will be in effect immediately prior to the consummation of the Business Combination and will therefore not limit the amount of redemptions.

Holders of HMAC’s Warrants and Rights do not have redemption rights with respect to such securities.

Appraisal Rights

Shareholders of HMAC may be entitled to give notice to HMAC prior to the Meeting that they wish to dissent to the Merger and to receive payment of fair market value for his or her shares if they follow the procedures set out in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is HMAC’s view that such fair market value would equal the amount which shareholders would obtain if they exercise their redemption rights as described herein the Merger or Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. HMAC has engaged [Proxy Solicitor] (the “Proxy Solicitor”) as proxy solicitor to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of HMAC — Revoking Your Proxy.”

Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination

When you consider the recommendation of HMAC’s board of directors in favor of approval of the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal and the Charter Proposal, you should keep in mind that HMAC’s Sponsor and its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as an HMAC’s shareholder, Warrants holder or Rights holder. These interests include, among other things:

•        If the Business Combination with Able View or another business combination is not consummated by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), HMAC will cease all operations except for the purpose of winding up, as promptly as reasonably possible but not more than ten business days thereafter, redeeming 100% of the outstanding Public Shares for cash and, as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the 1,725,000 Founder Shares and 341,500 Private Placement Shares held by HMAC’s Initial Shareholder, would be worthless because HMAC’s Initial Shareholder is not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[____] million based upon the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023, despite having been purchased for an aggregate of $25,000.

•        HMAC’s Initial Shareholder is likely to be able to recoup their investment in HMAC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that HMAC’s Initial Shareholder could earn a positive rate of return on their investment, even if HMAC’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the trust to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders. The Sponsor will own [____] shares, representing [____]% ownership interest in Able View resulting from the completion of the Business Combination. Such ordinary shares had an aggregate market value of approximately $[____] million based on the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023. The Initial Shareholders waived their redemption rights and liquidation rights in connection with the purchase of the Founder Shares and no other consideration was paid for such agreement.

•        The Sponsor purchased an aggregate of 341,500 Private Placement Units for $3,415,000 simultaneously with the consummation of the Initial Public Offering. Such Private Placement Units had an aggregate market value of $[____] based upon the closing price of HMAC’s Units of $[____] per Unit on Nasdaq on [____], 2023. If HMAC is unable to complete a business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), the Private Placement Units, and ordinary shares, warrants and the rights included as part of the 341,500 Private Placement Units purchased by the Sponsor for a total purchase price of $3,415,000, will expire worthless and the Sponsor will be unable to recoup its investment in HMAC. Such ordinary shares had an aggregate market value of approximately $[____] based on the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023; such warrants had an aggregate market value of approximately $[____] based on the closing price of HMAC’s warrants of $[____] on Nasdaq on [____], 2023; and such rights had an aggregate market value of approximately $[____] based on the closing price of HMAC’s rights of $[____] on Nasdaq on [____], 2023. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the trust to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders. The Sponsor waived its redemption rights and liquidation rights in connection with the purchase of the Private Placement Units and no other consideration was paid for such agreement.

•        If HMAC is unable to complete a business combination within the time period by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under HMAC’s indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act, by the claims of target businesses or claims of vendors or other entities that are owed money by HMAC for services rendered or contracted for or products sold to HMAC.

•        The exercise of HMAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in HMAC’s shareholders’ best interest.

•        In order to extend HMAC’s time to complete a business combination by up to additional eight months (for a total of up to 18 months from the closing of its Initial Public Offering, or until February 14, 2024, to complete a business combination) as provided in its existing charter, the Sponsor or its affiliates or designees must deposit $227,700 into the Trust Account for each one-month extension. If the Business Combination is consummated by the extended deadlines, the amount deposited in the Trust Account will be repaid. However, if the Business Combination is not consummated by the extended deadline, the amount deposited will not be repaid unless there are funds available outside the Trust Account to do so and will be included in the liquidation distribution to HMAC’s shareholders.

•        HMAC’s Initial Shareholder, its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HMAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HMAC fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, HMAC may not be able to reimburse these expenses if the Business Combination with Able View or another business combination is not completed by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account). As of the date of this proxy statement/prospectus, the Sponsor and HMAC’s officers and directors and their affiliates have not had any unpaid reimbursable expenses. As of the date of this proxy statement/prospectus, there were no outstanding reimbursable out-of-pocket expenses for which the Sponsor and HMAC’s officers and directors and their affiliates were awaiting reimbursement.

•        HMAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under HMAC’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to HMAC funds as may be required by HMAC (the “Working Capital Loans”). If HMAC completes a business combination, HMAC will repay any Working Capital Loans. In the event that a business combination is not completed, HMAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by HMAC, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Private Placement Unit (the “Working Capital Units”). As of March 31, 2023, HMAC had no outstanding working capital loans.

•        On March 21, 2023, HMAC issued an unsecured promissory note in the aggregate principal amount of $300,000 (the “March 2023 Note”) to the Sponsor in exchange for Sponsor delivering such amount into the Company’s working capital account in order to meet the working capital needs of the Company. The March 2023 Note is not convertible into Private Placement Unit and matures on the earlier of (i) December 31, 2023 or (ii) the closing of a business combination by HMAC. As of the date of this proxy statement/prospectus, HMAC (i) had no borrowings due under the Working Capital Loans; and (ii) had $15,450 drawn down under the March 2023 Note.

•        Zhifan Zhou, HMAC’s Chief Executive Officer, will be a member of the board of directors of the Pubco following the closing of the Business Combination and, therefore, in the future Zhifan Zhou will receive any cash fees, stock options or stock awards that Pubco’s board of directors determines to pay to its directors.

Recommendation to Shareholders

HMAC’s board of directors has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of HMAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Plan of Merger Proposal, “FOR” the NTA Requirement Amendment Proposal, “FOR” the Charter Proposal, “FOR” the each of the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and, if presented, “FOR” the Adjournment Proposal.

Conditions to the Consummation of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties, unless waived: (a) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of HMAC’s shareholders; (b) obtaining any material regulatory approvals and third-party consents; (c) no law or order preventing or prohibiting the Transactions;

(d) either HMAC (immediately prior to the Closing) or Pubco (upon the consummation of the Closing) having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any transaction financing; (e) appointment of the post-closing board of directors of Pubco in accordance with the Business Combination Agreement; (f) Pubco qualifying as a foreign private issuer; (g) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (h) the effectiveness of the Registration Statement; and (i) the Pubco Ordinary Shares having been approved for listing on Nasdaq.

In addition, unless waived by Able View and Pubco, the obligations of Able View, Pubco, Merger Sub, and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of HMAC being true and correct on and as of the Closing (subject to Material Adverse Effect); (b) HMAC having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to HMAC since the date of the Business Combination Agreement which is continuing and uncured; (d) receipt by Able View and Pubco of the Founders Registration Rights Agreement Amendment (as defined below); and (e) each of the Sellers having received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers in the Transactions, duly executed by Pubco.

Unless waived by HMAC, the obligations of HMAC to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Able View, Pubco, Merger Sub, and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, Pubco, or any Seller, taken as a whole); (b) Able View, Pubco, Merger Sub, and the Sellers having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (d) the Non-Competition Agreements, Lock-Up Agreement, Registration Rights Agreement, and Employment Agreements being in full force and effect from the Closing; (e) receipt by HMAC of the Founders Registration Rights Agreement Amendment duly executed by Pubco; (f) any issued and outstanding convertible securities of Able View having been terminated without any consideration or liability; (g) HMAC having received copies of each share certificate for Able View shares; (h) the maturity of certain debt of the Target Companies having been extended or such debt having been otherwise amended to the satisfaction of HMAC; and (i) if applicable, certain contracts involving the Target Companies or Sellers or other related persons having been terminated with no obligation or liability.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of ordinary shares of HMAC and the ownership and disposition of Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Considerations”.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, HMAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) Able View’s existing operations will comprise the ongoing operations of the Pubco, (ii) Able View’s senior management will comprise the senior management of the Pubco, and (iii) the former owners and management of Able View will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the Pubco.

In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Able View issuing shares for the net assets of HMAC, accompanied by a recapitalization. The net assets of HMAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Able View.

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. These risks are summarized below.

Summary of Risk Factors

Risks relating to the Business Combination, Redemptions, Pubco’s Operations and Pubco Ordinary Shares

Risks Related to Our Business and Industry

•        If the complexities and challenges faced by brand partners seeking to sell online diminish, or if our brand partners increase their in-house e-commerce capabilities as an alternative to our solutions and services, demand for our solutions and services could be adversely affected.

•        If we fail to maintain our relationships with e-commerce channels or adapt ourselves to emerging e-commerce channels, or if e-commerce channels otherwise curtail or inhibit our ability to integrate our solutions with their channels, our solutions would be less appealing to existing and potential brand partners.

•        A variable portion of the revenues we generate from certain brand partners is based upon the amount of GMV, and any change to such pricing mechanism may adversely affect our financial results.

•        We rely on marketing and promotional arrangements we signed with online services, search engines, and other websites to drive traffic to the stores we operate and for our other customers. If we are unable to enter into or properly maintain and manage these marketing and promotional arrangements, our ability to generate revenue could be adversely affected.

•        Our service partners’ failure to effectively manage the capacity and utilization of the warehouse we use could have a material adverse effect on our business and results of operation.

•        If we are unable to provide high-quality customer service, our business and results of operations may be materially and adversely affected.

•        Any lack of requisite approvals, licenses or required by PRC Laws and regulations may have a material and adverse impact on our business, financial condition and results of operations.

•        Our leased property interests may be defective and our right to lease and use the properties affected by such defects may be challenged, or we may fail to extend or renew our current leases or locate desirable alternatives for our facilities on commercially acceptable terms, which could cause significant disruption to our business.

•        We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

•        Substantial uncertainties exist with respect to the Cybersecurity Law and the impact it may have on our business operations.

•        We may be accused of infringing intellectual property rights of third parties and violating content restrictions of relevant laws.

Risks Related to Doing Business in the People’s Republic of China

•        Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

•        There are uncertainties regarding the interpretation and enforcement of PRC Laws, rules and regulations and sudden or unexpected changes in laws, rules and regulations in China could adversely affect us and limit the legal protections available to you and us.

•        The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

•        Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

•        PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to grow through acquisitions.

•        The approval of and/or filing with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

•        Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder our ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless.

•        The Holding Foreign Companies Accountable Act, or the HFCAA, and the related regulations continue to evolve. Further implementations and interpretations of or amendments to the HFCAA or the related regulations, or a PCAOB determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China.

•        Restrictions on currency exchange may limit our ability to utilize our revenue effectively. To the extent our cash in the business is in mainland China, such cash may not be available to freely convert or be changed at favorable rate, and such cash may not be available to fund operations or for other use outside of PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government in mainland China to transfer cash.

Risks Related to Doing Business in Hong Kong

•        We may be subject to a variety of laws and other obligations regarding cybersecurity, data protection or anti-monopoly, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of Able View’s Securities

•        Able View is a holding company, and will rely on dividends paid by our PRC Operating Entities for our cash needs. Any limitation on the ability of our PRC Operating Entities to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

•        Future sales or perceived sales of substantial amounts of our securities in the public market could have a material adverse effect on the prevailing market price of our Ordinary Shares and our ability to raise capital in the future, and may result in dilution of your shareholdings.

Risks Relating to the Business Combination and its Effects

•        Neither HMAC nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Able View in the Merger Agreement ultimately proves to be inaccurate or incorrect.

•        HMAC’s shareholders who are not affiliates of the Sponsor may be exposed to greater risk as a result of becoming shareholders of the Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

•        If HMAC were deemed to be an investment company, it may be forced to abandon its efforts to complete the Business Combination and instead be required to liquidate.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with Able View

•        If Pubco fails to implement and maintain an effective system of internal control over financial reporting, its ability to accurately and timely report its financial results or prevent fraud may be adversely affected, and investor confidence and the market price of its securities, may be adversely impacted.

•        Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco.

•        As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Risks Relating to Redemptions and Certain Outstanding Securities of HMAC

•        If the Business Combination is not approved, then the Founder Shares and Private Placement Units of HMAC that are beneficially owned by HMAC’s Initial Shareholder will be worthless, Such interests may have influenced their decision to approve the Business Combination with Able View.

•        If the NTA Requirement Amendment Proposal is not approved by the holders of a majority of at least two-thirds of the issued and outstanding ordinary shares of HMAC, the ability of our public shareholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001, which would prevent us from consummating the Business Combination.

•        The value of the Founder Shares and the Private Placement Shares following completion of HMAC’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of HMAC’s ordinary shares at such time is substantially less than $10.00 per share.

•        HMAC’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to vote for the Business Combination with Able View.

•        If HMAC is unable to complete the Business Combination with Able View or another business combination by June 14, 2023 or subsequent extensions thereof, then unless HMAC amends its governing documents to extend the date by which a business combination must be completed, HMAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, third parties may bring claims against HMAC and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.15 per share.

•        Pubco may issue additional Pubco Ordinary Shares under an employee incentive plan, upon or after consummation of the Business Combination, which would dilute the interest of Pubco’s shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/prospectus?

A. HMAC and Able View have agreed to conduct a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the Merger, as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco specified below, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in the Share Exchange.

If the HMAC shareholders approve the Business Combination Proposal, immediately prior to the consummation of the Business Combination, all outstanding Units (each of which consisting of (i) one ordinary share of HMAC (“HMAC ordinary share”), (ii) one warrant entitling its holder to purchase one HMAC ordinary share at a price of $11.50 per whole share (“HMAC warrant”), and (iii) one right (“HMAC right”) to receive one-tenth of one HMAC ordinary shares upon the consummation of an initial business combination) will separate into their individual components of HMAC ordinary shares, HMAC warrants and HMAC rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the HMAC shareholders shall be exchanged as follows:

•   Each HMAC ordinary share issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each HMAC ordinary share, Pubco shall issue to each HMAC shareholder (other than HMAC shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued Pubco ordinary share, which, unless explicitly stated herein, shall be fully paid;

•   Each HMAC warrant issued and outstanding immediately prior to effective time of the Business Combination will convert into a Pubco Warrant to purchase one Pubco ordinary share (each, a “Pubco Warrant”) (or equivalent portion thereof). The Pubco Warrants will have substantially the same terms and conditions as set forth in the HMAC warrants; and

•   The holders of HMAC rights issued and outstanding immediately prior to the effective time of the Business Combination will receive one-tenth (1/10) of one Pubco ordinary share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a Pubco ordinary share shall receive, in lieu of such fractional share, one Pubco ordinary share rounding down to the nearest whole Pubco ordinary share.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. When and where is the Meeting?	A. The Meeting will be held at [ ] and virtually on [ ], 2023, at [ ] a.m./p.m., Eastern Time. HMAC will be hosting the Meeting in person and via live webcast on the Internet.
Q. Can I attend the Meeting in person?

A. Yes. The Meeting will be held in person at [            ] and virtually via live webcast on the Internet. The Meeting will start at [            ] a.m./p.m. Eastern Time, on [            ], 2023. Any shareholder can listen to and participate in the Meeting in person and live via the Internet at [___________] with the password of [            ]. Shareholders may vote and submit questions in person or while connected to the Meeting on the Internet with the voter control number included on your proxy card.

Q. What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting in person at [            ] and via the Internet by visiting [___________] with the password of [            ]. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Q. What is being voted on at the Meeting?[1]

A. HMAC’s shareholders are being asked to vote to approve, by ordinary resolution, the Business Combination Proposal, which includes, among other things, the approval of the Business Combination Agreement and Transactions contemplated thereby. See the section entitled “The Business Combination Proposal.” The shareholders are also being asked to vote to approve, by special resolution, the Merger Proposal, which includes the approval of the Merger, and the Plan of Merger Proposal, which includes the approval of the Plan of Merger and the entry into the Plan of Merger by HMAC. See the sections entitled “The Merger Proposal” and “The Plan of Merger Proposal.” The Business Combination Proposal, the Merger Proposal and the Plan of Merger Proposal are cross-conditioned on the approval of each other. Therefore, if the Merger Proposal or the Plan of Merger Proposal is not approved, then the Business Combination may not be consummated.

HMAC’s shareholders are also being asked to vote to approve, by special resolution, the NTA Requirement Amendment Proposal, which includes an amendment to the Existing HMAC Charter to eliminate the provisions of the Existing HMAC Charter that require that HMAC has, either prior to or upon completion of the Business Combination, net tangible assets of at least $5,000,001 and other related provisions. See the section entitled “The NTA Requirement Amendment Proposal”. If the NTA Requirement Amendment Proposal is not approved, then the Business Combination may not be consummated.

The shareholders of HMAC are also being asked to consider and vote upon a proposal to approve, by ordinary resolution, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Amended and Restated Memorandum and Articles of Association, to be adopted by the shareholder(s) of Pubco prior to consummation of the Business Combination. See the section entitled “The Charter Proposal.” This vote, separate and apart from the vote on the Business Combination Proposal, is required by Cayman Islands laws (i.e., the law of the jurisdiction of organization of Pubco and HMAC). The Charter Proposal is conditioned on the approval of the Business Combination

Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by HMAC’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals described below.

The shareholders of HMAC are also being asked to consider and vote, on an advisory and non-binding basis, on proposals to approve certain governance provisions in the Amended and Restated Memorandum and Articles of Association. These separate votes are not required by Cayman Islands laws and are required by SEC guidance that shareholders have the opportunity to present their views on important corporate governance provisions. See the section entitled “The Organizational Documents Advisory Proposals.”

The shareholders of HMAC are also asked to consider and vote upon a proposal by ordinary resolution, to approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of securities in financing transactions in connection with the Business Combination Agreement, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus. See the section entitled “The Share Issuance Proposal.” The Share Issuance Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Share Issuance Proposal will not be presented to shareholders at the Meeting.

In addition to the foregoing proposals, the shareholders of HMAC are also being asked to consider and vote upon a proposal, by ordinary resolution, to approve the 2023 Plan. See the section entitled “The Equity Incentive Plan Proposal.” The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Equity Incentive Plan will not be presented to shareholders at the Meeting. If the board of directors of HMAC so determines, the shareholders may also be asked to consider and vote upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies if based upon the tabulated vote at the time of the Meeting, HMAC would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

HMAC will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q. Why is HMAC proposing the Business Combination?

A. HMAC was incorporated as an exempted company under Cayman Islands law to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

HMAC completed its Initial Public Offering of Public Units on August 15, 2022, with each Public Unit consisting of one ordinary share, one Public Warrant, each Public Warrant exercisable for one ordinary share at a price of $11.50 per share, and one Public Right, each entitling the holder thereof to receive one-tenth (1/10) of one ordinary share of HMAC upon HMAC’s completion of its initial business combination. The sale of the Public Units, generating total gross proceeds of $69,000,000, as well as a private placement of Private Placement Units on August 15, 2022, generating total proceeds of $3,415,000, totaling $72,415,000. Since the Initial Public Offering, HMAC’s activity has been limited to the search and evaluation of and negotiation with business combination candidates.

While HMAC may pursue an acquisition opportunity in any business, industry, sector or geographical location, HMAC intended to focus on industries that complement HMAC’s management team’s background, and to capitalize on the ability of its management team and advisor to identify and acquire a business. However, HMAC would not consummate its initial business combination with an entity or business with China operations consolidated through a VIE structure. As a result, this may limit the pool of acquisition candidates HMAC may acquire in China, in particular, due to the relevant PRC Laws and regulations against foreign ownership of and investment in certain assets and industries, known as restricted industries, which including but not limited to, for example, value added telecommunications services (except for e-commerce, domestic multiparty communications, store-and-forward services, call centers). Further, due to (i) the risks associated with acquiring and operating a business in the mainland China and/or Hong Kong, (ii) the fact that HMAC’s principal executive offices are located in China, and (iii) the fact that all of HMAC’s executive officers and directors are located in or have significant ties to China, it may make HMAC a less attractive partner to certain potential target businesses, including non-China- or non-Hong Kong-based target companies, which may make it more difficult for HMAC to consummate a business combination in the mainland China or Hong Kong.

Able View is one of the largest comprehensive brand management partners of international beauty and personal care brands. See the section entitled “The Business Combination Proposal — HMAC’s Board of directors’ Reasons for Approval of the Business Combination.”

Q. Why is HMAC providing shareholders with the opportunity to vote on the Business Combination?

A. Under its amended and restated memorandum and articles of association, HMAC must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of HMAC’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, HMAC has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, HMAC is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q. What is the effect of the elimination of provisions relating to the $5,000,001 Net Tangible Asset Requirement; how does the elimination of these provisions benefit the Public Shareholders?

A. The effect of the elimination of the provisions relating to the $5,000,001 Net Tangible Asset Requirement is as follows: (i) the elimination will enable HMAC to redeem all HMAC Public Shares that are submitted for redemption, even if such redemption reduces the amount held in the Trust Account below $5,000,001, and (ii) Able View and HMAC may complete the Business Combination even if the net tangible book value of HMAC prior to the Closing and of the combined company following the Closing is less than $5,000,001, including the possibility that the combined company has a negative net tangible book value.

Q. Are the proposals conditioned on one another?

A. The Charter Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal are conditioned upon the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal and the NTA Requirement Amendment Proposal. If HMAC’s shareholders do not approve the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the NTA Requirement Amendment Proposal, the Charter Proposal, the Share Issuance Proposal or the Equity Incentive Plan Proposal, the Business Combination may not be consummated.

Unless the Business Combination Proposal is approved, the Merger Proposal, the Plan of Merger Proposal, the Charter Proposal, the Share Issuance Proposal and the Equity Incentive Plan Proposal will not be presented to the shareholders of HMAC at the Meeting. The NTA Requirement Amendment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. In addition, as required by applicable SEC guidance, to give shareholders the opportunity to present their views on important corporate governance provisions, HMAC is requesting that its shareholders vote, on a non-binding advisory basis, upon the Organizational Documents Advisory Proposals to approve certain governance provisions contained in proposed Amended and Restated Memorandum and Articles of Association of Pubco that materially affect shareholder rights, and will be adopted if the Charter Proposal is approved by the shareholders and the Business Combination is consummated. See the section entitled “The Charter Proposal.” Neither the Business Combination, the issuances contemplated by the Share Issuance Proposal, the adoption of the 2023 Plan contemplated by the Equity Incentive Plan Proposal, nor the adoption of the Amended and Restated Memorandum and Articles of Association is conditioned on the approval of the Organizational Documents Advisory Proposals.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite votes for approval, then HMAC will not consummate the Business Combination. If HMAC does not consummate the Business Combination and fails to complete an initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), then HMAC will be required to liquidate its Trust Account and dissolve by returning the then-remaining funds in such account to its Public Shareholders and all Warrants and Rights will expire worthless.

Q. What will happen in the Business Combination?

A. The Existing HMAC Charter will first be amended, prior to the Closing, to eliminate the $5,000,001 net tangible assets provisions. Following receipt of evidence that the Existing HMAC Charter has been amended, the Closing will be held. At the Closing, (a) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the Merger, as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco specified below, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in the Share Exchange.

If the HMAC shareholders approve the Business Combination Proposal, immediately prior to the consummation of the Business Combination, all outstanding Units (each of which consisting of (i) one ordinary share of HMAC (“HMAC ordinary share”), (ii) one warrant entitling its holder to purchase one HMAC ordinary share at a price of $11.50 per whole share (“HMAC warrant”), and (iii) one right (“HMAC right”) to receive one-tenth of one HMAC ordinary shares upon the consummation of an initial business combination) will separate into their individual components of HMAC ordinary shares, HMAC warrants and HMAC rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the HMAC shareholders shall be exchanged as follows:

•   Each HMAC ordinary share issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each HMAC ordinary share, Pubco shall issue to each HMAC shareholder (other than HMAC shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued Pubco ordinary share, which, unless explicitly stated herein, shall be fully paid;

•   Each HMAC warrant issued and outstanding immediately prior to effective time of the Business Combination will convert into a Pubco Warrant to purchase one Pubco ordinary share (each, a “Pubco Warrant”) (or equivalent portion thereof). The Pubco Warrants will have substantially the same terms and conditions as set forth in the HMAC warrants; and

•   The holders of HMAC rights issued and outstanding immediately prior to the effective time of the Business Combination will receive one-tenth (1/10) of one Pubco ordinary share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a Pubco ordinary share shall receive, in lieu of such fractional share, one Pubco ordinary share rounding down to the nearest whole Pubco ordinary share.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q. What are the U.S. federal income tax consequences of the Business Combination to me?

A. Subject to the discussion below of Warrants, it is intended that the Merger, viewed as a single transaction alongside the Share Exchange, qualifies as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives Pubco Ordinary Shares in exchange for ordinary shares of HMAC in the Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the ordinary shares of HMAC exchanged therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the ordinary shares of HMAC exchanged therefor were held by such U.S. holder.

If the Merger qualifies only as an exchange governed by Section 351(a) of the Code (and not by Section 368 of the Code), a U.S. holder that receives Ordinary Shares in exchange for ordinary shares of HMAC and whose HMAC’s warrants automatically convert into Pubco Warrants should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the ordinary shares of HMAC and HMAC’s warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange.

If the Merger qualifies as a “reorganization” as well as a section 351 exchange, a U.S. holder that receives Pubco Ordinary Shares in exchange for ordinary shares of HMAC and whose HMAC’s warrants automatically convert into a Pubco Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received should be equal to the U.S. holder’s basis in the ordinary shares of HMAC and Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants should include the holding period during which the ordinary shares of HMAC and Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368 of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q. What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following mutual conditions of the parties, unless waived: (a) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of HMAC’s shareholders; (b) obtaining any material regulatory approvals and third-party consents; (c) no law or order preventing or prohibiting the Transactions; (d) either HMAC (immediately prior to the Closing) or Pubco (upon the consummation of the Closing) having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any transaction financing; (e) appointment of the post-closing board of directors of Pubco in accordance with the Business Combination Agreement; (f) Pubco qualifying as a foreign private issuer; (g) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (h) the effectiveness of the Registration Statement; and (i) the Pubco Ordinary Shares having been approved for listing on Nasdaq.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q. Did the HMAC’s board of directors obtain a fairness opinion in determining whether to proceed with the Business Combination?

A. Yes. Pursuant to HMAC’s amended and restated articles and memorandum of association, and as provided in the HMAC’s IPO prospectus, HMAC is only required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company HMAC is seeking to acquire or an independent accounting firm that such an initial business combination is fair to HMAC from a financial point of view, if HMAC would seek to complete an initial business combination with a business combination target that is affiliated with the Sponsor, or HMAC’s directors or officers. No prior conflicts or affiliate relationship existed between members of the HMAC ’s board of directors and management, on the one hand, and Able View, on the other hand. As such, an opinion was not required under HMAC’s amended and restated articles and memorandum of association. However, the HMAC’s board of directors obtained a fairness opinion from CHFT Advisory and Appraisal Limited (“CHFT”), dated November 20, 2022, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by HMAC in the Business Combination was fair, from a financial point of view, to HMAC, as opposed to only those shareholders unaffiliated with the Sponsor or its affiliates. HMAC obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. For a description of the report issued by CHFT to the HMAC’s board of directors, please see “The Business Combination Proposal — HMAC’s Board of directors’ Reasons for Approval of the Business Combination.”

HMAC’s board of directors has given consideration below to the fairness opinion from CHFT in recommending the Business Combination to the shareholders:

(a) HMAC management has substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, enabled them to make the necessary analysis and determinations regarding the Business Combination. HMAC Board also obtained the fairness opinion in connection with their evaluation of Able View. The fairness opinion was provided for the information of, and directed to, the HMAC’s board of directors for its information and assistance in connection with its consideration of the financial terms of the Business Combination. HMAC’s board of directors has considered, among other factors, the information and opinions that were included in the fairness opinion, and believes that such opinion supports the HMAC’s board of directors’ determination relating to the consideration being paid in the Business Combination.

(b) HMAC’s board of directors reviewed the qualifications and experiences of CHFT team to assess the competency of CHFT. HMAC’s board of directors also reviewed the scope of services provided under the engagement of CHFT by HMAC and noted that the scope of work is appropriate to the opinions given in the fairness report and there were no limitations on the scope of work. Thus, HMAC’s board of directors considered CHFT is qualified and possesses sufficient relevant experience in performing the valuation regarding the valuation of Able View.

(c) HMAC’s board of directors reviewed the suitability of the valuation method, the principal assumptions adopted by CHFT, including but not limited to discussion with CHFT to understand the steps and due diligence measures taken by the CHFT for rendering the fairness opinion report. HMAC’s board of directors believes that the methodology, assumptions adopted by CHFT were arrived at after due and careful consideration and the basis of the valuation is fair and reasonable.

Q. What equity stake will current Public Shareholders, the Initial Shareholder and the Sellers and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into account), Public Shareholders, the Initial Shareholder and the Sellers will own approximately 15.5%, 4.3%, and 77.9% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 38,095,238 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of the Public Shareholders exercise their redemption rights, the percentage of the outstanding Pubco Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding Pubco Ordinary Shares held by the Initial Shareholder and by the Sellers and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of the Record Date of [            ], 2023, would be $[            ] regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders and the maximum redemptions by Public Shareholders:

Potential ownership of outstanding Pubco Ordinary Shares upon Closing (on a diluted and as-converted basis assuming the exercise of outstanding warrants of Pubco and the issuance of Pubco Ordinary Shares in respect thereof) assuming that the Closing will take place on or before June 14, 2023:

	No Redemption	%	25% Redemption	%	50% Redemption	%	75% Redemption	%	Maximum Redemption	%
Able View’s shareholders	38,095,238	64.2	38,095,238	65.9	38,095,238	67.7	38,095,238	69.6	38,095,238	71.6
HMAC’s Public Shareholders	6,900,000	11.6	5,349,854	9.3	3,799,709	6.8	2,249,563	4.1	699,417	1.3
Holders of HMAC’s ordinary shares converted from the Public Rights	690,000	1.2	690,000	1.2	690,000	1.2	690,000	1.3	690,000	1.3
Sponsor	1,725,000	2.9	1,725,000	3.0	1,725,000	3.1	1,725,000	3.2	1,725,000	3.2
HMAC’s Private Shareholders	341,500	0.6	341,500	0.6	341,500	0.6	341,500	0.6	341,500	0.6
HMAC’s Private Shares converted from the Private Rights	34,150	0.1	34,150	0.1	34,150	0.1	34,150	0.1	34,150	0.1
Shares issued to financial advisor as the compensation of financial advisory services upon successful Business Combination	1,120,000	1.9	1,120,000	1.9	1,120,000	2.0	1,120,000	2.0	1,120,000	2.1

Potential sources of dilution:

	No Redemption	%	25% Redemption	%	50% Redemption	%	75% Redemption	%	Maximum Redemption	%
Shares underlying the Public Warrants	6,900,000	11.5	6,900,000	11.9	6,900,000	12.3	6,900,000	12.6	6,900,000	13.0
Shares underlying the Private Placement Warrants	341,500	0.6	341,500	0.6	341,500	0.6	341,500	0.6	341,500	0.6
Shares issued as earn out consideration in the Business Combination	3,200,000	5.3	3,200,000	5.5	3,200,000	5.7	3,200,000	5.9	3,200,000	6.2
Shares issued upon conversion of promissory note	22,770	0.0	22,770	0.0	22,770	0.0	22,770	0.0	22,770	0.0
Total fully diluted shares outstanding	59,370,158	100.0	57,820,012	100.0	56,269,867	100.0	54,719,721	100.0	53,169,575	100.0

____________

*        25%, 50% and 75% redemption represented assumption of 25%, 50% and 75% of maximum number of Hainan Manaslu shares of 6,200,583 shares to be redeemed for cash, which is 1,550,146, 3,100,291 and 4,650,437 shares, respectively, to be redeemed.

Q.     What is the potential impact of redemptions on the pro forma book value per share of the shares owned by HMAC Public Shareholders under different redemption scenarios, taking into account certain potential sources of dilution?

A. If properly demanded by HMAC’s Public Shareholders, HMAC will redeem each HMAC Public Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [          ], 2023, this would amount to approximately $[          ] per share. If you exercise your redemption rights, you will be exchanging your Public Shares for cash and will no longer own the Public Shares. The following table demonstrates the book value of shares owned by non-redeeming shareholders at each of the following redemption levels assuming that the Closing will occur no later than June 14, 2023:

	No Redemption	25% Redemption	50% Redemption	75% Redemption	Maximum Redemption
Total Pro Forma Book Value Post-Redemptions	$74,364,637	$58,289,626	$42,214,614	$26,139,603	$10,064,591
Pro Forma Book Value Post-Redemptions Per Share (excluding potential source of dilution)	$1.52	$1.23	$0.92	$0.59	$0.24
Pro Forma Book Value Post-Redemptions Per Share (including all potential source of dilution)	$1.25	$1.01	$0.75	$0.48	$0.19

All outstanding public warrants will continue to be outstanding notwithstanding the actual redemptions. The value of our outstanding warrants was approximately $[ ] million based on the closing price of the warrants of $[          ] on The Nasdaq Global Market as of [          ], 2023. The potential for the issuance of a substantial number of additional ordinary shares upon exercise of these warrants could make the combined company less attractive to investors. Any such issuance will increase the number of issued and outstanding ordinary shares and reduce the value of the outstanding ordinary shares. Therefore, the outstanding warrants could have the effect of depressing the Pubco’s share price.

Q. Who is entitled to vote at the Meeting?

A. HMAC’s shareholders are entitled to one vote at the Meeting for each ordinary share of HMAC held of record as of [            ], 2023, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were 8,966,500 ordinary shares of HMAC issued and outstanding.

Q. What vote is required to approve the proposals presented at the Meeting?

A. The approval of each of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Share Issuance Proposal, the Organizational Documents Advisory Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. The Merger Proposal, the Plan of Merger Proposal and the NTA Requirement Amendment Propsoal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the holders of the issued and outstanding ordinary shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote oneself at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The holder of the Founder Shares has agreed to vote its shares in favor of the Business Combination Proposal. Such holder has also indicated that it intends to vote its shares in favor of all other proposals being presented at the Meeting. As of [____], 2023, there were 1,725,000 Founder Shares and 341,500 Private Placement Shares issued and outstanding, representing an approximately 23.0% of the outstanding ordinary shares of HMAC.

Q. What constitutes a quorum at the Meeting?

A. Holders of a majority of HMAC’s issued and outstanding ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the chairman of the Meeting has the power to adjourn the Meeting. As of the Record Date, [•] ordinary shares of HMAC would be required to achieve a quorum.

Q. How do the insiders of HMAC intend to vote on the proposals?

A. HMAC’s holder of the Founder Shares and the Private Placement Shares beneficially owns and is entitled to vote an aggregate of approximately 23.0% of the outstanding ordinary shares of HMAC as of the Record Date. The holder of Founder Shares and the Private Placement Shares has agreed to vote its securities in favor of the Business Combination Proposal. Such holder has also indicated that it intends to vote its shares in favor of all other proposals being presented at the Meeting.

Q. Do I have redemption rights?

A. Pursuant to HMAC’s amended and restated memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with HMAC’s amended and restated memorandum and articles of association. As of [____], 2023, based on funds in the Trust Account of approximately $[____] million, this would have amounted to approximately $[____] per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares of HMAC for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to HMAC’s transfer agent prior to the Meeting. See the section titled “Extraordinary General Meeting of HMAC — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise redemption rights?

A. No. You may exercise your redemption rights whether or not you are a holder of HMAC’s ordinary shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your ordinary shares of HMAC on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my redemption rights?

A. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that HMAC redeem your shares into cash no later than 5:00 p.m. Eastern Time on [            ], 2023 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your shares to HMAC’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a pro rata portion of the amount then in the Trust Account (which was approximately $[            ], or approximately $[            ] per share, as of [            ], 2023, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for redemption to HMAC’s transfer agent and later decide prior to the Meeting not to elect redemption, you may request that HMAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting HMAC’s transfer agent at the phone number or address listed herein.

Any corrected or changed proxy card or written demand of redemption rights must be received by HMAC’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to HMAC’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, HMAC will redeem these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your ordinary shares of HMAC for cash and will not be entitled to Pubco Ordinary Shares with respect to your ordinary shares of HMAC upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, HMAC will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of HMAC. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any HMAC’s Public Warrants and Public Rights that you may hold. Your Warrants will become exercisable to purchase one Pubco Ordinary Share in lieu of one share of HMAC’s ordinary share for a purchase price of $11.50 per share upon consummation of the Business Combination. Only whole warrants are exercisable, and your Rights will automatically be converted into one-tenth (1/10) of an Ordinary Share upon the consummation of the Business Combination. If holders redeem their Public Shares at Closing but continue to hold and Public Warrants after the Closing, the aggregate value of the and Public Warrants that may be retained by them, based on the closing trading price per Public Warrant and Public Right as of [____], 2023, would be $[__] million regardless of the amount of redemptions by the Public Shareholders.

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?

A. In the event a U.S. Holder elects to exercise its redemption rights to receive cash in exchange for its Public Shares, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Code or is treated as a distribution with respect to such shares under Section 301 of the Code and whether HMAC would be characterized as a passive foreign investment company (“PFIC”). All holders of Public Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Purchaser Ordinary Shares.”

Q. If I am a Warrant or Right holder, can I exercise redemption rights with respect to my Warrants or Rights?

A. No. The holders of Warrants and Rights have no redemption rights with respect to such securities.

If holders redeem their Public Shares at Closing but continue to hold Public Warrants and Public Rights after the Closing, the aggregate value of the and Public Warrants and Public Rights that may be retained by them, based on the closing trading price per Public Warrant and Public Right as of [____], 2023, would be $[__] million regardless of the amount of redemptions by the Public Shareholders.

Q. If I hold Warrants, what are the U.S. federal income tax consequences of my Warrants converting into Pubco Warrants?

A. If the Merger qualifies as a “reorganization” under Section 368 of the Code as well as a Section 351 exchange, a U.S. holder whose Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Warrants exchange therefor were held by such holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

If the Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Warrants automatically convert into Pubco Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. holder’s adjusted basis in its Warrants. A U.S. holder’s basis in its Pubco Warrants received in the Merger should equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants should begin on the day after the Merger.

For additional discussion of the U.S. federal income tax treatment of Warrants in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q. If I am a Unit holder, can I exercise redemption rights with respect to my Units?	A. No. Holders of outstanding Public Units must separate the underlying Public Shares, Public Warrants and Public Rights prior to exercising redemption rights with respect to the Public Shares.

If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, HMAC’s transfer agent, with written instructions to separate such Units into Public Shares, Public Warrants and Public Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, HMAC’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTCC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares, Public Warrants and Public Rights. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?

A. Shareholders of HMAC may be entitled to give notice to HMAC prior to the meeting that they wish to dissent to the Merger and to receive payment of fair market value for his or her shares if they follow the procedures set out in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is HMAC’s view that such fair market value would equal the amount which shareholders would obtain if they exercise their redemption rights as described herein the Merger or Business Combination.

Q. I am an HMAC’s Warrants holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of HMAC’s Warrants, you will receive Pubco Warrants upon the Closing of the Business Combination, with each Pubco Warrant entitles you to purchase one Pubco Ordinary Share in lieu of one HMAC ordinary share at a purchase price of $11.50 per share upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of HMAC’s Warrants will become holders of Pubco Warrants and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, HMAC urges you to read the information contained in this proxy statement/prospectus carefully.

Q. What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A. Of the net proceeds of HMAC’s Initial Public Offering and simultaneous private placements, a total of $70,035,000 was placed in the Trust Account immediately following the Initial Public Offering. As of [•], 2023, there was approximately $[•] in the Trust Account. After consummation of the Business Combination, HMAC Public Shareholders exercising redemption rights will receive their per share redemption price. The balance of the funds will be utilized to pay expenses incurred in connection with the Business Combination (including deferred underwriting commissions totaling $2,242,500 to the underwriters of the IPO). Any proceeds from the Trust Account which are not required to be used in order to satisfy redemption rights or the fees and expenses incurred in connection with the Business Combination will be made available to Pubco for use in the conduct of its business (whether for working capital purposes or otherwise). Assuming that we can close the Business Combination on or about June 14, 2023, the funds deposited in the Trust Account total approximately $[          ] (including interest earned on the Trust Account) and will be paid as below, for illustrative purpose:

	Payment to the redeeming shareholders	Payment to deferred underwriting commissions	Payment to the fees and expenses incurred in connection with the Business Combination	Remaining funds left for Pubco after the Business Combination
Assuming No redemptions	—	2,242,500	1,500,000	75,127,502
Assuming 50% of maximum redemptions	32,150,023	2,242,500	1,500,000	42,977,479
Assuming maximum redemptions	64,300,046	2,242,500	1,500,000	10,827,456

Each HMAC and Able View agreed in the Business Combination Agreement to use its commercially reasonable efforts to secure a transaction financing of at least $60 million. However, securing such PIPE financing is not a closing condition of the Business Combination and thus failing to satisfy this covenant does not affect the Closing of the Business Combination assuming all closing conditions are to be met. The proceeds from the PIPE financing may not be placed in the Trust Account.

Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, HMAC’s Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemption by Public Shareholders. However, under the Existing HMAC Charter, the Business Combination will not be consummated if, upon the consummation of the Business Combination, HMAC does not have at least $5,000,001 in net tangible assets after giving effect to payment of amounts that HMAC will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment. HMAC is proposing to amend the Existing HMAC Charter to delete that condition, which amendment, if approved by the shareholders of HMAC pursuant to a special resolution, will be in effect immediately prior to the consummation of the Business Combination and will therefore not limit the amount of redemptions.

With fewer Public Shares and public shareholders, the trading market for Pubco Ordinary Shares may be less liquid than the market for HMAC’s ordinary shares was prior to the Merger, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Able View’s business will be reduced.

Q. What happens if the Business Combination is not consummated?

A. If HMAC does not complete the Business Combination with Able View or another business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), HMAC must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then held in the Trust Account (which was approximately $[____] million as of [____], 2023), including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$60,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public members’ rights as Members (including the rights to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve. In such event, HMAC’s Warrants and Rights will expire worthless, and the 1,725,000 Founder Shares and 341,500 shares underlying the Private Placement Warrants, including those held by HMAC’s Initial Shareholder, its directors and officers, would also be worthless. For more information about the liquidation process, see “Information Related to HMAC — Liquidation if No Business Combination.”

Q. When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for [            ], 2023; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Consummation of the Business Combination.”

Q. What do I need to do now?

A. HMAC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrants holder of HMAC. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of ordinary shares of HMAC on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote over the Internet by visiting [www.voteproxy.com] with the voter control number included on your proxy card or over the phone by dialing a toll-free number at [_____] in the United States and Canada or [_____] (toll rates apply) from outside the United States and Canada]. The passcode for telephone access is [_____]#. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later dated, signed proxy card to HMAC at the address set forth below so that it is received by HMAC’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting in person or via live webcast and vote virtually via the Internet. Shareholders also may revoke their proxy by sending a notice of revocation to HMAC’s Chief Executive Officer at B3406, 34F, West Tower, Block B, Guorui Building, 11 Guoxing Avenue, Haikou, Hainan Province, People’s Republic of China 570203, which notice must be received by HMAC’s Chief Executive Officer prior to the vote at the Meeting.

Q. What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrants holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrants holder of HMAC.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your HMAC shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your HMAC shares.

Q. Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Hainan Manaslu Acquisition Corp.
B3406, 34F, West Tower, Block B
Guorui Building, 11 Guoxing Avenue
Haikou, Hainan Province, People’s Republic of China 570203

Or

[Proxy Solicitor]

You may also obtain additional information about HMAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to HMAC’s transfer agent at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SELECTED HISTORICAL FINANCIAL INFORMATION

HMAC

The following table sets forth selected historical financial information derived from Hainan Manaslu’s audited financial statements as of December 31, 2022 and 2021, for the year ended December 31, 2022 and for the period from September 10, 2021 (inception) through December 31, 2021, and Hainan Manaslu’s unaudited financial statements for the three months ended March 31, 2023, each of which is included elsewhere in this proxy statement. Such financial information should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. All figures presented below are presented in U.S. Dollars.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “HMAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hainan Manaslu’s financial statements and the related notes appearing elsewhere in this proxy statement.

	Three months ended March 31, 2023	For the year ended December 31, 2022 (Audited)	For the period from September 10, 2021 (Inception) to December 31, 2021 (Audited)
	USD	USD	USD
Income Statement Data:
Operating expenses	$(195,761)	$(195,820)	$(42,619)
Other income, net	$757,326	$—	$1
Net income (loss)	$561,565	$599,288	$(42,618)
Basic and diluted net income per share, subject to possible redemption	$0.09	$1.97	$—
Basic and diluted weighted average shares outstanding, subject to possible redemption	6,900,000	2,608,767	—
Basic and diluted net loss per share attributable to Hainan Manaslu	$(0.02)	$(2.45)	$(0.03)
Basic and diluted weighted average shares outstanding attributable to Hainan Manaslu	2,066,500	1,854,115	1,500,000
	March 31, 2023	December 31, 2022	December 31, 2021
	USD	USD	USD
Balance Sheet Data:
Total assets	$71,716,489	$71,017,774	$210,090
Total liabilities	$2,416,436	$2,279,286	$227,708
Ordinary shares subject to possible redemption	$71,587,428	$70,830,102	$—
Total stockholders’ deficit	$(2,287,375)	$(2,091,614)	$(17,618)

Able View

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$5,773,380	$6,719,980
Accounts receivable	21,138,144	10,413,421
Prepayments and other current assets	3,487,772	7,640,844
Amount due from related parties	3,053,451	408,960
Inventories	18,687,648	9,984,597
Other non-current assets	686,380	407,960
Property and equipment, net	374,005	276,153
Right of use assets	175,004
Deferred tax assets	1,254,547	714,211
Total Assets	$54,621,331	$36,566,126

LIABILITIES
Current Liabilities
Short-term loans	$15,685,674	$3,556,088
Accounts payable	841,647	3,215,758
Advance from customers	219,431	2,022,313
Income tax payable	2,315,764	1,446,087
Lease liabilities	299,461	—
Other payable and accrued expenses	1,978,440	701,096
Amount due to related parties	9,380,129	16,591,738
Lease liabilities, non-current	19,394	—
Amount due to related parties, non-current	18,350,020	—
Total Liabilities	$49,089,960	$27,533,080
	For the Year Ended December 31,
	2022	2021
Total revenue	$145,256,256	$117,322,028
Total cost of revenue	$(112,718,709)	$(90,925,259)
Total operating expenses	$(22,394,659)	$(15,253,720)
Net income	$7,903,611	$8,695,784

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Hainan Manaslu is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following selected unaudited pro forma condensed combined statement of financial positions combines the historical balance sheet of Hainan Manaslu as of March 31, 2023, and the consolidated historical balance sheet of Able View as of December 31, 2022, giving effect to the transactions as if they had been consummated as of March 31, 2023.

The following selected unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2023 combines the consolidated statement of income of Able View for the year ended December 31, 2022, and the statement of operations of Hainan Manaslu and for the twelve months ended March 31, 2023, giving effect to the transactions as if they had occurred as of the beginning of the earliest period presented.

The unaudited pro forma combined financial information has been prepared based upon the following two scenarios.

•        Scenario 1 — Assuming no other Hainan Manaslu shareholders exercise their redemption rights, all Hainan Manaslu shares previously subject to redemption for cash amounting to approximately $71.6 million would be transferred to shareholders’ equity; and

•        Scenario 2 — Assuming the NTA Requirement Amendment Proposal is not approved and the maximum number of Hainan Manaslu shares of 6,200,583 shares are redeemed for cash by Hainan Manaslu shareholders, cash required at approximately $64.3 million would be paid out in cash, in order to maintain $5,000,001 of Hainan Manaslu’s net tangible assets at Closing.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions.

The historical financial information of Hainan Manaslu was derived from historical financial statements as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively, and for the three months ended March 31, 2023 and 2022, and for the year ended December 31, 2022. The historical financial information of Able View was derived from historical financial statements as of December 31, 2022.

This information should be read together with Hainan Manaslu’s and Able View’s financial statements and related notes, “Other Information Related to Hainan Manaslu — Hainan Manaslu’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Able View’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Pro Forma Combined (Assuming No Redemptions & Divesture)	Pro Forma Combined (Assuming 6,200,583 shares Redemptions & Divesture)
Selected Unaudited Pro Forma Condensed Combined Statement of Income – Twelve months ended March 31, 2023
Revenues	$145,256,256	$145,256,256
Net income	$7,524,863	$7,524,863
Net income attributable to shareholders	$7,268,636	$7,268,636
Weighted average shares outstanding – basic and diluted	49,346,295	43,145,712
Net income per share – basic and diluted	$0.15	$0.17
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2023
Total assets	$123,628,533	$59,328,487
Total liabilities	$49,263,896	$49,263,896
Total shareholders’ equity	$74,364,637	$10,064,591

RISK FACTORS

The following risk factors will apply to business and operations of Pubco following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Able View and Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of HMAC’s ordinary shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco and HMAC may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of Able View and financial statement of HMAC and notes thereto included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this section to “we”, “us”, “our”, “Company” and similar first-person references are intended to mean the business and operations of Able View and its consolidated subsidiaries taken as a whole prior to the Business Combination and Pubco and its consolidated subsidiaries taken as a whole following the Business Combination.

Risks Related to Able View’s Business and Industry

If the e-commerce market in China does not grow, or grows more slowly than we expect, demand for our services and solutions could be adversely affected.

Able View, as a brand management partner, generates revenue from product sales by distributing and selling cross-border products from various global brand owners to Chinese consumers through e-commerce platforms, and therefore, continued demand from our existing and potential future brand partners to use our services and solutions depends on whether e-commerce market will continue to grow. Our future results of operations will depend on numerous factors affecting the development of the e-commerce industry in China, which may be beyond our control. These factors include:

•        the growth of internet, broadband, personal computer and mobile penetration and usage in China, and the rate of any such growth;

•        the trust and confidence level of online retail consumers in China, as well as changes in consumers’ demographics, tastes and preferences;

•        whether alternative retail channels or business models that better address the needs of consumers emerge in China; and

•        the development of fulfilment, payment and other ancillary services associated with online purchases.

If consumer’s utilization of e-commerce channels in China does not grow or grows more slowly than we expect, demand for our services and solutions would be adversely affected, our revenues would be negatively impacted and our ability to pursue our growth strategy would be compromised.

If the complexities and challenges faced by brand partners seeking to sell online diminish, or if our brand partners increase their in-house e-commerce capabilities as an alternative to our solutions and services, demand for our solutions and services could be adversely affected.

One of the key attractions of our solutions and services to brand partners is our ability to help cope with the complexities and difficulties they face in the e-commerce market in China. If the level of such complexities and difficulties declines as a result of changes in the e-commerce landscape or otherwise, or if our brand partners choose to increase their in-house support capabilities as an alternative to our e-commerce solutions and services, our solutions and services may become less important or attractive to our brand partners, and demand for our solutions and services may decline.

Our success is tied to the success of our existing and future brand partners for which we operate their brand e-commerce business, in addition to our ability to attract brand partners and customers.

Our success is substantially dependent upon the continued success of our current brand partners. As we continue to expand and optimize our brand partner base, our future success will also be tied to the success of our future brand partners. We cannot assure you that our efforts to attract new brand partners and optimize our brand partner base will continue being successful. If such efforts fail, it may have a material adverse impact on our business performance or results of operation. The retail business in China is intensely competitive. If our brand partners were to experience any significant decline in their brand reputations due to any reason, such as newly identified quality or safety issues or decreased popularity of their products, or if they were to have any financial difficulties, suffer impairment of their brands or if the profitability of, or demand for, their products decreases for any other reason, it could adversely affect our results of operations and our ability to maintain and grow our business. Our business could also be adversely affected if our brand partners’ product sales, marketing, brands or retail stores are not successful or if our brand partners reduce their marketing efforts.

If we are unable to retain our existing brand partners, our results of operations could be materially and adversely affected.

We provide service to help distribute and sell cross-border products from various global brand owners through e-commerce platforms for brand partners primarily pursuant to contractual arrangements with a term typically ranging from 12 to 36 months. The contract renewal process usually starts at the beginning of the next year, and takes around one month to negotiate the annual minimum purchase target. As of the date of this proxy statement/prospectus, all of our contracts with our brand partners have been renewed for the calendar year of 2023. Although we are fairly confident that we will be able to renew the contracts annually with these brand partners, there is possibility that these contracts may not be renewed or, if renewed, may not be renewed under the same or more favorable terms for us. We may not be able to accurately predict future trends in brand partners renewals, and our brand partners’ renewal rates may decline or fluctuate due to factors such as level of satisfaction with our capacities, as well as factors beyond our control, such as level of competition faced by our brand partners, their level of success in e-commerce and their spending levels.

In particular, some of our existing brand partners have had years of cooperation with us and we generated a significant portion of our net revenue through the sale of products from our brand partners in the stores operated by us. Net revenues related to our top three brand partners as ranked by net revenues comprised approximately 57%, 10% and 8% of our total net revenues, respectively, in 2021. We had 10 brand partners contributing all of our gross merchandise value (GMV) in 2021. For the year ended December 31, 2022, the products sales of two of Able View’s brand partners contributed over 10% of the Company’s revenue, with the top brand partner, Clarins, contributing 54%. If any brand partner terminates or does not renew its business relationship with us, our GMV may be materially and adversely affected. In the past, some brand partners did not renew their business relationships with us, and we cannot assure you that our existing brand partners will renew their business relationships with us in the future. If some of our existing brand partners, in particular brand partners with years of cooperation with us, terminate or do not renew their business relationships with us or renew on less favorable terms, and we do not acquire replacement brand partners or otherwise grow our brand partner base, our results of operations may be materially and adversely affected.

The non-compete provisions in some of our contracts with existing brand partners may restrict us from selling product of, or providing service to other brand partners, may negatively influence our development and expansion of our brand partner base.

Some of our contracts with existing brand partners were based on standard forms proposed by such brand partners that contain non-compete provisions prohibiting us from selling products of, or providing similar services to, competitors of such brand partners. Such provision has restricted and may continue to restrict the development and expansion of our business with some of our brand partners. As our business further expands, we may engage in business with multiple brand partners that may be in competition with each other and may be subject to similar non-compete restrictions requested from other existing brand partners or future brand partners. We cannot assure you that we will not be found to be in breach of such non-compete provisions with our existing or future brand partners if any of our brand partners brings claims against us for breach of such provisions. If any such claim is brought against us and we are found to be in breach of any non-compete provision, we may be subject to potential liabilities and penalties for breach of contracts, including liquidated damages and forfeiture of sales bonuses, and our brand partners may decide to terminate their contracts with us, which may cause us to lose revenue. As a result of such potential breach, our reputation, financial condition and results of operations may be materially and adversely affected.

In several of our contractual arrangements with our brand partners, there is a provision that specifies a sales volume target for us to fulfil within a certain period of time. If we fail to fulfill the sales target number, our brand partners have the right to unilaterally terminate the agreement, which may materially and adversely affect our business.

We may not be able to effectively manage the expansion of our business or optimally implement our business strategies.

To realize our mission of providing comprehensive brand management capabilities to our brand partners, we have expanded our business, and plan to continue expanding our business. We have been widening our relationships with existing brand partners to include more offerings, procuring new brand partners with different products, improving our logistic and fulfillment capabilities to support our expanded offering and growing through acquisitions of complementary businesses. This expansion has contributed to a heightened level of complexity of our business, in terms of both the type and scale of our operations, which may place a significant strain on our operational, financial and technical resources and increase demands on our management and employees. We cannot assure you that we will be able to manage our expansion successfully, and failure to do so may materially and adversely affect our business, financial condition and results of operations.

We are also continuously executing a number of growth initiatives, strategies and operating plans designed to enhance our business. The anticipated benefits from these efforts are based on assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits that we expect to achieve, such as expanding our product and service offerings, expanding our offline channel coverage, or it may be more costly to do so than we anticipate. In addition, profitability, if any, in the new areas that we expand into may be lower than the profitability in our existing business, and we may not be successful enough in these newer areas to recoup our investments in them. If any of these circumstances were to occur, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to maintain our relationships with e-commerce channels or adapt ourselves to emerging e-commerce channels, or if e-commerce channels otherwise curtail or inhibit our ability to integrate our capabilities with their channels, our capabilities would be less appealing to existing and potential brand partners.

We generate substantially all of our revenues in distributing and selling cross-border products from various global brand owners to Chinese consumers from multiple e-commerce channels, including (i) via online marketplaces (ii) via distributors (iii) directly to end consumers from e-commerce stores operated by Able View. These e-commerce channels have no obligation to do business with us or to allow us to have access to their channels in the long term. If we fail to maintain our relationships with these channels, they may decide at any time and for any reason to significantly curtail or inhibit our ability to integrate our capabilities with their channels. A majority of our platform service agreements have been renewed on an annual basis.

Additionally, these channels may decide to make significant changes to their respective business models, policies, systems or plans, and those changes could impair or inhibit our ability or our partners’ ability to leverage our capabilities to sell their products on those channels, or may adversely affect the amount of GMV that our partners can sell on those channels, or otherwise reduce the desirability of selling on those channels. Further, any of these channels could decide to acquire capabilities that would allow them to compete with us. If we are unable to adapt to new e-commerce channels as they emerge, our capabilities may be less attractive to our partners. Any of these developments could have a material adverse effect on our results of operations.

If certain mainstream e-commerce channels, such as Tmall and JD.com., fail, we may be negatively influenced.

A significant portion of our GMV is derived from merchandise sold or services rendered on Tmall and JD.com, which comprise 31% and 32%, 18% and 31%, 20% and 32%, respectively of our total GMV in 2020, 2021, and 2022, respectively. If e-commerce channels such as Tmall and JD.com are not successful in attracting consumers or their reputations are adversely affected for whatever reasons, our brand partners may have to cease to sell their products on these channels. As our results of operations rely on the sales performance on these e-commerce channels, a decrease in the use of these channels would reduce demands for our services, and we may have to push for more sales in other channels, which requires search and transition time. Therefore, we cannot assure you that our business and results of operations will not be negatively influenced in the short term if such situation arises.

A variable portion of the revenues we generate from certain brand partners is based upon the amount of GMV, and any change to such pricing mechanism may adversely affect our financial results.

A portion of the revenues we generate from certain brand partners is variable based on GMV generated through such partners’ online stores that we operate, based on terms we negotiate with the brand partners. If that GMV were to decline, does not grow as expected, or if our partners demand pricing terms that do not provide for variability based on the value of purchases transacted and settled on the stores operated by us, our revenue, profitability and business prospects may be adversely affected.

In addition, the ratio of our revenues as a percentage of GMV generated through the online stores that we operate for brand partners could vary as their bargaining power increases or our service scope reduces, which could adversely affect our financial results. We also intend to focus on high quality GMV categories. Although we are focused on achieving a higher ratio of our revenues as a percentage of GMV generated through the partners’ online stores that we operate, there is no guarantee that we will successfully achieve this and our failure to do so could adversely affect our financial results.

We may not be able to compete successfully against current and future competitors.

We face intense competition in the market as a for being comprehensive brand management partner, and we expect competition to continue to intensify in the future. Our contracts with our brand partners are generally not written on an exclusive basis and we generally do not have contractual rights to exclude other agents to sell the products of our brand partners under the distribution model. As a result, once brand partners decide to switch part of their products sales to our competitors, we may face competitions with other brand management providers that our brand partners work with. Increased competition may result in reduced pricing for providing the products or a decrease in our market share, any of which could negatively affect our ability to retain existing brand partners and attract new brand partners, our future financial and operating results, and our ability to grow our business.

A number of competitive factors could cause us to lose potential sales including:

•        Potential brand partners may choose to use or develop applications or build e-commerce teams or infrastructures in-house, rather than engage us for product sales and brand management;

•        The e-commerce channels themselves, which typically offer, often free, software tools that allow brand partners to connect to the e-commerce channels, may decide to compete more vigorously with us;

•        Competitors may adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in brand partners’ requirements, and/or devote greater resources to the promotion and sales than we can;

•        Current and potential competitors may offer software or services that addresses one or more online channel management and logistics functions at a lower price point or with greater depth than our solutions and may be able to devote greater resources to those than we can; and

•        Software vendors could bundle channel management solutions with other solutions or offer such products at a lower price as part of a larger product sale.

In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our business and our operating and financial results could be adversely affected.

Material disruption of e-commerce channels could prevent us from providing services to our brand partners and reduce sales in stores operated by us.

E-commerce channels could cease operations unexpectedly due to a number of events, including interruptions in telecommunication services, computer viruses or unlawful access to e-commerce channels. Any material channel downtime or disruption could prevent us from providing services to our brand partners and reduce sales in stores operated by us. If one or more of the e-commerce channels we operate on experience downtime or disruption, the adverse effects of such downtime and disruption could be significant to our operations as a whole.

The proper functioning of the technology platforms provided by third parties is essential to our business. Any failure to maintain the satisfactory performance of such platform could materially and adversely affect our business and reputation.

The satisfactory performance, reliability and availability of the technology platforms provided by third parties are critical to our success and our ability to attract and retain brand partners and provide quality customer services. Any system interruptions caused by telecommunications failures, errors encountered during system upgrades or system expansions, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of the technology platform, degraded order fulfillment performance, or additional shipping and handling costs may, individually or collectively, materially and adversely affect our business, reputation, financial condition and results of operations.

We use platforms and applications provided by third parties, such as those provided by Tmall and JD to manage and operate our business, which we regard to be the best method to maximize our profitability. If any of these platforms fails, becomes disabled or is disrupted, even for a limited period of time, our businesses may be disrupted and we could suffer financial loss, liability to clients, loss of clients, or damage to our reputation, any of which could have a material adverse effect on our results of operation or financial condition. In addition, these third-party providers may cease providing us the access to use the platforms, elect to not renew their agreements with us on commercially reasonable terms or at all, breach their agreements with us or fail to satisfy our expectations, which could adversely impact our operations and require us to incur costs which could materially adversely affect our results of operation or financial condition.

In addition, any system failure or interruption could cause material damage to our reputation and brand image if our systems are perceived to be insecure or unreliable. The servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill consumers’ orders. Security breaches, computer viruses and hacking attacks have become more prevalent in our industry. We have experienced system failure and interruption in the past and may experience in the future such attacks and unexpected interruptions. We can provide no assurance that the current security mechanisms will be sufficient to protect the IT systems we are using from any third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such future occurrences could materially and adversely affect our business, reputation, financial condition and results of operations.

Additionally, system upgrade and improvement are essential to support our business growth, and failure to do so could impede our growth. However, we cannot assure you that these third-parties who provide us the access to the platforms will be executing these system upgrades and improvement strategies in a timely fashion, or succeed in doing so at all. In particular, the systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If the technology platform we are using or will use does not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect our business, financial condition and results of operations.

We also rely on technologies that we license from third parties, such as Microsoft, Adobe and certain management information systems. These licenses may not continue to be available to us on commercially reasonable terms or at all in the future. As a result, we may be required to obtain substitute technologies. There is no assurance that we will be able to obtain such substitute technologies on commercially reasonable terms, or at all, which could negatively affect the functionality of our technology platform and our business operations.

We have experienced rapid growth in recent years, and failure to manage our growth and return to or maintain profitability could harm our business and prospects.

We have experienced rapid growth in recent years. Our total net revenues increased from $0.14 million in 2016 to $117.32 million in 2021, representing a compound annual growth rate of 282%. However, there is no assurance that we will be able to maintain our historical growth rates in future periods. Our revenue growth may slow or our revenues may decline for many reasons, including competition, slower growth of the China retail or China online retail sales, fulfillment bottlenecks, emergence of alternative business models, changes in government policies and other general economic conditions.

Our growth has placed, and continues to place, significant strain on our management and resources. We anticipate that we will need to implement new or upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We also need to expand, train, manage and motivate our workforce and manage our relationships with our partners, suppliers, third-party merchants and other service providers. To return to or maintain profitability, we must implement such upgrades, manage our workforce cost-effectively and manage our cost of products and operating expenses. We cannot assure you that we will be able to manage our growth or return to or maintain profitability or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects. Accordingly, our historical performance may not be indicative of future operating results.

Any occurrence of a natural disaster, health epidemic or similar development could have a material adverse effect on our business. In particular, the COVID-19 pandemic had and may continue to have a negative impact on our business, results of operations and financial condition.

Our business could be materially and adversely affected by natural disasters, such as earthquakes, floods, snowstorms, typhoon, or fires, widespread health epidemics, such as avian influenza, swine flu, severe acute respiratory syndrome, or SARS, Ebola, Zika, COVID-19, or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. Such developments in China or elsewhere could disrupt our business and operations, cause a temporary closure of facilities we use for our operations, and have a material adverse effect on our business, financial condition and results of operations.

In recent years, there have been outbreaks of health epidemics in various countries globally, including the outbreak of COVID-19. In March 2020, the World Health Organization declared the COVID-19 a pandemic. The COVID-19 pandemic has resulted in quarantines, travel restrictions, disruptions to supply chains, and temporary closure of stores and facilities in China and globally. Especially in the first quarter of 2020, the COVID-19 pandemic slowed down our growth pace and caused us to incur incremental costs, such as additional fulfillment expenses and general and administrative expenses, which resulted in a decrease in our income from operations and net income in the first quarter of 2020. In addition, not only COVID-19, other similar epidemics may also disrupt supply chains and diminishing e-commerce fulfilment and logistics capabilities, as well as result in weaker consumer demand; all these consequences may have an adverse impact on our business, financial condition and results of operations. To the extent that the COVID-19 pandemic continues to cause harm, or any other epidemic or pandemic causes harm, to global economy, our results of operations will likely be further adversely and materially affected. We cannot assure you that, for the year ending December 31, 2022 or any future period, we will be able to achieve the same level of net income that we previously achieved. For the COVID-19’s impact on our financial results, please see “Coronavirus (COVID-19) Update”. Any potential impact on our financial results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the COVID-19 pandemic or affect its impact, which are highly uncertain and unpredictable. Potential impacts include, but are not limited to, the following:

•        temporary closure of offices, travel restrictions or suspension of business operations of our brand partners and other customers have negatively affected, and could continue to negatively affect, the demand for our services and the goods sold in the stores or the platform operated by us;

•        our brand partners may encounter supply chain disruptions, which could significantly reduce supply of goods;

•        our brand partners may require additional time to pay us or fail to pay us at all, which could significantly increase the amount and turnover days of our accounts receivable and require us to record additional allowances for doubtful accounts;

•        our consumers may decrease their level of spending on the products we or our brand partners sold, which could significantly increase our inventory amount and turnover days;

•        the acquisition of new brand partners and ramp up of operations for newly-added brand partners may be negatively impacted, which could significantly reduce revenues contribution from new brand partners;

•        any disruption of our logistics providers and disruptions to our fulfilment and logistics capabilities could adversely impact our business and results of operations, including materially delay delivery to consumers, which may also lead to loss of consumers, as well as reputational, competitive and business harm to us;

•        any precautionary measures intended to minimize the risks of COVID-19 to our employees and business partners, including temporarily requiring our employees to work remotely, cancelling or postponing industry events and business travel, could compromise our efficiency and productivity during such periods and incur additional costs, slow down our branding and marketing efforts, and result in short-term fluctuations in our results of operations.

Because of the uncertainty surrounding the COVID-19 pandemic, the financial impact related to the outbreak of and response to the COVID-19 pandemic cannot be reasonably estimated at this time. As the worldwide health crisis caused by COVID-19 continues to evolve and affect the global economy and financial markets, it may potentially result in a further sustained economic downturn, thereby having an additional material and adverse effect on our business, financial condition and results of operations.

Our results of operations are subject to fluctuations due to the seasonality of our business and other events.

We expect to experience seasonal fluctuations in our revenues. These seasonal patterns have caused and will continue to cause fluctuations in our operating results. Our results of operations historically have been seasonal primarily because consumers increase their purchases during particular promotional activities, such as Singles Day (an online sales promotions event that falls on or around November 11 each year) promotion and the impact of seasonal buying patterns within certain categories such as sunscreen. In addition, we generally experience a lower level of sales activity in the first quarter due to the Chinese New Year holiday, during which consumers generally spend less time shopping online and businesses in China are generally closed.

In anticipation of increased sales activity during peak seasons, we increase our inventory levels and incur additional expenses. After Able View goes public, if our seasonal revenues are below expectations, our operating results could be below the expectations of securities analysts and investors. Due to the nature of our business, it is difficult to predict the impact of this seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel, customer service operations, fulfillment operations and shipment activities and may cause a shortfall in revenues compared to expenses in a given period. As a result, the trading price of Pubco’s ordinary shares may fluctuate from time to time due to seasonality following the consummation of the Business Combination.

In addition, if too many consumers access the online stores operated by us within a short period of time due to increased promotions or other demand surges, we may experience system interruptions that make such online stores unavailable or prevent us from transmitting orders to our fulfillment operations. Any such system interruptions may reduce the volume of transactions in the stores that we operate as well as the attractiveness of such online stores to consumers. In anticipation of increased sales activity during peak seasons, we and our brand partners increase our inventory levels. If we and our brand partners do not increase inventory levels for popular products in sufficient amounts or are unable to restock popular products in a timely manner, we and our brand partners may fail to meet customer demand which could reduce the attractiveness of such online stores. Alternatively, if we overstock products, we may be required to take significant inventory markdowns or write-offs under the distribution model, which could reduce profits. Either of these outcomes may lead our brand partners to reduce their engagement with us.

Our substantial level of indebtedness could adversely affect our financial condition.

We have a substantial amount of short term indebtedness at various interest rates. As of December 31, 2022, we had a total short term indebtedness liability of approximately $26.97 million and total long term indebtedness liability of approximately $18.35 million, relative to a twelve-month net income of approximately $7.90 million in the twelve months ended at the same date and a total liability of approximately $49.09 million as of the same date. This short term indebtedness includes short term borrowings from banks, financial institutions, third parties and related parties.

During the year ended December 31, 2022, the Company entered into one loan agreement with a bank, pursuant to which the Company borrowed $57.06 million with maturity dates due through May 2023. The borrowing bore interest rates ranging of 3.5% per annum. For the year ended December 31, 2022, the Company repaid borrowings of $50.63 million. During the years ended December 31, 2022 and 2021, the Company entered into certain loan agreements with three financial institutions. Pursuant to which the Company borrowed $28.50 million and $34.53million from these financial institutions with maturity dates due through December 31, 2023. The borrowings bore interest rates ranging between 6.0% and 12.3% per annum. For the years ended December 31, 2022 and 2021, the Company repaid borrowings of $22.15 million and $34.30 million, respectively.

In addition to these short term loans, on May 11, 2022, the Company closed an issuance of 15,750 Series A Convertible Redeemable Preferred Shares (“Preferred Shares”) to a third party, raising $3,000,000 from the issuance of Preferred Shares. The holder of Preferred Shares shall have the right to redeem if a Qualified IPO has not been consummated by the 24th month from the closing of issuance of the Preferred Shares. A Qualified IPO is defined to include a merger with a SPAC as a means of going public.

Our substantial level of indebtedness could have important consequences, including the following:

•        we must use a substantial portion of our cash flow from operations to pay interest and principal on these loans, which will reduce funds available to us for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

•        our ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•        we will be exposed to fluctuations in interest rates and currency exchange rates;

•        our leverage may be greater than that of some of our competitors in the same markets, which may put us at a competitive disadvantage and reduce our flexibility in responding to current and changing industry and financial market conditions;

•        we may be more vulnerable to the economic downturns and adverse developments in our business;

•        we may be unable to comply with financial and other restrictive covenants in our debt agreements, which could result in an event of default that, if not cured or waived, may result in adverse effect on our business and prospects, and force us into bankruptcy or liquidation; and

•        in the event of insolvency, liquidation, reorganization, dissolution or other winding up of our business, if there are not sufficient assets remaining to pay all creditors, then all or a portion of the amounts due on some of our indebtedness then outstanding may remain unpaid.

We may incur substantial additional indebtedness in the future, subject to the restrictions contained in our existing indebtedness. For example, we may incur additional debt to fund our business and strategic initiatives. If we incur additional debt and other obligations, the risks associated with our leverage and the ability to service such debt would increase.

Our ability to meet expenses, to remain in compliance with our covenants under our debt arrangements and to make future principal and interest payments in respect of our debt arrangements depends on, among other things, our operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic and other factors. We are not able to control many of these factors. Accordingly, our cash flow may not be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we are unable to obtain funding in a timely manner or on commercially acceptable terms, we may not be able to meet our payment obligations under our indebtedness.

If we fail to manage our accounts receivable effectively or fail to collect our accounts receivable, our results of operations, financial condition and liquidity may be materially and adversely affected.

We generally receive funds which is created by our flagship online stores from the e-commerce platforms within no more than two weeks, and from other e-commerce platforms and third-party distributor within one to two months after online consumers have confirmed receipt of goods. We normally provide our brand partners with a credit period of one month to four months. As of December 31, 2022 and 2021, our accounts receivable amounted to $21.1 million and $10.4 million, respectively. Our accounts receivable turnover days were 40 days and 33 days in 2022 and 2021, respectively. The amount and turnover days of our accounts receivable may increase in the future, which will make it more challenging for us to manage our working capital effectively and our results of operations, financial conditions and liquidity may be materially and adversely affected. In addition, if some brand partners refuse to settle their accounts receivable, we may need to initiate legal proceedings for collection. There is no guarantee that we will finally collect such accounts receivable.

If we fail to manage our inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

We assume inventory ownership of the products of all of our brand partners and thus are subject to inventory risk. We deploy different strategies to deal with non-seasonal and seasonal demands and make adjustments to our procurement plan in order to minimize the chance of excess unsold inventory and manage our product costs. Demand for products, however, can change significantly between the time inventory is ordered and the date by which we target to sell it. Demand may be affected by seasonality, new product launches, fashion trends, changes in product cycles and pricing, product defects, changes in consumer spending patterns and habits, changes in consumer tastes with respect to our products and other factors. In addition, when we begin selling a new product, it may be difficult to determine appropriate product selection and accurately forecast demand.

Our inventories were $18.7 million and $10.0 million as of December 31, 2022 and 2021, respectively. The increases in our inventories over these periods reflected the additional inventories required to support our expanded product sales volumes. Our inventory turnover days were 46 days and 32 days in 2022 and 2021, respectively. Inventory turnover days for a given period are equal to the average inventory balances as of the beginning and the end of the period divided by total cost of products during the period and multiplied by the number of days during the period.

We cannot assure you that we will be able to effectively manage our inventories and product costs. The amount and turnover days of our inventories may increase in the future, which will make it more challenging for us to manage our working capital effectively. If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. Our inventory may also be damaged due to natural disasters or accidents, such as fire accidents. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower margins. Any of the above may materially and adversely affect our results of operations and financial condition.

On the other hand, if we underestimate demand for our products, or if our brand partners under the distribution model fail to supply quality products in a timely manner or if there is any natural disaster or outbreak of pandemic or epidemic that disrupts supply chain, we may experience inventory shortages, which might result in missed sales, diminished brand loyalty and lost revenues, any of which could harm our business and reputation.

We rely on marketing and promotional arrangements we signed with online services, search engines, and other websites to drive traffic to the stores we operate and for our other customers. If we are unable to enter into or properly maintain and manage these marketing and promotional arrangements, our ability to generate revenue could be adversely affected.

We have entered into marketing and promotional arrangements with online services, search engines, and other websites to provide content, advertising banners and other links to our brand partners’ e-commerce businesses. We expect to rely on these arrangements as significant sources of traffic to our brand partners’ e-commerce businesses and to attract new brand partners. We also provide digital marketing services to our other customers. If we are unable to maintain these relationships or enter into new arrangements on acceptable terms, our ability to attract new brand partners and new customers could be harmed. Further, many of the parties with which we may have online advertising arrangements provide advertising services for other marketers of goods. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may limit our brand partners’ and our ability to maintain market share and revenue and affect our profitability. Moreover, if we are unable to manage and conduct marketing and promotional activities for our clients cost-effectively, they may turn to other alternatives, reducing our revenues and potentially materially adversely affecting our business and reputation.

We may not be able to respond to rapid changes in e-commerce platform’s developments.

The e-commerce marketplace is characterized by rapid technological changes and frequent changes in rules, specifications and other requirements for our brand partners to be able to sell their merchandise on particular channels. Our ability to retain and attract brand partners depends in large part on our ability to improve our existing capabilities and introduce new practices that can adapt quickly to the emerging channels, such as Douyin and Xiaohongshu, and these changes in channel technologies. To achieve market acceptance for our practices, we must effectively anticipate and conduct activities that meet emerging channels and frequently changing channel requirements in a timely manner. If we fail to do so, our ability to renew our contracts with existing brand partners will be impaired.

If we and our brand partners fail to anticipate changes in consumers’ buying preferences and adjust product offering and merchandising of the stores that we operate accordingly, our results of operation may be materially and adversely impacted.

Our success depends, in part, upon our ability and our brand partners’ ability to anticipate and respond to consumer trends with respect to products sold through the stores that we operate and other channels we distribute products to. Constantly changing consumer preferences have affected and will continue to affect the retail industry. We must stay abreast of emerging consumer preferences and anticipate product trends that will appeal to existing and potential consumers. Our dedicated online store operation teams work closely with our brand partners to manage inventory and site content of the brand stores that we operate. In order to be successful, we and our brand partners must accurately predict consumers’ tastes and avoid overstocking or understocking products. If we or our brand partners fail to identify or respond to changes in merchandising and consumer preferences, sales on our brand partners’ e-commerce businesses could suffer and we or our brand partners could be required to mark down unsold inventory, which could negatively impact our financial results.

Any deficiencies in China’s telecommunication infrastructure could impair our ability to conduct e-commerce and materially and adversely affect our results of operations.

Our business depends on the performance and reliability of the telecommunication infrastructure in China. The availability of the technology platforms provide by third parties depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage, among other things. Almost all access to the internet and mobile network is maintained through state-owned telecommunication carriers under administrative control, and we obtain access to end-user networks operated by such telecommunications carriers and service providers to present our internet platform to consumers. We have experienced service interruptions in the past, which were typically caused by service interruptions at the underlying external telecommunications service providers, such as the internet data centers and broadband carriers from which we lease services. Service interruptions prevent brand partners from utilizing our technology platform, and frequent or extended interruptions could frustrate consumers and discourage them from attempting to place orders, which could cause us and our brand partners to lose consumers and adversely affect our results of operations.

Software failures or human errors could cause us to oversell our brand partners’ inventory or misprice their offerings, which would hurt our reputation.

We, on behalf of our brand partners, automate the allocation of the inventories simultaneously across multiple online channels, as well as to ensure that the sales comply with the policies of each channel. In the event that our automated allocations do not function properly, or if there are human errors on the part of our service staff, we may sell more inventories than we actually have in stock or make sales that violate channel policies. Errors in the software we use or human error could cause transactions to be incorrectly processed that would cause GMV and our fees to be overstated. We have experienced rare instances of such errors in the past and might experience similar occurrences in the future which could hurt our business reputation. Brand partners could also seek recourse against us in these cases.

Any interruption in our fulfillment operations for an extended period may have an adverse impact on our business and financial condition.

Our ability to process and fulfill orders accurately depends on the smooth operation of our fulfillment and warehousing network. Warehouses rent by us may be vulnerable to damage caused by fire, flood, power outage, telecommunications failure, break-ins, earthquake, human error and other events. If any of our fulfillment and logistics infrastructures were rendered incapable of operations, then we may be unable to fulfill any orders from the affected infrastructure. We do not carry business interruption insurance to protect us from natural disasters and force majeure risks, and the occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on third-party delivery service providers to deliver products to consumers, and if they fail to provide reliable delivery services our business and reputation may be materially and adversely affected.

We rely on third-party delivery service providers to deliver products to consumers, and any major interruptions to or failures in these third parties’ delivery services could prevent the timely or successful delivery of products. These interruptions may be due to unforeseen events that are beyond our control or the control of these third-party delivery companies, such as inclement weather, natural disasters, transportation interruptions, fire incidents, labor unrest or shortage, pandemics or epidemics. If products are not delivered on time or are delivered in a damaged state, consumers may refuse to accept products and may claim refund from us or our brand partners, and brand partners and consumers may have less confidence in our services. As a result, we may lose brand partners, and our financial condition and reputation could suffer.

Our service partners’ failure to effectively manage the capacity and utilization of the warehouse we use could have a material adverse effect on our business and results of operation.

As of the date of this proxy statement/prospectus, all of our warehouses are operated and managed by third parties, which we engage with through several service agreements. These service partners may not be able to effectively manage our inventories or timely provide enough space for our storage, and we may have to enforce the agreements through legal remedies, which may be expensive and costly. If they fail to effectively manage the warehouse facilities, we may have to find more service partners to provide similar services, and our costs will rise as a percentage of revenue. In addition, since we operate the warehouse through our services providers relying on service agreements, we cannot control the method on how they manage the warehouse and our inventories, and if their management cannot satisfy or sudden incident occur during their management, we may be forced to switch to other warehouses managed by other services providers. We cannot assure we are able to find substitute immediately. There can be no assurance that failure to manage our warehouse capacity and utilization will not have a material adverse effect on our business and results of operation.

We are subject to third-party payment processing related risks.

We accept payments using a variety of methods, including online payments with credit cards and debit cards issued by major banks in China, payment through third-party online payment platforms such as Alipay and WeChat Pay, and payment on delivery. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profitability. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment and payment on delivery options. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

If we are unable to provide high-quality customer service, our business and results of operations may be materially and adversely affected.

We depend on our customer service representatives in our customer service center to provide live assistance to customers. If our online customer service representatives fail to satisfy the individual needs of consumers, the sales of our brand partners’ products could be negatively affected, and we may lose potential or existing brand partners, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our business generates and processes a large amount of data, and the improper use or disclosure of such data could harm our reputation as well as have a material adverse effect on our business and prospects.

Negative publicity, including negative internet postings, about us, our Able View brand, management, brand partners and product offerings may have a material adverse effect on our business, reputation and the trading price of our ordinary shares.

Negative publicity about us, our Able View brand, management, brand partners and product offerings may arise from time to time. Negative comments about the stores operated by us, products offered in such stores, our business operation and management may appear in internet postings and other media sources from time to time and we cannot assure you that other types of negative publicity of a more serious nature will not arise in the future. For example, if our customer service representatives fail to satisfy the individual needs of our consumers, our consumers may become disgruntled and disseminate negative comments about our product offerings and services. In addition, our brand partners may also be subject to negative publicity for various reasons, such as consumers’ complaints about the quality of their products and related services or other public relation incidents of such brand partners, which may adversely affect the sales of products of these brand partners in the stores operated by us and indirectly affect our reputation.

Moreover, negative publicity about other online retailers or brand management player in China may arise from time to time and cause consumers and suppliers to lose confidence in the products and services we offer. Any such negative publicity, regardless of veracity, may have a material adverse effect on our business and financial results, our reputation and the trading price of our ordinary shares.

If counterfeit products are sold in the stores we operate or other channels where the products are distributed, our reputation and financial results could be materially and adversely affected.

We represent reputable brands, and we source goods from our brand partners directly or through third party procurement agents authorized by our brand partners. However, their measures of safeguarding against counterfeit products may not be adequate. Although we have indemnity clauses in most of our contracts with our brand partners, sales could decline and we may suffer reputational harm. We may be subject to sanctions under applicable laws and regulations if we are deemed to have participated or assisted in infringement activities associated with counterfeit goods, which may include injunctions to cease infringing activities, rectification, compensation, administrative penalties and even criminal liability, depending on the gravity of such misconduct. Furthermore, counterfeit products may be defective or inferior in quality as compared to authentic products and may pose safety risks to consumers. If consumers are injured by counterfeit products sold through the stores we operate or the platform we operated, we may be subject to lawsuits, severe administrative penalties and criminal liability. We believe our reputation is extremely important to our success and our competitive position. The discovery of counterfeit products sold through the stores we operate or the platform we operated may severally damage our reputation among brand partners, and they may refrain from using our services in the future, which would materially and adversely affect our business operations and financial results.

Any lack of requisite approvals, licenses or permits applicable to our business or failure to comply with PRC Laws and regulations may have a material and adverse impact on our business, financial condition and results of operations.

Our mainland China subsidiaries are subject to supervision and regulation by relevant PRC government authorities, including without limitation the Ministry of the Commerce, or the MOFCOM, the Ministry of Industry and Information Technology, or the MIIT, the State Administration for Market Regulation, or the SAMR and National Medical Products Administration. These government authorities promulgate and enforce regulations that cover many aspects of online retailing and distribution of products such as food and medical devices, including scope of permitted business activities, licenses and permits for business operation, and restriction on foreign investments. Meanwhile, the brand partners we partner with are also obliged to hold licenses and meet regulatory requirements in order to sell products themselves or through our e-commerce capabilities. While we currently hold all material licenses and permits required for our business operations, we cannot assure you that we will be able to renew these licenses and permits upon their expiration or to expand the current business scope of these licenses and permits when required, obtain any license or permit that is in application, or obtain new licenses or permits in the future as a result of our business expansion, change in our business operations or change in laws and regulations applicable to us.

As e-commerce business via internet and mobile network is still evolving in China, new laws and regulations may be adopted from time to time, and substantial uncertainties exist regarding interpretation and implementation of current and future PRC Laws and regulations applicable to our business operations. We cannot assure you that our current business activities will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations.

For example, the MIIT released the new Classified Catalog of Telecommunications Services, or the Telecommunication Catalog, on December 28, 2015, which came into effect on March 1, 2016 and later amended on June 6, 2019 and specifies that information services provided through mobile networks are recognized as internet information services. According to relevant MIIT rules, service providers, like operators of mobile application stores, will be required to meet certain qualifications, including obtaining a value-added telecommunication license, or a VAT License, covering internet information services rendered through mobile network, or an ICP License. In addition, according to the Telecommunication Catalog and other MIIT rules, operating a marketplace platform that connects sellers and buyers is categorized as online data processing and transaction processing services, and therefore such service providers are required to obtain a VAT License covering online data processing and transaction processing services. Given that the current business conducted by our PRC Operating Entities does not involve in operating a marketplace platform or providing any services concerning online data processing and transaction processing, we are not required to obtain the VAT License or ICP License. However, we cannot assure you that our current business activities will not be required to obtain such licenses in the future due to changes in the relevant MIIT laws and regulations or the authorities’ interpretation of these laws and regulations. With the expansion of our business in the future, we may be required to obtain other required licenses or expand the current scope of the licenses we hold to cover internet information services rendered through mobile networks or to cover other scopes such as online data processing and transaction processing service (in addition to operational e-commerce) that may be required by the government authorities from time to time.

Our business as operated by our Hong Kong subsidiaries is also subject to supervision and regulation by relevant government authorities in Hong Kong, including without limitation the Companies Registry and Business Registration Office, which, among other things, require us to complete certain registrations and to obtain various licenses and permits for our operations. As of the date of this proxy statement/prospectus, our Hong Kong subsidiaries is not required to obtain any special licenses and permits other than certificates of incorporation and business registration certificates, which are basic corporate documents for each company. While we currently hold all licenses and permits required for our business operation in Hong Kong, we cannot assure you that we will be able to renew these licenses and permits upon their expiration or to expand the current business scope of these licenses and permits when required, obtain any license or permit that is in application, or obtain new licenses or permits in the future as a result of our business expansion, change in our business operations or change in laws and regulations applicable to us.

If we fail to adapt to any new regulatory requirement or any competent government authority considers that we operate our business operation without any requisite license, permit or approval, or otherwise fail to comply with applicable regulatory requirements, we may be subject to administrative actions and penalties, including fines, confiscation of our incomes, revocation of our licenses or permits, or, in severe cases, cessation of certain business. In addition, if our brand partners are found by government authorities to have operated their business through us without requisite approvals, licenses or permits or otherwise to be in violation of applicable laws and regulations, they may be ordered to take rectification actions. Any of these actions may have a material and adverse effect on our business, financial condition and results of operations.

Our leased property interests may be defective and our right to lease and use the properties affected by such defects may be challenged, or we may fail to extend or renew our current leases or locate desirable alternatives for our facilities on commercially acceptable terms, which could cause significant disruption to our business.

We lease 8 premises in mainland China for our offices, as of the date of this proxy statement/prospectus. Some of the lessors of these leases have not provided us with sufficient documents to prove their ownership of the premises or their rights to lease the premises to us for our intended use. We may not be able to maintain such leases if the lessors are not legal owners of the properties or do not have competent authorizations from the legal owners of the properties or have not obtained requisite governmental approvals in respect of our leases. In addition, we cannot assure you that we will be able to successfully extend or renew our leases upon expiration of the current term or locate desirable alternatives for our facilities on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations. Pursuant to the Administrative Measure for Commodity House Leasing, the parties to house leasing shall, within 30 days after the execution of the house leasing contract, submit the house leasing registration and filing formalities at the relevant construction or real estate administrative department at the place where the leased house is located. Otherwise, anyone failing to complete the leasing registration and filing will be ordered to make corrections within a prescribed time limit and/or be subject to a fine ranging from RMB 1,000 (approximately USD140) to RMB 10,000 (approximately USD1,403) if we fail to make corrections within such prescribed time limit. A substantial portion of our leasehold interests in leased properties have not been registered with the relevant PRC government authorities as required by the PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities. As of the date of this proxy statement/prospectus, we are not aware of any actions, claims or investigations being contemplated by government authorities with respect to the defects in our leased real properties or any challenges by third parties to our use of these properties. However, if third parties who purport to be property owners challenge our right to use the leased properties, we cannot assure you that we will be able to successfully protect our leasehold interest, to extend or renew our leases upon expiration of the current term or locate desirable alternatives for our facilities on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations, which would in turn materially and adversely affect our business and operating results.

In addition, we may acquire certain land use right and titles in the relevant buildings for business operation purposes from time to time. Our use of the land and buildings we acquired may not be consistent with their approved usage, and some approvals, licenses and permits may be yet to be obtained for the construction and continuous use of such buildings. We cannot assure you that we will be able to successfully remedy the defects or obtain all the requisite approvals, licenses or permits. These could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of certain sizes. As a result, even if we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

We may be subject to product liability claims that could be costly and time-consuming.

We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause personal injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. These claims will not be covered by insurance as we do not maintain any product liability insurance. Similarly, we could be subject to claims that consumers of the online stores operated by us were harmed due to their reliance on our product information, product selection guides, advice or instructions. If a successful claim were brought against us, it could adversely affect our business. We may have the right under applicable laws, rules and regulations to recover from the relevant brand partners’, manufacturers’ or distributors’ compensation that we are required to make to consumers or end users in connection with a product liability, personal injury or a similar claim, if such relevant party is found responsible. However, there can be no assurance that we will be able to recover all or any amounts from these parties. We may encounter some call back of the products sold to consumers due to defective products, which may cause adverse effect on our operations. Any future product liability claim or large scale of call back due to defective products discovered, regardless of its merit or success, could result in the expenditure of funds and management time, adverse publicity and reputational harm and could have a negative impact on our business and financial condition.

We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

Our future success is significantly dependent upon the continued service of our key executives and other key employees. If we lose the services of any member of management or key personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth.

Competition for talent in China is intense, and the availability of suitable and qualified candidates in China is limited. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation and other benefits, there is no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

If we are unable to recruit, train and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to recruit, train and retain qualified personnel, particularly technical, fulfillment, marketing and other operational personnel with experience in the e-commerce industry. Since our industry is characterized by high demand and intense competition for talent and labor, we can provide no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. Particularly, our fulfillment infrastructure is labor intensive and requires a substantial number of blue-collar workers, and these positions tend to have higher than average turnover. We may need to but may be unable to hire additional employees in connection with the strengthening of our fulfillment capabilities.

We have observed an overall tightening of the labor market and an emerging trend of shortage of labor supply. Failure to obtain stable and dedicated warehousing, delivery and other labor support may lead to underperformance of these functions and cause disruption to our business. Labor costs in China have increased with China’s economic development, particularly in the large cities where we operate our fulfillment centers and more generally in the urban areas where we maintain our delivery and pickup stations. It is also costly to employ qualified personnel who have the knowledge and experience of working with leading global brands. In addition, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth on a timely fashion, or at all, and rapid expansion may impair our ability to maintain our corporate culture.

Our business generates and processes a large amount of data, and the improper storage, use or disclosure of such data could harm our reputation as well as have a material adverse effect on our business and prospects.

Our business generates and processes a large quantity of personal, transaction, demographic and behavioral data. We face risks inherent in handling and protecting large volumes of data. In particular, we face challenges relating to data derived from transactions and other activities on our platform, including:

•        protecting data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;

•        addressing data privacy, security and other concerns; and

•        complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our consumers to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally.

The PRC regulatory and enforcement regime with regard to data security and data protection is evolving. On July 1, 2015, the Standing Committee of the National People’s Congress, or the SCNPC promulgated the National Security Law of the PRC, or the New National Security Law, which took effect on the same date and replaced the former National Security Law promulgated in 1993. The New National Security Law covers various types of national security including technology security and information security. According to the New National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the New National Security Law, the state shall establish national security review and supervision institutions and mechanisms, and conduct national security reviews of key technologies and IT products and services that affect or may affect national security. In particular, we are legally obligated under the New National Security Law to safeguard national security by, for example, providing evidence related to activities endangering national security, providing convenience and assistance for national security work, and providing necessary support and assistance for national security institutions, public security institutions as well as military institutions. As such, we may have to provide data to PRC government authorities and military institutions for compliance with the New National Security Law, which may increase our expenses and subject us to negative publicity that could harm our reputation with users and negatively affect the trading price of our ordinary shares. In addition, on June 10, 2021, the SCNPC promulgated the Data Security Law of the PRC, or the Data Security Law, which took effect on September 1,2021. The Data Security Law provides a national security review procedure for those data activities that may affect national security, and imposes export restrictions on certain data and information. As of the date of this proxy statement/prospectus, there are uncertainties on how the New National Security Law will be implemented in practice. PRC regulators, including the SCNPC, the MIIT and the Cybersecurity Administration of China, or the CAC, have been increasingly focused on regulation in the areas of data security and data protection. For example, on November 7, 2016, the SCNPC promulgated the Cybersecurity Law of the PRC, or the Cybersecurity Law, which became effective on June 1, 2017, strengthens the administration on cyber security. See “Substantial uncertainties exist with respect to the Cybersecurity Law and the impact it may have on our business operations.” The Data Security Law sets forth data security and privacy related compliance obligations on entities and individuals carrying out data related activities. The Data Security Law also introduces a data classification and layered protection system based on the importance of data and the degree of impact on national security, public interests or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. We expect that these areas will receive greater attention and focus from regulators, as well as attract public scrutiny and attention going forward. This greater attention, scrutiny and enforcement, including more frequent inspections, could increase our compliance costs and, subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, our reputation and results of operations could be materially and adversely affected. Please see “Risk Factor — We may be subject to a variety of laws and other obligations regarding cybersecurity, data protection or anti-monopoly, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations” for potential risks due to data protection in Hong Kong. As we expand our operations, we will be subject to additional laws and regulations in other jurisdictions where our brand partners, consumers and other customers are located, such as Hong Kong, Taiwan, Korea and the United States. The laws, rules and regulations of other jurisdictions may be at a more mature stage of development, be more comprehensive and nuanced in their scope, and impose more stringent or conflicting requirements and penalties than those in the mainland China, compliance with which could require significant resources and costs. Any failure, or perceived failure, by us to comply with our privacy policies or with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by governmental entities or others. These proceedings or actions could subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business.

Substantial uncertainties exist with respect to the Cybersecurity Law and the impact it may have on our business operations.

The Cybersecurity Law requires network operators in the PRC to take actions to prevent security attacks and data loss, including data classification and backup and encryption. The Cybersecurity Law specifies requirements on user information protection applicable to network operators, who are prohibited from disclosing without permission or selling individual information with limited exceptions. When network operators become aware of any information that is prohibited by laws and administrative regulations, they are required to immediately cease transmission of such information, and take measures such as deletion of relevant information to prevent its dissemination. Operators must maintain a record of these incidents when they occur and report them to the relevant authorities, who may also request for such reports. Where any prohibited information comes from outside the territory of China, the authorities may additionally request that all relevant institutions take measures to stop the dissemination of such prohibited information.

In addition, on November 14, 2021, the Regulations on the Network Data Security (Draft for Comments), or the Network Data Security Draft Regulations, was proposed by the CAC for public comments until December 13, 2021, which applies to activities relating to the use of networks to carry out data processing activities within the territory of the PRC. The Network Data Security Draft Regulations set out general guidelines, protection of personal information, security of important data, security management of cross-border data transfer, obligations of internet platform operators, supervision and management, and legal liabilities. In accordance with the Network Data Security Draft Regulations, data processors shall apply for a cybersecurity review for the following activities: (i) merger, reorganization or division of internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests to the extent that affects or may affect national security; (ii) listing abroad of data processors which process over one million users’ personal information; (iii) data processors listing in Hong Kong which affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. Besides, data processors that are listed overseas shall carry out an annual data security assessment. As of the date of this proxy statement/prospectus, the Network Data Security Draft Regulation was released for public comment only and its final version and effective date may be subject to change with substantial uncertainty.

On December 28, 2021, the CAC, and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cyber Security Review, or the New Measures for Cyber Security Review, which came into effect on February 15, 2022 and replace the prior Measures for Cyber Security Review promulgated on April 13, 2020. The New Measures for Cyber Security Review provides that, among others, (i) the purchase of cyber products and services by critical information infrastructure operators and the network platform operators engaging in data processing activities that affects or may affect national security should be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; (ii) network platform operators with personal information data of more than one million users are obliged to apply for a cybersecurity review by the Cybersecurity Review Office before listing abroad; and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine the relevant network products or services or data processing activities affect or may affect national security.

As advised by our PRC counsel, we are not subject to mandatory cybersecurity review, since we (i) are not a network platform operator engaging in data processing activities that affect or may affect national security; (ii) are not a critical information infrastructure operator purchasing cyber products or services that affect or may affect national security; (iii) are not a network platform operator with personal information data of more than one million users. Therefore, we do not need to obtain any permission or approval from the CAC for the listing of Pubco’s securities in accordance with the New Measures for Cyber Security Review. However, PRC governmental authorities have broad discretion in interpreting and implementing statutory provisions and there remains significant uncertainty on the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. In particular, due to lack of details on the implementation of the Cybersecurity Law and the New Measures for Cyber Security Review, we cannot assure you that we would be able to comply with the requirements in a timely manner, or whether we should be deemed subject to it. Failure to comply with the requirements may lead to fines, revocation of business permits or licenses and other sanctions.

National laws adopted by the PRC are not applicable in Hong Kong, except for those listed in Annex III to the Basic Law. Further, there is no legislation stating that the laws in Hong Kong should commensurate with those in the PRC. With regard to the potential regulatory actions related to data security in Hong Kong, please refer to our disclosures in “Risk Factors — Risks Related to Doing Business in Hong Kong — We may be subject to a variety of laws and other obligations regarding cybersecurity, data protection or anti-monopoly, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations” on page 87. Apart from the foregoing, there is no other impact on our ability to conduct our business as presently conducted, accept foreign investments, or list on a U.S. or foreign exchange.

Based on the facts that the New Measures for Cyber Security Review and the Network Data Security Draft Regulations were newly adopted or have not been formally adopted and are still subject to further guidance, we cannot assure you that we would be able to comply with the requirements in a timely manner. Failure to comply with the requirements may lead to fines, revocation of business permits or licenses and other sanctions.

Finally, we procure equipment or software for storage, encryption and decryption from time to time. It remains unclear whether such equipment or software will fall into the category of the so-called “critical network equipment” or “dedicated network security products” due to lack of criteria or standards in the Cybersecurity Law. On June 1, 2017, the MIIT and other three PRC regulatory authorities jointly promulgated the Catalog of Critical Network Equipment and Dedicated Network Security Products (Batch One), which provides that any equipment and product listed in this catalog shall not be sold or supplied unless it is certified or tested by qualified organizations. In addition, pursuant to the Announcement on Uniform Issuance of the Security Certification and Security Testing Results of Critical Network Equipment and Dedicated Network Security Products, the critical network equipment and dedicated network security products which have been certified or tested by qualified organizations and meet the mandatory requirements of relevant national standards shall be published. To the date of this proxy statement/prospectus, eight batches of qualified critical network equipment have been published on the website of the MIIT. As such, we cannot assure you that the equipment and software we have procured or may procure in the future comply with the requirements, and we may incur additional costs to comply with the requirements.

We may not be able to adequately protect our intellectual property rights.

We rely on a combination of trademark, fair trade practice, and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We typically enter into confidentiality agreements with certain senior management and core personnel who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

Intellectual property protection may not be sufficient in China or other countries in which we operate. confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations. Under the Foreign Investment Law of the PRC, or the PRC Foreign Investment Law, promulgated by the National People’s Congress on March 15, 2019, which became effective on January 1, 2020, the PRC government encourages technology cooperation on the basis of free will and business rules in the process of foreign investment; no administrative agency or its employee may force the transfer of any technology by administrative means. However, because the PRC Foreign Investment Law is relatively new, there remain high uncertainties with regard to how the law will be interpreted and enforced.

Able View is also subject to a variety of laws and other obligations regarding intellectual property rights in Hong Kong, including but are not limited to the Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong), which provides for the registration of trademarks, the use of registered trademarks and related matters. Intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

We may be accused of infringing intellectual property rights of third parties and violating content restrictions of relevant laws.

Third parties may claim that the technology or content used in our operation of online stores or our service offerings infringe upon their intellectual property rights. We have been in the past subject to non-material legal proceedings and claims relating to infringement of the intellectual property rights of others. The possibility of intellectual property claims against us increases as we continue to grow, particularly internationally. Such claims, whether having merit, may result in our expenditure of significant financial and management resources, injunctions against us or payment of damages. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in the number of third parties whose sole or primary business is to assert such claims. In addition, we have registered or are in the process of registering some marks we used for our business but some of our applications have been or may be rejected by the governmental authority. As some third parties have already registered or may register the trademarks which are similar to the marks we used in our business, infringement claims may be asserted against us, and we cannot assure you that a government authority or a court will hold the view that such similarity will not cause confusion in the market. In this case, we may be required to explore the possibility of acquiring these trademarks from, or entering into exclusive licensing agreements with the third parties, which will cause us to incur additional costs.

China has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the internet. The PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC Laws and regulations. If any of the information disseminated through the online stores operated by us were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

The outcome of any claims, investigations and proceedings is inherently uncertain, and in any event defending against these claims could be both costly and time-consuming, and could significantly divert the efforts and resources of our management and other personnel. An adverse determination in any such litigation or proceedings could cause us to pay damages, as well as legal and other costs, limit our ability to conduct business or require us to change the manner in which we operate.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity or equity linked financing may dilute the interests of our shareholders, and debt financing, if available, may involve restrictive covenants and could restrict our operational flexibility and reduce our profitability. Our ability to obtain additional financing in the future is subject to many uncertainties, including our future financial condition, results of operations, cash flows, trading price of our ordinary shares, liquidity of international capital and lending markets and PRC governmental regulations over foreign investment and cross-border financing and the Internet industry in the PRC. For example, the National Development and Reform Commission of China, or the NDRC, has issued a number of rules requiring filing with the NDRC of foreign debt issuance since September 2015. In May 2016, the NDRC also specifically required offshore incorporated companies directly or indirectly controlled by PRC domestic enterprises, and although not explicitly required by statute, individual PRC residents, to complete filings with the NDRC before pricing and closing of any offshore debt issuance, and to furnish post-issuance reporting to the NDRC, otherwise, the offshore incorporated companies directly or indirectly controlled by PRC domestic enterprises or individual PRC residents will be put on a blacklist of credits and such information will be published on the PRC credit information sharing platform. The NDRC and other relevant authorities may also impose joint sanctions on the issuers listed on the blacklist. Pursuant to Notice of the National Development and Reform Commission and the Ministry of Finance on Improving the Market Restraint Mechanism and Strictly Preventing Foreign Debt Risks and Local Debt Risks effective in May 2018, among others, enterprises that plan to borrow medium-term and long-term foreign debts shall establish and improve a sound and standardized corporate governance structure, management and decision-making mechanisms and financial management rules and properly disclose relevant information. We may be considered as an offshore incorporated company indirectly controlled by individual PRC residents and thus our issuance of foreign debt may be subject to these requirements. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Furthermore, according to the risk alert dated May 25, 2016 published on the NDRC’s website, issuers who fail to furnish the post-issuance reporting will be put on a blacklist and the PRC credit information sharing platform, which may potentially result in restrictions on the offshore debt issuance in the future.

We may not have sufficient insurance coverage to fully cover our business risks, which could expose us to significant costs and business disruption.

We have not obtained any insurance, such as business interruption insurance or product liability insurance, nor do we maintain key-man life insurance to cover potential risks in the daily operation of the business. This could leave us exposed to potential claims and losses. As for the inventory in the warehouse we are using, we depend on the insurance held by our third-party service partners to cover our loss, if any. Therefore, we do not have any control over which insurance is selected by them and we cannot confirm whether our third-party service partners have obtained any insurance at all. In addition, insurance companies in China offer limited business insurance products. As a result, even if we are successful in our claims against third-party service providers when certain accidents occurred, the insurance bought by our third-party service providers may not be able to fully, or at all, pay the damages resulting from such accidents. Our third-party service providers, if any, may also fail to purchase insurance or maintain effective insurance. Under these circumstances, we have to claim compensation directly from our service providers through friendly negotiation or other legal proceedings, such as arbitrations or litigations, which may be time-consuming and costly, and we cannot be sure that we can any adequate compensation for losses. Any business disruption, litigation, regulatory action, outbreak of epidemic disease, accidents, or natural disaster could also expose us to substantial costs and diversion of resources. We cannot assure you that the insurance coverage if any, provided by our third-party service providers’ insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

The financial soundness of financial institutions with which we place our cash and cash equivalents could affect our financial conditions, business and result of operations.

We place our cash and cash equivalents with financial institutions, which include (i) banks incorporated in China, which are all authorized to operate banking business by China Banking and Insurance Regulatory Commission and other relevant agencies, and (ii) overseas financial institutions regulated by competent regulatory authorities in their relevant jurisdictions such as Hong Kong. On February 17, 2015, the PRC State Council, or the State Council, promulgated the Deposit Insurance Regulation, which became effective on May 1, 2015. The Deposit Insurance Regulation requires that banks registered within China shall provide insurance premises to the deposit insurance fund management organization. However, pursuant to the Deposit Insurance Regulation, the insurance provided by the banks has a coverage limit of RMB500,000 (US$78,461). In Hong Kong, the Deposit Protection Scheme (the “Scheme”) was introduced in 2006 under the Deposit Protection Scheme Ordinance (Chapter 581 of the Laws of Hong Kong) to protect depositors by paying them compensation in the event of the failure of a bank which is a member of the Scheme. A depositor is entitled to be compensated up to a maximum of HK$500,000. Most of the commonly placed deposits with Scheme members, whether denominated in Hong Kong dollar, renminbi or any other currency, qualify for this protection. These include current accounts, savings accounts, secured deposits and time deposits with maturity not exceeding five years. Nevertheless, any deterioration of financial soundness of these banks or financial institutions or any failure of such deposit insurance to fully cover our bank deposits would cause credit risks to our cash and cash equivalents placed with them and thus could have a material adverse effect on our financial conditions, business and results of operations.

A severe or prolonged downturn in the global or Chinese economy or tensions in the relationship between China and other countries could materially and adversely affect our business and our financial condition.

Recently, there have been strained relationships between China and other countries, including surrounding Asian countries, which may potentially lead to foreign investors closing down their business or withdrawing their investment in China and thus exiting the China market, and other economic effects. In addition, there have been concerns on the relationship between China and the U.S. following rounds of tariffs imposed by the U.S and retaliatory tariffs imposed by China. Trade tension between China and the United States may intensify. Political tensions between the United States and China have escalated since the COVID-19 outbreak and the PRC National People’s Congress’ passage of Hong Kong national security legislation, the imposition of U.S. sanctions on certain Chinese officials from China’s central government and the Hong Kong Special Administrative Region by the U.S. government, the imposition of sanctions on certain individuals from the U.S. by the Chinese government, various executive orders issued by former U.S. President Donald J. Trump, such as the one issued in August 2020 that prohibits certain transactions with certain Chinese companies, the executive order issued in November 2020 that prohibits U.S. persons from transacting publicly traded securities of certain “Communist Chinese military companies” named in such executive order, various actions taken by the U.S. government in response to concerns regarding forced labor in the Xinjiang Uyghur Autonomous Region of China, as well as the Rules on Counteracting Unjustified Extra-territorial Application of Foreign Legislation and Other Measures promulgated by MOFCOM on January 9, 2021, which will apply to situations where the extra-territorial application of foreign legislation and other measures, in violation of international law and the basic principles of international relations, unjustifiably prohibits or restricts the citizens, legal persons or other organizations of China from engaging in normal economic, trade and related activities with a third country (or region) or its citizens, legal persons or other organizations.

Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term. We engage in business with various international brand partners, many of whom have their home market in the U.S. Escalating political and trade tensions between China and the U.S. may cause some of these brands to downscale their operations in China, or in the extreme case, exit China completely, which may materially and adversely affect our results of operations and financial position. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. If we were unable to conduct our business as it is currently conducted or our business partners were unable to conduct their business as it is currently conducted, as a result of such regulatory changes, our business, results of operations and financial condition would be materially and adversely affected.

In addition, there is considerable uncertainty in the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Also, the conflict in Ukraine and the imposition of broad economic sanctions on Russia raised energy prices and disrupted global markets. Unrest, terrorist and war threats in the Middle East and elsewhere may further increase market volatility across the globe. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Our growth and profitability depend on the overall economic and political conditions and level of consumer confidence and spending in China.

Our business, financial condition and results of operations are sensitive to changes in overall economic and political conditions that affect consumer spending in China. For example, changes to trade policies, treaties and tariffs in China, or the perception that these changes could occur, could adversely affect the financial and economic conditions in China, as well as our financial condition and results of operations. The U.S.-China trade tension may impact tariff of products imported by our brand partners, which could impact the pricing of their products and in turn adversely affect our business, financial condition, and results of operations.

In addition, the retail industry is highly sensitive to general economic changes. Many factors outside of our control, including inflation and deflation, interest rates, volatility of equity and debt securities markets, taxation rates, employment and other government policies can adversely affect consumer confidence and spending. The domestic and international political environments, including trade disputes, political turmoil or social instability, may also adversely affect consumer confidence and spending, which could in turn adversely affect our business, financial condition, and results of operations.

We rely on certain key operating metrics to evaluate the performance of our business, and any perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We rely on certain key operating metrics, such as GMV, to evaluate the performance of our business. Our operating metrics may differ from estimates published by third parties or from similarly titled metrics used by other companies due to differences in methodology and assumptions. If these metrics are perceived to be inaccurate by investors or investors make investment decisions based on operating metrics we disclosed but with their own methodology and assumptions or those published or used by third parties or other companies, our reputation may be harmed, which could negatively affect our business, and we may also face potential lawsuits or disputes.

We rely on the e-commerce performance of certain product categories, and any significant downward industry trend of such categories may materially and adversely affect our business and results of operations.

We currently serve brand partners manufacturing beauty and personal care products. If the e-commerce performance of certain or various product categories is not successful in general, our business and results of operations may be materially and adversely affected.

Risks Related to Doing Business in the People’s Republic of China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Our business and operations are primarily based in the PRC and substantially all of our revenues are derived from our operations in the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC Laws, rules and regulations and sudden or unexpected changes in laws, rules and regulations in China could adversely affect us and limit the legal protections available to you and us.

Our business and operations are primarily conducted in the PRC, and are governed by PRC Laws, rules and regulations. Our PRC Operating Entities are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-binding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Uncertainties due to evolving laws and regulations could impede the ability of a China-based company, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

Furthermore, China may adopt more stringent standards in different business aspects, such as environmental protection or corporate social responsibilities, which may cause us to incur increased compliance costs or become subject to additional restrictions in our operations. Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities in mainland China.

The Chinese government has exercised and will continue to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our business segments may be subject to various government and regulatory interference in the provinces in which they operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Chinese government may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations in mainland China and in the value of our ordinary shares. Any actions by the Chinese government to exert more oversight and control over transaction that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We are subject to laws that are applicable to retailers, including advertising and promotion laws and consumer protection laws that could require us to modify our current business practices and incur increased costs.

As an online distributor of goods, we are subject to numerous PRC Laws and regulations that regulate retailers generally or govern online retailers specifically. For example, we are subject to laws in relation to advertising and online promotion, such as the Advertising Law of the PRC, Pricing Law of the PRC, Anti-Unfair Competition Law of the PRC, Interim Measures for the Administration of Internet Advertising, and also Consumer Protection Laws that are applicable to retailers. In the past, Shanghai Jingyue, one of our PRC Operating Entities, had certain non-compliance issues in connection with its advertising of certain cosmetics products in 2022, and SAMR’s local counterpart imposed a fine of RMB 32,400 (approximately USD 4,547) on August 10, 2022 and a fine of RMB 2,600 (approximately USD 373.91) on December 14, 2022. We may be subject to such allegations of non-compliance with such laws and regulations in the future if we are not compliant to the PRC Laws and regulations. Such allegations, which may or may not have merit, may result in legal or administrative penalties and other costs to us, and we may need to adjust some of our advertising and promotional practices as a result.

If these regulations were to change or if we are found to be in violation with them, we may need to spend additional costs to rectify non-compliance, adjust our business practices and could be subject to fines or penalties or suffer reputational harm, which could reduce demand for the products or services offered by us and hurt our business and results of operations. For example, the amended Consumer Protection Law, which became effective in March 2014, further strengthened the protection of consumers and imposed more stringent requirements and onerous obligations on businesses, especially businesses that operate on the internet.

Pursuant to the Law of the People’s Republic of China on the Protection of Consumer Rights and Interests (2013 Amendment), consumers are generally entitled to return goods purchased within seven days upon receipt without giving any reasons if they purchase the goods over the internet. Consumers whose interests have been damaged due to their purchase of goods online may claim damages against sellers. Moreover, if we deceive consumers or knowingly sell substandard or defective products, we would not only be required to compensate consumers for their losses, but also pay additional compensation equal to three times the price of the goods or services.

Operators of online marketplace platforms, such as Tmall and JD.com who have partnered with us, are also subject to stringent obligations under the Law of the People’s Republic of China on the Protection of Consumer Rights and Interests (2013 Amendment). For example, where platform operators are unable to provide the real names, addresses and valid contact details of the sellers, the consumers may also claim damages from the platform operators. Operators of online marketplace platforms that know or should have known that sellers use their platforms to infringe upon legitimate rights and interests of consumers but fail to take necessary measures will bear joint and several liabilities with the sellers. Therefore, operators of online marketplace platforms that we partner with may take measures and impose stricter requirements on us or our brand partners as a reaction to their enhanced obligations under the Law of the People’s Republic of China on the Protection of Consumer Rights and Interests (2013 Amendment).

Similar legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures or modify our business practices to comply with existing or future laws and regulations or to satisfy compliance requests from the marketplace platforms we partnered with, which may increase our costs and materially limit our ability to operate our business.

Failure to comply with the relatively new E-Commerce Law may have a material adverse impact on our business, financial conditions and results of operations.

As the e-commerce industry is still evolving in China, new laws and regulations may be adopted from time to time to address new issues that arise from time to time. For example, in August 2018, the Standing Committee of the National People’s Congress promulgated the E-Commerce Law of the PRC, or the E-Commerce Law, which became effective on January 1, 2019. The E-Commerce Law generally provides that e-commerce operators must obtain administrative licenses if business activities conducted by the e-commerce operators are subject to administrative licensing requirements under applicable laws and regulations. In addition, the E-commerce Law imposes a number of obligations on e-commerce operators, including the obligations to disclose information about commodities or services in a comprehensive, faithful, accurate and timely manner; while displaying search results of commodities or services to consumers according to their interests, preferences, consumption habits and other personal characteristics, to provide consumers with options irrelevant to their personal characteristics; when to offer tie-in commodities or services, to warn consumers about the tie-in sale in a prominent position and not to set the tie-in commodities or services as the default option; and when charging consumers guarantee deposits as agreed thereby, to explicitly indicate how and under what procedures consumers may have the guarantee deposits refunded, and not to impose any unjustifiable conditions on the refund of guarantee deposits. Failure to comply with the relatively new regulatory requirements may have a material adverse impact on our business and results of operations. As no detailed interpretation and implementation rules have been promulgated, it remains uncertain how the newly adopted E-Commerce Law will be interpreted and implemented. We cannot assure you that our current business operations satisfy the obligations provided under the E-Commerce Law in all respects. If the PRC governmental authorities determine that we are not in compliance with all the requirements proposed under the E-Commerce Law, we may be subject to fines and/or other sanctions.

Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the PRC Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the PRC Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The PRC Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The PRC Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the PRC Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the PRC Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The PRC Foreign Investment Law grants national treatment to foreign-invested entities, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. The National Development and Reform Commission and the Ministry of Commerce publicly released the Directory of Industries to Encourage Foreign Investment (Encouraged Catalogue) (2020 Edition) and the Directory of Industries to Encourage Foreign Investment (Encouraged Catalogue) (2022 Edition) on December 28, 2020 and October 22, 2022 respectively, and the latter will be effective and replace the former from January 1, 2023. On December 27, 2021, the National Development and Reform Commission of China (“NDRC”) and the Ministry of Commerce (“MOFCOM”) jointly issued the Special Administrative Measures for Foreign Investment Access (Negative List) (2021 Edition), and the Special Administrative Measures for Foreign Investment Access in Pilot Free Trade Zones (Negative List) (2021 Edition), effective January 1, 2022, collectively the 2021 Negative List. As per these policies, the national negative list of foreign investment access was reduced from 33 to 31, and the negative list of foreign investment access in the FTZ was reduced from 30 to 27. Industries listed in the 2020 Encouraged Catalogue are the encouraged industries. On the other hand, industries listed in the 2021 Negative List are subject to special management measures. For example, establishment of wholly foreign-owned enterprises is generally allowed in industries outside of the 2021 Negative List. Also, foreign investors are not allowed to invest in industries that are expressly prohibited in the 2021 Negative List. The industries that are not expressly prohibited in the Negative List are still subject to government approvals and certain special requirements.

Able View, as a comprehensive brand management partner, distribute and sell cross-border products from various global brand owners to Chinese consumers through multiple e-commerce channels. The industry of the wholesale and retail of cosmetics is not prohibited or restricted by the 2021 Negative List that is currently effective as of the date of this proxy statement/prospectus.

If in the future the Negative List does expand to include the wholesale and retail of cosmetics into the restricted category of the foreign investment, the Negative List may set out the shareholding limit for foreign investors to invest in a domestic company with the business of wholesale and retail of cosmetics, the requirements on the nationality of senior executives or other special administrative measures for the entry of foreign investment in the wholesale and retail of cosmetics. If the foreign investment is prohibited from the wholesale and retail of cosmetics, the foreign investors cannot invest in the sector of the wholesale and retail of cosmetics. Any of such change may negatively influence the business operation of Able View, force Able View to switch market focus, which may not be successfully, or cause Pubco’s securities to significantly decline in value or become worthless.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Taxation Administration of the PRC, or the STA, the State Administration for Industry and Commerce of the PRC (currently known as SAMR), the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly promulgated the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were latest amended on June 22, 2009.

The M&A Rules established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Rules of the MOFCOM on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, issued by the MOFCOM in August 2011, specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In addition, the Anti-Monopoly Law requires that the anti-monopoly law enforcement agency be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, our proposed formation of joint venture with, or acquisition of control of, or decisive influence over, any company with revenues above relevant thresholds would be subject to SAMR merger control review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the anti-monopoly law enforcement agency may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Furthermore, outbound direct investments conducted by PRC enterprises are subject to approval, filing or reporting requirements under relevant NDRC, MOFCOM and SAFE rules. Currently we do not intend to make any outbound direct investment, but if in the future we conduct any such investments, we are subject to the requirements mentioned above and may be ordered to cease such outbound investments and subject to relevant legal and administrative liabilities. In addition, the NDRC issued the Administrative Measures for the Outbound Investment by Enterprises, or the Outbound Investment Measures, in December 2017 which came into effect on March 1, 2018. Under the Outbound Investment Measures, if an overseas entity controlled by PRC enterprises or individuals conducts an outbound investment with an investment amount of US$300 million or above in one of the non-sensitive areas, it shall file with the NDRC the relevant information before the closing of such investment. For any outbound investment by an overseas entity controlled by PRC enterprises or individuals in one of the sensitive areas listed in the Outbound Investment Sensitive Industry Catalogue (2018 Version) which was promulgated by the NDRC in January 2018 and came into effect on March 1, 2018, or the Outbound Investment Sensitive Industry Catalogue (2018), such investment shall be subject to the NDRC approval requirement. We may be deemed by the regulatory authorities as an overseas entity controlled by PRC individuals and therefore our overseas acquisition may be subject to such filing or approval procedures.

If the regulatory authorities’ practice remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether transactions that we have taken or may undertake would subject us to fines or other administrative penalties and negative publicity and whether we will be able to complete large acquisitions in the future in a timely manner or at all.

The approval of and/or filing with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

The M&A Rules requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and our offshore offerings may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained by us, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which may include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As a follow-up, on February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which took effect on March 31, 2023 (the “Effective Date”). The Trial Measures

established a new filing-based regime to regulate overseas offerings and listings by PRC domestic companies. The examination and determination of an indirect offering and listing will be conducted on a substance-over-form basis, and an offering and listing shall be deemed as a PRC domestic company’s indirect overseas offering and listing if the issuer meets the following conditions: (i) any of the operating income, gross profit, total assets, or net assets of the PRC domestic company in the most recent fiscal year was more than fifty percent (50%) of the relevant line item in the issuer’s audited consolidated financial statement for that year; and (ii) senior management personnel responsible for business operations and management are mostly PRC citizens or are ordinarily resident in the mainland China, or the principal place of business of the issuer is in the mainland China or the main business operations of the issuer are carried out in the mainland China. Furthermore, a PRC domestic company achieving direct or indirect overseas listing of its assets through one or more acquisitions, share exchange, share transfer or other trading arrangement shall also fulfil the filing procedures. If a PRC domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as order to rectify, warning, and fines, and certain personnel of such PRC domestic companies, such as their controlling shareholders, actual controllers, the person directly in charge and other directly liable persons, may also be subject to administrative penalties, such as warnings and fines.

On the same day, the CSRC issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (the “Filing Notice”). According to the Filing notice, the PRC domestic companies that have obtained clearance from overseas regulatory authorities or securities exchanges (for example, in U.S., the registration statement has been declared effective) for their indirect overseas offering and listing prior to the Effective Date but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from the Effective Date, and those who complete their overseas offering and listing before September 30, 2023 shall be deemed as existing issuers (the “Existing Issuers”). The Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC upon the occurrence of certain subsequent matters, such as refinancing. On or prior to March 31, 2023, the PRC domestic companies that have filed registration statements for their overseas offering and listing but have not yet obtained clearance from overseas regulatory authorities or securities exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing procedures with the CSRC before the completion of their overseas offering and listing according to the Trial Measures and five supporting guideline. The Trial Measures specify that the offering and listing of an issuer shall be deemed as an indirect overseas offering and listing of a PRC domestic company if, among other features, the issuer derives over 50% of the revenue, net income, total assets or net assets from mainland China within the last fiscal year. Given that Able View derives over 70% of its revenue, net income, total assets and net assets from Hong Kong, we have been advised by our PRC counsel, JunHe LLP, that the offering and listing of Pubco will likely not be regarded as a PRC domestic company’s indirect overseas offering and listing under the Trial Measures and no filing procedures required thereunder will be applicable. However, since the Trial Measures are newly published and the legislation, administration and jurisdiction authorities in China have broad discretion, even we do not fall into the definition of “an indirect overseas offering and listing of a PRC domestic company” explicitly stipulated in the Trail Measures, there is a risk that the CSRC may nonetheless regard us as an issuer subject to the Trial Measures, and therefore we may be required to complete the filing with the CSRC in connection with the Business Combination. Given the substantial uncertainties surrounding the latest CSRC filing requirements at this stage, we cannot assure you that, if ever required, we will be able to complete the filings and fully comply with the relevant new rules on a timely basis, if at all.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the Measures for Cybersecurity Review and the Network Data Security Draft Regulations, are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or filing or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our listed securities. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition and reputation.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC Operating Entities to liability or penalties, limit our ability to inject capital into our PRC Operating Entities or limit our PRC Operating Entities’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC Operating Entities of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its mainland China subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks shall examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration under SAFE Circular 37 from June 1, 2015. Beneficial owners of the special purpose vehicle who are PRC citizens are also required to make annual filing with the local banks regarding their overseas direct investment status.

We may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, including the annual filing requirement. Furthermore, we may be unable to disclose change of our beneficial owners’ shareholding interests in us during the annual filing process of our PRC Operating Entities as required by SAFE. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC Operating Entities to fines and legal sanctions. As of the date of this proxy statement/prospectus, all our shareholders have duly registered as required. However, we cannot guarantee that in the future, any new shareholders or any existing shareholders can register or amend their registration in a timely manner. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC Operating Entities and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our PRC Operating Entities.

We may transfer funds to our PRC Operating Entities which are Foreign-invested enterprises, or FIEs under PRC Laws or finance such FIEs by means of shareholder loans or capital contributions, upon completion of our offerings. Any such loans to our FIEs cannot exceed statutory limits, which is either the difference between the registered capital and the total investment amount of such FIE or a multiple of the FIE’s net assets in the previous year, and shall be registered or filed with SAFE, or its local counterparts. Furthermore, if we make any capital contributions to FIEs, FIEs are required to register the details of the capital contribution with the local branch of SAMR and submit a report on the capital contribution via the online enterprise registration system to the MOFCOM.

In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Clarifying & Regulating Relevant Matters Concerning the Administration of Some Foreign Exchange Businesses under Capital Accounts, or Circular 45, on November 9, 2011 in order to clarify the application of Circular 142. Under Circular 142 and Circular 45, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. On March 30, 2015, SAFE released the Circular on the Reform of the Management Method for the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, which came into force and superseded SAFE Circular 142 from June 1, 2015. SAFE Circular 19 has made certain adjustments to some regulatory requirements on the settlement of foreign exchange capital of foreign-invested enterprises, and some foreign exchange restrictions under Circular 142 are lifted. Under SAFE Circular 19, the settlement of foreign exchange by FIEs shall be governed by the policy of foreign exchange settlement at will. In June 2016, SAFE promulgated the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which removed certain restrictions previously provided under several SAFE circulars in respect of conversion by an FIE of foreign currency registered capital into RMB and use of such RMB capital. However, SAFE Circular 19 and SAFE Circular 16 also reiterate that the settlement of foreign exchange shall only be used for purposes within the business scope of the FIEs. On October 23, 2019, the SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation, or SAFE Circular 28. Among others, SAFE Circular 28 relaxes prior restrictions and allows foreign-invested enterprises whose approved business scope does not include equity investments to use their capital funds obtained from foreign exchange settlement to make domestic equity investments in China, provided that such investments do not violate the Negative List and the target investment projects are genuine and in compliance with the laws.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circulars referred to above, we cannot assure you that we will be able to complete the necessary government registrations or filings on a timely basis, if at all, with respect to future loans by us to our PRC Operating Entities or additional capital contributions by us to our PRC Operating Entities, and conversion of such loans or capital contributions into RMB. If we fail to complete such registrations or filings, our ability to provide loans or capital contributions to our PRC Operating Entities in a timely manner may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any failure to comply with PRC regulations regarding our employee equity incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC Operating Entities of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. We and our directors, executive officers and other employees who are PRC residents and who have been granted options are subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Share Option Rules, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.

In addition, the STA has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or restricted share units, vest, will be subject to PRC individual income tax. The PRC Operating Entities of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or restricted share units. In addition, the sales of our ordinary shares or ordinary shares held by such PRC individual employees after their exercise of the options, or the vesting of the restricted shares or restricted share units, are also subject to PRC individual income tax. If the employees fail to pay, or the PRC Operating Entities fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC Operating Entities may face sanctions imposed by the tax authorities or other PRC government authorities.

Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder our ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless.

The Chinese government recently has published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could require us to seek permission from Chinese authorities to continue to operate our business, which may adversely affect our business, financial condition and results of operations. Furthermore, recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in China that are to be conducted in foreign markets, as well as foreign investment in China-based issuers like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer its securities to investors, and could cause the value of such securities to significantly decline or become worthless.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. In February 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which took effect on March 31, 2023. As substantially all of our operations are based in PRC jurisdictions, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations and our business in China, as well as the value of the securities being offered, may also be adversely affected.

We may be treated as a resident enterprise for PRC tax purposes under the EIT Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law, or the EIT Law, and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The STA issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, with retroactive effect from January 1, 2008. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the STA’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow generated from mainland China may be materially reduced as a result of our global income being taxed under the EIT Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends payable to our foreign investors and gains on the sale of our ordinary shares or ordinary shares by our foreign investors may become subject to PRC tax law.

Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ordinary shares or ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares or ordinary shares, and any gain realized from the transfer of our ordinary shares or ordinary shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares or ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. It is unclear whether we or any of our subsidiaries established outside China are considered a PRC resident enterprise, holders of our ordinary shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares or ordinary shares by such investors are subject to PRC tax, the value of your investment in our ordinary shares or ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the STA issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the shareholders, business model and organizational structure of an overseas enterprise; the income tax payable abroad due to the indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the STA, issued the Announcement of the State Taxation Administration on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017. Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. Pursuant to Bulletin 7 and Bulletin 37, both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. We may be subject to filing obligations or taxed if we are transferor in such transactions, and may be subject to withholding obligations if we are transferee in such transactions, under Bulletin 7 and Bulletin 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, or to pay tax pursuant to these circulars, which may have a material adverse effect on our financial condition and results of operations.

The Holding Foreign Companies Accountable Act, or the HFCAA, and the related regulations continue to evolve. Further implementations and interpretations of or amendments to the HFCAA or the related regulations, or a PCAOB determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China.

On April 21, 2020, SEC released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets. On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the Company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCAA”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the Company uses a foreign auditor not subject to PCAOB inspection. On December 18, 2020, the HFCAA was signed into law. The HFCAA has since then been subject to amendments by the U.S. Congress and interpretations and rulemaking by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law, which officially reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, thus, would reduce the time before an applicable issuer’s securities may be prohibited from trading or delisted.

On December 16, 2021, PCAOB announced the PCAOB HFCAA determinations relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, because of a position taken by one or more authorities in mainland China or Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China made it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in issuers operating in China to lose confidence in such issuers’ procedures and reported financial information and the quality of financial statements.

Our auditor, Marcum Asia CPAs LLP (formerly, Marcum Bernstein & Pinchuk LLP, “Marcum Asia”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. As of the date of this prospectus, our auditor is not among the firms listed on the PCAOB Determination List issued in December 2021.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China (together, the “PRC Authorities”). The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB announced in its 2022 HFCAA Determination Report (the “2022 Report”) its determination that the PCAOB was able to secure complete access to inspect and investigate audit firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board voted to vacate previous determinations to the contrary. According to the 2022 Report, this determination was reached after the PCAOB had thoroughly tested compliance with every aspect of the Protocol necessary to determine complete access, including on-site inspections and investigations in a manner fully consistent with the PCAOB’s methodology and approach in the U.S. and globally. According to the 2022 Report, the PRC Authorities had fully assisted and cooperated with the PCAOB in carrying out the inspections and investigations according to the Protocol, and have agreed to continue to assist the PCAOB’s investigations and inspections in the future. However, as required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by any foreign authority, including but is not limited to mainland China or Hong Kong jurisdiction, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Further developments related to the HFCAA could add uncertainties to our offering. We cannot assure you what further actions the SEC, the PCAOB or the stock exchanges will take to address these issues and what impact such actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement. Such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and would have a negative impact on the price of our ordinary shares.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against Pubco or its management named in the proxy statement/prospectus based on foreign laws.

Pubco is an exempted company with limited liability incorporated under the laws of the Cayman Islands, Pubco conducts substantially all of its operations in mainland China and in Hong Kong, with substantially all of Pubco’s assets being located there. In addition, both of Pubco’s senior executive officers, namely, Mr. Zhu Jian, Chairman, Director and Chief Executive Officer of the Pubco, and Mr. Tang Jing, Director and Chief Financial Officer of the Pubco, are PRC nationals who reside within China for a significant portion of the time each year. As a result, it may be difficult for Pubco’s shareholders to effect foreign service of process upon Pubco or those executives or officers inside China.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism.

Among Pubco’s directors and officers, Mr. Zhu Jian, Chairman, Director and Chief Executive Officer of the Pubco, Mr. Tang Jing, Director and Chief Financial Officer of the Pubco, and Mr. Yilun Wu, Mr. Yimin Zhou, and Mr. Zhifan Zhou, independent directors of the Pubco, are all residents of China and all or a substantial portion of their assets are located outside the United States. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. As a result, it may be difficult to enforce against us or them judgments obtained in United States courts or in Cayman Islands courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for a shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and these persons located in China.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively. To the extent our cash in the business is in mainland China, such cash may not be available to freely convert or be changed at favorable rate, and such cash may not be available to fund operations or for other use outside of PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the government in mainland China to transfer cash.

As of December 31, 2022, Able View has six mainland China operating subsidiaries whose revenues are denominated in Renminbi. Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not freely convertible under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. The Outbound Investment Sensitive Industry Catalogue (2018) also lists certain industries as sensitive outbound investment industries, which are subject to NDRC pre-approval requirements prior to remitting investment funds offshore. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect to maintain such corporate structure in the future, part of our revenue will continue being denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the mainland China or pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares and/or ordinary shares. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant governmental authorities in mainland China. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. To the extent our funds in the business is in mainland China, the funds may not be available to fund operations or for other use outside of PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the government in mainland China to transfer cash.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. Renminbi has fluctuated against the U.S. dollars, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollar in the future. As Able View has six mainland China operating subsidiaries, part of our revenues and costs are denominated in Renminbi, any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares and/or ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our public offerings into Renminbi for our operations in mainland China, appreciation of Renminbi against U.S. dollar would have an adverse effect on the amount of Renminbi we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ordinary shares, or for other business purposes, appreciation of U.S. dollar against Renminbi would have a negative effect on the amounts of U.S. dollar available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Our deferred tax assets are subject to uncertainties and judgments.

In the application of our accounting policies, our management is required to make judgments, estimates and assumptions about the carrying amounts of certain assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Therefore, actual results may differ from these accounting estimates. As of December 31, 2021, we recorded deferred tax assets of $0.71 million. We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statements carrying amounts and tax bases of existing assets and liabilities by applying enacted statutory tax rates that will be in effect in the period in which the temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations in the period of change. In the event that a substantial reversal of deferred tax assets arises in future periods, our results of operations and financial condition may be materially and adversely affected.

Failure to make adequate contributions to various employee benefit plans as required by the PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. In addition, we engage third-party human resources agencies to make social insurance and housing fund contributions for certain of our employees, and there is no assurance that such third-party agencies will make such contributions in full in a timely manner, or at all. Although some of our PRC entities incorporated in various locations in China have made the required employee benefit payments, we cannot assure you that we are able to make adequate contribution in a timely manner at all time. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Outsourced services engaged by our PRC Operating Entities may be deemed as labor dispatch and thus may cause our PRC Operating Entities to violate the requirements under labor dispatch related PRC Laws and regulations.

The Ministry of Human Resources and Social Security promulgated the Interim Provisions on Labor Dispatch on January 24, 2014, which became effective on March 1, 2014. Pursuant to the Interim Provisions on Labor Dispatch (the “Provisions”), the employment of workers by an employer in the name of contracting or outsourcing but in essence the workers work at the employer’s location, receive tasks directly from the employer shall be regarded as labor dispatch and subject to the Provisions. Pursuant to the Labor Contract Law of the PRC and the Interim Provisions on Labor Dispatch, the number of dispatched labor that an employer may employ shall not exceed 10 percent of the total number of its employees (i.e., the sum of employees executed labor contracts with such employer and the number of labor dispatch used by such employer). Any employer in violation to the aforementioned laws and regulations shall be ordered by competent labor administrative authorities to make correction within a stipulated period, and any failure to make the correction may subject such employer to a fine ranging from RMB 5,000 (approximately USD 702) to RMB 10,000 (approximately USD 1,403) per person. Three of our PRC Operating Entities have relatively few employees (i.e., less than 10) while most of the labor force used by such PRC Operating Entities are in the form of outsourced services. In addition, the workers, pursuant to the outsource service agreements executed by and between our PRC Operating Entities and the human resources company, will work at the office of these PRC Operating Entities, receive tasks directly from the management, and be paid social insurance by the PRC Operating Entities. Therefore, in practice, these PRC Operating Entities may be deemed by the competent labor administrative authorities as using the labor force in the form of labor dispatch. If the outsourced services used by any of our PRC Operating Entities is regarded as labor dispatch in the future, the number of such workers of that PRC Operating Entity employed would exceed the legally permitted number of labor dispatch worker a company may use. We may be required to reduce the number of outsourced service persons used to be compliant with the legal requirements, otherwise, we may be subject to fines by relevant labor administrative authorities, and we may be fined again for the same reason if such labor authority finds out that the Company commits the same non-compliance subsequently. If we cannot convert certain outsourced employees into employees to gain compliance in a timely manner, our business operations and financial conditions may be adversely affected.

Risks Related to Doing Business in Hong Kong

Able View is subject to a variety of laws and other obligations, including cybersecurity, data protection or anti-monopoly. Any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

Able View is subject to a variety of laws and other obligations regarding data protection in Hong Kong. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) came into force on December 20, 1996. The PDPO states that any person who controls the collection, holding, processing or use of personal data (the “data user”) shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. Personal data means any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

The Data Protection Principles set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfillment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data user shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate.

Moreover, the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”) came into effect on October 8, 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e. unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

Our directors are of the view that Able View is in compliance with the PDPO and the PDPAO, for the following reasons: (i) using our products and services which do not require providing users’ personal information and (ii) we possess minimum amount, if not none of the personal information in our business operations. Nonetheless, we are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. The interpretation and application of laws, regulations and standards on data protection and privacy are still uncertain and evolving. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may be subject to investigations and inspections by government authorities regarding our compliance with laws and regulations on data privacy, and we cannot assure you that our practices will always fully comply with all applicable rules and regulatory requirements. In addition, laws, regulations and standards on data protection and privacy continue to develop and may vary from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices.

In addition, the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. The first conduct rule prohibits undertakings from making or giving effect to agreements or decisions or engaging in concerted practices that have as their object or effect the prevention, restriction, or distortion of competition in Hong Kong. The second conduct rule prohibits undertakings that have a substantial degree of market power in a market from engaging in conduct that has as its object or effect the prevention, restriction, or distortion of competition in Hong Kong. The merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. The scope of application of the merger rule is limited to carrier licenses issued under the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong). As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Our Hong Kong subsidiaries have not engaged in any concerted practices that have an object or effect to prevent, restrict, or distort competition in Hong Kong. Additionally, neither we nor our Hong Kong subsidiaries possess a substantial degree of market power in the Hong Kong market that could trigger the second conduct rule. The merger rule is equally not applicable to us or our Hong Kong subsidiaries since neither we nor our Hong Kong subsidiaries hold any carrier license issued under the Telecommunications Ordinance.

Except for the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of the Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. Therefore, laws and regulations of mainland China relating to data protection, cybersecurity review and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long arm provisions under the current Mainland China laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of laws and regulations of Mainland China to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of the Mainland China to Hong Kong and exercise significant direct influence and discretion over Hong Kong subsidiary of Able View in the future and, it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political environment or other unforeseeable reasons.

In the event that the Hong Kong subsidiary of Able View were to become subject to laws and regulations of Mainland China, the legal and operational risks associated in Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving Mainland China laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to Hong Kong subsidiary of Able View.

Risks Related to Ownership of Able View’s Securities

Payment of dividends is subject to restrictions under PRC Laws. There is no assurance whether and when we will pay dividends.

Under applicable PRC Laws, dividends may be paid only out of distributable profits. Distributable profits mean, as determined under PRC GAAP or U.S. GAAP, whichever is lower, our net profits for a period, plus the distributable profits or net of the accumulated losses, if any, at the beginning of such period, less appropriations to transaction risk reserve, statutory surplus reserve (determined under PRC GAAP) and discretionary surplus reserve (as approved by our shareholders’ meeting). As a result, we may not have sufficient profit to enable us to make future dividend distributions to our shareholders, even if one of our financial statements prepared in accordance with PRC GAAP or U.S. GAAP indicates that our operations have been profitable. After the completion of the Transaction, we may distribute dividends in the form of cash or by other means permitted by our Articles of Association. Any proposed distribution of dividends shall be formulated by our Board and will be subject to approval of our Shareholders. A decision to declare or to pay any dividends in the future, and the amount of any dividend, will depend upon a number of factors, including our earnings and financial condition, operating requirements, capital requirements, business prospects, statutory, regulatory and contractual restrictions on our declaration and payment of dividends, and any other factors that our Directors may consider important. Any history dividends distribution cannot be regarded as any form of indication of either the amount or the time we will distribute dividends. We cannot assure you that our dividend policies will not change in the future.

Able View is a holding company, and will rely on dividends paid by our PRC Operating Entities for our cash needs. Any limitation on the ability of our PRC Operating Entities to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

Able View is a holding company and conduct a significant part of our business in China through our PRC Operating Entities. We may rely on dividends to be paid by our PRC Operating Entities to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC Operating Entities incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us, and in turn affect our ability to pay dividends to our investors.

Under PRC Laws and regulations, our PRC Operating Entities may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory capital reserve until such reserve reaches 50% of its registered capital. Each of such entity in China may further set aside a portion of its after-tax profits to the optional capital reserve, the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. If our PRC Operating Entities cannot generate enough revenues in the future, their abilities to pay dividends or make other distributions to us may be restricted, and in turn affect our ability to pay dividends to our investors.

Our PRC Operating Entities generates primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC Operating Entities to use their Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC Operating Entities to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC Operating Entities to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise, as the beneficial owner, owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC Operating Entities to their respective immediate holding company in Hong Kong.

Because there are no current plans to pay cash dividends on the Ordinary Share for the foreseeable future, you may not receive any return on investment unless you sell your Ordinary Share for a price greater than that which you paid for it.

Able View intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Ordinary Share will be at the sole discretion of Able View’s board of directors. Able View’s board of directors may take into account general and economic conditions, the Able View’s financial condition and results of operations, Able View’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by Able View to its stockholders or by its subsidiaries to it and such other factors as Able View’s board of directors may deem relevant. In addition, Able View’s ability to pay dividends is limited by covenants of Able View’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness Able View incurs. As a result, you may not receive any return on an investment in Able View’s Ordinary Share unless you sell Able View’s Ordinary Share for a price greater than that which you paid for it.

There has been no prior public market for our Ordinary Shares and their liquidity and market price may be volatile.

We have applied for the listing of, and permission to deal in, our Ordinary Shares on the Nasdaq Capital Market. We cannot assure you that a public market for our Ordinary Shares with adequate liquidity and trading volume will develop and be sustained, or that the market price of our Ordinary Shares will not decline following completion of the Transaction. Furthermore, the price and trading volume of our Ordinary Shares may be volatile. The following factors, among others, may affect the trading volume and price of our Ordinary Shares:

•        actual or anticipated fluctuations in our revenue and results of operations;

•        loss of significant customers or material defaults by our customers;

•        major changes in our key personnel or senior management;

•        announcements of competitive developments, acquisitions or strategic alliances in our industry;

•        changes in earnings estimates or recommendations by financial analysts;

•        involvement in litigation or regulatory investigations;

•        general market conditions or other developments affecting us or our industry;

•        fluctuations in stock market price and volume and other events or factors beyond our control;

•        the release of lockup or other transfer restrictions on our outstanding Ordinary Shares, or sales or perceived sales of additional Ordinary Shares by us or other shareholders; and

•        our inability to obtain or maintain regulatory approval for our business operations.

In addition, stock markets and the shares of other companies listed on the Nasdaq with significant operations and assets in China have been experiencing increasing price and volume fluctuations in recent years, some of which have been unrelated or disproportionate to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares, and it is possible that our Ordinary Shares may be subject to changes in price not directly related to our performance.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, Able View will face increased legal, accounting, administrative and other costs and expenses as a public company that Able View did not incur as a private company. The Sarbanes-Oxley Act of 2002 or the Sarbanes-Oxley Act, including the requirements of Section 404, to the extent applicable to Able View, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements may increase costs and make certain activities more time consuming. It may also be more expensive to obtain director and officer liability insurance.

If Able View or Pubco fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, Pubco may be unable to accurately report its results of operations, meets its reporting obligations or prevent fraud, and investor confidence and the market price of Pubco’s ordinary shares may be materially and adversely affected.

Prior to the Business Combination, Able View has been a private company with limited accounting personnel and other resources with which to address Able View’s internal controls and procedures. Neither Able View nor its independent registered public accounting firm undertook a comprehensive assessment of Able View’s internal control under the Sarbanes-Oxley Act of 2002 for purposes of identifying and reporting any material weakness in Able View’s internal control over financial reporting. Had Able View performed a formal assessment of Able View’s internal control over financial reporting or had Able View’s independent registered public accounting firm performed an audit of Able View’s internal control over financial reporting, material weakness or control deficiencies may have been identified. Upon completion of the Business Combination, Pubco will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that Pubco include a report from management on the effectiveness of Pubco’s internal control over financial reporting in Pubco’s annual report on Form 20-F beginning with Pubco’s annual report in Pubco’s second annual report on Form20-F after becoming a public company. In addition, once Pubco ceases to be an “emerging growth company” as such term is defined in the JOBS Act, Pubco’s independent registered public accounting firm must attest to and report on the effectiveness of Pubco’s internal control over financial reporting. Moreover, even if Pubco’s management concludes that Pubco’s internal control over financial reporting is effective, Pubco’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with Pubco’s internal controls or the level at which Pubco’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Pubco. In addition, after Pubco becomes a public company, Pubco’s reporting obligations may place a significant strain on Pubco’s management, operational and financial resources and systems for the foreseeable future. Pubco may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing Pubco’s internal control procedures, in order to satisfy the requirements of Section 404, Pubco may identify other weaknesses and deficiencies in Pubco’s internal control over financial reporting. If Pubco fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, Pubco may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if Pubco fails to achieve and maintain an effective internal control environment, it could result in material misstatements in Pubco’s financial statements and could also impair Pubco’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, Pubco’s businesses, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose Pubco to increased risk of fraud or misuse of corporate assets and subject Pubco to potential delisting from the stock exchange on which Pubco lists, regulatory investigations and civil or criminal sanctions. Pubco may also be required to restate its financial statements from prior periods. Pubco will incur increased costs as a result of being a public company.

Upon completion of the Business Combination, Pubco will become a public company and expect to incur significant legal, accounting, and other expenses. For example, as a result of becoming a public company, Pubco will need to adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for it to obtain director and officer liability insurance, and Pubco may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, Pubco will incur additional costs associated with its public company reporting requirements. It may also be more difficult for Pubco to find qualified persons to serve on its Board of directors or as executive officers.

After Pubco is no longer an “emerging growth company,” Pubco may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

Future sales or perceived sales of substantial amounts of our securities in the public market could have a material adverse effect on the prevailing market price of our Ordinary Shares and our ability to raise capital in the future, and may result in dilution of your shareholdings.

The market price of our Ordinary Shares could decline as a result of future sales of substantial amounts of our Ordinary Shares or other securities relating to our Ordinary Shares in the public market or the issuance of new Ordinary Shares or other securities, or the perception that such sales or issuances may occur. Future sales, or perceived sales, of substantial amounts of our securities, including any future offerings, could also materially and adversely affect our ability to raise capital in the future at a time and at a price which we deem appropriate. In addition, our Shareholders may experience dilution in their holdings to the extent we issue additional securities in future offerings.

Risks Relating to the Business Combination and its Effects

HMAC may not be able to complete the Business Combination or any other business combination within the time frame prescribed in its organizational documents, in which case HMAC would cease all operations except for the purpose of winding up, and HMAC would redeem HMAC’s Public Shares and liquidate.

HMAC must complete an initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account).

HMAC may not be able to consummate the Business Combination or any other business combination by such date. If HMAC has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HMAC remaining shareholders and board of directors, liquidate and dissolve, subject in each case to HMAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

HMAC’s Initial Shareholder has agreed to vote its shares in favor of the Business Combination, regardless of how HMAC’s Public Shareholders vote.

The Business Combination Proposal must be approved by a majority of the issued and outstanding ordinary shares present and voted at the meeting. In connection with the Business Combination, the holder of HMAC’s Founder Shares and the Private Placement Shares has agreed to vote its Founder Shares and Private Placement Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 20.0% of the outstanding ordinary shares of HMAC and the Private Placement Shares constitute approximately 3.0% of the outstanding ordinary shares of HMAC as of [____], 2023. Accordingly, HMAC will only need the affirmative vote of [•] Public Shares (assuming only a quorum is present at the Meeting) to approve the Business Combination.

Neither HMAC nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Able View in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Able View and HMAC to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, HMAC and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Able View in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, HMAC would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

HMAC’s shareholders who do not redeem their ordinary shares of HMAC will experience immediate and material dilution upon closing of the Business Combination.

Upon the completion of the Business Combination, assuming, among other things, that Public Shareholders exercise redemption rights and redeem only 3,100,291 ordinary shares before the completion of the Business Combination (prior to giving effect to any warrant exercises, assuming automatic conversion of rights, and assuming 50% of maximum redemption rate), Public Shareholders, the Initial Shareholder and the Sellers will own approximately 9.8%, 4.6% and 83.2% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 38,095,238 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment). If the NTA Requirement Amendment Propsoal is not approved and 6,200,583 ordinary shares of HMAC are ultimately redeemed (which is the maximum number of ordinary shares of HMAC that could be redeemed in order to maintain $5,000,001 of HMAC’s net tangible assets at Closing under the Existing HMAC Charter), Public Shareholders, the Initial Shareholder and the Sellers are expected to own approximately 3.2%, 4.9% and 89.2%, respectively, of the Pubco Ordinary Shares and approximately 0.5%, 0.8%, and 98.3%, respectively, of voting power of Pubco following the closing. As such, HMAC’s shareholders who do not redeem their ordinary shares of HMAC will experience immediate and material dilution upon closing of the Business Combination.

HMAC may redeem your unexpired HMAC Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your HMAC Public Warrants worthless.

HMAC will have the ability to redeem outstanding HMAC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of HMAC Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to warrant holders, and there is a current registration statement in effect with respect to the HMAC Ordinary Shares underlying the HMAC Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. Redemption of the outstanding HMAC Public Warrants could force you (i) to exercise your HMAC Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your HMAC Public Warrants at the then-current market price when you might otherwise wish to hold your HMAC Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding HMAC Public Warrants are called for redemption, is likely to be substantially less than the market value of your HMAC Public Warrants. None of the HMAC Private Warrants will be redeemable by the post-combination company so long as they are held by their initial purchasers or their permitted transferees.

In the event HMAC determined to redeem HMAC Public Warrants, holders of redeemable Public Warrants will be notified of such redemption as described in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and HMAC, dated August 10, 2022 (the “Warrant Agreement”). Specifically, in the event HMAC elects to redeem all of the HMAC Public Warrants that are subject to redemption, HMAC will fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by HMAC not less than 30 days prior to the date fixed for redemption to the registered holders of the HMAC Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the aforesaid manner will be conclusively presumed to have been duly given, whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable HMAC Public Warrants will be notified of such redemption via posting of the redemption notice to DTC.

As of the date of this proxy statement/prospectus, trading prices of HMAC Ordinary Shares have not exceeded the threshold that would allow HMAC to redeem HMAC Public Warrants.

Zhu Jian, whose interests may conflict with yours, can exercise significant influence over Pubco. The concentrated ownership of Pubco Ordinary Shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our share capital, and that may adversely affect the trading price of Pubco Ordinary Shares.

Upon the Closing, Zhu Jian will own approximately 51.7% of the outstanding Pubco Ordinary Shares, representing 91.4% voting rights, assuming (for illustrative purposes) no redemptions of HMAC’s outstanding Public Shares and the exercise of all Warrants and the issuance of Pubco Ordinary Shares in respect thereof, and taking 1,120,000 Pubco Class B Ordinary Shares to be issued to advisors into account. For so long as he holds at least a majority of the voting interests of Pubco, Zhu Jian will have the ability, through the board of directors of Pubco, to significantly influence decision-making with respect to Pubco’s business direction and policies. Matters over which Zhu Jian will, directly or indirectly, exercise significant influence following the Closing include: (i) the election of the Pubco Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in Pubco’s shareholders receiving a premium price for their shares; and (iii) amendments of the Amended and Restated Memorandum and Articles of Association or increases or decreases in the size of the Pubco Board. Even if Zhu Jian’s voting interests fall below a majority, he may continue to be able to strongly influence Pubco’s decisions. In addition, such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of Pubco Ordinary Shares.

If Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If Pubco is a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Pubco Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Pubco’s PFIC status for its current and subsequent taxable years may depend on its unbooked goodwill as valued based on the projected market value of Pubco’s equity and whether it qualifies for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that Pubco will qualify for the start-up exception. Accordingly, there can be no assurances with respect to Pubco’s status as a PFIC for its current taxable year or any subsequent taxable year. Pubco’s actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Please see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Ordinary Shares.

Subsequent to HMAC’s completion of the Business Combination, HMAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though HMAC has conducted due diligence on Able View, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HMAC’s, Pubco’s or Able View’s control will not later arise. As a result of these factors, HMAC may be forced to later write-down or write-off assets, restructure HMAC’s operations, or incur impairment or other charges that could result in reporting losses. Even if HMAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HMAC’s preliminary risk analysis. The fact that HMAC reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by HMAC’s directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

The registration of shares for resale as provided by the Founders Registration Rights Agreement Amendment and the grant and future exercise of registration rights may adversely affect the market price of HMAC’s ordinary shares and Pubco’s securities upon consummation of the Business Combination.

At the Closing, certain Sellers and the Sponsor will enter into the Founders Registration Rights Agreement Amendment with Pubco pursuant to which (i) Pubco will assume the registration obligations of HMAC under that certain Registration Rights Agreement, dated as of August 10, 2022, by and among Purchaser, Sponsor and the other “Investors” named therein, which obligations will be applicable to the securities of Pubco; and (ii) such Sellers will receive demand and piggy-back registration rights with respect to the Exchange Shares received in the Transactions.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Ordinary Shares.

1,725,000 Founder Shares and 341,500 Private Placement Units that HMAC’s Initial Shareholder currently hold will be exchangeable for Pubco Ordinary Shares and Pubco Warrants and continue to be held by HMAC’s Initial Shareholder following the Business Combination.

The Pubco securities representing the Founder Shares and the Private Placement Shares will be subject to a lock-up period up to six months after the date of the consummation of the Business Combination, with certain exceptions. The lock-up provisions provide that such securities are not transferable or saleable (i) in the case of (A) 50% of the Founder Shares, until the earlier of (x) six months after the date of the consummation of our initial business combination or (z) the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (B) the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Private Placement Units and the underlying securities, until 30 days after the completion of HMAC’s initial business combination, except in each case (a) to the Sponsor, officers or directors, any affiliates or family members of Sponsor or any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the event of our liquidation prior to our completion of our initial business combination; or (f) by virtue of the laws of the Cayman Islands or our Sponsor’s constitutional documents upon dissolution of our sponsor; provided, however, that in the case of clauses (a) through (e) or (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and by the same agreements entered into by our sponsor with respect to such securities.

HMAC’s shareholders who are not affiliates of the Sponsor may be exposed to greater risk as a result of becoming shareholders of the Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of HMAC’s securities in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of HMAC and Able View and their subsidiaries. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, HMAC’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as HMAC, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by HMAC and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Able View. Accordingly, it is possible that defects in Able View’s business or problems with Able View’s management that would have been discovered if Able View conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of the Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Furthermore, the Sponsor and certain of HMAC’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of HMAC’s shareholders generally. Such interests may have influenced HMAC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — If the Business Combination is not approved, then the Founder Shares and Private Placement Units of HMAC that are beneficially owned by HMAC’s Initial Shareholder will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with Able View.” and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination.” In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event the Business Combination is completed, even if the Business Combination causes the trading price of Pubco Ordinary Shares to materially decline.

Since the Sponsor and HMAC’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of HMAC’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Able View is appropriate as HMAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in HMAC if the Business Combination is not completed.

When you consider the recommendation of HMAC’s board of directors in favor of approval of the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal and the Charter Proposal, you should consider that the Sponsor and HMAC’s directors and officers have interests in such proposals that are different from, or in addition to, those of HMAC’s shareholders and warrant holders generally. These interests include, among other things:

•        If the Business Combination with Able View or another business combination is not consummated by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), HMAC will cease all operations except for the purpose of winding up, as promptly as reasonably possible but not more than ten business days thereafter, redeeming 100% of the outstanding Public Shares for cash and, as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the 1,725,000 Founder Shares and 341,500 Private Placement Shares held by HMAC’s

Initial Shareholder, would be worthless because HMAC’s Initial Shareholder is not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[____] million based upon the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023, despite having been purchased for an aggregate of $25,000.

•        HMAC’s Initial Shareholder is likely to be able to recoup their investment in HMAC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that HMAC’s Initial Shareholder could earn a positive rate of return on their investment, even if HMAC’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the trust to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders. The Sponsor will own [____] shares, representing [____]% ownership interest in Able View resulting from the completion of the Business Combination. Such ordinary shares had an aggregate market value of approximately $[____] million based on the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023. The Initial Shareholders waived their redemption rights and liquidation rights in connection with the purchase of the Founder Shares and no other consideration was paid for such agreement.

•        The Sponsor purchased an aggregate of 341,500 Private Placement Units for $3,415,000 simultaneously with the consummation of the Initial Public Offering. Such Private Placement Units had an aggregate market value of $[____] based upon the closing price of HMAC’s Units of $[____] per Unit on Nasdaq on [____], 2023. If HMAC is unable to complete a business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), the Private Placement Units, and ordinary shares, warrants and the rights included as part of the 341,500 Private Placement Units purchased by the Sponsor for a total purchase price of $3,415,000, will expire worthless and the Sponsor will be unable to recoup its investment in HMAC. Such ordinary shares had an aggregate market value of approximately $[____] based on the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023; such warrants had an aggregate market value of approximately $[____] based on the closing price of HMAC’s warrants of $[____] on Nasdaq on [____], 2023; such rights had an aggregate market value of approximately $[____] based on the closing price of HMAC’s rights of $[____] on Nasdaq on [____], 2023. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the trust to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders. The Sponsor waived its redemption rights and liquidation rights in connection with the purchase of the Private Placement Units and no other consideration was paid for such agreement.

•        If HMAC is unable to complete a business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under HMAC’s indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act, by the claims of target businesses or claims of vendors or other entities that are owed money by HMAC for services rendered or contracted for or products sold to HMAC. If HMAC consummates a business combination, on the other hand, HMAC will be liable for all such claims.

•        The exercise of HMAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in HMAC’s shareholders’ best interest.

•        In order to extend HMAC’s time to complete a business combination by up to additional eight months (for a total of up to 18 months from the closing of its Initial Public Offering, or until February 14, 2024, to complete a business combination) as provided in its existing charter, the Sponsor or its affiliates or designees must deposit $227,700 into the Trust Account for each one-month extension. If the Business Combination is consummated by the extended deadlines, the amount deposited in the Trust Account will be repaid. However, if the Business Combination is not consummated by the extended deadline, the amount deposited will not be repaid unless there are funds available outside the Trust Account to do so and will be included in the liquidation distribution to HMAC’s shareholders.

•        HMAC’s Initial Shareholder, its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HMAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HMAC fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, HMAC may not be able to reimburse these expenses if the Business Combination with Able View or another business combination is not completed by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account). As of the date of this proxy statement/prospectus, the Sponsor and HMAC’s officers and directors and their affiliates have not had any unpaid reimbursable expenses. As of the date of this proxy statement/prospectus, there were no outstanding reimbursable out-of-pocket expenses for which the Sponsor and HMAC’s officers and directors and their affiliates were awaiting reimbursement.

•        HMAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under HMAC’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to HMAC funds as may be required by HMAC (the “Working Capital Loans”). If HMAC completes a business combination, HMAC will repay any Working Capital Loans. In the event that a business combination is not completed, HMAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by HMAC, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Private Placement Unit (the “Working Capital Units”).

•        On March 21, 2023, HMAC issued the March 2023 Note to the Sponsor in exchange for Sponsor delivering such amount into the Company’s working capital account in order to meet the working capital needs of the Company. The March 2023 Note is not convertible into Private Placement Unit and matures on the earlier of (i) December 31, 2023 or (ii) the closing of a business combination by HMAC. As of the date of this proxy statement/prospectus, HMAC (i) had no borrowings due under the Working Capital Loans; and (ii) had $15,450 drawn down under the March 2023 Note.

•        Zhifan Zhou, HMAC’s Chief Executive Officer, will be a member of the board of directors of the Pubco following the closing of the Business Combination and, therefore, in the future Zhifan Zhou will receive any cash fees, stock options or stock awards that Pubco’s board of directors determines to pay to its directors.

The existence of personal and financial interests of one or more of HMAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of HMAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of the Sponsor, directors and officers in the Business Combination, (See “Risk Factors — If the Business Combination is not approved, then the Founder

Shares and Private Placement Units of HMAC that are beneficially owned by HMAC’s Initial Shareholder will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with Able View.” and “The Business Combination Proposal — Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination”).

The personal and financial interests of the Sponsor as well as HMAC’s directors and officers may have influenced their motivation in identifying and selecting Able View as a business combination target, completing an initial business combination with Able View and influencing the operation of the business following the initial business combination. In considering the recommendations of HMAC’s board of directors to vote for the proposals, its shareholders should consider these interests.

If HMAC were deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to complete the Business Combination and instead be required to liquidate.

As indicated above, HMAC completed its initial public offering in August 2022 and has operated as a blank check company searching for a target business with which to consummate an initial business combination since such time. On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which special purpose acquisition companies like HMAC could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The SEC’s proposed rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a company’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require a company to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of its registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering. The SEC has indicated that it believes that there are serious questions concerning the applicability of the Investment Company Act to special purpose acquisition companies, including a company like HMAC, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. As a result, it is possible that a claim could be made that HMAC has been operating as an unregistered investment company. It is also possible that the investment of funds from the IPO during its life as a blank check company, and the earning and use of interest from such investment, could increase the likelihood of HMAC being found to have been operating as an unregistered investment company more than if HMAC sought to potentially mitigate this risk by holding such funds as cash. If HMAC was deemed to be an investment company for purposes of the Investment Company Act and found to have been operating as an unregistered investment company, it could cause HMAC to liquidate. If HMAC is forced to liquidate, investors would not be able to participate in any benefits of owning stock in an operating business, including the potential appreciation of its shares following such a transaction and HMAC’s Warrants or Rights would expire worthless.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with Able View

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of Able View, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on Pubco Ordinary Shares, pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in Able View. Pubco will depend on Able View for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, Able View may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on Pubco’s board of directors or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Ordinary Shares and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

If Pubco fails to implement and maintain an effective system of internal control over financial reporting, its ability to accurately and timely report its financial results or prevent fraud may be adversely affected, and investor confidence and the market price of its securities, including the Ordinary Shares, may be adversely impacted.

Pubco will be subject to the reporting requirements of the Exchange Act and to the requirements of the Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that Pubco maintain effective disclosure controls and procedures and internal control over financial reporting.

Additionally, Pubco is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pubco will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Ordinary Shares held by non-affiliates exceeds $250 million as of the end of the second fiscal quarter of such fiscal year, or (ii) Pubco’s annual revenues exceeded $100 million during such completed fiscal year and the market value of the Ordinary Shares held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter of such fiscal year. To the extent Pubco takes advantage of such reduced disclosure obligations, it may also make comparison of Pubco’s financial statements with other public companies difficult or impossible.

If Pubco fails to implement and maintain an effective system of internal control, it will not be able to conclude, and its independent registered public accounting firm will not be able to report, that it has effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act in any future annual report on Form 10-K or Form 20-F covering the fiscal year in which this failure occurs.

Effective internal control over financial reporting is necessary for Pubco to produce reliable financial reports. Any failure to maintain effective internal control over financial reporting could prevent Pubco from identifying fraud and result in the loss of investor confidence in the reliability of Pubco’s financial statements, which in turn could have a material and adverse effect on the trading price of Pubco’s securities. Furthermore, Pubco may need to incur additional costs and use additional management and other resources as its business and operations further expand or in an effort to remediate any significant control deficiencies that may be identified in the future.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and Able View’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and Able View and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from Able View and there can be no assurance that Able View will pay dividends. As a result, capital appreciation, if any, of Ordinary Shares will be an investor’s sole source of gain for the foreseeable future.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco’s directors or officers, or enforce judgments obtained in the United States courts against Pubco’s directors or officers.

Pubco’s corporate affairs will be governed by the Amended and Restated Memorandum and Articles of Association, the Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of Pubco’s shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against Pubco or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco Ordinary Shares less attractive because it relies on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Pubco Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Pubco will be a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

In addition to being a foreign private issuer, immediately following the Business Combination, Pubco will be a “controlled company” as defined under the Listing Rules of Nasdaq because upon the completion of the Business Combination, Pubco will be a “controlled company” as defined under the rules of Nasdaq, because Zhu Jian will be able to exercise 91.4% of the aggregate voting power of Pubco’ total issued and outstanding shares (assuming that there are no HMAC shareholders who exercise their redemption rights and including the issuance of 1,120,000 Pubco Class B Ordinary Shares to advisors). For as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of Pubco’s board of directors must be independent directors or that Pubco has to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For additional information regarding the corporate governance practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Risks Relating to Redemptions and Certain Outstanding Securities of HMAC

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

HMAC’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) HMAC’s completion of the Business Combination, and then only in connection with those ordinary shares of HMAC that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of HMAC’s Public Shares if HMAC is unable to complete its business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), subject to applicable law and as further described herein. In addition, if HMAC plans to redeem its Public Shares if HMAC is unable to complete a business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), for any reason, compliance with the Companies Act may require that HMAC submit a plan of dissolution to HMAC’s then-existing shareholders for approval prior to the distribution of the proceeds held in HMAC’s Trust Account. In that case, Public Shareholders may be forced to wait beyond June 14, 2023

(or up to February 14, 2024), before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

If HMAC’s shareholders fail to properly demand redemption rights, they will not be entitled to redeem their ordinary shares of HMAC into a pro rata portion of the Trust Account.

HMAC’s shareholders holding Public Shares may demand that HMAC redeem their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of its initial business combination, including the Business Combination. HMAC’s shareholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to HMAC’s transfer agent prior to the vote at the Meeting. Any shareholder of HMAC who fails to properly demand redemption rights will not be entitled to redeem such shareholder’s shares into a pro rata portion of the Trust Account for redemption of such shareholder’s shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of HMAC — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

If the Business Combination is not approved, then the Founder Shares and Private Placement Units of HMAC that are beneficially owned by HMAC’s Initial Shareholder will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with Able View.

HMAC’s Initial Shareholder and/or its affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Placement Units that they purchased prior to, or simultaneously with, HMAC’s Initial Public Offering. HMAC’s Initial Shareholder, officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period under HMACs organizational documents. Therefore, if the Business Combination with Able View or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $[____] million outstanding as of [____], 2023, based on the closing price per ordinary share of HMAC as of [____], 2023 of $[____] per share and the closing price of HMAC’s Warrants of $[____] per Warrant on Nasdaq on [____], 2023, despite having been purchased for an aggregate of $[____]. As a result, the Initial Shareholder is likely to be able to recoup its investment in HMAC and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. This means that HMAC’s Initial Shareholder could earn a positive rate of return on its investment, even if HMAC’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the Trust Account to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders.

In addition, HMAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HMAC’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Able View. However, if HMAC fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, HMAC may not be able to repay or reimburse these amounts if the Business Combination is not completed.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of HMAC’s directors to approve the Business Combination with Able View and to continue to pursue such Business Combination. In considering the recommendations of HMAC’s board of directors to vote for the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the Charter Proposal and other proposals, its shareholders should consider these interests.

If the NTA Requirement Amendment Proposal is not approved by the holders of a majority of at least two-thirds of the issued and outstanding ordinary shares of HMAC, the ability of our public shareholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001, which would prevent us from consummating the Business Combination.

The Existing HMAC Charter prevents us from consummating any Business Combination unless we have net tangible assets of at least $5,000,001 upon consummation of the Business Combination. The purpose of this provision in the Existing HMAC Charter was to ensure that, in connection with its initial business combination, HMAC would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and HMAC believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Global Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, HMAC intends to rely on the Exchange Rule to not be deemed a penny stock issuer. HMAC is proposing to amend the Existing HMAC Charter to add an additional basis on which HMAC may rely, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC. See “The NTA Requirement Amendment Proposal.”

The ability of our public shareholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001. If the NTA Requirement Amendment Proposal is not approved by the holders of a majority of at least two-thirds of the issued and outstanding ordinary shares of HMAC, the ability of our public shareholders to redeem their shares for cash could cause our net tangible assets to be less than $5,000,001, which would prevent us from consummating the Business Combination.

The value of the Founder Shares and the Private Placement Shares following completion of HMAC’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of HMAC’s ordinary shares at such time is substantially less than $10.00 per share.

HMAC’s Initial Shareholder will have invested in us an aggregate of $3,440,000, comprised of the $25,000 purchase price for the Founder Shares and the $3,415,000 purchase price for the Private Placement Units. Assuming a trading price of $10.00 per share upon consummation of HMAC’s initial business combination, the 1,725,000 Founder Shares would have an aggregate implied value of $17,250,000, despite having been purchased for an aggregate of $25,000 or approximately $0.014 per share. Even if the trading price of HMAC’s ordinary shares was as low as $0.014 per share, and the Private Placement Shares were worthless, the value of the Founder Shares would be equal to the Initial Shareholder’s initial investment in us. As a result, HMAC’s Initial Shareholder is likely to be able to recoup its investment in HMAC and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. This means that HMAC’s Initial Shareholder could earn a positive rate of return on its investment, even if HMAC’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the trust to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders. This may have influenced their motivation in identifying and selecting Able View for HMAC’s target business combination and consummating the Business Combination. For the foregoing reasons, you should consider HMAC’s Chief Executive Officer’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

HMAC’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to vote for the Business Combination with Able View.

If the Business Combination with Able View or another business combination is not consummated by HMAC within the required time period under its organizational documents, HMAC’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by HMAC for services rendered or contracted for or products sold to HMAC to the extent that such a vendor or target business has not executed a waiver agreement. If HMAC consummates a business combination within the requisite time period, on the other hand, HMAC will be liable for all such claims. Neither HMAC nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to HMAC. See the section of this proxy statement/prospectus entitled “Information Related to HMAC” and “HMAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These obligations of the Sponsor may have influenced HMAC’s board of director’s decision to approve the Business Combination with Able View and to continue to pursue such Business Combination. In considering the recommendations of HMAC’s board of directors to vote for the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the Charter Proposal and other proposals, HMAC’s shareholders should consider these interests.

The exercise of HMAC’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of HMAC’s shareholders.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require HMAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Able View or to waive rights that HMAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Able View’s business, a request by Able View to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Able View’s business and would entitle HMAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at HMAC’s discretion, acting through its board of directors, to grant its consent or waive those rights.

The existence of the financial and personal interests of the directors of HMAC described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between such director may believe is best for HMAC and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that HMAC, Able View and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by HMAC’s shareholders or an amendment of the offer document, HMAC will inform such shareholders of the amendment by press release and other public communication. In the event that HMAC, Able View and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by HMAC’s shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

If HMAC is unable to complete the Business Combination with Able View or another business combination by June 14, 2023 or subsequent extensions thereof, then unless HMAC amends its governing documents to extend the date by which a business combination must be completed, HMAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, third parties may bring claims against HMAC and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.15 per share.

Under the terms of HMAC’s amended and restated memorandum and articles of association, HMAC must complete the Business Combination with Able View or another business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), or HMAC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving.

In such event, third parties may bring claims against HMAC. Although HMAC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of HMAC’s Public Shareholders.

If HMAC is unable to complete a business combination by June 14, 2023, or subsequent extensions thereof, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by HMAC for services rendered or contracted for or products sold to HMAC to the extent that such a vendor or prospective target business did not execute such a waiver. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.15 due to such claims.

Additionally, if HMAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if HMAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, HMAC may not be able to return to its Public Shareholders at least $10.15 per share.

HMAC’s shareholders may be held liable for claims by third parties against HMAC to the extent of distributions received by them.

If HMAC is unable to complete the Business Combination with Able View or another business combination within the time period required under its organizational documents, HMAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, liquidate and dissolve, subject (in the case of clauses (ii) and (iii) above) to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law. HMAC cannot assure you that it will properly assess all claims that may be potentially brought against HMAC. If HMAC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, HMAC’s liabilities exceeded its assets, or it was unable to pay its debts as they fell due. As a result, a liquidator could seek to recover all amounts received by HMAC’s shareholders. Furthermore, HMAC’s directors may be viewed as having breached their fiduciary duties to HMAC or HMAC’s creditors and/or having acted in bad faith, and thereby exposing themselves and HMAC to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against HMAC for these reasons.

HMAC’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, HMAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations (provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under HMAC’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act). Other than as described above, none of HMAC’s other officers or directors will indemnify HMAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses. HMAC has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of HMAC. HMAC believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because HMAC will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

While HMAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to HMAC, it is possible that HMAC’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If HMAC’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.15 per share.

HMAC may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

HMAC has agreed to indemnify its officers and directors, subject to certain limitations, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. Accordingly, any indemnification provided will be able to be satisfied by HMAC only if (i) HMAC has sufficient funds outside of its Trust Account or (ii) HMAC consummates an initial business combination, including the Business Combination. HMAC’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent HMAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Changes in laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect our business, including our ability to negotiate and complete our Business Combination.

HMAC is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, the consummation of the Business Combination may be contingent upon HMAC’s ability to comply with certain laws, regulations, interpretations and applications, and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. Compliance with the foregoing may be difficult, time consuming and costly. Laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on our business, including our ability to negotiate and complete an initial business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, disclosures in business combination transactions involving the SPACs and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in a revised form, may increase the costs of and the time needed to negotiate and complete the Business Combination, and may constrain the circumstances under which HMAC could complete the Business Combination.

Pubco may issue additional Pubco Ordinary Shares under an employee incentive plan (including the 2023 Plan) upon or after consummation of the Business Combination, which would dilute the interest of Pubco’s shareholders.

Pubco may issue a substantial number of additional ordinary shares under an employee incentive plan (including the 2023 Plan) upon or after consummation of the Business Combination. The issuance of additional Pubco Ordinary Shares:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded Pubco Ordinary Shares;

•        could cause a change of control if a substantial number of shares of Pubco are issued, which may affect, among other things, Pubco’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors; and

•        may adversely affect prevailing market prices for Pubco’s securities, including Pubco Ordinary Shares and Pubco Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding HMAC, Pubco, Able View and their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        the ability of HMAC to consummate the Business Combination;

•        the risks that the consummation of the Business Combination is substantially delayed or does not occur, for example due to the failure to obtain shareholder’ approval;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the expected benefits of the Business Combination;

•        the unexpected costs related to the proposed Business Combination;

•        the financial and business performance of Pubco, including financial projections and business metrics and any underlying assumptions thereunder;

•        changes in Pubco’s and Able View’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Pubco’s and Able View’s business model;

•        Pubco’s and Able View’s ability to scale in a cost-effective manner;

•        developments and projections relating to Pubco’s and Able View’s competitors and industry;

•        the impact of health epidemics, including the COVID-19 pandemic, on Pubco’s and Able View’s business and the actions Pubco and Able View may take in response thereto;

•        Pubco’s and Able View’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which Pubco will be an emerging growth company under the JOBS Act;

•        Pubco’s and Able View’s future capital requirements and sources and uses of cash;

•        Pubco’s and Able View’s ability to obtain funding for its operations;

•        Pubco’s and Able View’s business, expansion plans and opportunities;

•        Pubco’s and Able View’s management and board of directors;

•        the listing of Pubco’s securities on Nasdaq;

•        limited liquidity and trading of HMAC’s and Pubco’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        fluctuations in exchange rates between the foreign currencies in which Pubco and Able View typically do business and the United States dollar; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of HMAC, Pubco or Able View as of any subsequent date, and neither HMAC, Able View nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against HMAC, Pubco or Able View following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of HMAC or to satisfy other conditions to the Closing in the Business Combination Agreement;

•        the ability to obtain or maintain the listing of Pubco Ordinary Shares on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Pubco as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the occurrence of one or more high profile accidents by autonomous driving vehicles that result in lower customer demand or more stringent regulations in one or more jurisdictions in which Pubco intends to operate;

•        the effect of the COVID-19 pandemic on Pubco’s business;

•        Pubco’s ability to raise capital;

•        the possibility that HMAC or Pubco may be adversely affected by other economic, business and/or competitive factors;

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors”; and

•        other factors beyond the control of HMAC, Pubco and Able View and their respective management teams.

EXTRAORDINARY GENERAL MEETING OF HMAC

General

HMAC is furnishing this proxy statement/prospectus to HMAC’s shareholders as part of the solicitation of proxies by HMAC’s board of directors for use at the Meeting to be held on [            ], 2023, and at any adjournment thereof. This proxy statement/prospectus provides HMAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on [            ], 2023 at [            a.m./p.m.], Eastern Time, at [            ] and virtually. You can participate in the Meeting, vote and submit questions in person and via live webcast at [            ] with the password of [            ].

Purpose of the Meeting of HMAC

At the Meeting, HMAC is asking holders of ordinary shares of HMAC to:

•        consider and vote upon the Business Combination Proposal to, among other things, approve and adopt the Business Combination Agreement and approve the Transactions contemplated by the Business Combination Agreement;

•        consider and vote on the Merger Proposal to approve, in connection with the Business Combination, the Merger of HMAC with Merger Sub, so that HMAC be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of the Companies Act;

•        consider and vote on the Plan of Merger Proposal to approve, in connection with the Business Combination, the Plan of Merger in the form attached to the accompanying proxy statement/prospectus as Annex B;

•        consider and vote on the NTA Requirement Amendment Proposal to approve the replacement of the Existing HMAC Charter with the Second Amended and Restated Memorandum and Articles of Association in the form attached to the accompanying proxy statement/prospectus as Annex F;

•        consider and vote upon the Charter Proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Amended and Restated Memorandum and Articles of Association;

•        consider and vote on an advisory and non-binding basis, on the Organizational Documents Advisory Proposals to approve certain governance provisions in the Amended and Restated Memorandum and Articles of Association;

•        consider and vote upon, for purposes of complying with applicable Nasdaq listing rules, the Share Issuance Proposal;

•        consider and vote upon the Equity Incentive Plan Proposal; and

•        consider and vote upon the Adjournment Proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if HMAC determines that it is necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, HMAC would not have been authorized to consummate the Business Combination.

Recommendation of HMAC’s Board of directors

HMAC’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of HMAC and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Plan of Merger Proposal, “FOR” the NTA Requirement Amendment Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal if one is presented to the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

HMAC has fixed the close of business on [            ], 2023, as the “Record Date” for determining HMAC’s shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were [            ] ordinary shares of HMAC outstanding and entitled to vote. Each ordinary share of HMAC is entitled to one vote per share at the Meeting.

Quorum

The holders of a majority of the ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to HMAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the NTA Requirement Amendment Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals and the Equity Incentive Plan Proposal. However, a broker may vote its shares on “routine” proposals such as the Share Issuance Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of each of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Share Issuance Proposal, the Organizational Documents Advisory Proposal and the Adjournment Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. The Merger Proposal, the Plan of Merger Proposal and the NTA Requirement Amendment Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote oneself at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The holder of the Founder Shares has agreed to vote its shares in favor of the Business Combination Proposal. Such holder has also indicated that it intends to vote its shares in favor of all other proposals being presented at the Meeting. As of [____], 2023, there were 1,725,000 Founder Shares and 341,500 Private Placement Shares issued and outstanding, representing an aggregate of 2,066,500 ordinary shares, or approximately 23.0% of the outstanding ordinary shares of HMAC. In connection with the Business Combination, the holder of HMAC’s Founder Shares and the Private Placement Shares has agreed to vote its Founder Shares and the Private Placement Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares and the Private Placement Shares constitute approximately 23.0% of the outstanding ordinary shares of HMAC.

Voting Your Shares

Each ordinary share of HMAC that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of HMAC that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are three ways to vote your ordinary shares of HMAC at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by HMAC’s board of directors “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Plan of Merger Proposal, “FOR” the NTA Requirement Amendment Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote By Internet.    Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting [______] and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Vote by Telephone.    You may dial a toll-free number at [______] in the United States and Canada or [______] (toll rates apply) from outside the United States and Canada and follow the instructions. The passcode for telephone access is [______]#. You may vote by telephone until the polls are closed on the date of the Meeting.

Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from HMAC. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to proxy@continentalstock.com or to facsimile number [            ]. Written requests can be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [            ], 2023.

You will receive a confirmation of your registration by email after HMAC receives your registration materials. You may attend the Meeting by visiting [___________] with the password of [            ]. You will also need a voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. Follow the instructions provided to vote. HMAC encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by HMAC’s Directors, Officers and Initial Shareholder

In connection with the Business Combination, the holder of HMAC’s Founder Shares has agreed to vote its Founder Shares and the Private Placement Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares and the Private Placement Shares constitute approximately 23.0% of the outstanding ordinary shares.

Attending the Meeting

The Meeting will be held in person and virtually on [            ], 2023 at [            ] Eastern Time via live webcast on the Internet. You will be able to attend the Meeting in person at [            ] and virtually by visiting [___________] with the password of [            ]. In order to vote or submit a question during the Meeting, you will also need the voter control number included on your proxy card. If you do not have the control number, you will be able to listen to the Meeting only by registering as a guest and you will not be able to vote or submit your questions during the Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to Hainan Manaslu Acquisition Corp., B3406, 34F, West Tower, Block B, Guorui Building, 11 Guoxing Avenue, Haikou, Hainan Province, People’s Republic of China 570203, Attn: Chief Executive Officer, so that it is received by HMAC’s Chief Executive Officer on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of HMAC, you may call [Proxy Solicitor], HMAC’s Proxy Solicitor, at [_____] or banks and brokers can call at [______].

Redemption Rights

Holders of Public Shares may seek to redeem their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on [            ], 2023 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that HMAC redeem such shares into a full pro rata portion of the Trust Account (which was approximately $[            ] per share as of [            ], 2023, the Record Date), calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, HMAC will redeem these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

HMAC’s Sponsor, officers and directors will not have redemption rights with respect to any ordinary shares of HMAC owned by them, directly or indirectly.

HMAC’s shareholders who seek to redeem their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, HMAC’s transfer agent and (B) deliver their share, either physically or electronically using The Depository Trust Company’s DWAC System, to HMAC’s transfer agent no later than 5:00 p.m. Eastern Time on [            ], 2023 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then HMAC’s Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares into a pro rata portion of the cash in the Trust Account, as applicable. HMAC will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of HMAC. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

The closing price of the ordinary shares of HMAC on the Record Date was $[            ]. The cash held in the Trust Account on such date was approximately $[            ] (approximately $[            ] per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of the ordinary shares of HMAC as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. HMAC cannot assure its shareholders that they will be able to sell their ordinary shares of HMAC in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of HMAC for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption and deliver your share certificate (either physically or electronically) to HMAC’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its redemption rights, it will not result in the loss of any HMAC’s Warrants and Rights that it may hold and, upon consummation of the Business Combination, each whole Warrant will become a warrant of Pubco exercisable to purchase one Pubco Ordinary Share, subject to certain conditions, in lieu of one ordinary share of HMAC for a purchase price of $11.50 per Pubco Ordinary Share and each Right will automatically be converted into one-tenth of one Pubco Ordinary Share. If a holder redeems its Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant as of [____], 2023, would be $[___] million regardless of the amount of redemptions by the Public Shareholders.

Appraisal Rights

The HMAC’s board of directors considers that HMAC’s shareholders (including the Initial Shareholder) may have dissent rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Proxy Solicitation Costs

HMAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. HMAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HMAC will bear the cost of the solicitation.

HMAC has hired Proxy Solicitor to assist in the proxy solicitation process for a fee of $[_____].

HMAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HMAC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of Public Shares of HMAC are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. HMAC’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Business Combination Agreement and Related Agreements” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Related Agreements. HMAC’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “The Business Combination Proposal” have the meanings given to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. HMAC does not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement and Related Agreements

General Description of the Business Combination Agreement

On November 21, 2022, HMAC entered into the Business Combination Agreement with Able View, the Pubco, the Merger Sub, and each of the Sellers. Pubco is sometimes referred to herein as the “Combined Company” following the Closing.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the merger (the “Merger”), as a result of which: (i) HMAC will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco specified below, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, the “Transactions”). As a result of the Transactions, HMAC and Able View each will become wholly-owned subsidiaries of Pubco.

If the HMAC shareholders approve the Business Combination Proposal, immediately prior to the consummation of the Business Combination, all outstanding Units (each of which consisting of (i) one ordinary share of HMAC (“HMAC ordinary share”), (ii) one warrant entitling its holder to purchase one HMAC ordinary share at a price of $11.50 per whole share (“HMAC warrant”), and (iii) one right (“HMAC right”) to receive one-tenth of one HMAC ordinary shares upon the consummation of an initial business combination) will separate into their individual components of HMAC ordinary shares, HMAC warrants and HMAC rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the HMAC shareholders shall be exchanged as follows:

•        Each HMAC ordinary share issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each HMAC ordinary share, Pubco shall issue to each HMAC shareholder (other than HMAC shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued Pubco ordinary share, which, unless explicitly stated herein, shall be fully paid;

•        Each HMAC warrant issued and outstanding immediately prior to effective time of the Business Combination will convert into a Pubco Warrant to purchase one Pubco ordinary share (each, a “Pubco Warrant”) (or equivalent portion thereof). The Pubco Warrants will have substantially the same terms and conditions as set forth in the HMAC warrants; and

•        The holders of HMAC rights issued and outstanding immediately prior to the effective time of the Business Combination will receive one-tenth (1/10) of one Pubco ordinary share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a Pubco ordinary share shall receive, in lieu of such fractional share, one Pubco ordinary share rounding down to the nearest whole Pubco ordinary share.

Under the Business Combination Agreement, the aggregate consideration to be paid to the Sellers is US$400,000,000 (the “Exchange Consideration”), which will be paid entirely in shares comprised of newly issued ordinary shares of Pubco, par value US$0.0001 per share (“Pubco Ordinary Shares”), with each share valued at an amount equal to (a) (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding ordinary shares of Able View, divided by (b) the price at which each HMAC ordinary share (or after the Merger, each Pubco Ordinary Share) held by HMAC’s Public Shareholders is redeemed or converted in connection with the Transactions pursuant to the provisions of HMAC’s organizational documents. As of March 31, 2023, based on the funds in the Trust Account of approximately $71.6 million, the portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.37 per share. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 38,095,238 shares, assuming that HMAC consummates the Business Combination on or before June 14, 2023, with the redemption price $10.50 per Public Share at the Meeting (including estimated interest income). In the event that HMAC may not be able to consummate the Business Combination by June 14, 2023, HMAC may extend the period of time to consummate an initial business combination by up to eight times, each by an additional one month (for a total of up to 18 months from the closing of its Initial Public Offering, or until February 14, 2024 to complete a business combination) by depositing $227,700 for each one-month extension. The Public Shareholders will not have redemption rights in connection with the extensions. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 37,807,183 shares, assuming that HMAC consummates the Business Combination within the additional one-month extension period after June 14, 2023, with a redemption price of $10.58 per Public Share at the Meeting (including estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination). The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 36,166,365 shares, assuming that HMAC consummates the Business Combination within the entire eight-month extension period after June 14, 2023, with a redemption price of $11.06 per Public Share at the Meeting (including the amounts of estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination).

In addition to the Exchange Consideration, the Sellers will have the contingent right to receive up to an aggregate of 3,200,000 additional Pubco Ordinary Shares as earnout consideration after the Closing as follows:

•        an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2023 equal to or in excess of $170,000,000, and

•        an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2024 equal to or in excess of $200,000,000.

Representations and Warranties

Under the Business Combination Agreement, HMAC made customary representations and warranties to Able View and Pubco relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; SEC filings and HMAC financials; absence of certain changes; compliance with laws; actions; orders; permits; taxes and returns; employees and employee benefit plans; properties; material contracts; transactions with affiliates; Investment Company Act; finders and brokers; certain business practices; insurance; HMAC’s Trust Account; litigation; and independent investigation.

Under the Business Combination Agreement, Pubco made customary representations and warranties to HMAC, Able View and the Sellers relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; ownership of exchange shares; Pubco and Merger Sub activities; finders and brokers; and Investment Company Act.

Under the Business Combination Agreement, Able View made customary representations and warranties to HMAC and Pubco relating to, among other things: organization and standing; authorization; binding agreement; capitalization; subsidiaries; governmental approvals; non-contravention; financial statements; absence of certain changes; compliance with laws; company permits; litigation; material contracts; intellectual property; taxes and returns; real property; personal property; title to and sufficiency of assets; employee matters; benefit plans; environmental matters; transactions with related persons; insurance; books and records; top suppliers; certain business practices; Investment Company Act; finders and brokers; independent investigation; information supplied; and disclosure.

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach.

Material Adverse Effect

Many of the representations and warranties of the parties in the Business Combination Agreement are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Agreements to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or entity or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or entity or any of its subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person or entity and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19), including the effects of any governmental authority or other third-party responses thereto; (v) any failure in and of itself by such person or entity and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to HMAC, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) though (iv) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or entity or any of its subsidiaries compared to other participants in the industries in which such person or entity or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to HMAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval (as defined in the Business Combination Agreement) will not be deemed to be a Material Adverse Effect on or with respect to HMAC.

Covenants of the Parties

Certain Covenants of Able View

Able View made certain covenants under the Business Combination Agreement, including, among others, those set forth below.

Except as expressly contemplated by the Business Combination Agreement or any of the other Ancillary Agreements, as set in Able View disclosure schedules or as consented to in writing by HMAC (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Business Combination Agreement through the Closing or termination of the Business Combination Agreement (the “Interim Period”):

•        Able View, Pubco and Merger Sub will, and will cause their respective subsidiaries to, (a) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (b) comply with all laws applicable to the Target Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (c) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; and

•        Able View, Pubco or Merger Sub each will not, and each will cause its subsidiaries not to, do any of the following:

•        amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable law;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

•        increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any benefit plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

•        make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

•        transfer or license to any person or entity or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Able View registered intellectual property, Able View licensed intellectual property or other Able View intellectual property, or disclose to any person or entity who has not entered into a confidentiality agreement any trade secrets;

•        terminate, or waive or assign any material right under any Able View material contract or enter into any contract that would be an Able View material contract, in any case outside of the ordinary course of business consistent with past practice;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such party’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Able View’s financial statements or the consolidated financial statements of Pubco, as applicable;

•        close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•        make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of an Able View material contract or Able View benefit plan;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Able View, Pubco or Merger Sub;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by the Business Combination Agreement) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

•        authorize or agree to do any of the foregoing actions.

•        Able View has agreed to deliver certain financial statements audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor to HMAC prior December 31, 2022 and to deliver certain other financial information to HMAC during the Interim Period.

•        Able View will not purchase or sell any HMAC securities (other than to engage in the Business Combination) while in possession of material nonpublic information of HMAC and will not communicate such information to any third party, take any other action with respect to HMAC in violation of federal securities laws, or cause or encourage any third party to do any of the foregoing.

•        During the Interim Period and prior to the current maturity thereof, Able View will use its best efforts to cause the maturity or repayment date of any indebtedness owed by a Target Company to any affiliates to be extended to a date not earlier than December 31, 2023 or to be otherwise amended, revised, refinanced or converted on terms and conditions acceptable to HMAC.

Certain Covenants of HMAC

HMAC made certain covenants under the Business Combination Agreement, including, among others, those set forth below.

Except as expressly contemplated by the Business Combination Agreement or any of the other Ancillary Agreements, as set in HMAC disclosure schedules or as consented to in writing by Able View and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period:

•        HMAC will, and will cause its subsidiaries to, (a) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (b) comply with all Laws applicable to HMAC and its subsidiaries and their respective businesses, assets and employees, and (c) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided however that nothing in the Business Combination Agreement will prohibit or restrict HMAC from extending, in accordance with HMAC’s organizational documents and the IPO Prospectus, the deadline by which it must complete its business combination (an “Extension”), and no consent of any other party will be required in connection therewith; and

•        HMAC will not, and will cause its subsidiaries not to, do any of the following:

•        amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person or entity; provided, that HMAC will not be prevented from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions, including any Transaction Financing, up to aggregate additional indebtedness during the Interim Period of $1,500,000, and any costs and expenses necessary for an Extension (such expenses, “Extension Expenses”);

•        make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable Law or in compliance with U.S. GAAP or IFRS, as applicable;

•        amend, waive or otherwise change the Trust Agreement in any manner adverse to HMAC;

•        terminate, waive or assign any material right under any material agreement to which HMAC is a party;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP or IFRS, as applicable, and after consulting HMAC’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, HMAC or its subsidiary) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in HMAC’s financial statements;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses (as defined in the Business Combination Agreement));

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to the voting of HMAC’s equity securities;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or

•        authorize or agree to do any of the foregoing actions.

•        HMAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and will use its commercially reasonable efforts prior to the Closing to maintain the listing of the HMAC Units, the Public Shares and the Public Warrants on Nasdaq.

•        As soon as practicable following the date of the Business Combination Agreement, HMAC and Pubco will prepare a registration statement on Form F-4 (the “Registration Statement”), which shall include a proxy statement relating to the HMAC Shareholder Approval and Pubco and HMAC will take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the HMAC Special Meeting and the Redemption;

•        As soon as practicable following the registration statement “clearing” comments from the SEC and having been declared effective by the SEC, HMAC and Pubco will distribute the proxy statement to HMAC’s stockholders, and, pursuant thereto, will call the HMAC Special Meeting in accordance with the Companies Act for a date no later than 30 days following the effectiveness of the Registration Statement.

•        Subject to the provisions of the Business Combination Agreement, prior to the Closing, HMAC will be permitted to obtain tail directors’ and officers’ liability insurance coverage for the benefit of HMAC and its directors and officers with respect to matters occurring on or prior to the Effective Time and, if purchased, Pubco and the Surviving Subsidiaries will keep such policy in effect for six years from the Effective Time.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among things, agreeing:

•        to use commercially reasonable efforts to consummate the Business Combination;

•        to give prompt notice to the other parties of certain matters;

•        take all necessary action such that effective as of the Closing, the Pubco Board will consist of five directors, of which (a) one individual will be designated by HMAC prior to the Closing, in its sole discretion, and (b) four individuals will be designated by Able View prior to the Closing, at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules;

•        that HMAC and Able View will use commercially reasonable efforts to raise gross proceeds of at least $60 million in a PIPE financing in which equity securities of HMAC or Pubco (or such other securities as may be agreed by HMAC and Able View) are sold to investors, and that HMAC may, but is required to, enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as HMAC and Able View mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by the HMAC, Able View will, and will cause its representatives to, reasonably cooperate with HMAC in connection with such Financing Agreements (including having Able View’s senior management participate in any investor meetings and roadshows as reasonably requested by HMAC);

•        to use reasonable best efforts to cause the certain mutually agreed individuals to enter into employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to HMAC and Able View, between each such person and Pubco or a Subsidiary of Pubco, as applicable;

•        that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or HMAC from any Transaction Financing, will first be used to pay HMAC’s accrued Expenses and HMAC’s deferred expenses of the IPO and deferred advisor fees, and any loans owed by HMAC to Sponsor for expenses (including deferred expenses), other administrative costs and expenses incurred by or on behalf of HMAC or Extension Expenses;

•        to keep certain information confidential; and

•        to make relevant public announcements.

Covenants of Pubco

Under the Business Combination Agreement, Pubco agreed, among other things, that for a period of six years after the Effective Time, Pubco agreed to cause the organizational documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to directors and officers than are set forth in the organizational documents of HMAC on the date of the Business Combination Agreement to the extent permitted by applicable law.

In addition, prior to the effectiveness of the Registration Statement, the board of directors of Pubco will approve and adopt a new equity incentive plan for Pubco, to be effective as of the closing date, substantially in the form mutually agreed by HMAC and Able View (such agreement not to be unreasonably withheld, conditioned or delayed by either HMAC or Able View, as applicable), and in accordance with, and in the manner prescribed under, applicable laws (the “Pubco Equity Incentive Plan”), which Pubco Equity Incentive Plan will provide that the total shares available for awards under such plan will be a number of Pubco Ordinary Shares equal to twenty percent (20%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately following the Closing.

Survival of Covenants

The covenants and agreements in the Business Combination Agreement terminate at, and do not survive, the Closing, except for the covenants and agreements relevant to the Closing and any agreements or covenants which by their terms contemplate performance after the Closing.

Conditions to the Closing of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties, unless waived: (a) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of HMAC’s shareholders; (b) obtaining any material regulatory approvals and third-party consents; (c) no law or order preventing or prohibiting the Transactions; (d) either HMAC (immediately prior to the Closing) or Pubco (upon the consummation of the Transaction) having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any transaction financing; (e) appointment of the post-closing board of directors of Pubco in accordance with the Business Combination Agreement; (f) Pubco qualifying as a foreign private issuer; (g) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (h) the effectiveness of the Registration Statement; and (i) the Pubco Ordinary Shares having been approved for listing on Nasdaq.

In addition, unless waived by Able View and Pubco, the obligations of Able View, Pubco, Merger Sub, and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of HMAC being true and correct on and as of the Closing (subject to Material Adverse Effect); (b) HMAC having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to HMAC since the date of the Business Combination Agreement which is continuing and uncured; (d) receipt by Able View and Pubco of the Founders Registration Rights Agreement Amendment (as defined below); and (e) each of the Sellers having received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers in the Transactions, duly executed by Pubco.

Unless waived by HMAC, the obligations of HMAC to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Able View, Pubco, Merger Sub, and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, Pubco, or any Seller, taken as a whole); (b) Able View, Pubco, Merger Sub, and the Sellers having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (d) the Non-Competition Agreements, Lock-Up Agreement, Registration Rights Agreement, and Employment Agreements being in full force and effect from the Closing; (e) receipt by HMAC of the Founders Registration Rights Agreement Amendment duly executed by Pubco; (f) any issued and outstanding convertible securities of Able View having been terminated without any consideration or liability; (g) HMAC having received copies of each share certificate for Able View shares; (h) the maturity of certain debt of the Target Companies having been extended or such debt having been otherwise amended to the satisfaction of HMAC; and (i) if applicable, certain contracts involving the Target Companies or Sellers or other related persons having been terminated with no obligation or liability.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either HMAC or Able View if the conditions to the Closing set forth in the Business Combination Agreement (the majority of which are summarized above) are not satisfied or waived by May 21, 2023.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of HMAC and Able View; (ii) by either HMAC or Able View if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by Able View for HMAC’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by HMAC for the uncured breach of the Business Combination Agreement by Able View, Pubco, Merger Sub, or any Seller, such that the related Closing condition would not be met; (v) by either HMAC or Able View if HMAC holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; and (vi) by either HMAC or Able View if there has been a Material Adverse Effect on Able View or Pubco which is uncured or continuing.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

Able View, Pubco, the Merger Sub and the Sellers have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in HMAC’s trust account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Governing Law

The Business Combination Agreement is governed by New York law and, subject to the required arbitration provisions, the parties are subject to the state or federal courts located in the State of New York (or in any appellate court thereof). Any disputes under the Business Combination Agreement, other than claims for injunctive or temporary equitable relief or enforcement of an arbitration award, will be subject to arbitration by the American Arbitration Association, to be held in New York County in the State of New York.

Related Agreements

This section describes the material provisions Ancillary Agreements, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Agreements. Shareholders and other interested parties are urged to read such Ancillary Agreements in their entirety.

Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, Able View’s largest shareholder entered into a Lock-Up Agreement with Pubco, HMAC, and Able View (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the shareholder agreed not to, during the period commencing from the Closing and ending on the 12-month anniversary of the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (c) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares shall continue to be subject to the Lock-Up Agreement).

Non-Competition Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, certain executive shareholders of Able View entered into non-competition and non-solicitation agreements (collectively, the “Non-Competition Agreements”) in favor of Able View, HMAC and Pubco and their respective present and future successors and direct and indirect subsidiaries (“Covered Parties”), to be effective as of the Closing. Under the Non-Competition Agreements, Able View’s executive officers signatory thereto agree not to engage directly or indirectly in a business competitive with Pubco or Able View in the PRC or Taiwan for the one year period after the Closing, provided that such shareholder will be permitted under its Non-Competition Agreement to own passive investments of less than 2% of the total issued and outstanding equity interests of a competitor that is publicly traded, so long as such shareholder and such shareholder’s affiliates are not directly or indirectly involved in the management or control of such competitor. Under the Non-Competition Agreement, the shareholders and their affiliates will also be subject to certain non-solicitation and non-interference obligations during the restricted period with respect to the Covered Parties’ respective (a) employees, independent contractors, directors, commissioners or consultants, (b) customers or clients, and (c) vendors, suppliers, distributors, agents or other service providers. Pubco will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Registration Rights Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, each Seller entered into a registration rights agreement (the “Registration Rights Agreement”) with Pubco and HMAC, pursuant to which, among other matters, Pubco has agreed to undertake certain registration obligations in accordance with the Securities Act and the Sellers are granted customary demand and piggyback registration rights.

Founder Registration Rights Agreement Amendment

Simultaneously with the execution and delivery of the Business Combination Agreement, Pubco, HMAC and Sponsor entered into an amendment to the registration rights agreement (the “Founder Registration Rights Agreement Amendment”) entered into by HMAC and Sponsor at the time of HMAC’s initial public offering (the “Founder Registration Rights Agreement”). Under the Founder Registration Rights Agreement Amendment, the Founder Registration Rights Agreement is amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Ordinary Shares and Warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Registration Rights Agreement, including making the registration rights of the Sellers and Sponsor pari passu with respect to any underwriting cut-backs.

Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and organizational structures of the parties thereto prior to the consummation of the Business Combination and as of the date of this proxy statement/prospectus.

Pre-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of Able View immediately prior to the consummation of the Business Combination.

The following simplified diagram illustrates the ownership structure of HMAC immediately prior to the consummation of the Business Combination.

Post-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination.

Charter Documents of Pubco Following the Business Combination

Pubco was incorporated under the laws of the Cayman Islands on October 11, 2022 solely for the purpose of effectuating an initial business combination. Pursuant to the Business Combination Agreement, at or prior to the Closing of the Business Combination (and subject to approval by the shareholders of HMAC of the Merger Proposal, the Plan of Merger Proposal and the Charter Proposal and adoption by Pubco’s shareholders of the Amended and Restatement Memorandum and Articles of Association), Pubco’s memorandum and articles of association will be amended and restated to:

•        reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”); and

•        make certain other changes that Pubco’s board of directors deems appropriate for a public company.

Headquarters; Share Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•        the Registered Office of the Pubco will be situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and both the corporate headquarter and principal executive offices of Pubco will be located at Room 1802, Shanghai International Building, 511 Weihai Road, Jing’an District, Shanghai, China; and

•        if Pubco’s applications for listing are approved, Pubco Ordinary Shares and Pubco Warrants will be traded on Nasdaq under the symbols “ABLV” and “ABLVW”, respectively.

Background of the Business Combination

HMAC is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The proposed Business Combination with Able View resulted from an active search for potential transactions leveraging the deal sourcing network of HMAC’s management team and board of directors.

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement, but it does not describe every conversation and piece of correspondence among representatives of HMAC, Able View and their respective advisors.

The registration statement relating to the IPO was declared effective on August 10, 2022. On August 12, 2022, HMAC consummated the IPO of 6,900,000 Public Units (inclusive of 900,000 Public Units issued as a result of full exercise of the underwriter’s over-allotment option) at an offering price of $10.00 per Public Unit, generating total gross proceeds of $69,000,000. Each Unit consisted of one Ordinary Share, one redeemable Warrant and one Right. Each Warrant entitles the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share. Each right entitles the holder thereof to receive one-tenth of one ordinary share upon the consummation of HMAC’s initial business combination.

Simultaneously with the closing of the IPO, HMAC completed a private placement of 341,500 Private Placement Units to the Sponsor of HMAC, generating gross proceeds of $3,415,000. A total of $70,035,000, or $10.15 per unit sold in the IPO, was placed in the Trust Account.

Prior to the completion of the IPO, neither HMAC nor anyone on its behalf contacted any potential target businesses or conducted any substantive discussions, formal or otherwise, with respect to a business combination with HMAC. After the completion of the IPO, HMAC contacted and had discussions with, assessed and analyzed multiple prospective business combination targets and opportunities, based on financial performance, business model, management team and growth forecast, among other factors. Representatives of HMAC contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities. These activities are described below.

From the date of the completion of the IPO through September 15, 2022, the date on which HMAC and Able View executed a letter of intent (the “LOI”), representatives of HMAC, including Zhifan Zhou, Chief Executive Officer of HMAC (“Mr. Zhou”), Wenyi Shen, Chief Financial Officer of HMAC (“Mr. Shen”) and Xun Zhang, Chief Investment Officer of HMAC (“Mr. Zhang”), conducted an active search for prospective business combination targets. HMAC’s business strategy was to identify and complete its initial business combination with a company that met its criteria for its initial business combination and complemented the experiences and skills of HMAC’s management team. HMAC’s management team leveraged its deal sourcing network, industry experiences and deal sourcing capabilities to approach a wide selection of opportunities that are expected to have a significant value in a post COVID-19 market.

During this period, the representatives of HMAC generated ideas and initiated contact with, and were contacted by, individuals and entities (including financial advisors) with respect to business combination opportunities. Also, during this period, on September 6, 2022, HMAC’s board of directors engaged Ellenoff Grossman & Schole LLP (“EGS”) to act as HMAC’s legal counsel in connection with HMAC’s review of business combination opportunities. During this process, which ultimately led to identifying Able View as an attractive business combination target, HMAC’s management team evaluated over 22 potential business combination opportunities, contacted representatives of 10 such potential targets to discuss a potential business combination transaction, entered into non-disclosure agreements with and participated in meetings with management of five such potential targets. HMAC engaged in business, legal and financial due diligence on four of such potential targets.

Concurrently with HMAC’s discussions with Able View, HMAC met and discussed with representatives of, and commenced preliminary due diligence on, three other potential targets including: (i) Company A, a software company focusing on artificial intelligence technology and application; (ii) Company B, a biotechnology company, focused on commercializing early cancer detection tests; and (iii) Company C, a robotics manufacturer that develop high performance industrial robots applied in automotive production line automation. HMAC ultimately abandoned each of these other potential targets because (a) there were disagreements over the potential targets’ valuation; (b) the target business was not ready to complete a business combination with HMAC within the proposed timeline; or (c) the target company decided to pursue an initial public offering or a business combination with a different special purpose acquisition company than HMAC.

No LOI was signed with any potential target other than Able View and discussions with all other potential targets ceased on or before September 15, 2022, the date on which HMAC and Able view executed a non-binding LOI.

With respect to the Able View transaction, on August 29, 2022, Mr. Shen received an email from a representative of Chain Stone Capital Limited, the financial consultant to Able View (“CTM”), who obtained the contact information for HMAC from its public filings, introducing Able View as a potential business combination target. Mr. Shen had a call with representatives of CTM that same day, to obtain further details regarding the opportunity, during which Mr. Shen noted that Able View appeared to fit HMAC’s acquisition criteria. Later that day, HMAC sent a draft confidentiality agreement to Dennis Tang, the Chief Financial Officer and a director of Able View (“Mr. Tang”), for review and execution by Able View, which would allow HMAC to start receiving due diligence materials from Able View in order to evaluate a potential business combination opportunity with Able View. Able View returned the executed confidentiality agreement on August 30, 2022.

CTM acts as financial consultant to Able View mainly responsible for (i) coordinating and managing the transaction process; (ii) assist Able View in developing and designing transaction structure; (iii) researching Able View’s financial reports, results of operations, competitive environment, and performance projections; and (iv) providing consulting services related to financing for Able View. For its work, CTM expects to receive a total compensation of $450,000 in cash and 1,120,000 Pubco shares upon the completion of the business combination.

On September 2, 2022, representatives of HMAC had a video conference with Mr. Tang, and a representative of CTM, during which the parties discussed Able View’s business and operations, including Able View’s businesses in marketing, channel distribution, and brand management for cross-border products from global cosmetic companies in China. They also discussed Able View’s competitive market environment, including the beauty and personal care products market and its regulation in China, growth opportunities, and Able View’s key strengths in omni-channels networks and fulfillment capabilities. On the same day, Able View’s projections were prepared and shared with HMAC’s management and board of directors.

On September 2, 2022, Mr. Shen emailed representatives of Able View to express further interest in pursuing a potential business combination with Able View and proposed to have a follow-up video call to discuss next steps.

On September 8, 2022, representatives of HMAC and Able View held a conference call. Able View’s founder, Mr. Zhu Jian, shared Able View’s business plan, including recent developments, financial status, team capabilities and expected valuation. Mr. Zhou described the process and timeline of a potential business combination with HMAC. Both parties were interested in a business combination. On the same day, HMAC had an internal management meeting discussing Able View’s financial and business information.

On September 9, 2022, representatives of HMAC and Able View held a conference call to discuss and negotiate the material terms of the LOI that were discussed and negotiated by the parties:

In the call, Able View first proposed a valuation expectation of $450 million, based on its historical market size, financial performance, business model, and financial projections. HMAC reviewed the management projections provided by Able View and countered with a proposed pre-money valuation of $400 million with an additional 3.2 million earnout shares conditioned on performance targets, since HMAC expects Able View’s new brand management business to grow at a faster pace. HMAC’s such belief was based on the following considerations, among others, (i) Able View will benefit from the business recovery of post Covid-19 consumer market in China due to the re-opening policy adopted by government, while consumers are stimulated to shop for personal care products both online and offline; (ii) Able View expects to build better brand reputation, and have access to more financial resources in the US capital market after listing on Nasdaq, which will provide Able View more opportunities to develop partnership with large and reputable brand partners; (iii) Able View’s future plans to pursue selective investment and acquisition opportunities in order to expand its brand portfolios are expected to facilitate Able View’s growth at a faster pace; (iv) Able View has been taking actions to develop OTC and wellness products and brands in border segments of healthcare market, which helps Able View expand its brand portfolio leveraging existing capabilities; (v) Able View is transforming some brands from to-C (to-Consumer) to to-B (to-Business) cross-border model, which would increase sales volume and revenue potential after the transformation process is completed; (vi) historically, Able View has achieved steady growth generating a 68% CAGR of revenue and 47% CAGR of operating profits; and (vii) in 2020 and 2021, income generated from Able View’s new brand partners was approximately $2.8 million and $17 million, which represents 4% and 15% of its total revenue, respectively, with the addition of one and two new brand partners annually. Furthermore in 2023 and 2024, Able View expects its new brand partners to generate income of approximately $46 million and $116 million, which represents 17% and 29% of its total revenue, respectively, with the addition of three new brand partners annually. Able View believed that Able View had strong revenue and net profit growth in the past years as well as a leading market share position in a large market, based on which Able View believed that a $450 million valuation would properly reflect its expectation. HMAC carefully reviewed the financials and projections provided by the Able View as well as the market report from public sources. By carefully assessing a group of public comparable companies, HMAC believed that a $450 million valuation would reflect an 18.3x P/E multiple for 2023 for Able View, which is higher than selected peer group median P/E multiple of 17.5x. However, considering Able View was experiencing a high growth period in recent years, and that its brand portfolios were expanding quickly, HMAC believed that a lower valuation of $400 million reflecting 16.3x P/E multiple with a two-year earn-out plan would better address both parties’ concerns to reflect the difference between the parties expectations in valuation, balancing fairness and growth potential. Therefore, after full discussions between HMAC and AbleView, both parties agreed on the pre-money valuation of $400 million with an additional 3.2 million earnout shares conditioned on performance targets as the final agreed terms of the transaction. Able View agreed on the valuation and number of earn-out shares proposed by HMAC. Also in the call, HMAC proposed that all transaction costs of the Business Combination would be borne by Able View. On September 9, 2022, Able View requested an estimate of the total transaction costs of the Business Combination. HMAC provided an estimate of approximately $1,500,000 for both parties and the parties eventually were comfortable with the estimate proposed by HMAC. Also in the call, HMAC proposed to appoint two directors. Able View disagreed with that allocation given HMAC would have a relatively small ownership percentage in the post-business combination combined company and felt that HMAC should not have more than one board seat. After discussion, the parties agreed that HMAC would appoint one director of the post-business combination company.

On September 15, 2022, the board of directors of HMAC unanimously approved HMAC to enter into the LOI with Able View with a written board resolution.

On the same day, HMAC and Able View executed the LOI, which provided for, among other things, an exclusivity period of shorter of 30 days or until entering into a definitive Business Combination Agreement, which can be extended for an additional 30 days upon mutual agreement. Such LOI indicated, among other things, (i) a pre-money valuation for Able View of $400 million, (ii) the transaction consideration in the form of shares of a new public holding company issued equal to the price at which HMAC’s Public Shareholders could redeem their Ordinary Shares in connection with the closing of the Business Combination, (iii) a board of directors of the combined company with four directors appointed by Able View and one by HMAC, (iv) up to 3.2 million earn-out shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) that Able View may could receive as contingent consideration subject to achieving certain milestones; and (v) certain customary closing conditions for the business combination transaction. On the same day, representatives of Able View provided HMAC and its outside counsels with access to a data room and certain other information for purposes of commencing due diligence review.

On September 15, 2022, the board of directors of HMAC engaged CHFT Advisory and Appraisal Limited (“CHFT”) to provide a fairness opinion to HMAC’s board of directors in connection with the proposed Business Combination with Able View. During the negotiation with Able View the board of directors of HMAC determined that it would be prudent and in the best interests of HMAC and its shareholders to engage an independent consultant with relevant experience to provide a professional opinion as to whether the consideration to be paid by HMAC in the proposed Business Combination with Able View is fair from a financial point of view. In the two years prior to this engagement, neither HMAC nor Able View had a relationship with CHFT, for which CHFT received compensation.

From September 16, 2022 to November 20, 2022, representatives of HMAC and its outside counsels held a number of meetings with representatives of Able View concerning due diligence.

On October 22, 2022, the board of directors of HMAC held a conference call with CHFT to further review CHFT’s valuation of Able View and related fairness opinion in connection with the proposed transaction with Able View.

On September 28, 2022, EGS and Global Law Office (“GLO”), PRC counsel to HMAC, which was retained by HMAC on October 26, 2022, were provided access to a virtual data room and a secured virtual share folder prepared for sensitive data for legal due diligence. From such date HMAC and its advisors conducted extensive legal due diligence regarding Able View’s business, including, but not limited to, Able View’s corporate structure, licenses and permits, loan and financing documents, material agreements, labor related matters, intellectual property, cyber security and data protection. During the period from September 28, 2022 to November 13, 2022, HMAC and its advisors, based on review of the due diligence documents, had numerous legal due diligence conference calls with Able View’s management team, and raised follow-up due diligence questions and document requests to Able View; and Able View and its advisors in turn provided corresponding responses and uploaded additional due diligence documents to the virtual data room in response to such diligence requests. On November 14, 2022, HMAC management received the GLO legal due diligence report summarizing their legal due diligence findings which cover, among other things, the aforementioned aspects of Able View’s business in mainland China.

On October 12, 2022, on behalf of HMAC, representatives of EGS delivered to representatives of Pryor Cashman, LLP (“Pryor Cashman”), Able View’s outside U.S. corporate and securities counsel, an initial draft of the Business Combination Agreement with respect to the potential business combination. Until November 21, 2022, EGS and Pryor Cashman, on behalf of HMAC and Able View, respectively, exchanged revised drafts of the Business Combination Agreement and the related Ancillary Agreements. From October 12 to November 21, 2022, representatives of HMAC and Able View, together with their respective advisors, discussed and came to agreement on various outstanding terms including, among other things, (i) closing conditions; (ii) transaction structure and expenses; (iii) delivery of PCAOB-audited financial statements and valuation; (iv) registration rights; and (vi) representations, warranties and covenants under the Business Combination Agreement. HMAC conducted its own analysis and deemed the proposed valuation acceptable, subject to further due diligence and a fairness opinion. (some details of valuation and transactions expense has been agreed by both parties in the BCA stage.)

On November 20, 2022, CHFT delivered its opinion letter to the board of directors of HMAC to the effect that, as of November 20, 2022, the date of the opinion letter, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by HMAC to Able View shareholders in connection with the Business Combination pursuant to the Business Combination Agreement is fair, from a financial point of view, to HMAC and its shareholders. Between September 2022 and November 20, 2022, CHFT had access to Able View management, relevant financial, tax and other information in a virtual data room, as well as HMAC GLO and EGS for purposes of its financial analyses of Able View and the proposed Business Combination.

On the same day, HMAC’s board of directors held a meeting, which was attended by all board members, HMAC’s executive officers, representatives of EGS and representatives of CHFT. The management of HMAC presented to the board on the background of the transactions and the reasons for choosing Able View as the target. The CHFT discussed their fairness opinions with the board. HMAC’s board of directors approved the business combination transaction with Able View and authorized HMAC’s management to enter into the definitive Business Combination Agreement with Able View and certain other parties for the purpose of completing a business combination. On November 21, 2022, HMAC and Able View, among other parties, entered into the Business Combination Agreement and certain Ancillary Agreements.

On November 22, 2022, HMAC filed a Current Report on Form 8-K announcing that the parties had entered into the business combination and filing the press release issued in connection therewith.

On November 25, 2022, HMAC filed a subsequent Current Report on Form 8-K containing a summary of certain key terms of the Business Combination Agreement and the other Ancillary Agreements.

Each HMAC and Able View agreed in the Business Combination Agreement to use its commercially reasonable efforts to secure a transaction financing of at least $60 million. However, securing such PIPE financing is not a closing condition of the Business Combination and thus failing to satisfy this covenant does not affect the Closing of the Business Combination assuming all closing conditions are to be met. HMAC and Able View are in the process of preparing preliminary “road show” presentations. However, as of the date of the proxy statement/prospectus, neither HMAC nor Able View has entered into any letters of intent or commitments to secure a PIPE financing.

Opinion of Financial Advisor to the Board of directors of HMAC

Valuation Analysis of CHFT to Able View

In assessing the valuation of Able View in connection with rendering its opinion, CHFT Advisory and Appraisal Ltd (“CHFT”) performed various valuation and financial analyses, including discounted cash flow analyses and guideline public company analyses.

Discounted Cash Flow Analyses.

Under the discounted cash flow analyses, the valuation is based on the present value of estimated future cash flows for the expected life of the asset (or business) discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money.

CHFT performed illustrative stand-alone discounted cash flow analyses of Able View based on projected unlevered free cash flows for Able View and an estimate of its terminal value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

•        CHFT based its discounted cash flow analyses on the five-year financial projections for Able View as provided by Able View’s senior management.

•        CHFT applied a discount rate of 13.5% to 14.5% based on CHFT’ estimate of Able View’s weighted average cost of capital.

•        In calculating Able View’s terminal value for purposes of its discounted cash flow analyses, CHFT used a golden growth model and adopted a 3% perpetuate growth rate.

•        CHFT’ illustrative discounted cash flow analyses resulted in an overall reference range of US$ 377 MM to US$ 423 MM for purposes of valuing Able View’s 100% equity interest on a stand-alone intrinsic-value basis.

•        CHFT noted that the merger consideration was within the previously mentioned valuation reference range based on the illustrative discounted cash flow analyses.

Guideline Public Company Analyses

Guideline public company method is a method within the market approach whereby market multiples are derived from market prices of stocks of companies that are engaged in the same or similar lines of business and that are actively traded on a free and open market.

CHFT reviewed and analyzed Able View’s trading valuation metrics and historical and projected financial performance compared to such information for certain publicly traded companies in the beauty and personal care industry that CHFT deemed relevant for purposes of its valuation analysis. CHFT selected publicly traded peer group companies based upon its views as to the comparability of the financial, operating of these companies to Able View. CHFT have selected a group of comparable companies listed on stock exchanges to provide a reasonable reference. The following criteria are adopted to select the comparable companies:

1)      Primarily engaged in a similar business or sector as Able View engaged in. CHFT selected companies that engage in the provision of online cosmetics and beauty products marketing and retailing services with operating characteristics resemble to certain element of Able View.

2)      Contain financial information that is both available and publicly disclosed. In order to calculate Price/2023E Earnings, the market price of comparable companies should be publicly available and 2023E earnings of comparable companies should have relevant forecasts provided by research analysts.

The following companies were used by CHFT for purposes of its valuation analysis and were selected:

Selected Peer Group Companies

•        Hangzhou Onechance Tech Crop.

•        Shanghai Lily & Beauty Cosmetics Co., Ltd.

•        SYoung Group Co., Ltd.

•        e.l.f. Beauty, Inc.

•        Ulta Beauty Inc.

CHFT calculated the following trading multiple for the selected peer group companies as of 30 June 2022 based on consensus estimates that are derived from average data collected by research analysts, sourced from FactSet, and the publicly available financial filings:

Selected Peer Groups Trading Multiples	Price/2023E Earnings
Hangzhou Onechance Tech Crop.	20.1x
Shanghai Lily & Beauty Cosmetics Co., Ltd.	17.5x
SYoung Group Co., Ltd.	12.2x
e.l.f. Beauty, Inc.	31.1x
Ulta Beauty Inc.	16.8x
Mean	19.5x
Median	17.5x

In performing its Guideline public company method:

•        CHFT selected a reference range of 17.5x – 19.5x of trading multiples for purposes of valuing Able View on a stand-alone public market trading basis.

•        CHFT’ analysis of the selected peer group companies resulted in the reference range of US$ 378 MM to US$ 421 MM for purposes of valuing Able View’s 100% equity interest on a stand-alone public market trading basis using the aforementioned trading Price/2023E Earnings multiple range.

•        CHFT noted that the merger consideration was within or above the aforementioned valuation reference ranges based on the peer group trading analysis.

Disclosure of Fee and Prior Relationships

As compensation for CHFT’ services in connection with the rendering of its opinion to the board of HMAC, HMAC agreed to pay CHFT a fee of HK$488,000. HMAC has agreed to indemnify CHFT against certain liabilities arising out of or in connection with the services rendered and to be rendered by CHFT. CHFT will not receive any other significant payment or compensation contingent upon the successful consummation of the Business Combination. CHFT received the fee of HK$488,000 in connection with the rendering its opinion to the board of HMAC that was not contingent upon consummation of the Business Combination. CHFT was not retained to provide any additional services to the board of HMAC. CHFT will not receive any other payment or compensation contingent upon the successful consummation of the Business Combination.

During the two year period prior to the date of CHFT’s opinion, no material relationship existed between CHFT or its affiliate or unaffiliated representatives and HMAC or any of its affiliates pursuant to which compensation was received by CHFT. CHFT may seek to provide valuation and consultancy services to the HMAC, or its respective affiliates in the future, for which CHFT would seek customary compensation. However, any such future relationship is not contemplated.

HMAC’s Board of directors’ Reasons for Approval of the Business Combination

On November 20, 2022, HMAC’s board of directors unanimously determined that the form, terms and conditions of the Business Combination Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination), are in the best interests of HMAC, adopted and approved the Business Combination Agreement and the transactions contemplated therein, determined to recommend to HMAC’s shareholders that they approve and adopt the Business Combination Agreement and approve the Business Combination and the other proposals contemplated by HMAC’s board resolutions and determined that the foregoing be submitted for consideration by HMAC’s shareholders at the meeting. When you consider the HMAC’s board of directors’ recommendation, you should be aware that HMAC’s directors may have interests in the Business Combination that may be different from, or in addition to, the interests of HMAC’s shareholders generally. See “— Interests of Certain Persons in the Business Combination” for additional information.

In evaluating the Business Combination, HMAC’s board of directors consulted with HMAC’s management and discussed with HMAC’s management various industry, operational, financial and other information of Able View. In addition, HMAC’s management, with the assistance of HMAC’s outside counsel, conducted an extensive financial, operational, market research and legal due diligence review of Able View, including the following:

•        participated in multiple virtual meetings with Able View’s management;

•        reviewed financial projections provided by Able View’s management and the assumptions underlying those projections;

•        reviewed the fairness opinion provided by CHFT;

•        reviewed the legal due diligence report from GLO and held due diligence discussions with legal counsels;

•        reviewed Able View’s business model and historical audited and unaudited financial statements, among other financial information regarding Able View;

•        reviewed Able View’s readiness to operate as a publicly-traded company; and

•        reviewed other financial and operational aspects of Able View and the Business Combination.

HMAC Board’s Consideration of CHFT Fairness Opinion

HMAC management has substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, enabled them to make the necessary analyses and determinations regarding the Business Combination. HMAC Board also obtained the fairness opinion in connection with their evaluation of Able View. The fairness opinion was provided for the information of, and directed to, the HMAC’s board of directors for its information and assistance in connection with its consideration of the financial terms of the Business Combination. HMAC’s board of directors has considered, among other factors, the information and opinions that were included in the fairness opinion, and believe that such opinion supports the HMAC’s board of directors’ determination relating to the consideration being paid in the Business Combination.

HMAC’s board of directors reviewed the qualifications and experiences of CHFT team to assess the competency of CHFT. HMAC’s board of directors also reviewed the scope of services provided under the engagement of CHFT by HMAC and noted that the scope of work is appropriate to the opinions given in the fairness report and there were no limitations on the scope of work. Thus, HMAC’s board of directors considered CHFT is qualified and possesses sufficient relevant experience in performing the valuation regarding the valuation of Able View.

HMAC’s board of directors reviewed the suitability of the valuation method, the principal assumptions adopted by CHFT, including but not limited to discussion with CHFT to understand the steps and due diligence measures taken by the CHFT for rendering the fairness opinion report. HMAC’s board of directors believes that the methodology, assumptions adopted by CHFT were arrived at after due and careful consideration and the basis of the valuation is fair and reasonable.

HMAC’s board of directors also considered several factors relating to Able View’s business, discussed below, as supporting its decision to enter into the Business Combination Agreement and the related agreements and the transactions, including, but not limited to, the following material factors:

Leading Position in China’s Cross-Border Brand Management in Beauty and Personal Care Categories

Able View is one of the largest comprehensive brand management partners of international beauty and personal care brands in China. The Company enjoyed a market share of 14.8% in beauty and personal care cross-border brand management in 2021, as measured by gross merchandise value (GMV), according to the iResearch Report. HMAC’s board of directors believes that this leading position will help Able View attract more global brands.

Proven Records with Successful Stories

Able View has helped various brands enter and grow in the China market. Able View has also successfully helped the products of several existing brands achieve top 5 in terms of GMV statistics under certain segment in the leading online marketplaces in China, proving the capability of brand management.

Data Driven, Well Reserved Knowledge Base and Toolkits to Ensure Outstanding Operation

Able View is data-driven and is capable of leveraging external technology as well as online tools. Able View also has industry experience and domain know-how with knowledge management practice and organize regular training.

Omni-Channels and Comprehensive Marketing

HMAC’s board of directors considered Able View’s readily established omni-channels and capability of comprehensive marketing, leveraging diversified ever-evolving social media to cover extensive consumers. By the end of 2021, Able View’s managed brand portfolio already covered over 500 sales channels, over 300 media and MCNs and various offline retail networks, with a total coverage of over 750 million consumers in China.

High Potential Growth with Market Tailwind and Potential Opportunities to Merge Oversea Brands

HMAC’s board of directors considered the overall market growth of beauty and personal care segments as well as high growth potential from functional products. Able View has proven to successfully operate brand management, which may result in mergers and acquisitions opportunities to acquire brands with high growth potential.

Stable Finance Results and Experienced Management Team

Able View achieved stable growth from 2017 to 2022, despite the effects of COVID-19. Able View’s leadership, and particularly its track record and deep market insight in brand management and business development, which it viewed as an indication of Able View’s ability to realize its business plan and meets its projections.

HMAC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to, the following:

•        the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

•        the risk that Able View may not be able to realize its projected business trajectory;

•        the risks and costs to HMAC if the Business Combination is not completed, which could result in HMAC being unable to complete a business combination and force HMAC to liquidate.

•        The risk that the current public shareholders of HMAC will redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Able View following the consummation of the Business Combination.

•        the risk that HMAC will not have any surviving remedies against Able View’s existing shareholders after the closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of Able View’s representations, warranties or covenants set forth in the Merger Agreement.

•        the risk that HMAC’s shareholders may fail to approve the Business Combination.

•        the fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within HMAC’s control.

•        the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        The other risks described in the “Risk Factors” section of this proxy statement/prospectus.

While HMAC’s board of directors considered potentially positive and negative factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be a complete list of the information and factors considered by HMAC’s board of directors in its consideration of the Business Combination, but includes the material positive factors and material negative factors considered by HMAC’s board of directors in that regard.

In view of the number and variety of factors and the amount of information considered, HMAC’s board of directors did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination.

In addition, individual members of HMAC’s board of directors may have given different weights to different factors. Based on the totality of the information presented, HMAC’s board of directors collectively reached the unanimous decision to reach the determinations described above in light of the foregoing factors and other factors that the members of HMAC’s board of directors felt were appropriate. Portions of this explanation of HMAC’s board of directors’ reasons for the Business Combination and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled under “Cautionary Note Regarding Forward-Looking Statements.”

Summary of Financial Projections

The management of Able View prepared the prospective financial information (the “Financial Projections”) in connection with its consideration of the potential Business Combination. The Financial Projections are unaudited, based upon estimated results of Able View management and do not include the impact of the accounting for the Business Combination or other impacts from the consummation of the Business Combination. The key elements of the Financial Projections are summarized below.

(US$ in millions)	Fiscal Year Ending December 31,
	2022*	2022E	2023E	2024E	2025E	2026E
Total Revenue	145.3	167.0	267.6	404.1	580.8	809.9
Year-on-Year Growth %		42.3%	77.7%	51.0%	43.7%	39.5%
Gross Profit	32.5	42.3	71.1	105.3	148.2	200.5
Gross Margin %	22.4%	25.4%	26.6%	26.0%	25.5%	24.8%
EBITDA	10.4	17.3	30.1	44.0	61.8	89.8
EBITDA Margin %	7.2%	10.3%	11.2%	10.9%	10.6%	11.1%
Depreciation and Amortization	(0.4)	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)
EBIT	10	17.2	29.9	43.8	61.7	89.7
EBIT Margin %	6.9%	10.3%	11.2%	10.8%	10.6%	11.1%
Pretax Income	9.4	16.6	29.4	43.3	61.1	89.2
Income Tax	(1.5)	(2.7)	(4.8)	(7.1)	(10.1)	(14.7)
Net Profit	7.9	13.9	24.5	36.1	51.0	74.5
Net Profit Margin %	5.4%	8.3%	9.2%	8.9%	8.8%	9.2%

The assumptions, estimates, and bases considered in the Able View Financial Projections included, but were not limited to, the following:

1.      E-commerce will continue to be widely accepted and the e-commerce market in China will continue to grow;

2.      Complexities and challenges faced by brand partners seeking to sell online will not diminish; demand for Able View’s brand management capabilities will continuously exists;

3.      Able View will be able to retain their existing brand partners, including 11 category-leading global brand partners, or renew their business relationships in the future with no less favorable terms;

4.      Able View will attract and procure over 2 new brand partners per annum within the projection period and other customers to expand and optimize their brand partner base. From 2023 to 2026, Able View expects to procure 3 new brand partners per annum, and the initial year’s sales of each brand partner are estimated by the management based on the market size and number of brands in the beauty and personal care industry. Able View expects that from 2023 to 2026, the proportion of revenue derived from new brand partners to total revenue will increase from 17% to 48%, contributing approximately 11% to 19% of growth rate to total revenue growth rate.

5.      Able View will be able to maintain their relationships with e-commerce channels, including Tmall.com, JD.com, NetEase Kaola, Ali Health, Vipshop, Douyin, Kuaishou, Xiaohongshu and WeChat, or adapt themselves to emerging e-commerce channels;

6.      Able View will continue to upgrade and improve their technology platform with proper function to support business growth;

7.      Able View will be able to attract, motivate and retain key management as well as experienced and capable personnel to maintain and grow their business;

8.      Able View will be able to recruit, train and retain qualified personnel or sufficient workforce while controlling their labor costs. Within the projection period, Able View expects to recruit approximately 50 new employees annually to support its business growth. The corresponding labor costs are estimated based on historical wage level of Able View and wage growth rates.

9.      Able View will be able to generate adequate cash inflows from their operating activities or maintain adequate external financing to support its operation; and

10.    Future legislative or regulatory changes would not have a material adverse effect on Able View’s business, results of operations, and financial condition.

*       The actual operating results for fiscal year ended December 31, 2022 were lower than the previously projected results attributable due to the following reasons: (i) COVID-19 resurged in higher frequency and worse severity than the management’s expectation in many of the main cities in mainland China, and government lockdowns imposed by the Chinese government in 2022, resulted in longer inventory turnover cycle and higher warehousing logistics costs; (ii) in December 2022, as the relief of lockdown and zero-case policy by the Chinese government, most of the employees are infected with COVID-19, resulting in lower operational efficiency; and (iii) the depreciation of the Hong Kong dollar against the US dollar leading to an increase in exchange losses.

Discussion of Financial Projections

Able View’s revenue is primarily generated from selling cosmetics and beauty products. The expected revenue is mainly derived from the sales revenue of both existing beauty and personal care brands as well as new brands that are expected to cooperate. Revenues for existing brands are based on the summarization of Able View management’s forecasts with respect to individual brand via various distribution channels, and sales growth for new brands is determined with reference to the past growth patterns of existing brands.

Estimated operating cost primarily consists of purchase price of products, inbound shipping charges and write-downs of inventories. Estimated operating expenses primarily consist of (i) payroll and welfare expenses; (ii) office rental expenses; (iii) warehouse expenses; and (iv) other miscellaneous expenses.

Satisfaction of 80% Test

It is a requirement under HMAC’s amended and restated memorandum and articles of association that any business acquired by HMAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of November 21, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $70.6 million and 80% thereof represented approximately $56.5 million.

The HMAC’s board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Able View met the 80% requirement. Based on the fact that the $400 million fair market value of Able View (as described above) was in excess of the threshold of approximately $56.5 million, representing 80% of the balance of the funds in the Trust Account as of the date of execution of the Business Combination Agreement, the HMAC’s board of directors determined that the fair market value of Able View was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was satisfied.

As of March 31, 2023, the balance of the funds in the Trust Account was approximately $71.6 million and 80% thereof represented approximately $57.3 million.

Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of HMAC to vote in favor of the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, shareholders should keep in mind that HMAC’s Sponsor and its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of HMAC’s shareholders generally. In particular:

•        If the Business Combination with Able View or another business combination is not consummated by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), HMAC will cease all operations except for the purpose of winding up, as promptly as reasonably possible but not more than ten business days thereafter, redeeming 100% of the outstanding Public Shares for cash and, as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the 1,725,000 Founder Shares and 341,500 Private Placement Shares held by HMAC’s Initial Shareholder, would be worthless because HMAC’s Initial Shareholder is not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[____] million based upon the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023, despite having been purchased for an aggregate of $25,000.

•        HMAC’s Initial Shareholder is likely to be able to recoup their investment in HMAC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that HMAC’s Initial Shareholder could earn a positive rate of return on their investment, even if HMAC’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the trust to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders. The Sponsor will own [____] shares, representing [____]% ownership interest in Able View resulting from the completion of the Business Combination. Such ordinary shares had an aggregate market value of approximately $[____] million based on the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023. The Initial Shareholders waived their redemption rights and liquidation rights in connection with the purchase of the Founder Shares and no other consideration was paid for such agreement.

•        The Sponsor purchased an aggregate of 341,500 Private Placement Units for $3,415,000 simultaneously with the consummation of the Initial Public Offering. Such Private Placement Units had an aggregate market value of $[____] based upon the closing price of HMAC’s Units of $[____] per Unit on Nasdaq on [____], 2023. If HMAC is unable to complete a business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), the Private Placement Units, and ordinary shares, warrants and the rights included as part of the 341,500 Private Placement Units purchased by the Sponsor for a total purchase price of $3,415,000, will expire worthless and the Sponsor will be unable to recoup its investment in HMAC. Such ordinary shares had an aggregate market value of approximately $[____] based on the closing price of HMAC’s ordinary shares of $[____] per share on Nasdaq on [____], 2023; such warrants had an aggregate market value of approximately $[____] based on the closing price of HMAC’s warrants of $[____] on Nasdaq on [____], 2023; such rights had an aggregate market value of approximately $[____] based on the closing price of HMAC’s rights of $[____] on Nasdaq on [____], 2023. Accordingly, HMAC’s Chief Executive Officer, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to return all of the cash in the trust to the Public Shareholders and to liquidate, even if that business combination were with a less favorable target company or on terms less favorable to shareholders. The Sponsor waived its redemption rights and liquidation rights in connection with the purchase of the Private Placement Units and no other consideration was paid for such agreement.

•        If HMAC is unable to complete a business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under HMAC’s indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act, by the claims of target businesses or claims of vendors or other entities that are owed money by HMAC for services rendered or contracted for or products sold to HMAC. If HMAC consummates a business combination, on the other hand, HMAC will be liable for all such claims.

•        The exercise of HMAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in HMAC’s shareholders’ best interest.

•        In order to extend HMAC’s time to complete a business combination by up to additional eight months (for a total of up to 18 months from the closing of its Initial Public Offering, or until February 14, 2024, to complete a business combination) as provided in its existing charter, the Sponsor or its affiliates or designees must deposit $227,700 into the Trust Account for each one-month extension. If the Business Combination is consummated by the extended deadlines, the amount deposited in the Trust Account will be repaid. However, if the Business Combination is not consummated by the extended deadline, the amount deposited will not be repaid unless there are funds available outside the Trust Account to do so and will be included in the liquidation distribution to HMAC’s shareholders.

•        HMAC’s Initial Shareholder, its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HMAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HMAC fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, HMAC may not be able to reimburse these expenses if the Business Combination with Able View or another business combination is not completed by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account). As of the date of this proxy statement/prospectus, the Sponsor and HMAC’s officers and directors and their affiliates have not had any unpaid reimbursable expenses. As of the date of this proxy statement/prospectus, there were no outstanding reimbursable out-of-pocket expenses for which the Sponsor and HMAC’s officers and directors and their affiliates were awaiting reimbursement.

•        HMAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under HMAC’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to HMAC funds as may be required by HMAC (the “Working Capital Loans”). If HMAC completes a business combination, HMAC will repay any Working Capital Loans. In the event that a business combination is not completed, HMAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by HMAC, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Private Placement Unit (the “Working Capital Units”).

•        On March 21, 2023, HMAC issued the March 2023 Note to the Sponsor in exchange for Sponsor delivering such amount into the Company’s working capital account in order to meet the working capital needs of the Company. The March 2023 Note is not convertible into Private Placement Unit and matures on the earlier of (i) December 31, 2023 or (ii) the closing of a business combination by HMAC. As of the date of this proxy statement/prospectus, HMAC (i) had no borrowings due under the Working Capital Loans; and (ii) had $15,450 drawn down under the March 2023 Note.

•        Zhifan Zhou, HMAC’s Chief Executive Officer, will be a member of the board of directors of the Pubco following the closing of the Business Combination and, therefore, in the future Zhifan Zhou will receive any cash fees, stock options or stock awards that Pubco’s board of directors determines to pay to its directors.

Recommendation of HMAC’s Board of directors

After careful consideration of the matters described above, and, particularly, Able View’s historical performance, potential for growth, the experience of Able View’s management, Able View’s competitive positioning, its customer relationships, and technical skills, HMAC’s board of directors determined unanimously that each of the Business Combination Proposal, the Merger Proposal, the Plan of Merger Proposal, the Charter Proposal, the Organizational Documents Advisory Proposal, the Share Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, if presented, was advisable and in the best interests of HMAC and its shareholders and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the HMAC’s board of directors is not meant to be exhaustive but includes the material information and factors considered by the HMAC’s board of directors as well as any other factors that the board of directors deemed relevant.

Pubco’s Amended and Restated Memorandum and Articles of Association

At or prior to the consummation of the Business Combination, and subject to the approval of the Charter Proposal by HMAC’s shareholders, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from HMAC’s current amended and restated memorandum and articles of association:

Provision	HMAC’s Existing Charter	Proposed Pubco Charter
Forum	Cayman Islands	Cayman Islands
Authorized Share Capital	US$5,550 divided into 55,000,000 ordinary shares of a par value of US$0.0001 each and 500,000 preference shares of a par value of US$0.0001 each

US$60,000 divided into 600,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 100,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 500,000,000 Class B Ordinary Shares of par value of US$0.0001 each

Corporate Name	Hainan Manaslu Acquisition Corp	Able View Global Inc.
Corporate Perpetual Existence	Will wind up and cease existence pursuant to a voluntary liquidation procedure if a business combination is not consummated within a specified period of time	Has perpetual existence
Blank Check Company	Contains special applicable only to special purpose acquisition corporations, including regarding a business combination with a target company	Contain no provisions related to blank check companies

For more information regarding Pubco’s Amended and Restated Memorandum and Articles of Association, see the sections entitled “The Charter Proposal” and “The Organizational Documents Advisory Proposals.”

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and HMAC’s shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Merger, will be filed by the registered office of Able View on behalf of Able View and HMAC with the Registrar of Companies of the Cayman Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

As of the date of this proxy statement/prospectus, neither Able View nor the PRC Operating Entities have been informed by any PRC governmental authorities to obtain any regulatory permission or approval for this Business Combination and transactions. Nonetheless, the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities are subject to uncertainties, and relevant laws and regulations may change in the future. As a result of such regulatory development, if it is determined in the future that the permission or approval of the CAC, CSRC or other PRC governmental authorities were required for the Business Combination, we or our PRC subsidiaries may be subject to sanctions by the CAC, CSRC or other PRC governmental authorities. For risks relating to the oversight of the CAC, see “Risk Factors — Risks Related to Able View’s Business and Industry — Substantial uncertainties exist with respect to the Cybersecurity Law and the impact it may have on our business operations.” For risks with regard to regulatory permissions or approvals on offshore offerings, see “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — The approval of and/or filing with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, HMAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Able View comprising the ongoing operations of the Pubco, Able View senior management comprising the senior management of the Pubco, and the former owners and management of Able View having control of the board of directors after the Business Combination by virtue of being able to appoint at least a majority of the directors of the Pubco. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Able View issuing shares for the net assets of HMAC, accompanied by a recapitalization. The net assets of HMAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Able View.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of ordinary shares of HMAC (“Purchaser Ordinary Shares”) and warrants of HMAC (“Purchaser Warrants”) (collectively, the “Purchaser securities”) (i) electing to have their Purchaser Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Pubco Ordinary Shares and Pubco Warrants acquired pursuant to the Business Combination. This discussion applies only to Purchaser securities, Pubco Ordinary Shares and Pubco Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        real estate investment trusts and regulated investment companies;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Purchaser Ordinary Shares or that will own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Pubco Ordinary Shares;

•        subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•        persons holding Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as a result of such income being recognized on an applicable financial statement;

•        U.S. persons whose functional currency is not the U.S. dollar;

•        persons that received Purchaser securities or Pubco Ordinary Shares or Pubco Warrants through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation for services;

•        controlled foreign corporations or passive foreign investment companies or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of Pryor Cashman LLP, that the Merger and the Share Exchange, viewed together, will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of Purchaser Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences of such exchange will be materially different from those described below. The remainder of this discussion assumes that the Business Combination will qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from HMAC, Able View and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares in the Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Merger by a U.S. holder will be equal to the adjusted tax basis of the Purchaser Ordinary Shares exchange therefor. The holding period of the Pubco Ordinary Shares will include the holding period during which the Purchaser Ordinary Shares exchange therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of Purchaser Warrants received in the Merger is uncertain because, as described below, it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. If the Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Purchaser Warrants automatically convert into Pubco Warrants will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. holder’s adjusted basis in its Purchaser Warrants. A U.S. holder’s basis in its Pubco Warrants received in the Merger will equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants will begin on the day after the Merger. If the Merger qualifies as a reorganization as well as a section 351 exchange, a U.S. holder whose Purchaser Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Purchaser Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Purchaser Warrants exchange therefor were held by such holder.

If the Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into a Pubco Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Ordinary Shares and (ii) the Pubco Warrants received by such U.S. holder among the Purchaser Ordinary Shares and Purchaser Warrants owned by such U.S. holder immediately prior to the Merger in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Pubco Ordinary Shares received in the Merger will include the holding period during which the Purchaser Ordinary Shares exchanged therefor were held by such U.S. holder, and the holding period of Pubco Warrants received in the Merger will begin on the day after the Merger.

If the Merger qualifies as a reorganization as well as a section 351 exchange, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into Pubco Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received will be equal to the U.S. holder’s basis in the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants will include the holding period during which the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Purchaser, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Purchaser. For example, the requirements for reorganization treatment could be affected by the magnitude of Purchaser Ordinary Share redemptions that occur in connection with the Business Combination.

U.S. holders of Purchaser Warrants are urged to consult with their tax advisors regarding the treatment of their Purchaser Warrants in connection with the Business Combination.

Application of the Passive Foreign Investment Company Rules to the Transactions

Based upon the composition of its income and assets, Purchaser believes that that it would likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Purchaser Warrants for newly issued Pubco Warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Purchaser Ordinary Shares in connection with the Business Combination if:

(1)    Purchaser were classified as a PFIC at any time during such U.S. holder’s holding period for such Purchaser Ordinary Shares; and

(2)    the U.S. holder had not timely made, effective from the first taxable year of its holding period of Purchaser Ordinary Shares during which Purchaser qualified as a PFIC: (a) a valid election to treat Purchaser as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Purchaser Ordinary Shares.

The application of the PFIC rules to Purchaser Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Purchaser Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Purchaser Warrants for Pubco Warrants pursuant to the Business Combination Agreement.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of Purchaser Ordinary Shares who exchange their Purchaser Ordinary Shares for Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules”). Therefore, U.S. holders of Purchaser Ordinary Shares that have not made a timely QEF election or a mark-to-market election, and U.S. holders of Purchaser Warrants, may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Purchaser Ordinary Shares and/or Purchaser Warrants have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Purchaser Ordinary Shares

In the event that a U.S. holder of Purchaser Ordinary Shares exercises such holder’s right to have such holder’s Purchaser Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a distribution with respect to such stock under Section 301 of the Code. Whether that redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Purchaser Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of Purchaser Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale or exchange of the stock (rather than as a distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Purchaser or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Purchaser Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the Purchaser Warrants. In order to meet the substantially disproportionate test, the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Purchaser Ordinary Shares must, among other requirements, be less than 80% of the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Purchaser Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the Purchaser Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Purchaser Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Purchaser. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Purchaser will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale or exchange of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Purchaser Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of Purchaser Ordinary Shares generally will equal the cost of such shares. A U.S. holder that purchased Purchaser Units would have been required to allocate the cost between the shares of Purchaser Ordinary Shares and the Purchaser Warrants comprising the Purchaser Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale or exchange of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a distribution with respect to such stock under Section 301 of the Code. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Purchaser Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Purchaser Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Purchaser Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Purchaser Ordinary Shares, or, to the basis of Purchaser Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders

Distributions on Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Considerations” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on The Nasdaq Capital Market (on which Pubco intends to apply to list the Pubco Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the Pubco Ordinary Shares are listed on The Nasdaq Capital Market, there can be no assurance that Pubco Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco Ordinary Shares.

Subject to certain exceptions, dividends on Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares or Pubco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Ordinary Shares or such Pubco Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Ordinary Shares or Pubco Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Ordinary Shares or Pubco Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a Pubco Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. holder’s initial tax basis in its Pubco Ordinary Shares received upon exercise of the Pubco Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the Purchaser Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant and will not include the period during which the U.S. holder held the Pubco Warrant. If a Pubco Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise of a Pubco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth under “— Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants.” In such event, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received in a regular exercise of the Pubco Warrants deemed surrendered, net of the aggregate exercise price of such Pubco Warrants and (ii) the U.S. holder’s tax basis in such Pubco Warrants. In this case, a U.S. holder’s aggregate tax basis in the Pubco Ordinary Shares received would equal the sum of (i) such U.S. holder’s tax basis in the Pubco Warrants deemed exercised and (ii) the aggregate exercise price of such Pubco Warrants. A U.S. holder’s holding period for the Pubco Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants and will not include the period during which the U.S. holder held the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Pubco Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Warrants.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. holders of the Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the Pubco Ordinary Shares once Pubco ceases to satisfy either of the qualification tests).

We believe that it is likely that Pubco will meet the PFIC income test for the current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to Pubco will not be known until after the close of the current taxable year. Based on the projected composition of Pubco’s assets, including unbooked goodwill as valued based on the projected market value of Pubco’s equity, Pubco is not expected to be meet the PFIC asset test for its taxable year that includes the date of the Business Combination or in the foreseeable future. However, Pubco’s possible status as a PFIC must be determined annually after the close of each taxable year, and therefore may be subject to change. This determination will depend on the composition of Pubco’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to Pubco’s share price (which could fluctuate significantly). In addition, Pubco’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Because Pubco has valued its goodwill based on the projected market value of its equity, a decrease in the price of its shares may also result in Pubco becoming a PFIC. The composition of Pubco’s assets will also be affected by Pubco holding of significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Pubco Ordinary Shares, and (ii) any “excess distribution” you receive on your Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

(aa)   the gain or excess distribution will be allocated ratably over the period during which you held your Pubco Ordinary Shares;

(bb)  the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pubco is a PFIC, will be taxed as ordinary income; and

(cc)   the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Pubco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime.    If Pubco is a PFIC, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Pubco currently does not intend to provide U.S. holders with such information on an annual basis, U.S. holders generally would not be able to make a QEF election with respect to the Pubco Ordinary Shares.

Mark-to-Market Regime.    Alternatively, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Pubco Ordinary Shares, which are expected to be listed on The Nasdaq Capital Market, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Pubco Ordinary Shares at the end of the taxable year of the U.S. holders adjusted basis in the Pubco Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Pubco Ordinary Shares over the fair market value of such Pubco Ordinary Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Pubco Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements.    A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Pubco is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Pubco Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Ordinary Shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Pubco Ordinary Shares or Pubco Warrants that is not a U.S. holder, including:

1.      a nonresident alien individual, other than certain former citizens and residents of the United States;

2.      a foreign corporation; or

3.      a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Purchaser Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Purchaser Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Purchaser Ordinary Shares, as described above under “U.S. Holders — Redemption of Purchaser Ordinary Shares.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders

A non-U.S. holder of Pubco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco Warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Purchaser Ordinary Shares, dividends received by U.S. holders of Pubco Ordinary Shares, and the proceeds received on the disposition of Pubco Ordinary Shares or Pubco Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Purchaser securities and proceeds from the sale, exchange, redemption or other disposition of Pubco Ordinary Shares or Pubco Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Purchaser securities or their Pubco Ordinary Shares or their Pubco Warrants, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Pubco Ordinary

Shares and proceeds from the sale of other disposition of Pubco Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Appraisal Rights

The HMAC’s board of directors considers that HMAC’s shareholders (including the Initial Shareholder) may have dissent rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Required Vote and Recommendation of the Board

The approval of the Business Combination requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting in favor of the Business Combination Proposal. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.

Under the Existing HMAC Charter, the Business Combination will not be consummated if, upon consummation of the Business Combination, HMAC has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that HMAC redeem their Public Shares in exchange for their pro rata share of the Trust Account. HMAC is proposing to amend the Existing HMAC Charter to delete that condition, which amendment, if approved by the shareholders of HMAC pursuant to a special resolution, will be in effect immediately prior to the consummation of the Business Combination and will therefore not limit the amount of redemptions.

If the Business Combination Proposal is not approved, then the other proposals (except the NTA Requirement Amendment and the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that HMAC’s entry into the Business Combination Agreement, dated as of November 21, 2022 (and as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among HMAC, Able View Inc., a Cayman Islands exempted company (“Able View”), Able View Global Inc., a Cayman Islands exempted company (“Pubco”), Able View Corporation Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and each of the shareholders of Able View (collectively, the “Sellers”), pursuant to which, amongst other things, (a) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the merger (the “Merger”), as a result of which: (i) HMAC will become a wholly owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

THE HMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HMAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

MERGER PROPOSAL

Overview

In connection with the Business Combination, HMAC is asking HMAC’s shareholders to consider and vote upon and to approve the Merger Proposal. The Merger Proposal, if approved, will authorize HMAC to merge (the “Merger”) with Able View Corporation Inc., an exempted company incorporated under the laws of the Cayman Islands.

Reasons for the Merger Proposal

The Companies Act requires that the Merger be authorized by special resolution of the members of HMAC. Therefore HMAC is seeking to obtain the approval of its shareholders of the Merger Proposal.

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, must be approved by a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the holders of the issued and outstanding ordinary shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

The approval of the Merger Proposal is a condition to the consummation of the Business Combination.

The Business Combination Proposal, the Merger Proposal and the Plan of Merger Proposal are cross-conditioned on the approval of each other, while the other proposals are not conditioned on the approval of each other.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that Hainan Manaslu Acquisition Corp. (“HMAC”) be authorized to merge (the “Merger”) with Able View Corporation Inc., an exempted company incorporated under the laws of the Cayman Islands, so that HMAC be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act (As Revised).”

THE HMAC BOARD UNANIMOUSLY RECOMMENDS THAT HMAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PLAN OF MERGER PROPOSAL

Overview

In connection with the Business Combination, HMAC is asking HMAC’s shareholders to consider and vote upon and to approve the Plan of Merger. substantially in the form attached to this proxy statement/prospectus as Annex B. The Plan of Merger Proposal, if approved, will authorize the Plan of Merger.

Reasons for the Merger Proposal

The Companies Act requires that the entry into the Plan of Merger be authorized by special resolution of the members of HMAC. Therefore HMAC is seeking to obtain the approval of its shareholders of the Plan of Merger Proposal.

Vote Required for Approval

The approval of the Plan of Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding shares of HMAC who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

The approval of the Plan of Merger Proposal is a condition to the consummation of the Business Combination.

The Business Combination Proposal, the Merger Proposal and the Plan of Merger Proposal are cross-conditioned on the approval of each other, while the other proposals are not conditioned on the approval of each other.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger in the form attached to the accompanying proxy statement/prospectus as Annex B be authorized, approved and confirmed in all respects and that HMAC be authorized to enter into the Plan of Merger.”

THE HMAC BOARD UNANIMOUSLY RECOMMENDS THAT HMAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PLAN OF MERGER PROPOSAL.

THE NTA REQUIREMENT AMENDMENT PROPOSAL

Overview

This is a proposal to amend (the “NTA Requirement Amendment”) the Existing HMAC Charter to expand the methods that HMAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. All shareholders are encouraged to read the proposed NTA Requirement Amendment in its entirety for a more complete description of its terms. A copy of the proposed amended and restated Articles of Association of HMAC is attached to this proxy statement as part of Annex F.

The NTA Requirement

Existing HMAC Charter currently has three provisions relating to maintaining $5,000,001 in net tangible assets (the “NTA Requirement”). These provisions are:

•        Article 48.2(b) currently provides that HMAC shall not repurchase Public Shares in an amount that would cause its net tangible assets to be less than US$5,000,001 immediately prior to or upon consummation of such Business Combination.

•        Article 48.4 currently provides that HMAC shall not consummate a Business Combination unless HMAC has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, such Business Combination.

•        Articles 48.5 and 48.8 currently provide that HMAC shall not redeem Public Shares that would cause its net tangible assets to be less than US$5,000,001 following such redemptions.

The purpose of these articles was to ensure that, in connection with its initial business combination, HMAC would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). HMAC is proposing to amend its Existing HMAC Charter to modify the NTA Requirement as follows:

•        to revise Article 48.2(b) to delete the provision that HMAC shall not repurchase Public Shares in an amount that would cause its net tangible assets to be less than US$5,000,001 immediately prior to or upon consummation of such Business Combination.

•        to revise Article 48.4 as follows: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company (or it successor) (i) has net tangible assets of at least US$5,000,001 after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination; or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.

•        to revise Articles 48.5 and 48.8 to delete the provision that HMAC shall not redeem Public Shares that would cause its net tangible assets to be less than US$5,000,001 following such redemptions.

The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and HMAC believes that it may rely on another exclusion, which relates to it being listed on The Nasdaq Global Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, HMAC intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Rule 419 blank check companies and “penny stock” issuers

As disclosed in HMAC’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, HMAC may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, HMAC included Article 48.2(b), Article 48.4 and Article 48.5 in its Existing HMAC Charter in order to ensure that through the consummation of its initial business combination HMAC would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2)

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. HMAC’s securities are listed on The Nasdaq Global Market and have been so listed since the consummation of the IPO. HMAC believes that The Nasdaq Global Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as HMAC meets the requirements of the Exchange Rule.

Reasons for the Proposed NTA Requirement Amendment

HMAC believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on HMAC’s net tangible assets. While HMAC does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in the Existing HMAC Charter, if the NTA Requirement Amendment proposal is not approved, HMAC may not be able to consummate its initial business combination.

Vote Required for Approval

The approval of the NTA Requirement Amendment requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding ordinary shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

The NTA Requirement Amendment Proposal is not conditioned on the approval of any other proposal.

Resolution

The resolution to be put to the shareholders to consider and to vote upon at the Meeting in relation to the NTA Requirement Amendment is as follows:

“RESOLVED, as a special resolution, that the Memorandum and Articles of Association of HMAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association of HMAC (a copy of which is attached to the proxy statement for this Meeting as Annex F).”

THE HMAC BOARD UNANIMOUSLY RECOMMENDS THAT HMAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA REQUIREMENT AMENDMENT PROPOSAL.

THE CHARTER PROPOSAL

General

In connection with the Business Combination, HMAC is asking HMAC’s shareholders to consider and vote, separate and apart from their consideration and vote upon the Business Combination Proposal, upon and to approve a proposal to adopt Pubco’s Amended and Restated Memorandum and Articles of Association, substantially in the form attached to this proxy statement/prospectus as Annex C, to be effective upon the consummation of the Business Combination. The Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Merger Proposal and the Plan of Merger Proposal. Therefore, if the Business Combination Proposal, the Merger Proposal and the Plan of Merger Proposal is not approved, then the Charter Proposal will have no effect, even if approved by HMAC’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents. This separate vote is not required by either Cayman Islands law and instead, is being requested by HMAC pursuant to SEC guidance.

Proposed Amended and Restated Memorandum and Articles of Association of Pubco

The following table sets forth a summary outlining important similarities and differences in the corporate governance and shareholder rights associated with each of HMAC and Pubco according to applicable law and/or the organizational documents of HMAC and Pubco, including HMAC’s existing memorandum and articles of association (the “Existing Charter”). This summary is qualified by reference to the complete text of Pubco’s Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex C. All shareholders are encouraged to read each of the proposed Pubco’s Amended and Restated Memorandum and Articles of Association (the “Proposed Pubco Charter”) in their entirety for a more complete description of their terms in their entirety for a more complete description of their terms.

Provision	Existing Charter	Proposed Pubco Charter
Forum	Cayman Islands	Cayman Islands
Authorized Share Capital	US$5,550 divided into 55,000,000 ordinary shares of a par value of US$0.0001 each and 500,000 preference shares of a par value of US$0.0001 each

US$60,000 divided into 600,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 100,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 500,000,000 Class B Ordinary Shares of par value of US$0.0001 each

Corporate Name	Hainan Manaslu Acquisition Corp	Able View Global Inc.
Corporate Perpetual Existence	Will wind up and cease existence pursuant to a voluntary liquidation procedure if a business combination is not consummated within a specified period of time	Has perpetual existence
Blank Check Company	Contains special applicable only to special purpose acquisition corporations, including regarding a business combination with a target company	Contain no provisions related to blank check companies

Reasons for the Amendments

In the judgment of HMAC’s board, the Charter Proposal is desirable for the following reasons:

•        The authorized increased share capital is in compliance with the Cayman Islands laws and desirable for Pubco to have adequate authorized capital to facilitate the transactions contemplated by the Business Combination, to provide support for Pubco’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions);

•        The name of the new public entity is desirable to reflect the Business Combination and the combined business going forward; and

•        the provisions that relate to the operation of HMAC as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Required Vote and Recommendation of the Board

The approval of the Charter Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting.

Abstentions and broker non-votes will not have an effect on the Charter Proposal.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the following material differences between the Existing Charter and the Proposed Pubco Charter to be in effect following the Business Combination be approved in all respects:

•        the Existing Charter authorizes share capital of US$5,550 divided into 55,000,000 ordinary shares of a par value of US$0.0001 each and 500,000 preference shares of a par value of US$0.0001 each. The Proposed Pubco Charter will authorize share capital of US$60,000 divided into 600,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 100,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 500,000,000 Class B Ordinary Shares of par value of US$0.0001 each;

•        the name of the new public entity will be “Able View Global Inc.” as opposed to “Hainan Manaslu Acquisition Corp”;

•        Pubco’s corporate existence is perpetual as opposed to HMAC’s corporate existence terminating pursuant to a voluntary liquidation procedure if a business combination is not consummated within a specified period of time; and

•        the Proposed Pubco Charter does not include the various provisions applicable only to special purpose acquisition corporations that the Existing Charter contains.”

THE HMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HMAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, HMAC is requesting that HMAC’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in Pubco’s Amended and Restated Memorandum and Articles of Association, which are separately being presented. These separate votes are not required by Cayman Islands law and are separate and apart from the Charter Proposal. Accordingly, the shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on HMAC or HMAC’s board of directors. Likewise, the Charter Proposal will not effect or affect the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, and such adoption will be made by resolution of Able View as the existing sole member of Pubco prior to, but conditional upon, Closing. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals.

Organizational Documents Advisory Proposal 5A

HMAC’s shareholders are being asked to approve and adopt provisions, on a non-binding advisory basis, to be included in Pubco’s Amended and Restated Memorandum and Articles of Association, which requires an ordinary resolution of shareholders to remove a director. This Proposal is referred to as “Organizational Documents Advisory Proposal 1.”

Organizational Documents Advisory Proposal 5B

HMAC’s shareholders are being asked to approve provisions, on a non-binding advisory basis, to be included in Pubco’s Amended and Restated Memorandum and Articles of Association providing that general meetings of shareholders for any purpose or purposes may be called at any time only by the majority Pubco’s whole board or the chairman of the board and that the board shall only be required to call a meeting on the requisition of shareholders if it receives a requisition from shareholders holding shares carrying not less than one-third of the votes attributable to all issued shares of Pubco. This Proposal is referred to as “Organizational Documents Advisory Proposal 2.”

Organizational Documents Advisory Proposal 5C

HMAC’s shareholders are being asked to approve, on a non-binding advisory basis, the exclusion of provisions from Pubco’s Amended and Restated Memorandum and Articles of Association relating to being a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to a trust account and time limits within which it must consummate an initial business combination. This Proposal is referred to as “Organizational Documents Advisory Proposal 3.”

Organizational Documents Advisory Proposal 5D

HMAC’s shareholders are being asked to approve and adopt, on a non-binding advisory basis, provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that any vacancy on the board of Pubco shall be filled by an ordinary resolution of Pubco’s shareholders or the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. This Proposal is referred to as “Organizational Documents Advisory Proposal 4.”

Organizational Documents Advisory Proposal 5E

HMAC’s shareholders are being asked to approve and adopt, on a non-binding advisory basis, provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that the authorized share capital of Pubco be $60,000 divided into 600,000,000 ordinary shares of par value of $0.0001 each, comprising (a) 100,000,000 Pubco Class A Ordinary Shares of par value of US$0.0001 each and (b) 500,000,000 Pubco Class B Ordinary Shares of par value of $0.0001 each. This Proposal is referred to as “Organizational Documents Advisory Proposal 5.”

Reasons for the Approvals of the Organizational Documents Advisory Proposals

Organizational Documents Advisory Proposal 5A (Director Removal)

Pubco’s current memorandum and articles of association provides that directors of Pubo may be removed by an ordinary resolution passed by the shareholders of Pubco. Under Pubco’s Amended and Restated Memorandum and Articles of Association, directors may be removed by an ordinary resolution passed by the shareholders of Pubco. HMAC’s board of directors believes that such a standard will, make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco’s board of directors.

Organizational Documents Advisory Proposal 5B (Calling of Shareholder Meetings)

Pubco’s current memorandum and articles of association provides that a general meeting may be convened by the directors and upon the written request of Pubco’s shareholders entitled to exercise 10% of more of the voting rights in respect of the matter for which the meeting is requisitioned.

HMAC’s board of directors believes that meetings of shareholders should be called by the Pubco board of directors or chairman of Pubco’s board of directors to make it more difficult for a potential acquirer or other person, group or entity to gain control of Pubco’s board of directors. The HMAC board of directors further believes that each decision of the shareholders should be made by all shareholders and only after thoughtful consideration of complete information. Information will be provided to shareholders through a proxy statement, and the period between delivery of the proxy statement and the shareholder meeting provides time for consideration of shareholder Proposals.

Organizational Documents Advisory Proposal 5C (SPAC Provisions)

HMAC’s board of directors note that Pubco is not and will not be a blank check company. Accordingly, the HMAC board of directors believes that the blank check provisions that were included in HMAC’s memorandum and articles of association should not be included in Pubco’s Amended and Restated Memorandum and Articles of Association.

Organizational Documents Advisory Proposal 5D (Vacancies on Pubco’s Board)

Pubco’s current memorandum and articles of association provides that directors of Pubco may be appointed by ordinary resolution of the shareholders or by a resolution of the directors.

HMAC’s board of directors believes that, other than at an annual general meeting upon the expiration of the directors’ terms, provisions that vacancies on Pubco’s board may be filled by an ordinary resolution of shareholders or the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director could make it more difficult for a potential acquirer or other person, group or entity to gain control of Pubco’s board of directors.

Organizational Documents Advisory Proposal 5E (New Capitalization)

The HMAC board of directors believes that the new capitalization provided in Pubco’s Amended and Restated Memorandum and Articles of Association is necessary to accommodate the shares to be issued to HMAC’s shareholders in connection with the Business Combination, the Share Exchange, Pubco’s equity incentive plan, other transactions contemplated by the Business Combination Agreement as well as any future issuance of shares necessary to raise additional capital for Pubco.

Required Vote and Recommendation of the Board

The approval of the Organizational Documents Advisory Proposals will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of HMAC as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Organizational Documents Advisory Proposals.

As discussed above, the Organizational Documents Advisory Proposals are advisory votes and therefore are not binding on HMAC or HMAC’s board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Advisory Proposals, HMAC intends that Pubco’s Amended and Restated Memorandum and Articles of Association will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

THE HMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HMAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS.

THE SHARE ISSUANCE PROPOSAL

At the Meeting, HMAC may ask its shareholders to vote upon and approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of (a) approximately [______] newly issued ordinary shares in the Business Combination and (b) up to [______] shares to investors financings in connection with the Business Combination.

Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares of HMAC or the voting power outstanding before the transaction. HMAC currently has 8,966,500 ordinary shares issued and outstanding.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

HMAC is seeking shareholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, Pubco will issue ordinary shares in connection with the Business Combination, including (a) approximately [______] newly issued ordinary shares in the Business Combination and (b) up to [______] shares to investors in financings in connection with the Business Combination.

Effect of the Proposal on Current Shareholders

In the event that this Proposal is approved by HMAC’s shareholders, and the Business Combination is consummated, then the resulting potential issuance of all of the ordinary shares approved pursuant to this Proposal assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, Public Shareholders, taking the options into consideration, the Initial Shareholder and the Sellers, will own approximately [__]%, [__]% and [__]%, of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately [____] Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

In the event that this Proposal is approved by HMAC’s shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of ordinary shares pursuant to the Business Combination Agreement, Pubco will not issue such shares.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that for the purposes of complying with applicable Nasdaq listing rules, the issuance of [ ] Class A Ordinary shares in the authorised share capital of HMAC in financing transactions in connection with the Business Combination, be and is hereby approved”

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding shares of HMAC, who, being present in person (including virtually) or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Meeting. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal or the Charter Proposal is not approved and will also not be submitted unless required under Nasdaq rules.

THE HMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HMAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

Immediately following the consummation of the Business Consummation, Pubco plans to issue certain equity awards to, among others, certain senior employees. Please refer to the sections titled “Recent Developments — Issuance and Reservation of Equity Awards following Consummation of the Business Combination” and “The Equity Incentive Plan Proposal” for details of such arrangements.

THE EQUITY INCENTIVE PLAN PROPOSAL

We are seeking shareholder approval for the Able View Global Inc. 2023 Share Incentive Plan, which we refer to herein as the “2023 Plan,” a copy of which is included as Annex D. The 2023 Plan is being adopted in connection with the Business Combination and will become effective on the earlier of immediately prior to the Effective Time and the business day immediately prior to the “Registration Date”, which is the effective date of the first registration statement filed by Pubco and declared effective under Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any class of Pubco securities. The 2023 Plan is subject to the approval by HMAC’s shareholders before or within twelve (12) months after the date the 2023 Plan is adopted by the Board. If the 2023 Plan is not approved by the HMAC’s shareholders, it will not become effective and no awards will be granted thereunder.

The following is a summary of certain terms and conditions of the 2023 Plan. This summary is qualified in its entirety by reference to the 2023 Plan, which is attached to this proxy statement/prospectus as Annex D. You are encouraged to read the entirety of the 2023 Plan.

Summary of the 2023 Plan

Types of Awards.    The 2023 Plan permits the awards of options, share appreciation rights, rights to dividends and dividend equivalent right, restricted shares and restricted share units and other rights or benefits under the 2023 Plan.

Plan Administration.    The 2023 Plan shall be administrated by a committee formed in accordance with applicable stock exchange rules, unless otherwise determined by the Board of directors.

Eligibility.    Pubco’s employees and consultants are eligible to participate in the 2023 Plan. An employee or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award.    Each award under the 2023 Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by the company and the grantee, including any amendments thereto.

Conditions of Award.    Pubco’s board of directors or any entity appointed by its board of directors to administer the 2023 Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award.    The term of each award is stated in the award agreement between the company and the grantee of such award.

Transfer Restrictions.    Unless otherwise determined by the administrator of the 2023 Plan, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the 2023 Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award.    Any award granted under the 2023 Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the 2023 Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to the company in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension or Termination of the 2023 Plan.    The administrator of the 2023 Plan may amend, alter, suspend, discontinue or terminate the 2023 Plan, or any award agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders if such approval is necessary to comply with any tax or regulatory requirement for which or with which the administrator of the 2023 Plan deems it necessary or desirable to qualify or (ii) shareholder approval with such threshold for a resolution of the shareholders in respect of such amendment, alteration, suspension, discontinuation or termination as provided in Pubco’s Memorandum and Articles of Association for any amendment to the 2023 Plan that increases the total number of shares reserved for the purposes of the 2023 Plan, and (iii) with respect to any award agreement, the consent of the affected employee, if such action would materially and adversely affect the rights of such employee under any outstanding award.

Interests of HMAC’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of the HMAC’s board of directors in favor of approval of the 2023 Plan, you should keep in mind that certain of HMAC’s board of directors and officers have interests in the 2023 Plan that are different from, or in addition to, your interests as a shareholder or warrants holder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination — Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

Required Vote and Recommendation of the Board The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal at the Meeting.

The Equity Incentive Plan Proposal will be approved and adopted if the holders of a majority of the HMAC’s ordinary shares represented in person online or by proxy and voted thereon at the Meeting vote “FOR” the Equity Incentive Plan Proposal. Failure to vote by proxy or to vote in person online at the Meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the Able View Global Inc. 2023 Share Incentive Plan be adopted in connection with the Business Combination.”

HMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows HMAC’s board of directors to submit a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if HMAC deems it necessary or appropriate, including, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal or the Share Issuance Proposal. In no event will HMAC solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide additional time for the HMAC’s Initial Shareholder, Able View and the Seller to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of HMAC’s Sponsor, Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Meeting and is not approved by the shareholders, the chairman of the Meeting will still have the power, under HMAC’s amended and restated memorandum and articles of association, to adjourn the Meeting.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of HMAC as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the adjournment of the Meeting to a later date or dates, if HMAC deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal, be approved.”

THE HMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HMAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

HMAC is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of March 31, 2023 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the twelve months ended March 31, 2023 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented.

This information should be read together with Able View’s and HMAC’s financial statements and related notes, “Able View’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “HMAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of March 31, 2023 has been prepared using the following:

•        Able View’s historical consolidated balance sheet as of December 31, 2022, as included elsewhere in this proxy statement/prospectus,

•        HMAC’s historical balance sheet as of March 31, 2023, as included elsewhere in this proxy statement/prospectus, and,

The unaudited pro forma combined statements of operations for the twelve months ended March 31, 2023 has been prepared using the following:

•        Able View’s historical consolidated statements of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus, and

•        HMAC’s historical statements of operations for the three months ended March 31, 2023 and 2022, as included elsewhere in this proxy statement/prospectus.

•        HMAC’s historical statements of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On November 21, 2022, Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company (“HMAC”), entered into a definitive business combination agreement (the “Business Combination Agreement”) with Able View Inc., a Cayman Islands exempted company (“Able View”), Able View Global Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Able View (“Pubco”), Able View Corporation Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Merger Sub”), and each of the shareholders of Able View (collectively, the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (i) HMAC will merge with Merger Sub, with HMAC continuing as the surviving entity in the merger (the “Merger”), as a result of which: (a) HMAC will become a wholly-owned subsidiary of Pubco and (b) each issued and outstanding security of HMAC immediately prior to the consummation of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco specified below, and (ii) Pubco will acquire all of the issued and outstanding shares of Able View held by the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined below), the “Transactions”).

If the HMAC shareholders approve the Business Combination Proposal, immediately prior to the consummation of the Business Combination, all outstanding Units (each of which consisting of (i) one ordinary share of HMAC (“HMAC ordinary share”), (ii) one warrant entitling its holder to purchase one HMAC ordinary share at a price of $11.50 per whole share (“HMAC warrant”), and (iii) one right (“HMAC right”) to receive one-tenth of one HMAC ordinary shares upon the consummation of an initial business combination) will separate into their individual components of HMAC ordinary shares, HMAC warrants and HMAC rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the HMAC shareholders shall be exchanged as follows:

•        Each HMAC ordinary share issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each HMAC ordinary share, Pubco shall issue to each HMAC shareholder (other than HMAC shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued Pubco ordinary share, which, unless explicitly stated herein, shall be fully paid;

•        Each HMAC warrant issued and outstanding immediately prior to effective time of the Business Combination will convert into a Pubco Warrant to purchase one Pubco ordinary share (each, a “Pubco Warrant”) (or equivalent portion thereof). The Pubco Warrants will have substantially the same terms and conditions as set forth in the HMAC warrants; and

•        The holders of HMAC rights issued and outstanding immediately prior to the effective time of the Business Combination will receive one-tenth (1/10) of one Pubco ordinary share in exchange for the cancellation of each Right; provided, however, that each holder entitled to receive a fraction of a Pubco ordinary share shall receive, in lieu of such fractional share, one Pubco ordinary share rounding down to the nearest whole Pubco ordinary share.

Under the Business Combination Agreement, the aggregate consideration to be paid to the Sellers is US$400,000,000 (the “Exchange Consideration”), which will be paid entirely in shares comprised of newly issued ordinary shares of Pubco, par value US$0.0001 per share (“Pubco Ordinary Shares”), with each share valued at an amount equal to (a) (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding ordinary shares of Able View, divided by (b) the price at which each HMAC ordinary share (or after the Merger, each Pubco Ordinary Share) held by HMAC’s public shareholders is redeemed or converted in connection with the Transactions pursuant to the provisions of HMAC’s organizational documents. As of March 31, 2023, based on the funds in the Trust Account of approximately $71.6 million, the portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.37 per share. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 38,095,238 shares, assuming that HMAC consummates the Business Combination on or before June 14, 2023, with the redemption price $10.50 per Public Share at the Meeting (including estimated interest income). In the event that HMAC may not be able to consummate the Business Combination by June 14, 2023, HMAC may extend the period of time to consummate an initial business combination by up to eight times, each by an additional one month (for a total of up to 18 months, or until February 14, 2024 to complete a business combination) by depositing $227,700 for each one-month extension. The Public Shareholders will not have redemption rights in connection with the extensions. The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 37,807,183 shares, assuming that HMAC consummates the Business Combination within the additional one-month extension period after June 14, 2023, with a redemption price of $10.58 per Public Share at the Meeting (including estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination). The total number of Pubco Ordinary Shares to be issued to the Sellers at the Closing will be approximately 36,166,365 shares, assuming that HMAC consummates the Business Combination within the entire nine-month extension period after May 14, 2023, with a redemption price of $11.06 per Public Share at the Meeting (including the amounts of estimated interest income earned on the Trust Account and any fees deposited by HMAC in connection with the extension of time for HMAC to complete its initial business combination).

In addition to the Exchange Consideration, the Sellers will have the contingent right to receive up to an aggregate of 3,200,000 additional Pubco Ordinary Shares as earnout consideration after the Closing as follows: (i) an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2023 equal to or in excess of $170,000,000, and (ii) an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ending December 31, 2024 equal to or in excess of $200,000,000.

As a result of the Share Exchange, (a) each of the ordinary shares of Able View that are issued and outstanding immediately prior to the Merger Effective Time will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement; (b) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Ordinary Share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively. Each issued and outstanding Purchaser Right shall be automatically converted into one-tenth of one Pubco Ordinary Share.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, HMAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Able View shareholders expecting to have a majority of the voting power of the combined company, Able View comprising the ongoing operations of the combined entity, Able View comprising a majority of the governing body of the combined company, and Able View’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Able View issuing share for the net assets of HMAC, accompanied by a recapitalization. The net assets of HMAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Able View.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Able View and HMAC have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco, Merger Sub accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of HMAC’s ordinary shares:

•        Scenario 1 — Assuming no other HMAC shareholders exercise their redemption rights, all HMAC shares previously subject to redemption for cash amounting to approximately $71.6 million would be transferred to shareholders’ equity; and

•        Scenario 2 — Assuming the NTA Requirement Amendment Proposal is not approved and the maximum number of HMAC shares of 6,200,583 shares are redeemed for cash by HMAC shareholders, cash required at approximately $64.3 million would be paid out in cash, in order to maintain $5,000,001 of HMAC’s net tangible assets at Closing.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately (a) 38,095,238 Pubco Ordinary Shares (after rounding adjustment) to be issued to the Sellers, such amount calculated (i) using estimated consideration of $400,000,000 paid to the Sellers (ii) prior to giving effect to the escrow of consideration in connection with the earnout, and (iii) using a redemption price per share of $10.50 at the Meeting (including estimated interest income) assuming that the Closing will occur no later than June 14, 2023, and (b) 1,120,000 Pubco Ordinary Shares to be issued to our financial advisor upon successful business combination. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholder exercises redemption rights (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares), Public Shareholders, Hainan Manaslu Founders/Sponsor and other Initial Shareholders, and the Sellers will own approximately 15.5%, 4.3% and 77.9% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 38,095,238 Pubco Ordinary Shares and the financial advisor receives 1,120,000 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If 6,200,583 ordinary shares of HMAC are ultimately redeemed, Public Shareholders, Hainan Manaslu Founders/Sponsors and other Initial Shareholders and the Sellers are expected to own approximately 3.2%, 4.9%, and 89.2%, respectively, of the Pubco Ordinary Shares following the consummation of the Business Combination assuming that the Closing will take place no later than June 14, 2023. As such, HMAC shareholders who do not redeem their ordinary shares of HMAC will experience immediate and material dilution following the consummation of the Business Combination.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Hainan Manaslu	(B) Able View	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$9,194	$5,773,380	$71,587,428	(a)	$75,127,502	$(64,300,046)	(d)	$10,827,456
	—	—	(2,242,500)	(b)	—	—		—
Accounts receivable	—	21,138,144	—		21,138,144	—		21,138,144
Prepayments and other current assets	119,867	3,487,772	(466,787)	(c)	3,140,852	—		3,140,852
Amount due from related parties	—	3,053,451	—		3,053,451	—		3,053,451
Inventories	—	18,678,648	—		18,678,648	—		18,678,648
Total Current Assets	129,061	52,131,395	68,878,141		121,138,597	(64,300,046)		56,838,551

Non-current Assets
Cash and investments held in trust account	71,587,428	—	(71,587,428)	(a)	—	—		—
Other non-current assets	—	686,380	—		686,380	—		686,380
Property and equipment, net	—	374,005	—		374,005	—		374,005
Right of use assets	—	175,004	—		175,004	—		175,004
Deferred tax assets	—	1,254,547	—		1,254,547	—		1,254,547
Total Non-current Assets	71,587,428	2,489,936	(71,587,428)		2,489,936	—		2,489,936
Total Assets	$71,716,489	$54,621,331	$(2,709,287)		$123,628,533	$(64,300,046)		$59,328,487

LIABILITIES
Current Liabilities
Short-term loans	$—	$15,685,674	$—		$15,685,674	$—		$15,685,674
Accounts payable	—	841,647	—		841,647	—		841,647
Advance from customers	—	219,431	—		219,431	—		219,431
Income tax payable	—	2,315,764	—		2,315,764	—		2,315,764
Lease liabilities	—	299,461	—		299,461	—		299,461
Other payable and accrued expenses	155,483	1,978,440	—		2,133,923	—		2,133,923
Amount due to related parties	18,453	9,380,129	—		9,398,582	—		9,398,582
Total current liabilities	173,936	30,720,546	—		30,894,482	—		30,894,482
Amount due to related parties, noncurrent	—	18,350,020	—		18,350,020	—		18,350,020
Lease liabilities, noncurrent	—	19,394	—		19,394	—		19,394
Deferred underwriting compensation	2,242,500	—	(2,242,500)	(b)	—	—		—
Total Liabilities	$2,416,436	$49,089,960	$(2,242,500)		$49,263,896	$—		$49,263,896

Commitments and Contingencies

Mezzanine Equity (Aggregate liquidation preference of $3,135,781 as of December 31, 2022)
Series A convertible redeemable preferred shares (par value $0.0001 per share, 15,750 and nil shares authorized, issued and outstanding as of December 31, 2022)	—	3,135,781	(3,135,781)	(e)	—	—		—
Ordinary shares, subject to possible redemption: 6,900,000 shares (at redemption value of $10.37 per share)	71,587,428	—	(71,587,428)	(d)	—	—		—

Shareholders’ (Deficits) Equity			—			—
Common stock	207	100	690	(d)	4,891	—		4,271
	—	—	3,782	(e)	—	(620)	(e)	—
	—	—	112	(f)	—	—		—
Additional paid-in capital	—	2,369,435	(466,787)	(c)	74,333,691	(64,300,046)	(d)	10,034,265
	—	—	71,586,738	(d)	—	620	(e)	—
	—	—	844,417	(e)	—	—		—
	—	—	(112)	(f)	—	—		—
(Accumulated deficits) Retained earnings	(2,287,582)	30,198	2,287,582	(e)	30,198	—		30,198
Accumulated other comprehensive loss	—	(4,143)	—		(4,143)	—		(4,143)
Total Shareholders’ (Deficits) Equity	(2,287,375)	2,395,590	74,256,422		74,364,637	(64,300,046)		10,064,591
Total Liabilities, Mezzanine Equity and Shareholders’ (Deficits) Equity	$71,716,489	$54,621,331	$(2,709,287)		$123,628,533	$(64,300,046)		$59,328,487

Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

(A)    Derived from the balance sheet of HMAC as of March 31, 2023.

(B)    Derived from the consolidated balance sheet of Able View as of December 31, 2022.

a.      Reflects the release of cash from cash and investment held in the Trust Account.

b.      Reflects the settlement of $2.2 million of deferred underwriting commission incurred during the HMAC IPO due upon completion of the business combination.

c.      Reflects an adjustment $0.5 million to reduce deferred offering costs, which was already reflected on Able View’s historical financial statement. As part of the Business Combination, the $0.5 million was determined to be deferred offering costs and offset to additional-paid-in capital.

d.      In Scenario 1, which assumes no further HMAC shareholders exercise their redemption rights, all HMAC shares previously subject to redemption for cash amounting to $71.6 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes the same facts as described in Items 1 and 2 above, but also assumes that the NTA Requirement Amendment Proposal is not approved and that the maximum number of HMAC shares at 6,200,583 are redeemed for cash by HMAC shareholders, cash required at $64.3 million would be paid out in cash, in order to have at least $5,000,001 of net tangible assets at Closing.

e.      Reflects 1) recapitalization of Able View through issuance of HMAC shares and eliminate HMAC historical accumulated earnings; 2) the contribution of all the share capital in Able View to HMAC.

f.       Reflects issuance of 1,120,000 ordinary shares to financial advisor upon consummation completion of Business Combination.

g.      The unaudited pro forma balance sheet does not reflect the contingent liabilities to pay an aggregate of 3,200,000 additional Pubco Ordinary Shares as earnout consideration after the Closing because the Pubco’s performance for the years ended December 31, 2023 and 2024 cannot be reliably estimated as of the date of this proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE  TWELVE MONTHS ENDED MARCH 31, 2023

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Hainan Manaslu	(B) Able View	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$—	$145,256,257	$—		$145,256,257	$—		$145,256,257
Cost of revenue	—	(112,718,709)	—		(112,718,709)	—		(112,718,709)
Gross profit	—	32,537,548	—		32,537,548	—		32,537,548

Operating expenses
Selling and marketing expenses	—	(18,283,260)	—		(18,283,260)	—		(18,283,260)
General and administrative expenses	(378,756)	(4,111,399)	—		(4,490,155)	—		(4,490,155)
Total operating expenses	(378,756)	(22,394,659)	—		(22,773,415)	—		(22,773,415)
Income from operations	(378,756)	10,142,889	—		9,764,133	—		9,764,133

Total other income (expenses), net	1,552,433	(770,053)	(1,552,425)	(a)	(770,045)	—		(770,045)
Income before income taxes	1,173,677	9,372,836	(1,552,425)		8,994,088	—		8,994,088
Income tax expenses	—	(1,469,225)	—		(1,469,225)	—		(1,469,225)
Net income	1,173,677	7,903,611	(1,552,425)		7,524,863	—		7,524,863
Accretion of convertible redeemable preferred shares	—	(135,781)	—		(135,781)	—		(135,781)
Net income attributable to Able View Inc’s preferred shareholders	—	(120,446)	—		(120,446)	—		(120,446)
Net income attributable to Able View Inc’s ordinary shareholders	$1,173,677	$7,647,384	$(1,552,425)		$7,268,636	$—		$7,268,636

Weighted average shares outstanding of ordinary shares	—	1,000,000	47,905,888	(b)	48,905,888	(6,200,583)	(b)	42,705,305
Weighted average shares outstanding of redeemable ordinary shares	4,310,137	—	(4,310,137)		—	—		—
Basic and diluted net income per ordinary share	1.07	7.65	—		0.15	—		0.17
Weighted average shares outstanding of non-redeemable ordinary shares	1,938,321	—	(1,938,321)		—	—		—
Basic and diluted net loss per ordinary share	(1.78)	—	—		—	—		—

Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Income

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

A.     Derived from HMAC’s statement of operations for the year ended December 31, 2022, and unaudited statement of operations for the three months ended March 31, 2023 and 2022.

B.      Derived from Able View’s consolidated statement of operations for the year ended December 31, 2022.

(a)     Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(b)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period. The calculation of weighted average shares outstanding for the twelve months ended March 31, 2023, assuming no redemption into cash, is set forth in below table:

For the Twelve Months Ended March 31, 2023
Able View’s shareholders	38,095,238
HMAC’s Public Shareholders	6,900,000
Holders of HMAC’s ordinary shares converted from the Public Rights	690,000
Sponsor	1,725,000
HMAC’s Private Shareholders	341,500
HMAC’s Private Shares converted from the Private Rights	34,150
Shares issued to financial advisor as the compensation of financial advisory services upon successful Business Combination	1,120,000
Weighted average shares outstanding of ordinary shares	48,905,888
Less: HMAC’s Weighted average shares outstanding of ordinary shares	—
Less: Able View’s Weighted average shares outstanding of ordinary shares	(1,000,000)
Adjustment (b)	47,905,888

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Able View for the year ended December 31, 2022 and for HMAC for the twelve months ended March 31, 2023, and the unaudited pro forma combined share information after giving effect to the Transactions,

1)      assuming no HMAC shareholders exercise redemption rights with respect to their ordinary shares upon the consummation of the Transactions; and

2)      assuming that the NTA Requirement Amendment Proposal is not approved and that HMAC shareholders will further exercise their redemption rights with respect to a maximum of 6,200,583 ordinary shares upon consummation of the Transactions under the Existing HMAC Charter.

The post-combination weighted average shares outstanding, book value per share, and net income per share information reflect the transactions as if they had occurred as of the beginning of the earliest period presented (i.e. since January 1, 2021).

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of HMAC and Able View and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HMAC and Able View would have been had the companies been combined during the periods presented.

	Hainan Manaslu	(B) Able View	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 6,200,583 Shares Redemptions)
As of and for the twelve months ended March 31, 2023
Share outstanding
Weighted average shares outstanding of redeemable ordinary shares	4,310,137	—	—	—
Weighted average shares outstanding of non-redeemable ordinary shares	1,938,321	1,000,000	—	—
Post-Combination weighted average shares outstanding		—	48,905,888	42,705,305
Book value per share*	$(1.18)	$2.40	$1.52	$0.24
Net income (loss) per ordinary share
Basic and diluted, ordinary shares subject to possible redemption	$1.07	—	—	—
Basic and diluted, ordinary shares attributable to Hainan Manaslu Acquisition Corp.	$(1.78)	$7.65	$0.15	$0.17

____________

*        Book value per share of HMAC is calculated by dividing the total shareholders’ deficit at $2,287,375 as of March 31, 2023 by weighted average shares outstanding of non-redeemable ordinary shares of 1,938,321 as of March 31, 2023.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on October 11, 2022, solely for the purpose of effectuating the Business Combination. Pubco owns no material assets and does not operate any business.

Legal Proceedings

To the knowledge of Pubco’s management as of May 31, 2023, there is no litigation currently pending or contemplated against Pubco, Able View, or any of their respective subsidiaries or their respective officers or directors in their capacity as such or against any of Pubco’s, Able View’s or any of their respective subsidiaries’ property other than certain Able View’s operating subsidiaries in China engaged in non-material, ongoing litigation.

INFORMATION RELATED TO HMAC

References in this section to “HMAC”, “Company”, “we”, “our” or “us” refer to HMAC, a Cayman Islands exempted company.

Introduction

HMAC is a newly incorporated blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Business Combination Agreement with the Pubco, the Merger Sub and Able View, HMAC’s efforts were limited to organizational activities, completion of its Initial Public Offering and the evaluation of possible business combinations.

Initial Public Offering

On August 15, 2022, HMAC consummated its Initial Public Offering of 6,900,000 Public Units, including 900,000 Public Units issued pursuant to the full exercise by the underwriter of its over-allotment option. The Public Units were sold at an offering price of US$10.00 per Public Unit, generating total gross proceeds of US$69,000,000. Ladenburg Thalmann acted as the underwriter of the Initial Public Offering. The securities in the offering were registered under the registration statement on Form S-1, as amended (File No. 333-261340), originally filed with the SEC on November 24, 2021. The SEC declared the registration statement effective on August 10, 2022.

Simultaneously with the consummation of the Initial Public Offering, HMAC consummated the private placement of an aggregate of 341,500 Private Placement Units, each Private Placement Unit consisting of one ordinary share, one warrant and one right, to the Sponsor at a price of US$10.00 per Private Placement Unit, generating total proceeds of US$3,415,000. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Private Placement Units (and the underlying securities) are identical to the Public Units sold in the Initial Public Offering, except as otherwise disclosed in the registration statement. No underwriting discounts or commissions were paid with respect to such sale.

An aggregate of US$70,035,000, or US$10.15 per Unit, representing net proceeds from the Initial Public Offering (which amount includes US$2,242,500 of the underwriters’ deferred commissions) and the private placement were placed in a U.S.-based trust account established for the benefit of HMAC’s Public Shareholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee.

HMAC paid a total of US$1,380,000 in underwriting commissions, and US$635,682 for other costs and expenses related to its Initial Public Offering.

Fair Market Value of Target Business

The target business or businesses that HMAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although HMAC may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. HMAC’s board of directors determined that this test was met in connection with the proposed Business Combination with Able View.

Shareholder Approval of Business Combination

Under HMAC’s amended and restated memorandum and articles of association, in connection with any proposed business combination, HMAC must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for HMAC’s Initial Public Offering. Accordingly, in connection with the Business Combination with Able View, the HMAC’s Public Shareholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, HMAC’s Initial Shareholder has agreed to vote the Founder Shares and shares included in the Private Placements Units as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of HMAC have purchased any securities of HMAC in any open market transactions.

Sponsor Loans and Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, the Working Capital Loans. If HMAC completes a business combination, HMAC will repay any Working Capital Loans. In the event that a business combination is not completed, HMAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by HMAC, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of a business combination into additional Working Capital Units.

Extension Loans

As stated in its IPO prospectus, HMAC has the ability to extend the period of time to consummate a business combination up to nine times, each by an additional one month (for a total of 18 months to complete a business combination). In order for the time available for HMAC to consummate its initial business combination to be extended, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account $227,700 (approximately $0.033 per public share) on or prior to the date of the applicable deadline, for each one month extension (up to an aggregate of $2,049,300, or $0.297 per public share, for an aggregate of nine months).

On May 5, 2023, HMAC issued one unsecured promissory note in an amount of $227,700 to Able View, in exchange for Able View depositing such amount into HMAC’s trust account in order to extend the amount of time it has available to complete a business combination for an additional one month from May 15, 2023 to June 14, 2023. The note does not bear interest and mature upon closing of a business combination by HMAC. In addition, the note may be converted by the holder into units of HMAC identical to the units issued in HMAC’s initial public offering at a price of $10.00 per unit.

Liquidation if No Business Combination

If HMAC has not completed an initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HMAC remaining shareholders and board of directors, liquidate and dissolve, subject in each case to HMAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

There will be no redemption rights or liquidating distributions with respect to HMAC’s Warrants, which will expire worthless if HMAC fails to complete its initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account).

The Sponsor, officers and directors have entered into a letter agreement with HMAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if HMAC fails to complete its initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account). However, if the Sponsor, officers or directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if HMAC fails to complete its initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account).

The Sponsor, officers and directors have agreed, pursuant to a written agreement with HMAC, that they will not propose any amendment to HMAC’s amended and restated memorandum and articles of association (i) to modify the substance or timing of its obligation to redeem 100% of its Public Shares if HMAC do not complete its initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless HMAC provide its Public Shareholders with the opportunity to redeem their ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay its income taxes divided by the number of then outstanding Public Shares. However, under the Existing HMAC Charter, HMAC may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or immediately after the consummation of its initial business combination and after payment of underwriters’ fees and commissions (so that HMAC is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that HMAC cannot satisfy the net tangible asset requirement, HMAC would not proceed with the amendment or the related redemption of its Public Shares at such time. HMAC is proposing to amend the Existing HMAC Charter to delete that condition, which amendment, if approved by the shareholders of HMAC pursuant to a special resolution, will be in effect immediately prior to the consummation of the Business Combination and will therefore not limit the amount of redemptions.

HMAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, although HMAC cannot assure you that there will be sufficient funds for such purpose. HMAC will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any franchise and income tax obligations it may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, HMAC may request the trustee to release to it an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses.

If HMAC was to expend all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors which would have higher priority than the claims of its Public Shareholders. There can be no assurance that the actual per-share redemption amount received by shareholders will not be substantially less than $10.15.

Although HMAC will seek to have all vendors, service providers, prospective target businesses or other entities with which HMAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where HMAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HMAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to HMAC, or a prospective target business with which HMAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under its indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, HMAC has not asked the Sponsor to reserve for such indemnification obligations, nor has HMAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of its company. Therefore, there can be no assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for its initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, HMAC may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of HMAC’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While HMAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that its independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. HMAC has not asked the Sponsor to reserve for such indemnification obligations and there can be no assurance that the Sponsor would be able to satisfy those obligations. Accordingly, there can be no assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per public share.

If HMAC files a winding-up petition or an involuntary winding-up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, HMAC cannot assure you that it will be able to return $10.15 per share to its Public Shareholders. Additionally, if HMAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by its shareholders. Furthermore, its board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, thereby exposing itself to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

HMAC’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of its initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend any provisions of its amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to redeem 101.5% of its Public

Shares if HMAC does not complete its initial business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of its Public Shares if HMAC is unable to complete its business combination by June 14, 2023 (or up to February 14, 2024 if HMAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor and its affiliates or designees deposits additional funds into the Trust Account), subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event HMAC seeks shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights as described above. These provisions of its amended and restated memorandum and articles of association, like all provisions of its amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

HMAC currently maintains its principal executive offices at B3406, 34F, West Tower, Block B, Guorui Building, 11 Guoxing Avenue, Haikou, Hainan Province, People’s Republic of China 570203. HMAC considers its current office space adequate for its current operations.

Employees

HMAC currently has three officers. These individuals are not obligated to devote any specific number of hours to HMAC’s matters, but they devote as much of their time as they deem necessary and intend to continue doing so to HMAC’s affairs until HMAC has completed HMAC’s initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for HMAC’s initial business combination and the stage of the business combination process HMAC is in. HMAC does not intend to have any full-time employees prior to the consummation of HMAC’s initial business combination.

Directors and Executive Officers

HMAC’s directors and officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Zhifan Zhou	37	Chairman and Chief Executive Officer
Wenyi Shen	35	Chief Financial Officer
Xun Zhang	44	Chief Investment Officer and Director
John Roumeliotis	61	Independent Director
Kun-lin Liu	60	Independent Director
Hong Ma	51	Independent Director

Officers and Directors

Mr. Zhifan Zhou, has served as our Chief Executive Officer and Chairman of our Board of directors since November 2021. Mr. Zhou has over ten years of experience in investment banking, audit, private equity and mergers and acquisitions. Mr. Zhou has served as the General Manager of Hainan Winlong Capital, an investment company, since April 2021, where he leads the mergers and acquisitions operations. Prior to that, Mr. Zhou served as Vice President and General Manager of Capital Operations of Shanzhinong Co., Ltd., a B2B e-commerce platform company, from March 2020 to April 2021, where he was responsible for acquiring assets of the agricultural sector in China. He also served as the Head of Finance Department of Wanda Information Stock Co., Ltd., a software company, from December 2019 to March 2020, where he was responsible for due diligence and integration of wholly-owned subsidiaries; Deputy General Manager of Xinghe Real Estate Financial Group Shanghai Company, a financial group company, from March 2018 to June 2019, where he was responsible for platform financing; Deputy General Manager of Cefc Anhui Internal Holding Co., Ltd., an investment company, from October 2014 to March 2018, where he participated in various mergers and acquisitions; and Senior Project Manager in the investment banking department of Zheshang Securities Co., Ltd., a securities company, from June 2013 to October 2014, where he participated in multiple mergers and acquisitions. From September 2010 to June 2013, Mr. Zhou served as Senior Consultant of PricewaterhouseCooper Consultants (Shenzhen) Co., Ltd., Shanghai branch, a consulting company where he provided risk management and internal control services and was experienced with cross-border IPO audits.

Mr. Zhou received bachelor’s degrees in international economic law and accounting from Shanghai University of Finance and Economics in July 2008, and a master’s degree in law from The Chinese University of Hong Kong in December 2010. Mr. Zhou has been a Certified Public Accountant (CPA) and holds Certificate of Computer Application Techniques (CCAT) and Legal Profession Qualification Certificate in China.

Mr. Wenyi Shen, has served as our Chief Financial Officer since November 2021. Mr. Shen has over ten years of experience in investment banking, audit and private equity investments. During his career, he provided audit services to several large-scale IPOs of Chinese companies, including Agricultural Bank of China and Haitong Securities Co, Ltd., in Hong Kong and Chinese stock markets and focused on several industries including consumer, entertainment, education, and Internet. From May 2018 to August 2021, Mr. Shen served as Vice President for CITIC Culture Capital Management Co., Ltd., an investment company where he was responsible for growth range private equity investments. Mr. Shen served as Vice President for TFTR Investment Co., Ltd., an investment company, from February 2016 to April 2018, where he was responsible for growth range private equity investments. Mr. Shen co-founded Shanghai Yuexing Information Technology Co., Ltd., a start-up mobile travel agent company, where he served as a Chief Strategy Officer from February 2015 to January 2016 and was responsible for the company’s strategy, product development, market operation and capital funding. Prior to that, Mr. Shen was an Associate at E.J. McKay Co., Ltd., a boutique investment banking firm focusing on cross-border mergers and acquisitions between China and the United States, from June 2013 to February 2015, where he participated in cross-border mergers and acquisitions investment banking activities; and a Senior Auditor at Deloitte Touche Tohmastu CPA Ltd., an accounting firm, from July 2010 to May 2013, where he participated in the audit of large financial institutions.

Mr. Shen received his bachelor’s degree in social work from Fudan University, China in July 2010.

Mr. Xun Zhang, has served as our Chief Investment Officer and Director since November 2021. Mr. Zhang has 16 years of experience in financial industries. Mr. Zhang’s professional experience includes private equity, investment banking, and hedge fund. During his career, he provided equity financing, debt financing, mergers and acquisitions and other consulting services for a number of Chinese listed companies in Chinese stock markets, as well as wealth management consulting services for high net worth clients in China. Mr. Zhang serves as the General Manager of the investment department of Zhejiang Venture Investment Group Co., Ltd., a venture capital investment company in Hangzhou, China, where he was responsible for project development, investment and management. Prior to that, Mr. Zhang served as Managing Director of WXZF Fund Management Co., Ltd., a fund management company in Shanghai, China, from October 2017 to December 2019, where he developed and executed investment strategies; Risk Management Director of Gesheng Fund of Shanghai SIIC Fund Management Co., Ltd., a fund management company, from August 2015 to October 2017, where he was responsible for risk management framework establishment; Deputy General Manager of the equity capital market department of Zheshang Securities Co., Ltd., a securities company, from December 2011 to July 2015, where he was responsible for executing IPOs and private placement transactions and a Senior Financial Analyst in the risk management department of Globus LLP in Toronto, Canada, a hedge fund company, from June 2005 to August 2010, where he provided support to trading team.

Mr. Zhang received his bachelor’s degree in mathematics from University of Toronto in July 2006, and a master degree in finance from Saint Mary’s University in October 2011.

Mr. John Roumeliotis, has served as our director since August 2022. Since early 2009, Mr. Roumeliotis has served as a Creative Director and Chief Financial Officer and of LongKey Software Ltd., a software company based in of Wuxi, Jiangsu Province of China, where he manages financial systems and financial strategic planning and the Chief Operation Officer of Jinaxiaoer FinVisor, a public relationship company, where he led a team with initial tasks of building and promoting the company’s brand and corporate image for the banking industry and government online service sectors. From June 1992 to December 2008, Mr. Roumeliotis opened and managed BuyDesign Inc., a marketing firm which later changed its name to BlackInk Communication Inc. in 1995. From September 1990 to January 1992, Mr. Roumeliotis served as an Executive Manager in Rooms Division of the InterContinental Hotel in Montreal where he initially handled project management overseeing the final stages of construction. Mr. Roumeliotis began his career in the hotel industry in 1978 while still in school. From 1978 to August 1990, he successively served as a Night Manager and a Front Office Manager in Chateau Champlain Hotel (Now the Marriott) in Montreal and Delta Montreal Hotel.

Mr. Roumeliotis attended Delta (Private Institute) in October 1987. He also attended Concordia University in September 1992.

Mr. Kun-lin Liu, has served as our director since August 2022. Mr. Liu is a well-known venture capitalist in Greater China and has been engaged in venture capital investment for more than 20 years. Mr. Liu has served as a Partner of Capital First Partners, a venture capital company since July 2019, where he focuses on deal sourcing in Taiwan. Prior to that, he served as the Chief Strategy Officer of Shanghai Vargo Technology Co., Ltd., a smart phone company, from December 2013 to January 2017, where he set up supply chain network. Mr. Liu was a former partner of Fortune International Partners, a venture capital company in Greater China, from May 2006 to May 2010, where he was responsible for investment in mainland China. Mr. Liu has also been an Industry Consultant for Taiwan Venture Capital Association and Angel Association since April 2010. He was an investor of Lakala Payment Co., Ltd., a third-party payment company, in 2007 and served as a director in the board of Lakala from 2007 to 2010. His most successful investment is Transmedia Communications Inc., a multimedia equipment maker which was acquired by Cisco Systems, Inc. in 1999.

Mr. Liu received a bachelor’s degree in electro physics from national Chiao-Tung University in Taiwan in June 1985, and a master degree in materials science & engineering from National Taiwan University in June 1987.

Professor Hong Ma, has served as our director since August 2022. Professor Ma has almost 40 years of experience in law. Professor Ma has served as the Dean of Zhejiang College of Shanghai University of Finance and Economics since January 2016. He is also a professor of School of Law of Shanghai University of Finance and Economics since July 1983, and has served as the Chairman and General Manager (President) of Shanghai University of Finance and Economics Press from November 2014 to January 2016.

Professor Ma received a bachelor’s degree in law from Zhongnan University of Economics and Law in June 1983 and a Doctor of Law degree from University of International Business and Economics in July 2012.

Number, Terms of Office and Appointment of Officers and Directors

HMAC’s board of directors consists of five members. Subject to any other special rights applicable to the shareholders, any vacancies on HMAC’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of its board or by a majority of the shareholders.

HMAC’s officers are appointed by its board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. HMAC’s board of directors is authorized to appoint persons to the offices set forth in its amended and restated memorandum and articles of association as it deems appropriate. HMAC’s amended and restated memorandum and articles of association provides that its officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of directors

HMAC’s board of directors has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

HMAC has established an audit committee of the board of directors. The members of HMAC’s audit committee are Messrs. Roumeliotis and Liu and Professor Ma. Mr. Roumeliotis serves as chairman of the audit committee.

Each member of the audit committee is financially literate and HMAC’s board of directors has determined that Mr. Roumeliotis qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

HMAC has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

HMAC has established a compensation committee of the board of directors. The members of HMAC’s compensation committee are Messrs. Roumeliotis and Liu and Professor Ma. Professor Ma serves as chairman of the compensation committee. HMAC has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Director Nominations

HMAC does not have a standing nominating committee though it would form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors.

HMAC’s board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. John Roumeliotis and Kun-lin Liu and Professor Hong Ma.

In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, HMAC does not have a nominating committee charter in place.

HMAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, HMAC’s board of directors considers educational background, diversity of professional experience, knowledge of its business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its shareholders.

Compensation Committee Interlocks and Insider Participation

None of HMAC’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on HMAC’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on HMAC’s board of directors. HMAC’s pays no compensation to its executives other than expense reimbursement.

After the completion of HMAC’s initial business combination, members of its management team who remain with the Pubco may be paid consulting, management or other fees from the Pubco with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to HMAC’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to HMAC’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on HMAC’s board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You will be able to review a copy of our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.”

Legal Proceedings

To the knowledge of HMAC’s management, as of the date of this proxy statement/prospectus, there is no litigation currently pending or contemplated against HMAC, or any of its respective officers or directors in their capacity as such or against any of HMAC’s property.

Periodic Reporting and Audited Financial Statements

HMAC has registered its Units, Ordinary Shares, Rights and Warrants under the Exchange Act and have reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, this report contains financial statements audited and reported on by HMAC’s independent registered public accountants.

HMAC will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements must be prepared in accordance with, or be reconciled to, U.S. GAAP or IFRS and the historical financial statements must be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses HMAC may acquire because some targets may be unable to provide such statements in time for HMAC to disclose such financial statements in accordance with federal proxy rules and consummate HMAC’s initial business combination time frame contained in HMAC’s organizational documents.

HMAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS11

In this section, references to “HMAC”, the “Company,” “our,” “us” or “we” refer to HMAC. References to HMAC’s “management” or HMAC’s “management team” refer to HMAC’s officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

Hainan Manaslu is a blank check company formed under the laws of the Cayman Islands on September 10, 2021 for the purpose of engaging in a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although we intend to focus on industries that complement the management team’s background, and to capitalize on the ability of the management team and advisor to identify and acquire a business. However, we will not consummate our initial Business Combination with an entity or business with China operations consolidated through a VIE structure.

On August 15, 2022, we consummated our Initial Public Offering of 6,900,000 Public Units, inclusive of the over-allotment option of 900,000 Public Units. Each Public Unit consisted of one public share, one Public Warrant and one Public Right. Our Registration Statement on Form S-1 for the Initial Public Offering was declared effective by the SEC on August 10, 2022. Ladenburg Thalmann & Co. Inc., acted as an underwriter for the Initial Public Offering. The Public Units were sold at an offering price of $10.00 per Public Unit, generating gross proceeds of $69,000,000.

Simultaneously with the closing of the on August 15, 2022, we consummated the sale of 341,500 Private Placement Units. The Private Placement Units were sold at a price of $10.00 per Private Placement Unit in the private placement, generating gross proceeds of $3,415,000.

Transaction costs amounted to $4,258,182, consisting of $1,380,000 of underwriting commissions, $2,242,500 of deferred underwriting commissions and $635,682 of other offering costs.

We have until June 14, 2023 to consummate our initial business combination. However, if we anticipate that we may not be able to consummate our initial business combination by June 14, 2023, we may, by resolution of our board if requested by our sponsor, extend the period of time to consummate a business combination up to eight times, each by an additional one month (for a total of up to 18 months from our initial public offering, or until February 14, 2024, to complete a business combination), subject to the sponsor depositing additional funds into the trust account. On May 5, 2023, we issued one unsecured promissory note in an amount of $227,700 to Able View, in exchange for Able View depositing such amount into our Trust Account in order to extend the amount of time we have available to complete a business combination for an additional one month period, from May 15, 2023 to June 14, 2023. The note does not bear interest and mature upon closing of a business combination by us. In addition, the note may be converted by the holder into units identical to the units issued in our IPO at a price of $10.00 per unit.

If we are unable to complete our initial business combination by June 14, 2023 (or up to 18-month time period from August 15, 2022 if further extended), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $60,000 of interest to pay dissolution expenses (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

As of March 31, 2023, we had not yet commenced any operations. Our entire activity from inception up to August 15, 2022 related to our formation and the Initial Public Offering. Since the Initial Public Offering, our activity has been limited to the evaluation of Business Combination candidates and the negotiation and consummation of the proposed business combination with Able View, and we will not be generating any operating revenues until the closing and completion of our initial Business Combination. We incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well due diligence expenses in connection with our searches for business combination targets.

For the three months ended March 31 2023, we had a net income of $561,565, comprising of dividend income earned on investment held in Trust Account of $757,326, partially offset by general and administrative expenses of $195,761.

For the fiscal year ended December 31, 2022, we had a net income of $599,288, comprising of dividend income earned on investment held in Trust Account of $795,099, interest income of $6 and other income of $3, partially offset by general and administrative expenses of $195,820.

For period from September 10, 2021 (inception) through December 31, 2021, we had a net loss of $42,619, comprising of interest income of $1 and offset by general and administrative expenses of $42,618.

Liquidity and Capital Resources

As of March 31, 2023, we had $9,194 in its operating bank accounts and other than that, we also have $71,587,428 in cash and investments held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary share in connection therewith and working capital deficient of approximately $44,875. Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor, Working Capital Loans provided by the Sponsor under a certain unsecured promissory note and advances from the Sponsor.

On August 15, 2022, we consummated the Initial Public Offering of 6,900,000 Public Units, including 900,000 Public Units upon the full exercise of the underwriter’s over-allotment option. Each Public Unit consists of one public share, one Public Warrant and one Public Right. Each Public Warrant entitling its holder to purchase one ordinary share at a price of $11.50 per share. Each Right entitles the holder to receive one ordinary share upon consummation of our Business Combination. The Public Units were sold at an offering price of $10.00 per Public Unit, generating gross proceeds of $69,000,000.

As of August 15, 2022, a total of $70,035,000 of the net proceeds from the Initial Public Offering and the private placement consummated simultaneously with the closing of the Initial Public Offering were deposited in the Trust Account established for the benefit of our Public Shareholders.

As of March 31, 2023, we had cash of $9,194 and cash in the Trust Account of $71,587,428 (including approximately $1,552,425 of interest income). We intend to use substantially all of the net proceeds of the Initial Public Offering, including the funds held in the Trust Account, to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect our Business Combination, the remaining proceeds held in the Trust Account, as well as any other net proceeds not expended, will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of March 31, 2023, we had cash of $9,194 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern if a Business Combination is not consummated by June 14, 2023 or February 14, 2024 if the Company elect to extend the period of time to consummate a Business Combination. These conditions raise substantial doubt about our ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of March 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as VIEs, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of March 31, 2023, we have long-term liabilities. We did not have any long-term debt, capital lease obligations or operating lease obligations.

Also, we are committed to the below:

Promissory Note — Related Party

On March 21, 2023, the Company issued an unsecured promissory note to the Sponsor in the aggregate principal amount up to an aggregate principal amount of $300,000 (the “Note”) in exchange for Sponsor delivering such amount into the Company’s working capital account in order to meet the working capital needs of the Company. The Note does not bear interest and matures on the earlier of (i) December 31, 2023 or (ii) the closing of a business combination by the Company.

As of March 31, 2023 and December 31, 2022, the Sponsor advanced the Company an aggregate amount of $15,450 and $0, respectively.

Advances from a related party

As of March 31, 2023 and December 31, 2022, we had a temporary advance of $3,003 and $3,003 from a related party for the payment of costs related to the Initial Public Offering, respectively. The balance is unsecured, interest-free and has no fixed terms of repayment.

Registration Rights

Pursuant to a registration rights agreement entered into on August 10, 2022, the holders of the Founder Shares, Private Placement Units (including securities contained therein), and units (including securities contained therein) that may be issued on conversion of Working Capital Loans or extension loans (and) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of 3.25% of the gross proceeds of the Initial Public Offering, or $2,242,500 until the closing of the Business Combination.

Related Party Transactions

Founder Shares

In September 2021, the Company issued an aggregate of 1,725,000 founder shares (“Founder Shares”) to the Sponsor, so that the Sponsor owns 20% of the Company’s issued and outstanding shares after the Initial Public Offering, for an aggregate purchase price of $25,000.

Promissory Note — Related Party

On September 24, 2021, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, which was amended and restated on March 14, 2022 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2022 or consummation of the Initial Public Offering.

On March 21, 2023, the Company issued an unsecured promissory note to the Sponsor in the aggregate principal amount up to an aggregate principal amount of $300,000 (the “Note”) in exchange for Sponsor delivering such amount into the Company’s working capital account in order to meet the working capital needs of the Company. The Note does not bear interest and matures on the earlier of (i) December 31, 2023 or (ii) the closing of a business combination by the Company.

As of March 31, 2023 and December 31, 2022, the Sponsor advanced the Company an aggregate amount of $15,450 and $0, respectively.

Related Party Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit. As of March 31, 2023 and December 31, 2022, the Company did not have outstanding balance on related party working capital loans.

Advances from a Related Party

As of March 31, 2023 and December 31, 2022, the Company had a temporary advance of $3,003 and $3,003 from a related party for the payment of costs related to the Initial Public Offering, respectively. The balance is unsecured, interest-free and has no fixed terms of repayment.

Related Party Extensions Loans

The Company will have until nine months from the consummation of the Initial Public Offering to consummate the initial Business Combination. However, if the Company anticipates that the Company may not be able to consummate the initial Business Combination within nine months, the Company may, but is not obligated to, extend the period of time to consummate a Business Combination nine times by an additional one month each time (for a total of up to 18 months to complete a Business Combination). Pursuant to the terms of the Company’s amended and restated memorandum and articles of association and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order to extend the time available for it to consummate its initial Business Combination, the Company’s Sponsor, or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $227,700 ($0.033 per share), on or prior to the date of the applicable deadline. The Sponsor will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a Business Combination unless there are funds available outside the Trust Account to do so. Such notes would either be paid upon consummation of its initial Business Combination, or, at the lender’s discretion, converted upon consummation of its Business Combination into additional units at a price of $10.00 per unit, which units shall be identical to the Private Placement Units.

On May 5, 2023, HMAC issued one unsecured promissory note in an amount of $227,700 to Able View, in exchange for Able View depositing such amount into the Company’s Trust Account in order to extend the amount of time the Company has available to complete a business combination for an additional one month period, from May 15, 2023 to June 14, 2023. The note does not bear interest and mature upon closing of a business combination by the Company. In addition, the note may be converted by the holder into units of the Company identical to the units issued in the Company’s IPO at a price of $10.00 per unit.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates. We have identified the following significant accounting policies:

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events.

Warrant accounting

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the our own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of comprehensive loss.

As the warrants issued in the Initial Public Offering and private placement meet the criteria for equity classification under ASC 480, therefore, the warrants are classified as equity.

Net Income (Loss) Per Share

We calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, we first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed loss is calculated using the total net income (loss) less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of March 31, 2023, we have not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 6,900,000 shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and we did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

OVERVIEW OF ABLEVIEW’S INDUSTRY

Unless otherwise noted, the information in this industry overview is based on the Independent Market Research Report on the Beauty and Personal Care Brand Full-Service Partners in China by iResearch Co. Ltd. dated October 17, 2022 (the “iResearch Report”).

Overview of the Beauty and Personal Care Industry in China

The beauty and personal care industry in China divides into three segments: color cosmetics, skincare, and personal care. Color cosmetics refer to the colorants and cosmetics products that help to enhance the appearance of the human body. Skincare refers to products that support skin integrity, enhance appearance and relieve skin conditions. Among skincare products are dermo-cosmetics products specially designed for people with skin problems. Personal care refers to products used in personal hygiene and personal grooming. Among personal care products are functional products regulated as over-the-counter (OTC) medical supplies. Such OTC products, along with dermo-cosmetics, are referred to as functional products.

Between the years 2017 and 2021, the market shares of color cosmetics, skincare, and personal care in terms of GMV have remained mostly steady, respectively taking up approximately 11% to 13%, 37% to 39%, and 50% of the entire market. This percentage breakdown is expected to continue in the future to as far as 2026, with personal care rising slightly in market share relative to the other two major product categories due to consumers’ growing awareness to health and personal needs. The market size of skincare is expected to continue its steady increase. COVID-19 has contributed to this increase because consumers are concerned that wearing masks for long periods of time may cause damage to their skins, which drives the growth of the dermo-cosmetics market in particular. However, COVID-19 is expected to negatively contribute to the growth of color cosmetics market, since people staying at home are less concerned about color cosmetics.

Market size of China beauty and personal care by product category in terms of GMV, 2017-2026E

RMB Billion
Color cosmetics
Skincare
Personal care
CAGR 17-21
CAGR 21-26E
+9.8%
+5.6%
+14.1%
+2.3%
+8.4%
+6.7%
+9.8%
+5.5%
375.3
41.3 (11.0%)
146.4 (39.0%)
187.6 (50.0%)
412.5
49.5 (12.0%)
156.8 (38.0%)
206.3 (50.0%)
477.7
62.1 (13.0%)
176.7 (37.0%)
238.8 (50.0%)
488.5
58.6 (12.0%)
183.2 (37.5%)
246.7 (50.5%)
544.7
70.1 (12.9%)
201.8 (37.1%)
272.8 (50.1%)
564.6
67.7 (12.0%)
208.9 (37.0%)
287.9 (51.0%)
607.3
75.9 (12.5%)
227.7 (37.5%)
303.6 (50.0%)
647.1
77.7 (12.0%)
245.9 (38.0%)
323.5 (50.0%)
683.1
78.6 (11.5%)
263.0 (38.5%)
341.5 (50.0%)
714.3
78.6 (11.0%)
278.6 (39.0%)
357.1 (50.0%)
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Functional (dermo-cosmetics) products are expected to continue to outperform overall skincare market in terms of growth. Such functional products include anti-acne products, antioxidant products, hair-restorer products, breathe-easy patch, hair dyes, and so on. Dermo-cosmetics market size has been growing at a faster pace than the overall skincare market, with a CAGR of 31.0% from 2017 to 2021 (compared with 9.8% in skincare market). Some dermo-cosmetics players are developing non-professional sales channels (e.g. SkinCeuticals, Winona). More international dermo-cosmetics brands entered into China, such as BbLAB. Post-operative care has been one of the main drivers of dermo-cosmetics market.

International brands are taking a larger share of China’s beauty and personal care market in terms of GMV. The main drivers for this growth are: (1) Growing channels: e-commerce, social media platforms (such as TikTok and Xiaohongshu), beauty collections; (2) Increasing efforts for international brands to compete via discounts and promotions; (3) Entry of new brands, especially dermo-cosmetics brands from Europe and America, and OTC products from Japan.

Market size of China beauty and personal care by type of brand in terms of GMV, 2017-2026E

RMB Billion
International brands
China domestic brands
CAGR 17-21
CAGR 21-26E
+9.8%
+5.6%
+9.6%
+6.2%
+9.9%
+4.8%
375.3
412.5
477.7
488.5
544.7
564.6
607.3
647.1
683.1
714.3
207.9 (55.4%)
226.6 (54.9%)
254.6 (53.3%)
265.2 (54.3%)
300.5 (55.2%)
315.6 (55.9%)
340.8 (56.1%)
364.7 (56.4%)
386.5 (56.6%)
405.9 (56.8%)
167.3 (44.6%)
185.9 (45.1%)
223.0 (46.7%)
223.3 (45.7%)
244.1 (44.8%)
249.0 (44.1%)
266.4 (43.9%)
282.4 (43.6%)
296.5 (43.4%)
308.4 (43.2%)
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

The main trend of domestic players in China’s beauty and personal care market is the rising concentration. This concentration driven by several factors: (1) Rapid growth of the domestic market in the past several years, especially in social e-commerce platform (e.g. TikTok), has seen the emergence of several leading players in the beauty industry; (2) These leading players have substantial competitive advantage through brand influence, product development and sales channels, and their higher growth rate is expected to continue; (3) By contrast, other brands have encountered bottleneck due to exaggerated publicity in the past, especially having difficulty in customer acquisition.

Despite the increasing competition, there remains a considerable amount of independent channels in the market. Independent channels include: (1) Most small stores on Taobao and Pinduoduo; (2) Some vertical e-commerce platforms; (3) Some person to person transaction on social platforms; (4) Small beauty collection stores offline. Independent channels are expected to be more regulated by brands as they pose threat to the established pricing in authorized channels. Such online independent channels have contributed approximately 15% to 17% of the market’s GMV between 2017 and 2021. However this proportion is expected to decrease due to the greater impact of COVID-19 on these independent channels compared to authorized channels, and increased control by brand owners.

The supply chain of products manufactured outside China falls into three modes: 2B cross-border, 2C cross-border, and individual surrogate purchase. In 2B cross-border, finished goods are imported in bulk without customer order. 2B cross-border is adapted to brands’ long-term operation. Most 2B cross-border products require corresponding regulatory sales approval (registration), subject to inspection and quarantine, all of which are processes that can take long waiting times. However, 2B cross-border have the advantage of shorter fulfillment period. In 2C cross-border, finished goods are imported in bulk with customer order. 2C cross-border is adapted to niche brands’ initial entry, and not suitable for large-scale selling without product qualifications. 2C cross-border has advantage of lower price since tariffs are paid by the customers. In individual surrogate purchase, finished goods are purchased by individual agents of the customer. Individual surrogate purchase is more easily affected by clearance time, transportation period, product certifications and COVID-19, leading to uncertain supply, higher damage rates and costs.

The distribution channels of China’s beauty and personal care market also fall into three categories: Online brand D2C (direct to customer), online brand channel sale, and offline brand channel sale. Online brand D2C requires professional service among customer service, logistics and marketing. Its key success factors are professional e-commerce operation enablers — these can be good partners to sell online, and they take the responsibility of marketing (live, short videos, etc.), customer maintenance, and even fulfillment. Online brand channel sale includes various channels and demands of hard to market, hard to manage independent goods. Its key success factor is cooperating with distribution partners, which can reduce sales cost and disperse operation risk as well as track goods (some distributors have digital anti-fake system). Distributors may also have a good relationship with KOL (Key Opinion Leaders). Offline brand channel sale includes scattered distribution channels and customer groups of hard to focus, hard to manage channels and goods with higher logistics cost. Its key success factor is distribution partners who generally have an edge in specific channels and are more familiar to the habits of specific groups.

The consumer profile of China’s beauty and personal care market is gender specific. The female consumers’ chief concern is care for sensitive skin. There are large numbers of females whose skin are sensitive to environment due to climate, life stress and improper care, especially among those 20 to 30 years old (more than 70% have sensitive skin). Sensitive skin care are ignored for a long time in China, and many targeted products can only be bought in professional channels in the past. The male consumers’ chief concern is hair loss (approximately 25% of males are troubled by alopecia).

Consumer profile

Female	Daily care	Skincare & basic hygiene
		Makeup & related
	Special needs	postoperative care
		Sensitive skin care
		Deodorization & depilatory
		Skin ointment
		For women-only
Male	Daily care	**Skincare & basic hygiene**
		For men-only: shaving
	Special needs	**Hair-restorer**
		Deodorization
		Skin ointment
Infant	Daily care	Skincare & basic hygiene
	Special needs	Body powder
		Buttock care

~36%

Percentage of sensitive skin groups in China

~20%

Percentage of males who purchase skincare products in China

~250 Million

Number of people who are troubled by alopecia problem

Note: consumer needs listed are not exhaustive.

Source: National Health

The international beauty and personal care market in China is expected to develop along three trends, whereby international brands will try to: (1) expand their brand matrix and seek to enrich their product types by maintaining a steady growth and increasing revenue, enrich their product portfolio for business stability and flexibility, and draw on partnerships’ merits to offset their own weakness through resources sharing; (2) diversify sales channels caused by changes of user behaviors, products, and brands, which is driven by the rise of social e-commerce platforms, fragmented channels for information discovery, increasing demand for functional products, and the rise of new retailing brands and refreshed shopping experience; and (3) strict regulation and supervision will further promote the development of the beauty and personal care industry. Between 2020 and 2022 the Chinese government enacted a series of regulations of beauty and personal care products, listed in the table below.

Overview of the Beauty and Personal Care Brand Full-Service Partners in China

Full-service partners are those providing comprehensive services along the value chain, including logistics and storage, marketing, channel management, retail sales, brand incubation, and customer service.

Full-service partners carry out a full portfolio of services for their brand partners. This includes traditional services such e-commerce operation enabler, fulfillment-assisted operation enabler, and goods purchases and sales. Full-service partners are differentiated however by their innovative services: brand incubation of new niche brands in China, and independent channel management from supply to pricing.

Brand incubation helps comprehensive partners realize sustainable development. Most of them incubate niche brands in America and Europe area with authorized approval, which have higher success rate. They provide comprehensive services from product development, cross-border logistics to marketing, sales and customer services. Partners’ incubation business can help realize sustainable development. Partners generally are exclusive agents and can cooperate with brands for a long period. Partners can help develop more businesses: successful cases would help attract more brands and improve competitive power. Partners can also help utilize current distribution and marketing channels and improve groups’ valuation. An increasing number of brand comprehensive partners incubate their own brands, and they can expand the matrix through mergers and acquisitions, incubations and cooperation with different brands.”

Independent channel management helps international brands establish pricing system. Independent channels are not regulated by brands, from the supply of goods, pricing of goods and types of goods they sell, etc. Most of them purchase goods from marketplace abroad, duty-free stores and other stores with promotion, and then sell by themselves. Without brand authorization, they may sell goods at a lower price, especially for international brands products whose purchase price largely varies from different wholesalers. Some independent channels may have inconsistent product quality, repackaging issues, and unverifiable product source, which may damage brand image and established pricing. International brands, particularly, are troubled with a great amount of independent channels. Partners’ independent channel management can help standardize pricing, promote activities in different kinds of channels, maintain a consistent brand image for brands especially for niche international brands whose brand image are not established in China, regulate different types of channels in supply of goods and prevent fabrication.

International brands have higher reliance on comprehensive partners for operations in China. Compared to the percentage of international brands in beauty and personal care market (55.2%), international brands comprehensive partners occupies higher in brand partner market (66.3%). International brands are generally less familiar to e-commerce operations in China. More and more new channels are appearing in China and brands face challenges to manage them all. Cross-border logistics is hard to control. Between 2017 and 2021, more than 90% of international brands in China was facilitated by brand comprehensive partners in beauty and personal care market. By contrast, 50% or less of domestic brands in China was facilitated by brand comprehensive partners in beauty and personal care market.

International brands full-service partners
China domestic brands full-service partners
CAGR 17-21
CAGR 21-26E
+25.3%
+9.1%
+26.0%
+9.8%
+24.2%
+7.7%
91.2
59.3 (65.0%)
31.9 (35.0%)
116.1
75.8 (65.3%)
40.3 (34.7%)
153.7
98.8 (64.3%)
54.9 (35.7%)
186.1
122.1 (65.6%)
64.0 (34.4%)
225.2
149.3 (66.3%)
75.9 (33.7%)
253.7
172.3 (67.9%)
81.4 (32.1%)
280.0
190.2 (67.9%)
89.8 (32.1%)
304.6
208.1 (68.3%)
96.5 (31.7%)
327.9
223.6 (68.2%)
104.3 (31.8%)
348.1
238.2 (68.4%)
109.9 (31.6%)
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

International brands have a strong demand for professional price and channel management in Chinese market. For most international beauty and personal care brands, especially for those who are about to enter or just entered the Chinese market, it would be difficult to manage the price and relation of the whole distribution channel network well by international brands themselves. Common management issues are as follows: (1) commodity fleeing: In order to sell more products, some distribution channel service providers may sell to marketplaces that are not previously stipulated with the brands. Since mostly the prices offered by brands varied among different service providers, commodity fleeing may result in different prices in a same marketplace. (2) multi-level distribution: Under such a distribution system, products usually need to be passed through multiple distribution channel service providers before finally reaching the marketplace. If brands can’t reach channel service providers at all levels in time, their management decision (e.g. price adjustment, etc.) will take a long time to be transmitted across the network; and (3) unauthorized products: unauthorized products traded in the market may affect brands’ image and their price structure in the network. Although it would be difficult to eradicate such phenomenon, some brand management service providers can manage such products without having a great impact on brands. International brands could use extra manpower and resources to solve the above distribution channel management problems while operating the upstream supply chain and brands themselves. Sometimes, it is more appropriate and efficient for the comprehensive partners to solve such problems than for the brands to solve them.

The entry of international beauty and personal care brands into Chinese market is subject to complex supervision. International beauty and personal care brands, either those that are about to enter Chinese market or launch new products in Chinese market, will have to go through a complicated approval application process. Also, the possibility of applications being rejected or frequently being requested for additional information is also greater than that of domestic brands due to insensitivity to changes in Chinese policy and unfamiliarity with the Chinese market. Therefore, international brands can complete the entire process more efficiently with the help of comprehensive partners in China. Beauty and personal care products need to apply for an approved product number from regulators. In most cases, the application process of international brands is stricter and longer than that of domestic brands. For example, the average duration of domestic brands’ application for special cosmetics is around 1.5 years while that of international brands is around 3 years.

Full-service partners are indispensable for navigating sophisticated marketplaces online and offline. Offline to online, comprehensive partners with rich experience and resources in offline channel distribution and supply chain management can further enhance the sales advantages of online channels from multiple aspects such as procurement, price, and warehousing logistics. Online to offline: Full-service partners with successful online marketing cases can further increase the confidence of offline channel providers in products, thus increasing the probability of entering more distribution channels.

The international beauty and personal care full-service partners in China are expected to develop along three trends: (1) leveraging big data to improve service capabilities; (2) extending the scope of services and forming new service ecosystem; and (3) expanding the brand matrix through incubation and mergers and acquisitions.

The positioning matrix of major beauty and personal care comprehensive partners in China by business mode is as the following diagram:

Brand channel sale
Fulfillment-assisted operation enablers
Brand incubation service providers
NALA 娜拉美妆
Union Group 聯盛集團
JINJIA
Rich Beauty
XINGYUN GROUP 行云集团
GOLONG
USHOPAL
E-commerce operation service only
Goods purchases and sales only
eBeauty 悠可
CHANCEMATE 壹网壹创
丽人丽妆 Lily&Beauty
RUOYUCHEN
legee
KUNCHI
E-commerce operation enablers
Brand D2C sale

Note: companies listed are not exhaustive.

BUSINESS OF ABLE VIEW

Unless the context otherwise requires, references in this section to “we”, “us”, “our”, “Company” and similar first-person references are intended to mean the business and operations of Able View and its consolidated subsidiaries taken as a whole prior to the Business Combination.

Overview of Able View

Able View is one of the largest comprehensive brand management partners of international beauty and personal care brands in China. The Company enjoys a market share of 14.8% in beauty and personal care cross-border brand management in 2021, as measured by gross merchandise value (GMV), according to the Independent Market Research Report on the Beauty and Personal Care Brand Full-Service Partners in China by iResearch Co. Ltd. dated October 17, 2022 (the “iResearch Report”). To purchase from global brand owners and conduct sales in China, Able View’s comprehensive brand management capabilities encompass all segments of the brand management value chain, including strategy, branding, digital and social marketing, omni-channel sales, customer service, overseas logistics, warehouse and fulfilment. The Company’s mission is to help global brands enter, grow and succeed in China.

As a brand management partner, Able View generates revenue from product sales by distributing and selling cross-border products from various global brand owners to Chinese consumers. Able View regards the brand companies as Able View’s suppliers and purchases goods from these suppliers to sell to consumers either directly through online e-commerce stores or offline counters operated by Able View, or indirectly to distribution channels which include mainstream horizontal online marketplaces, vertical online marketplaces, social E-commerce platforms and a wide variety of online and offline distributors, dealers and agents.

With the rapid growth of demand for beauty and personal care products in China, more global brands and brand managers are targeting China for strategic entry. The Chinese market is inherently complex and such complexity is rapidly increasing, caused by a combination of the following factors: diverse, competing, but overlapping and interdependent sales channels; changing of consumer tastes, habits, and abilities to pay; fragmented, emerging, and highly-regulated and monitored social media and other online platforms; unique, deep, and evolving business practice. Able View has the experience to manage such complexity, including market resources and know-how, consumer data and access, social media and industry experience, as well as local infrastructure and operation teams. International brands look to Able View as a trusted partner to establish themselves in China without the heavy investment needed to build such experience on their own. In particular, Able View help its brand partners navigate the challenges imposed by COVID-19 and the resulting policy and regulations in China.

Able View’s experience has allowed it to steadily expand its engagement in terms of number of brand partners, whom Able View regard as Able View’s suppliers. Able View now serves as brand manager in China for well-known international brands such as Clarins, Caudalie, and SATO. The brand portfolio mainly covers the segments of skin care and personal care (products used in personal hygiene and personal grooming). Among the two segments, the Company is particularly focused on functional products, which include both dermo-cosmetics (skincare products designed for people with skin problems such as dry skin) and functional personal care products (personal care products including functional ingredients, such as Over the Counter (OTC) drugs and supplements). After seven years of steady operation, as of December 31, 2021 Able View managed 34% (as the second largest brand manager) of the international functional beauty and personal care products in China in terms of GMV, according to the iResearch Report.

Able View is an experienced and insightful brand manager in China’s vast, complex and ever-changing consumer market for beauty and personal care products. The Company’s comprehensive brand management capabilities encompass all segments of the brand management value chain. To achieve the sales target and business goal, Able View designs its brand management strategies jointly with its brand partners, and implements these strategies through Able View’s own dedicated brand management teams. The Company helps its brand partners establish supply chain and fulfilment infrastructures, devise market positioning and entry strategies, improve market exposure and penetration, and develop and manage channel strategies adapted to China’s vast and complex consumer demands. Able View’s omni-channel capabilities cover the entire range of 1) massive, horizontal, logistics-driven online marketplaces, such as Tmall.com, JD.com and NetEase Kaola (these are Chinese equivalents of Amazon and eBay); 2) specialized, vertical online marketplaces for the more purposeful consumers, such as Ali Health and Vipshop; 3) social, interactive E-commerce platforms such Douyin (the Chinese version of TikTok), Kuaishou (a main competitor of TikTok), Xiaohongshu (a

Chinese equivalent of Instagram) and WeChat (through its Moments which is like Facebook status and its Mini-Program apps); and 4) a wide variety of online and offline independent sellers, such as Watsons. The Company also maintains brick-and-mortar sales channels such as shopping mall counters and beauty chain stores including KKV and Harmay. To improve market presence and user traffic, the Company creates, manages and conducts comprehensive online sales campaigns and promotions through social platforms such as WeChat, Douyin, Kuaishou and Xiaohongshu, and through engaging KOLs and MCNs. Based the Company’s statistics, by the end of 2022, Able View has reached out to customers over 450 sales channels, over 300 KOLs, and 49 offline retail networks, reaching over 750 million consumers in China.

In addition to its marketing capabilities, the Company also values its logistics capabilities, which it outsources to third-parties, as a critical factor for success, including its logistics network and fulfilment capabilities. For each brand, Able View provides dedicated teams with deep domain experience and brand management experience. The Company provides its teams with regular training in the brand philosophy, product specification and market background of its brand partners. Able View manages reliable goods delivery through several nationwide logistics service providers. Able View coordinates with multiple service partners to provide warehouse management and storage in over 10 cities globally, with an aggregate over 3,000 cubic meters of storage space. All of these warehouses are close to either products manufacturing sites or warehouse of horizontal online marketplaces for supply chain efficiency.

Able View’s brand management methodology is driven by data and technology. The Company established a dedicated data analysis and research team to gather, analyze and process data, to extract insights that support decision making in concrete business scenarios. Each of the Company’s brand management team is trained in technology tools ranging from product research, user traffic tracking and conversion evaluation, consumer behavior analysis, product catalogue tracking, sales tracking, order management, and logistics and warehouse management. The Company currently utilizes online platforms provided by mainstream horizontal online marketplaces such as JD.com and Tmall, as well as back-end technology applications such as Jackyun provided by the Company’s business partners or third-party developers. These platforms and applications are designed to help improve operating efficiency and output.

As China’s consumer market is complex and ever evolving, innovation is essential to Able View’s culture and mission. Able View encourages all its teams to improve and innovate by trial and error. In the past three years, the Company has helped its brand partners redesign product packaging and delivery, create new marketing schemes, deploy emerging algorithmic social media analysis and improve supply chain operation. The Company believes innovation is crucial for its success in an emerging market such as China, and a key element to Able View’s value proposition to its international brand partners.

Able View does not generate revenue directly through its brand management services and the service cost is regarded as cost of sales undertaken by Able View. Instead, the Company generates revenue from the sales of the products of its brand partners. Any services that Able View provides to its brand partners in connection with its arrangements with its brand partners is factored into Able View’s overall budget when it resells the brand partners’ products to consumers in China. The Company sells products to three groups: (i) online marketplaces (ii) distributors (iii) directly to end consumers from e-commerce stores operated by Able View. For the years ended December 31, 2022 and 2021, net revenue from product sales came to $145.3 million and $117.3 million, respectively. In the same time periods, the Company realized operating profit of $10.1 million and $11.1 million, respectively. For the last six years, the Company experienced a steady growth of 68% compound annual growth rate (CAGR) of revenue and 47% CAGR of operating profit.

Able View’s Competitive Strengths

Leading Position in China’s Cross-Border Brand Management in Beauty and Personal Care

Able View is one of the largest comprehensive brand management partners of international beauty and personal care brands in China. The Company enjoyed a market share of 16.5% in beauty and personal care cross-border brand management and a market share of 38.1% in functional beauty and personal care brand management in 2022, as measured by gross merchandise value (GMV), according to the iResearch Report. Able View is the trusted and comprehensive brand management partner of 11 category-leading global brands such as Clarins, Caudalie, and SATO. With its comprehensive and omni-channel capabilities, Able View helps the brand owners enter the China market while managing reasonable risks and costs. Able View accomplishes this through the access to supply chain capabilities it has access to, experienced execution team, established and well-connected online and offline channels and industry experience specialized in the beauty and personal care segments. In addition to its proven records, Able View believes its culture of innovation and adaptation to ever-evolving market trends in China are key to maintaining its leading position in the cross-border beauty and personal care brand management space in China.

Comprehensive Capabilities and Omni-Channel Distribution

Able View’s comprehensive brand management capabilities encompass all segments of the brand management value chain, including strategy, branding, digital and social marketing, omni-channel sales, customer service, overseas logistics, warehouse and fulfilment. Able View designs and plans its brand management strategies jointly with its brand partners, and implements these strategies through Able View’s own dedicated brand management teams. Able View selects, implements, and manages sales channels to construct channel portfolios tailored to the different lifecycle stages of each brand and product. During implementation, Able View adapts brand and distribution strategies to complex and evolving market conditions through flexible and data-driven real time decisions. Able View believes its comprehensive capabilities and omni-channel coverage provide key values to brand partners with ambition of enter and compete in China’s vast and complex consumer market.

Brand Strategy and Marketing Capabilities

Able View believes brand strategy is a key essential to create sales potential and sustained value to its brand partners. The Company takes a long-term and comprehensive approach to brand strategy. The brand strategy teams study the evolving dynamics of market and consumer needs through data-driven analysis. The Company’s analytics lead to results that balance between growth, cost, and profit performance through the long term, adapted to each brand partner and products’ specific goals and requirements, which are often complex and unique for the Company’s international brand partners with ambitions to gain footholds in China. In terms of marketing capabilities, the Company can plan, design and implement cross-platform marketing integrating digital online marketing, social media marketing, traditional media marketing, offline marketing and marketing through creative contents, all specifically adapted to the diverse and complex target consumer base of China’s vast market.

Strong Relationships with Category-Leading Global Brand Owners

Able View believes that the brand image and value of its brand partners and their products open up more channels and better contractual terms with Able View’s distributors and service providers. Thus, Able View cultivates, establishes and strengthens symbiotic relationships with brand partners that fully realize the value of their intangible assets through cooperation. Able View’s brand portfolio consists of famous category-leading global brands, which has allowed the Company to bootstrap this goodwill and engage new brand partners. For the year ended December 31, 2022, two of Able View’s brand partners contributed over 10% of the Company’s revenue, with the top brand partner, Clarins, contributing 54%.

Knowledgeable and Experienced Management Team

Led by its three founders, Able View’s management team possesses an average of over a decade of experience in e-commerce, retail, branding, media or finance. Able View believes its past successes benefited from the industry knowledge, operation experience, innovative mindset and hard work of its management team. Able View has also recruited and trained a new generation of passionate and talented professionals to further build on the knowledge and experience of its founders. Able View believes that its motivated and engaged management will continue to be a key asset to its business.

Able View’s Business Strategies

Expand brand portfolio and products offering

Able View seeks opportunities to engage new products, brands and markets while continuing to create value for and strengthen relations with its existing brand partners. With its existing brand partners, Able View believes its comprehensive and omni-channel capabilities allow its business performance to scale up in terms of volume and product offerings with controlled and manageable costs. Within its current segment, Able View expects to continue expanding its brand portfolio by strictly selecting quality brands that target functional beauty and personal care needs of China’s consumers. Horizontally, the Company plans to leverage its existing experience in marketing and distribution to more OTC and wellness brands in broader segments of the healthcare market. Vertically, the Company seeks opportunities to cooperate with leading global brand management groups to leverage Able View’s experience in the China market.

Expand distribution channel coverage

The consumer market in China is vast, complex, diverse and ever-evolving. There are still significant unmet demand and potential consumers over China’s vast geographic, economic, social and cultural landscape. In the past three years alone, emerging new online and offline retail channels and DTC (direct-to-customer) channels are growing rapidly to address the fragmented consumer market especially in the medium and smaller cities in China. Able View plans to continue expanding coverage of the above-described emerging market segments to capture the resulting growth opportunities, which would lead to improved revenue and income for both Able View and its brand partners. Able View is recruiting and training its professionals to build capabilities to capture these emerging channels and opportunities.

Elevate to-Customer cross-border products to to-Business cross-border products

China’s cross-border products broadly divide into two categories: to-C (to-Customer) and to-B (to-Business). To-C is the cross-border transaction mode where brand managers sell goods to customer first and then freight goods into China, while customers declare to customs office and pay tariffs. To-B is the cross-border transaction mode where brand owners or their brand managers apply for relevant regulatory sales approvals and freight goods into China, and declare to customs office and pay tariffs. The trade-off between to-C and to-B is primarily one between flexibility and economy of scale.

Since its founding, Able View has helped cross-border brands enter and compete in the China market primarily by branding and selling to-C cross-border products. The Company believes the operation and existing sales volume of some of the brands it manages have reached sufficient scale and stability for to-B cross-border mode, which would further increase sales volume. In to-B cross-border mode, Able View will help brand owners gather and compile materials for compliance through diverse government offices. For certain product categories such as OTC products, such regulatory process can be complex and time-consuming. But once the process is completed, to-B cross-border products have better volume and revenue potential because they are more accepted by mainstream horizontal marketplaces and platforms due to their lower variable costs and provide a better and easier purchasing experience for end customers. Able View is currently in the process of elevating several products under two of its managed brands from to-B to to-C. The Company expects to further and continue this process with more of its managed products and brands.

Further invest in data analytics and digital management systems

With growing need and importance of data in brand management, the Company plans to further invest in its data research and analytics capability by utilizing more third-party tools, consulting firms and technology partners, and hiring more talents in the Company’s data analytics team, which Able View currently has 7. Able View plans to establish in-house R&D teams to develop digital management systems to better streamline and manage the external tools and systems, daily operation efficiency, and innovative digital contents. Able View believes its efforts in digitization will help the Company to not only improve its brand management process, but also broaden access to more brand partners and consumers, extract insights from market data and improve the Company’s internal management efficiency.

Pursue strategic opportunities

After seven years of operation in the cross-border brand management space, Able View has experience and knowledge to evaluate cross-border brands. The Company believes that direct ownership of specific brands or brand operating rights in China could provide valuable strategic growth opportunities. However, the Company had no such ownership as of December 31, 2022. Able View believes its accumulated brand management experience enables it to value, select, acquire, and manage proprietary brands. Able View plans to pursue selective investment and acquisition opportunities to strengthen its brand portfolio and overall business model.

Able View’s Business Model

Able View helps global brands enter and compete in the China market in selling cross-border products primarily in the beauty and personal care segments. The Company deploys a full spectrum capabilities as an experienced and insightful brand manager in China’s vast, complex and ever-changing consumer market. The Company’s comprehensive brand management capabilities encompass all segments of the brand management value chain. Able View designs and plans its brand management strategies jointly with its brand partners, and implements these strategies through Able View’s own dedicated brand management teams. According to iResearch, the Company is a leading innovative comprehensive partner for beauty and personal care brands in China.

The Company searches for, selects and negotiates with brand owners or global brand management groups with the ambition, growth potential, and competitive products to enter and succeed in the China market. After engagement, Able View and the brand company will design a working plan including sales projections and procurement schedules for specific products. As the plan is executed, Able View acts as the exclusive brand partner to manage supply chain, marketing strategy, sales channels and after-sales services. Able View generate revenue by purchasing goods from brand partners and conducting sales in China market.

Able View regards the brand companies as Able View’s suppliers. Able View purchases goods from the suppliers to sell to consumers either directly through online e-commerce stores or offline counters operated by Able View, or indirectly to distribution channels which include mainstream horizontal online marketplaces, vertical online marketplaces, social E-commerce platforms and a wide variety of online and offline distributors, dealers and agents. Able View owns the inventory of products of its brand partners and assume inventory risks, as the Company generally cannot return unsold inventories to the brand companies. Able View manages its inventory risks through strict brand and product screening and evaluation procedures, as well as standard inventory management techniques.

The following chart illustrates the overall business model of Able View:

The following flowchart illustrates Able View’s capabilities for its managed brand throughout the brand management value chain:

To-Customer and To-Business Product Categories

Able View enters into contractual arrangements with brand companies, some of which are exclusive arrangements, to sell their cross-border products in the China market. China’s cross-border products broadly divide into two categories: to-C (to-Customer) and to-B (to-Business).

Able View sells both to-C cross-border products and to-B cross-border products. For brand owners who has ambition to explore the China market without established local facility or teams in China, to-C cross-border is the first choice to gradually develop the brand and gain market exposure as well as a base volume of sales with the help of brand managers such as Able View. When the brand is proven to be popular with consumers, the brand company can decide to adopt the to-B cross-border mode and bear the fixed costs of regulation and compliance as well as the inventory risk of bulk local storage.

In the twelve months ended December 31, 2022, 2021 and 2020, 73%, 80%, and 92% of Able View’s sales comes from to-C cross border products, respectively. The Company believes the operation and existing sales volume of some of the brands it manages have reached sufficient scale and stability for to-B cross-border mode. The Company has elevated several products from brand companies CSS and Cure into to-B cross-border mode. For these products Able View has initiated compliance process with China National Medical Products Administration, or NMPA.

Focus Categories and Brand Groups

After seven years of operation, Able View has accumulated resources, industrial knowledge and domain know-how in the beauty and personal care segments. According to the iResearch Report, consumers in China are particularly interested in functional products. Functional products include dermo-cosmetics (skincare products designed for people with skin problems such as dry skin) and functional personal care (personal care products including functional ingredients, such as OTC drugs and supplements). The functional products in China market outperform overall skincare market in terms of GMV growth, according to the iResearch Report. Able View believes it enjoys a first mover advantage in the quick growth of the functional products category. The Company intends to continue to build and deepen its domain experience in this segment to further this advantage.

Since Able View acts as brand partner of cross-border products, it mainly works with global brands with ambition to enter the China market. Such global brands could be classified into i) multi-brand groups which are global companies each managing multiple brands and ii) single-brand groups which are companies that each operates a single brand. Able View works with both global leading multi-brand groups such as Clarins and single-brand companies such as Caudalie and CSS. For the global multi-brand groups, Able View helps them manage the brands not yet officially introduced to the China market but where unauthorized trading of the brand products already exists. The Company is experienced in reforming the market to reorganize channel structures, eliminate price discrepancies, establish marketing standards and organically improving sales volume. By December 31, 2022, three out of the Company’s total 12 managed brands are from multi-brand groups and the remainder are from single-brand groups.

Brand Strategy

Able View believes it is critical to form a complete, well-planned, innovative and executable brand strategy to help a cross-border brand enter and compete in the China market successfully.

Able View believes brand strategy is a key essential that differentiates a comprehensive brand manager such as Able View from other brand management players or fulfilment providers. The Company takes a long-term and comprehensive approach to brand strategy.

Market and consumer research:    Before making any plan or executable items, Able View’s dedicated data and research teams conduct research of the target market to study the competitive landscape, market trends, comparable products, value proposition, sales channels and communication methods. The Company’s research teams will also study the consumers using online data sources, focus groups or online surveys to generate insights of consumer habits and needs. Such research often involves issues complex and unique for Able View’s international brand partners with ambitions to gain footholds in China

Training and consultation:    Able View’s brand management teams conduct various training and consultation meetings and seminars with brand companies to transfer and adapt brand knowledge to appropriate business language, culture, and scenarios for the China market.

Brand and product positioning:    Combining knowledge and know-how from Able View and brand company resulting from research and training, Able View’s brand management team typically works out a brand and product positioning strategy as overall guideline of the brand strategy. The brand positioning takes into consideration existing brand image, product competitive advantages, consumer preferences, competitive environments and market trends. Able View helps the brand company articulate the positioning to deliver accurate, attractive and vivid brand message to the target consumers.

Overall brand strategy execution:    Able View typically works out an overall brand strategy which will clearly define the market entry strategy, working plan and expected business outcome. Once the overall strategy is confirmed by the brand company, each business unit of the brand management team will work out respective implementation plans including marketing, sales, supply chain operation and risk management. The Company’s budget team will also rely on this overall brand strategy and related product and marketing plans. Usually, Able View will generate brand strategies covering 1~3 years’ time scale.

Omni-Channel Operation

Able View’s omni-channel capabilities cover the entire range of 1) massive, horizontal, logistics-driven online marketplaces, such as Tmall.com, JD.com and NetEase Kaola; 2) specialized, vertical online marketplaces for the more purposeful consumers, such as Ali Health and Vipshop; 3) social, interactive E-commerce platforms such Douyin, Kuaishou, Xiaohongshu and WeChat (through its Moments which is like Facebook status and its Mini-Program apps); and 4) a wide variety of online and offline independent sellers, such as Watsons. The Company also maintains brick-and-mortar sales channels such as shopping mall counters and beauty chain stores including KKV and Harmay. The Company also operates several flagship e-commerce stores under its own name on mainstream horizontal marketplaces which directly sell goods to consumers. Able View believes a full omni-channel coverage will optimize and adopt fitted channel portfolios tailored to the different lifecycle stages of each brand and product. During implementation, Able View adapts brand and distribution strategies to complex and evolving market conditions through flexible and data-driven real time decisions. Able View can also provide and implement cross-channel marketing plans with unified brand and product image across diverse channels and marketplaces. The Company’s online traffic operations and digital marketing campaigns benefit multiple distribution channels at once, creating cross-channel synergies and economies of scope.

Online flagship e-stores:    Able View operates 9 online flagship e-stores on mainstream horizontal marketplaces such as Tmall and JD.com. All the e-stores are established and operated by request and permission from brand companies, and owned by Able View or its subsidiaries. Able View uses in these e-stores the brand names and image of the brand companies as their agent. In these e-stores, Able View controls store operation including merchandising, web content management, online event management, customer service and goods delivery, and sells goods directly to consumers. Our online flagship e-stores occupies 2%, 8% and 5% of our total revenues for the fiscal year ended December 31, 2020, 2021, and 2022, respectively.

Mainstream horizontal marketplaces:    Able View maintains close business relationships with massive, horizontal, logistics-driven online marketplaces in China such as Tmall and JD.com. Such mainstream horizontal marketplaces offer centralized marketplaces for a wide range of products from different industry segments, and broadly attract the majority of the entire consumer base. Since such mainstream horizontal marketplaces attract the majority of online shopping traffic in China, Able View devotes much effort to the operation and management of these channels. In the twelve months ended December 31, 2020, 2021, and 2022, 72%, 59%, and 51% of the Company’s revenue comes from these mainstream horizontal marketplaces, respectively.

Typically, Able View acts as the supplier of the marketplaces and pays online marketplaces a pre-determined percentage of GMV when each transaction is settled. From the marketplaces’ perspective, Able View’s managed brand portfolio helps them offer higher quality brands and products at their marketplaces. To promote sales, Able View conducts digital marketing campaigns or online traffic operations to attract and direct more online shoppers to its managed brands. In addition to direct cooperation with the marketplaces, Able View also engages distributors and shop runners with their own online e-stores at these marketplaces for potential consumer traffic and expanded sales opportunities.

Vertical marketplaces:    Different from mainstream horizontal marketplaces who provide wide ranges products from different segments to consumers, vertical marketplaces usually focus on specific product segments and targeted consumer groups providing differentiated products and selective brands. Since Able View’s managed brands focus on beauty and personal care segments, Able View works with various vertical marketplaces such as Ali Health and Vipshop as specialized sales channels to sell to more purposeful consumers. Able View provides goods either directly to such vertical marketplaces as supplier or to distributors proficient in operating on these platforms. Our vertical marketplace occupies 8%, 5% and 3% of our total revenues for the fiscal year ended December 31, 2020, 2021, and 2022, respectively.

Social E-commerce channels:    The emerging social, interactive e-commerce channels are attracting more user traffic and converting users into online shoppers, concurrent with the rise of internet usage in China. These social channels are evolving to become more algorithm-based, multimedia-presented, creative content oriented and driven by numerous KOLs uploading short video clips or live streaming. The social channels are fragmented into massive numbers of KOLs, bloggers, content owners and official representatives, making it complex and difficult to manage without experience and connections.

Able View works closely with social e-commerce channel touchpoints and continues to devise, learn and adopt methods and tools to manage and operate in this emerging space. By December 31, 2022, the Company has engaged over 300 KOLs on social channels such as Douyin, Kuaishou, Xiaohongshu and WeChat (through its Moments which is like Facebook status and its Mini-Program apps). To these KOLs and e-commerce channels the Company provides products as well as workshops and works with them to design and execute digital marketing campaigns, creative digital contents, online traffic operations and online sales events.

Our social e-commerce channels occupy 2%, 3% and 3% of our total revenues for the fiscal year ended December 31, 2020, 2021, and 2022, respectively.

Offline channels:    To capture the still sizeable offline consumer segment in China, Able View cooperates with emerging offline beauty chain stores such as KKV and Harmay. Able View also sets up shopping mall counters for strategic brands who benefit from such exposure. In 2022, the Company did not expand any offline channels due to the COVID-19 resurgence in several cities in China. In 2021, Able View has engaged several famous offline channels selling the Company’s managed brand products. Our offline channels occupy 1%, 3% and 1% of our total revenues for the fiscal year ended December 31, 2020, 2021, and 2022, respectively.

Various other distributors:    To complete its omni-channel strategy covering all segments of the massive and diverse consumer base in China, Able View developed various specialized distributors targeting fragmented independent sales scenarios. According to the iResearch Report, independent sales channels contribute 16.1% of the beauty and personal care market in China in terms of GMV in 2021. Such independent channels include small online stores on platforms such as Taobao (a marketplace to facilitate consumer-to-consumer retail) and Pinduoduo (an e-commerce platform focusing on agricultural products), small independent online stores, person-to-person transactions on social platforms and small offline beauty collection stores. Each channel has relatively small sales volume but stable and loyal consumer groups. The development and management of various independent channels can help brand companies generate revenues in the long tail market while simultaneously resolving price discrepancies, scalper trades, fake products and other issues which could damage the brand image and market efficiency. Our various other distributors occupy 15%, 22% and 37% of our total revenues for the fiscal year ended December 31, 2020, 2021, and 2022, respectively.

Comprehensive Marketing

Able View has developed comprehensive marketing capabilities and the Company is able to plan, design and implement cross-platform and multi-channel marketing activities integrating digital online marketing, social media marketing, traditional media marketing, offline marketing and marketing through creative contents. To achieve sustained success, Able View typically generates flexible and progressive marketing plans in different stages of the brand and product lifecycle and in response to evolving market trends. The Company adopts a cautious, sustainable approach to marketing which avoids both short-term aggressive promotion activities that tarnish the brand image as well as over-invest in upfront brand exposure. Able View helps brand companies build solid and sustained brand development paths and aims to attract more brand partners who share the same approach and values.

Digital and traditional marketing:    Able View commands diverse digital marketing capabilities including digital marketing strategy, digital marketing campaign, creative content, media distribution, traffic operation and data analysis support. Based on a managed brand’s positioning, development stage and sales channel status, Able View plans, designs and executes marketing activities which usually includes marketing campaigns and media communications. Able View implements marketing campaigns in specific marketplaces or across multiple channels. A campaign usually includes media advertisement to targeted audiences to better realize the marketing objective and increase ROI (return on investment). The Company manages to approach various types of media on horizontal and vertical marketplaces, social media platforms, popular online websites and individual KOLs. Able View also conducts traditional marketing campaigns or offline advertising activities when strategically useful.

Social marketing:    Concurrent with the rise of internet usage, social media is booming in China with great amounts of user traffic and digital contents that are generated by both individual users and professional workshops. From Able View’s past experience and according to iResearch Report, when making a purchasing decision, the typical Chinese consumer is easily influenced by KOLs, famous bloggers, family members, close friends or colleagues who are usually regarded as trusted information sources. Such sales touchpoints are decentralized and received by potential consumers through active browsing as well as passive pushing to view through extensive social platforms such as Douyin, Kuaishou, Xiaohongshu and WeChat (through its Moments which is like Facebook status and its Mini-Program apps). Able View is dedicated to keep pace with the latest trends and command methodologies to leverage social media into our marketing strategies. The Company designs or engages with professional MCNs to produce creative multi-media contents to launch on preferred social media platforms, encouraging interactions from potential consumers and driving purchasing decisions. The management team study and catch the latest trends of contents and emerging forms of digital campaigns, integrating the ideas into social marketing plans and keeping continuous communication in response to consumer feedback from various platforms.

Content management:    Able View creates and maintains digital contents used in online e-stores, marketing campaigns, advertising and social media. The Company helps brand companies maintain unified designs and visual image for brand exposure, product presentation and creative promotion. Able View also produces by itself or engages with professional media studios to create innovative and up-to-date social media contents including review blogs, flash animations, short video clips and live streaming videos. The Company typically do not register copyrights for the marketing contents it creates. In order to protect brand assets, Able View also established dedicated copywrite teams to track and thwart the unauthorized, non-standard or false or misleading contents which may violate trust and confidence in the brands and products Able View manages.

Supply Chain Management

During its seven years of operation, Able View has established along the cross-border brand management value chain a robust logistics network and warehousing capacity to help ensure a smooth and reliable delivery experience. The Company engages third-party warehousing and logistic service providers to deliver goods from its designated warehouses. Able View has adopted a warehouse management system, or WMS system, anti-counterfeit practices, custom clearance, bonded warehousing and inventory management to add value to the fulfilment process.

Able View managed product logistics through several leading third-party logistics service providers. Able View also coordinates with several leading service partners in providing management and storage in more than 10 warehouses in over 10 cities globally, in Japan and China, with an aggregate over 3,000 cubic meters of storage space. The Company ships goods to distributors and individual consumers in over 8 cities across China with timely and reliable delivery. Able View monitors and adjusts inventory levels on an ongoing basis based on sales projections and the shipment schedules of brand companies. To realize cross-border distribution, the Company arranges bulk shipment from overseas warehouses to designated receiving points after custom clearance. In case of cross-border e-commerce, Able View arranges delivery of goods to bonded areas (government designated low-tax and low-tariff zones) in China where the goods shall be pending for custom clearance. Once a consumer finishes a purchase transaction, the Company will execute the custom clearance process for the specific goods and deliver the goods to the consumer. Able View typically enters into annual service agreements with warehousing and logistics service providers and assumes risks of damage and loss not attributable to the service provider’s fault.

Customer Service

Able View provides pre-sales and post-sales customer services while operating its flagship online e-stores. Consumers can reach the service staff through online messaging, phone call or emails. The pre-sales inquiry usually relates to product specification or promotion details. Able View believes the pre-sales customer service help the Company to collect consumer concerns which would help improve future operations, and it’s also important to leave a good impression to consumers through pre-sales service process to encourage purchases. The post-sales inquiry usually relates to delivery, exchange or return. Able View also guides and trains the distributors to implement quality customer service to end consumers by providing training seminars, guidance of standard service procedures and summary of service best practices.

Price Management

Able View believe it’s critical to maintain a healthy and orderly price system for stable brand operation. The Company sets up and adjusts pricing policies concerning brand company guidance, brand positioning, comparable products, promotion rules and consumer acceptance. Able View implements a strict price control system to crack down on fraudulent or deceptive pricing. The brand management team does regular inspections on the price from various platforms and make alerts when there’s any unusual price volatility. Able View publishes open and transparent penalty terms to all distribution channels and take actions such as written warning, deposit deduction and authorization cancellation when violation occurs.

Seasonality

Our results of operations historically have been seasonal primarily because consumers increase their purchases during particular promotional activities, such as Singles Day (an online sales promotions event that falls on or around November 11 each year) promotion and the impact of seasonal buying patterns within certain categories such as sunscreen. In addition, we generally experience a lower level of sales activity in the first quarter due to the Chinese New Year holiday, during which consumers generally spend less time shopping online and businesses in China are generally closed.

In anticipation of increased sales activity during peak seasons, we increase our inventory levels and incur additional expenses. After Able View goes public, if our seasonal revenues are below expectations, our operating results could be below the expectations of securities analysts and investors. Due to the nature of our business, it is difficult to predict the impact of this seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel, customer service operations, fulfillment operations and shipment activities and may cause a shortfall in revenues compared to expenses in a given period. As a result, the trading price of our ordinary shares may fluctuate from time to time due to seasonality.

Brand Development and Acquisition

Managed Brands

By December 31, 2022, Able View has engaged 12 brands as brand management partner in China, compared to a portfolio of 11 and 8 brands by the end of 2021 and 2020. Our purchase agreements with Cosmetic Skin Solutions LLC., which occupy approximately 7% of Company’s total revenues in each of the fiscal year ended December 31, 2021 and December 31, 2022, and has a term of three years. The Company engages brand companies under agency contracts with a term of 12 months. The contract renewal process usually starts at the beginning of the next year, and take around one month to negotiate the annual minimum purchase target. As of the date of this proxy statement/prospectus, all of our contracts with our brand partners have been renewed for the calendar year of 2023. The brand portfolio covers classes of beauty and personal care categories including hair care, nasal care, oral care, dermo skin care and OTC. The Company doesn’t have preference of country of origin and engage brands from United States, France, Spain, Japan and Korea. The brand companies are regarded as product suppliers to Able View and the contracts with brand companies are usually on an exclusive basis.

Brand Screening and Acquisition

Able View primarily focuses on brands with global recognition, proven records of leading position in specific product categories and good reputation among target consumers in China. As a brand partner and agent in China market, Able View believes it is critical to cooperate with qualified brands which has great potential to grow in its category and ability to recognize Able View’s value to generate accord in future operation. The Company implements strict screening procedures utilizing various sourcing channels from online industrial websites, e-commerce websites, social media, KOLs, domain expert recommendation and industry exhibitions. The Company also deploys a research and data team to analyze product category data from various sources such as number of topics and review blogs from social media, trend of sales from unauthorized channels and network popularity of similar products or effectiveness. As a result, from the brand sourcing practice, the Company typically maintains a potential pitching list of over 200 brands. Based on the Company’s analysis and industry experience, Able View carefully selects competitive, trusted, reputable and reliable brands for further discussion and negotiation.

Able View also strengthens cooperation with existing brand companies, of which three have multiple brands, adding loyalty and extending the brand portfolio by penetrate into other brands owned by these companies leveraging a track record of success cases and long-term cooperation experience. The Company conducts reviews on managed brands regarding sales, profitability, growth forecast, finance compliance and other criteria. To optimize the resource and improve operation efficiency, Able View has terminated relationship with two brands through its entire operating history.

During the selection and negotiation of brands, Able View considers long-term potential with relatively low inventory risk. As in most scenarios the Company engage the brand as the sole partner in the China market, Able View controls or has big influence of pricing and distribution policies, which can usually help the Company make flexible and time-efficient adjustments to ever evolving market conditions and consumer needs.

Brand Management and Service Teams

Able View typically assigns dedicated brand management teams to offer tailored operation and services led by experienced brand managers who are responsible for managing relationships with brand companies and complete business performance requirements. In addition to the brand management teams, Able View also maintains shared service of data analysis, research and supply chain to ensure a seamless experience to brand companies. Able View constantly reorganizes the structure of brand management teams to adapt to different brand lifecycle stages and provide qualified capabilities to help the managed brands grow.

Technology Adoption

Able View adopts technology systems and tools provided by online marketplace or third-party providers. The Company’s brand management teams are trained and integrate technology tools into daily work from product research, traffic tracking and conversion evaluation, consumer behavior analysis, product catalogue tracking, sales tracking, order management and logistics and warehouse management. Although Able View does not own any technology infrastructure and related intellectual properties, it is planning to establish a dedicated technology team to develop and integrate in-house technology infrastructure and systems cross various applications.

Intellectual Property

We use our brand partners’ names, logos and other marks in connection with marketing and selling their products. Some of our agreements with our brand partners provide us with licenses, typically coterminous with the distribution agreements, to use their intellectual property for the said purposes; others require that we obtain the brand partner’s consent for specific uses of the brand partner’s intellectual property. We do not register our brand partners’ trademarks in China on their behalf.

We regard our trademarks, service marks, domain names, trade secrets, proprietary technologies and other intellectual property as critical to our success. To protect our proprietary rights in content, services and technology, we rely on trademark and trade secret protection laws in China. As of December 31, 2022, we own 11 registered trademarks and 25 trademarks applications, including those relating to our “Able View” brand names. We also own two registered trademarks in Hong Kong. As of the same date, we own ten domain names in mainland China and one domain name in Hong Kong.

Employees

As of December 31, 2022, we had a total of 112 full-time employees. We had a total of 49, 67 and 103 full-time employees as of December 31, 2019, 2020 and 2021, respectively. All of our employees are based in China. The following table lists the breakdown of the number of employees in different departments.

Department	Number of Employees as of
	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Brand Operating	57	53	30	19
Supply Chain	8	8	3	4
IT Data Analysis	7	6	5	3
Business Development	18	18	14	9
Financial and administration Supporting	22	18	15	14
Total	112	103	67	49

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We typically enter into standard employment agreements and confidentiality agreements or clauses with our senior management and core personnel. These agreements include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for six months after termination of his or her employment.

We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes.

Properties and Facilities

Our corporate office and headquarters are located in Shanghai, China. We also engaged warehouse service contracts, ask third-party service partners to manage our inventories and provide warehouse storage services in China, including Shanghai, Ningbo, Kunshan, Nansha and in Hong Kong and Japan. As of December 31, 2022, we leased an aggregate of approximately 1,560 square meters of office space and had an aggregate over 3,000 cubic meters of storage space that are provided and managed by third-party service partners. We believe that our existing properties and facilities are generally adequate for our current needs, but we expect to seek additional space as needed to accommodate our future growth.

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. Additionally, we provide accident insurance and supplementary medical insurance for certain key personnel. We do not maintain business interruption insurance, product liability insurance or key-man life insurance. We consider our insurance coverage sufficient for our business operations in China.

Legal Proceedings

From time to time, we are involved in legal proceedings in the ordinary course of our business. Except as disclosed in this prospectus, we are currently not a party to any material legal or administrative proceedings.

ABLE VIEW’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Historical Financial Information” and our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this section to “we”, “us”, “our”, “Company” and similar first-person references are intended to mean the business and operations of Able View and its consolidated subsidiaries taken as a whole prior to the Business Combination.

Business Overview

Able View is one of the largest comprehensive brand management partners of international beauty and personal care brands in China. The company enjoys a market share of 16.5% in beauty and personal care cross-border brand management and a market share of 38.1% in functional beauty and personal care brand management in 2022, as measured by gross merchandise value (GMV), according to the Additional Independent Market Research Report by iResearch Co., Ltd. dated February 13, 2023. (the “iResearch Report”). To purchase from global brand owners and conduct sales in China, Able View’s comprehensive brand management capabilities encompass all segments of the brand management value chain, including strategy, branding, digital and social marketing, omni-channel sales, customer service, overseas logistics, warehouse and fulfilment. The Company’s mission is to help global brands enter, grow and succeed in China.

Able View does not generate revenue directly through its brand management services and the service cost is regarded as cost of sales undertaken by Able View. Instead, the Company generates revenue from the sales of the products of its brand partners. Any services that Able View provides to its brand partners in connection with its arrangements with its brand partners is factored into Able View’s overall budget when it resells the brand partners’ products to consumers in China. The Company sells products to three groups: (i) online marketplaces (ii) distributors (iii) directly to end consumers from e-commerce stores operated by Able View. For the years ended December 31, 2022 and 2021, net revenue from product sales came to $145.3 million and $117.3 million, respectively. In the same time periods, the Company realized net income from operations of $10.1 million and $11.1 million, respectively. For the past six years, the company experienced a steady growth of 68% compound annual growth rate (CAGR) of revenue and 47% CAGR of net income from operations.

Factors Affecting Results of Operations

Our business, financial condition and results of operations have been, and are expected to continue to be, affected by a number of factors, which primarily include the following:

Overall economic and political conditions

Our business, financial condition and results of operations are sensitive to changes in overall economic and political conditions that affect consumer spending in China. In addition, the retail industry is highly sensitive to general economic changes. Many factors outside of our control, including inflation and deflation, interest rates, volatility of equity and debt securities markets, and other government policies can adversely affect consumer confidence and spending. The domestic and international political environments, including global inflation and uncertain financial markets or at all, could in turn adversely affect our business, financial condition, and results of operations.

Our ability to retain our existing brand partners

We provide service to help distribute and sell cross-border products from various global brand owners through e-commerce platforms for brand partners primarily pursuant to contractual arrangements with a term typically ranging from 12 to 36 months. As of the date of this proxy statement/prospectus, all of our contracts with our brand partners have been renewed for the calendar year of 2023. Although we are fairly confident that we will be able to renew the contracts with these brand partners, there is possibility that these contracts may not be renewed or, if renewed, may not be renewed under the same or more favorable terms for us. We may not be able to accurately predict future trends in brand partners renewals, and our brand partners’ renewal rates may decline or fluctuate due to factors such as level of satisfaction with our capacities, as well as factors beyond our control, such as level of competition faced by our brand partners, their level of success in e-commerce and their spending levels.

Our ability to maintain our relationships with distribution channels

We generate a substantial majority of our revenues from the product sales on e-commerce channels, including marketplaces, social media and other emerging e-commerce channels. These e-commerce channels have no obligation to do business with us or to allow us to have access to their channels in the long term. If we fail to maintain our relationships with these channels, they may decide at any time and for any reason to significantly curtail or inhibit our ability to integrate our brand management capabilities with their channels. We have annual platform service agreements with major online marketplaces, which may not be renewed in the future. A majority of our platform service agreements have been renewed on an annual basis. We endeavour to timely renew those platform service agreements before their expiration.

Additionally, these channels may decide to make significant changes to their respective business models, policies, systems or plans, and those changes could impair or inhibit our ability or our partners’ ability to sell their products on those channels, or may adversely affect the amount of GMV on those channels, or otherwise reduce the desirability of selling on those channels. Further, any of these channels could decide to acquire capabilities that would allow them to compete with us. If we are unable to adapt to new e-commerce channels as they emerge, our value may be less attractive to our partners. Any of these developments could have a material adverse effect on our results of operations.

Our ability to manage our inventory

We assume inventory ownership of the products of some of our brand partners and thus are subject to inventory risk. We deploy different strategies to deal with non-seasonal and seasonal demands and make adjustments to our procurement plan in order to minimize the chance of excess unsold inventory and manage our product costs. Demand for products, however, can change significantly between the time inventory is ordered and the date by which we target to sell it. Demand may be affected by seasonality, new product launches, fashion trends, changes in product cycles and pricing, product defects, changes in consumer spending patterns and habits, changes in consumer tastes with respect to our products and other factors. In addition, when we begin selling a new product, it may be difficult to determine appropriate product selection and accurately forecast demand.

Our ability to respond to rapid changes in channel technologies or requirements

The e-commerce marketplaces that we operate in are characterized by rapid technological changes and frequent changes in rules, specifications and other requirements for our brand partners to be able to sell their merchandise on particular channels. Our ability to retain and attract brand partners depends in large part on our ability to improve our existing capabilities and introduce new marketing and sales operation that can adapt quickly to the emerging channels, such as Douyin and Xiaohongshu, and these changes in channel technologies. To achieve market acceptance for our operations, we must effectively anticipate and offer operations that meet emerging channels and frequently changing channel requirements in a timely manner. If we fail to do so, our ability to renew our contracts with existing brand partners will be impaired.

Key Components of Results of Operations

Revenues

We generated revenue primarily from selling beauty and personal care products. The Company recognizes the revenues on a gross basis, net of return allowances and consideration payable to customers when the products are delivered and title is passed to customers. Our revenues were $145.3 million and $117.3 million for the years ended December 31, 2022 and 2021, respectively.

Cost of revenues

Our cost of revenues primarily consists of purchase price of products, inbound shipping charges and write-downs of inventories. Shipping charges to receive products from the suppliers are included in inventories, and recognized as cost of revenues upon sale of the products to the customers. Our cost of revenues were $112.7 million and $90.9 million for the years ended December 31, 2022 and 2021, respectively.

Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) promotion and advertising expenses; (ii) freight expenses; (iii) payroll and welfare expenses, including salaries, social insurance and housing funds for our personnel in our sales department; (iv) human resource service fee and IT service fees; (v) warehouse expenses; and (vi) other miscellaneous expenses.

	For the Years Ended December 31,
	2022	2021
Promotion and advertising expenses	$8,703,392	$5,355,338
Freight expenses	3,320,485	2,733,977
Payroll and welfare expenses	2,239,233	2,039,771
Human resource service fees and IT service fees	2,358,420	1,345,107
Warehouse expenses	1,275,204	635,451
Others	386,526	497,164
	$18,283,260	12,606,810

General and administrative expenses

General and administrative expenses primarily consist of (i) payroll and welfare expenses, including salaries, social insurance and housing funds for our personnel in our general and administrative department; (ii) professional expenses representing legal consulting fees for our daily operations and audit fees; (iii) office rental expenses; and (iv) other miscellaneous expenses.

	For the Years Ended December 31,
	2022	2021
Payroll and welfare expenses	$1,544,091	$1,243,865
Professional expenses	1,223,330	609,591
Office rental expenses	430,963	336,383
Others	913,015	457,071
	$4,111,399	2,646,910

Taxation

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company or its subsidiaries in the Cayman Islands to their shareholders, no withholding tax will be imposed.

Hong Kong

Under the Hong Kong tax laws, subsidiary in Hong Kong is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019.

China

Effective from January 1, 2008, the PRC’s statutory, EIT rate is 25% in accordance with the implementation rules of EIT Law.

Beijing Jingyuan, Shanghai Jinglu, Shanghai Jingnan and CSS Shanghai are qualified as small and micro-sized enterprises (“SMEs”) from the year of 2022. In accordance with the implementation rules of EIT Law, SMEs are entitled to a reduced EIT rate of 20%, 87.5% reduction of taxable income for the first RMB1,000,000 taxable income and 75% reduction of taxable income between RMB 1,000,000 and RMB 3,000,000, and no reduction for the remaining taxable income for the year ended December 31, 2022.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2022 and 2021. This information should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,		Changes
	2022	2021	Amount	%
Revenues	$145,256,256	$117,322,028	$27,934,228	24%
Cost of revenues	(112,718,709)	(90,925,259)	(21,793,450)	24%
	32,537,547	26,396,769	6,140,778	23%
Gross margin	22%	22%

Operating Expenses
Selling and marketing expenses	(18,283,260)	(12,606,810)	(5,676,450)	45%
General and administrative expenses	(4,111,399)	(2,646,910)	(1,464,489)	55%
Total operating expenses	(22,394,659)	(15,253,720)	(7,140,939)	47%

Income from operations	10,142,888	11,143,049	(1,000,161)	(9)%

Other income (expenses)
Interest expenses, net	(612,554)	(787,528)	174,974	(22)%
Other income	351,347	15,057	336,290	2,233%
Foreign currency exchange loss	(508,845)	(314,183)	(194,662)	62%
Income before provision for income tax	9,372,836	10,056,395	(683,559)	(7)%
Income tax expenses	(1,469,225)	(1,360,611)	(108,614)	8%
Net income	$7,903,611	$8,695,784	$(792,173)	(9)%

Revenues

We generate revenues from sales of beauty and personal care products of international brands, over multiple sales channels. Our revenues increased by $27.9 million, or 24% to $145.3 million for the year ended December 31, 2022 from $117.3 million for the year ended December 31, 2021. The increase was primarily driven by our continuous investments in the expansion of our brand partners in beauty and personal care industry and development of distribution channels.

Cost of revenues

Our cost of revenue increased by $21.8 million, or 24% from $90.9 million for the year ended December 31, 2021 to $112.7 million for the year ended December 31, 2022. The increase of cost of revenues was in line with the increase of revenues.

Gross margin

As a result of foregoing, our gross margin kept stable at 22% for the years ended December 31, 2022 and 2021.

Selling and marketing expenses

Our selling and marketing expenses increased by $5.7 million, or 45% from $12.6 million for the year ended December 31, 2021 to $18.3 million for the year ended December 31, 2022. The increase was mainly due to 1) an increase of $3.3 million in promotion and advertising expenses as we invested our efforts in online advertising activities to promote beauty and personal care brands and products; 2) an increase of $0.6 million in freight expenses, which was due to the increase of sales orders; 3) an increase of $1.0 million in IT service fee to support online advertising activities; and 4) an increase of $0.6 million in warehouse operations services to meet increased sales orders.

General and administrative expenses

Our general and administrative expenses increased by $1.5 million, or 55% from $2.6 million for the year ended December 31, 2021 to $4.1 million for the year ended December 31, 2022. The increase was mainly due to 1) an increase of $0.3 million in payroll and welfare expenses because we increased our headcount to support our increased operations; and 2) an increase of $0.6 million in professional expenses as we engaged in more professionals for advisory services for our business.

Income Tax Expenses

Our income tax expenses increased from $1.4 million for the year ended December 31, 2021 to $1.5 million for the year ended December 31, 2022.

For the years ended December 31, 2022 and 2021, we had stable current income tax expenses for both periods. This is mainly attributable to stable taxable income in our profit-generating subsidiaries for the years ended December 31, 2022 and 2021.

For the years ended December 31, 2022 and 2021, we recorded deferred tax benefits of $0.6 million and $0.7 million. The lower deferred tax benefits was primarily because in the year of 2022, we provided valuation allowance on net operating losses carryforwards for certain subsidiaries as we assessed that it is likely that the deferred tax assets arising from net operating losses carryforwards would not be realized.

Net income

As a result of the foregoing, our net income decreased by $0.8 million, or 9%, from $8.7 million for the year ended December 31, 2021 to $7.9 million for the same period ended December 31, 2022.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of December 31, 2022 and 2021. This information should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$5,773,380	$6,719,980
Accounts receivable	21,138,144	10,413,421
Prepayments and other current assets	3,487,772	7,640,844
Amount due from related parties	3,053,451	408,960
Inventories	18,678,648	9,984,597
Total Current Assets	52,131,395	35,167,802

Non-current Assets
Other non-current assets	686,380	407,960
Property and equipment, net	374,005	276,153
Right of use assets	175,004	—
Deferred tax assets	1,254,547	714,211
Total Non-current Assets	2,489,936	1,398,324
Total Assets	$54,621,331	$36,566,126

LIABILITIES
Current Liabilities
Short-term loans	$15,685,674	$3,556,088
Accounts payable	841,647	3,215,758
Advance from customers	219,431	2,022,313
Income tax payable	2,315,764	1,446,087
Lease liabilities, current	299,461	—
Other payable and accrued expenses	1,978,440	701,096
Amount due to related parties	9,380,129	16,591,738
Total Current Liabilities	30,720,546	27,533,080
Lease liabilities, non-current	19,394	—
Amount due to related parties, noncurrent	18,350,020	—
Total Liabilities	$49,089,960	$27,533,080

Cash and cash equivalents

Cash and cash equivalents consist of funds deposited with banks and financial institutions and cash on hand, which are highly liquid and are unrestricted as to withdrawal or use.

The total balance of cash and cash equivalents were $5.8 million and $6.7 million as of December 31, 2022 and 2021, respectively. The change of balance of cash and cash equivalents was a result of cash of $12.85 million used in our operating activities, and cash of $1.1 million used in our investing activities, partially net off against cash of $12.9 million provided by our financing activities.

Accounts receivable

As of December 31, 2022 and 2021, the accounts receivable were $21.1 million and $10.4 million, respectively. The increase in accounts receivable was mainly caused by combined effects of i) increase of accounts receivable due from two renowned online marketplaces as a result of increase of sales orders from them, and ii) delay of payments from our customers as affected by the COVID-19 pandemic in the PRC at the end of year 2022.

Prepayments and other current assets

As of December 31, 2022 and 2021, the balance of prepayments and other current assets primarily consisted of the following items:

	December 31, 2022	December 31, 2021
Prepayments to suppliers(a)	$1,295,356	$5,661,596
Prepaid expenses(b)	1,525,715	1,760,770
Deferred offering costs	374,633	148,453
Tax recoverable	290,590	61,670
Others	1,479	8,355
	$3,487,772	$7,640,844

____________

(a)      The balances of prepayments to suppliers represented advances to brand companies for purchase of cosmetics and other beauty products.

          Compared with the balance as of December 31, 2021, the balance of prepayments to suppliers as of December 31, 2022 decreased by $4.4 million. The decrease was mainly because the Company had sufficient stocks as of December 31, 2022 and reduced purchase plan.

(b)      The balances of prepaid expenses primarily consisted of advances for purchase of online advertising services. Our prepaid marketing and advertising expenses decreased by $0.2 million as of December 31, 2022 as compared with that as of December 31, 2021, as we utilized more advertising services at the year end of 2022.

Amount due from related parties

As of December 31, 2022 and 2021, the balance of amount due from related parties primarily consisted of the following items:

	December 31, 2022	December 31, 2021
Accounts receivable
Merit Zone	$1,651,649	$259,616
Skinist Global	24,102	—
	1,675,751	259,616
Other receivable(1)
Jingrong	1,920	6,545
Skinist Shanghai	354,435	—
Jingqi	1,021,345	142,799
	1,377,700	149,344
Total	$3,053,451	$408,960

____________

(1)      As of December 31, 2022 and 2021, the other receivables due from related parties represented the administrative expenses paid by the Company on behalf of the related parties. The balances were interest free and were receivable on demand.

Inventories

The balance of inventories was $18.7 million and $10.0 million as of December 31, 2022 and 2021, respectively. The increase in inventories was primarily because we cooperated with new brands, leading to increased stocks of merchant products of these brands, and we delayed delivery of stocks to our customers and distributors as our employees took sick leaves as affected by the spread of COVID-19 in December 2022.

Short-term loans

As of December 31, 2022 and 2021, the balance of short-term borrowings primarily consisted of the following items:

	December 31, 2022	December 31, 2021
Short-term loans from financial institutions(a)	$9,231,133	$3,085,323
Short-term loans from banks(b)	6,454,541	470,765
	$15,685,674	$3,556,088

____________

(a)      As of December 31, 2022, the balance of short-term loans from financial institutions increased by $6.1 million as compared with the balance as of December 31, 2021. During the year ended December 31, 2022 and 2021, the Company borrowed loans of $28.4 million and $34.1 million, respectively. In the same periods, the Company repaid loans of $22.1 million and $34.3 million, respectively.

(b)      As of December 31, 2022, the balance of short-term loans from banks increased by $6.0 million as compared with the balance as of December 31, 2021. The increase was caused by the Company’s entry into a loan agreement with one bank. During the year ended December 31, 2022, the Company borrowed loans of $57.1 million and repaid loans of $51.1 million.

Amount due to related parties, current and noncurrent

As of December 31, 2022 and 2021, the balance of amount due to related parties primarily consisted of the following items:

	June 30, 2022	December 31, 2021
Amount due to related parties, current
Dividends payable(a)	$9,304,898	$7,562,531
Other payables(b)	—	9,009,074
Accounts payable	75,231	20,133
	$9,380,129	$16,591,738
Amount due to related parties, noncurrent
Dividends payable(a)	$6,530,067	$—
Other payables(b)	11,819,953	—
	$18,350,020	$—

____________

(a)      As of December 31, 2022 and 2021, the balance of dividends payable represented declared but unpaid dividends due to shareholders. For the years ended December 31, 2022 and 2021, the Company declared dividends of $15,189,681 and 7,059,271, respectively, to these related parties. Among the declared dividends of $15,189,681 in the year of 2022, dividends of $6,530,067 will not be due until the year of 2024. The Company reclassified the dividends payable of $6,530,067 as of December 31, 2022 as due to related parties, noncurrent.

          For the year ended December 31, 2022 and 2021, the Company paid dividends of $190,203 and $2,631,003, respectively. In addition, for the year ended December 31, 2022, Mr. Zhu Jian and Mr. Wang Jun designated $5,870,998 and $884,954, respectively, out of dividends payable due to these two shareholders as amount due to Skinist Global, which was controlled by Mr. Wang Jun.

(b)      As of December 31, 2022 and 2021, the balances of other payables due to the related parties represented the borrowings from these related parties. Originally, the borrowings were interest free and repayable within 12 months from its borrowing.

          In November 2022, Mr. Zhu Jian, Mr. Wang Jun and Mr. Tang Jing committed that they will not demand the Company to repay the borrowings before December 31, 2023. Accordingly the Company reclassified the outstanding borrowings as of December 31, 2022 as due to related parties, noncurrent.

Liquidity and Capital Resources

To date, we have financed our operating and investing activities primarily through cash generated from operating activities, borrowings from financial institutions, third parties and related parties. As of December 31, 2022, our cash and cash equivalents were $5.8 million. Our cash and cash equivalents primarily consist of cash and time deposits with terms of three months or less.

The turnover days for accounts receivable for the years ended December 31, 2022 and 2021 were 40 days and 33 days, respectively. Our turnover days for accounts receivable are calculated as the average of the beginning and ending balance of the gross carrying amount of accounts receivable for the year, divided by our revenues for the year, multiplied by 365 days.

We generally granted our customers credit term ranging between 30 days and 90 days. The longer turnover days for the year ended December 31, 2022 was caused by increased accounts receivable due from two renowned online marketplaces, which had strong power bargain power over us.

We do not believe we have a material collection risk under our business model that will have a negative impact on collectability, and no significant written-off occurred historically. Therefore, we do not have substantial doubt on the collectability of the remaining accounts balances, and we do not provide allowance against accounts receivable as of December 31, 2022 and 2021.

For the years ended December 31, 2022 and 2021, 27% and 20% of our revenues have been in the form of Renminbi. We expect the portion of revenues in the form of Renminbi is likely to be similar in the upcoming years. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC Operating Entities are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC Operating Entities to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC Operating Entities are required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC Operating Entities have not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment in and loans to our PRC Operating Entities, must be approved by and/or registered with SAFE, its local branches and certain local banks.

As a Cayman Islands exempted company and offshore holding company, the Cayman holding company is permitted under PRC Laws and regulations to provide funding to our PRC Operating Entities only through loans or capital contributions, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC Operating Entities. We expect to invest substantially all of our operations in our daily operations, and 10% of the proceeds from this offering will be used in the operations of our mainland China subsidiaries. See “Risk Factors — Risks Related to Doing Business in China — PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of our offerings to make loans or additional capital contributions to our PRC Operating Entities”.

Cash flows

The following table sets forth a summary of our cash flows for the years ended December 31, 2022 and 2021 presented:

	For the Years Ended December 31,
	2022	2021
Net cash used in operating activities	$(12,849,693)	$(1,897,990)
Net cash (used in) provided by investing activities	(1,107,279)	53,119
Net cash provided by financing activities	12,944,067	4,504,857
Effect of exchange rates on cash, cash equivalents and restricted cash	66,305	(248,242)
Net (decrease) increase in cash and cash equivalents	(946,600)	2,441,744
Cash and cash equivalents, beginning of year	6,719,980	4,308,236
Cash and cash equivalents, end of year	$5,773,380	$6,719,980

Operating activities

Net cash used in operating activities for the year ended December 31, 2022 was $12.8 million, primarily attributable to net income of $7.9 million, adjusted for (i) an increase of $11.0 million in accounts receivable as we granted longer credit term to two renowned online market places in the year ended December 31, 2022, and (ii) an increase of $8.9 million in inventories as a result of combined effects of (a) we cooperated with new brands and increased stocks of products these brands and (b) we delayed delivery of stocks to customers and distributors as affected by spread of COVID-19 in December 2022.

Net cash used in operating activities for the year ended December 31, 2021 was $1.9 million, primarily attributable to net income of $8.7 million, adjusted for (i) an increase of $6.4 million in prepayments and other current assets driven by the increase of in prepayments to suppliers for cosmetics and beauty products, and (ii) an increase of $4.0 million in inventories with increase of purchases of products. Both increases in prepayments and inventories were in line with increase of our revenues during the year ended December 31, 2021.

Investing activities

For the year ended December 31, 2022, we reported cash used in investing activities of $2.6 million, which was primarily used in purchase of property and equipment of $0.2 million, advances of $1.0 million to a related party, partially net off against collection of advances of $1.7 million from a related party.

For the year ended December 31, 2021, we reported cash provided by investing activities of $0.1 million, which was primarily provided by collection of advances of $0.4 million from a related party, partially net off against purchases of $0.2 million of property and equipment and advances of $0.1 million to one related party.

Financing activities

For the year ended December 31, 2022, we reported cash provided by financing activities of $12.9 million, which was primarily provided by proceeds of $85.5 million from short-term borrowings, proceeds of $18.3 million from borrowings from related parties, proceeds of $3.0 million from issuance of convertible redeemable preferred shares to certain investors, and proceeds of $1.5 million from capital contribution from a shareholder, partially net off against repayment of short-term borrowings of $73.2 million, repayment of related party borrowings of $15.0 million and payments of dividends of $6.9 million.

For the year ended December 31, 2021, we reported cash provided by financing activities of $4.5 million, which was primarily provided by proceeds of $34.5 million from short-term borrowings, proceeds of $35.3 million from borrowings from related parties, partially net off against repayment of short-term borrowings of $34.3 million, repayment of related party borrowings of $28.3 million and payments of dividends of $2.6 million.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Foreign currency risk is the risk of loss resulting from changes in foreign currency exchange rates. Fluctuations in exchange rates between the RMB and other currencies in which we conduct business may affect our financial position and results of operations.

Able View’s reporting currency is U.S. dollar. We have three subsidiaries which are operating in Hong Kong with functional currency of Hong Kong dollar. We are mainly exposed to foreign exchange risk arising from our cash and cash equivalents denominated in RMB.

In addition, we have four subsidiaries which are operating in mainland China with all of the transactions settled in RMB. We consider that our business in mainland China is not exposed to any significant foreign exchange risk as there are no significant financial assets or liabilities of these subsidiaries denominated in the currencies other than the functional currency.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and financial products purchased from financial institutions. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Trend Information

Our results of operations are slightly affected due to the supply chain disruptions. As of the date of this proxy statement/prospectus, our inventory turnover days were 46 days and 32 days in 2022 and 2021, respectively. In addition, the turnover days for accounts receivable for the years ended December 31, 2022 and 2021 were 40 days and 33 days, respectively. Longer turnover days for accounts receivable slightly affected our short-term liquidity. For the year ended December 31, 2022, the warehousing logistics costs increased by $0.6 million, or 101% as compared with that for the year of 2021.

Other than as disclosed above and elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Research and Development

The Company has not engaged in any research and development activities since inception.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. Our critical accounting policies and practices include the following: (i) revenue recognition; (ii) accounts receivable; (iii) inventories, and (iv) income taxes. See Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements for the disclosure of these accounting policies. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements.

While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

(a)    Valuation of deferred tax assets

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

As of December 31, 2022 and 2021, deferred tax assets from the net operating loss carryforwards amounted to $5.8 million and $2.9 million, respectively. As of December 31, 2022, due to our history of recurrent losses in one subsidiary, we did not expect to generate enough profit to utilize the deferred tax assets arising from this subsidiary in the future. We have recognized a valuation allowance of $81,232 for the year ended December 31, 2022.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The PRC operating entities in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,930). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

We did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2022 and 2021, respectively. We do not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recently issued accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 of our consolidated financial statements included elsewhere in this proxy statement/prospectus.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

At the effective time of the business combination, in accordance with the terms of the Merger Agreement, the board of directors and executive officers of Pubco will be as follows. Upon completion of the Business Combination, our executive officers will be full-time employees.

Name	Age	Position
Executive Officers
Zhu Jian	43	Chairman, Director and Chief Executive Officer
Tang Jing	49	Director and Chief Financial Officer

Non-Executive Directors
Yilun Wu	46	Independent Director
Yimin Zhou	60	Independent Director
Zhifan Zhou	37	Independent Director

Mr. Zhu Jian, aged 43, will serve as a Chairman, Director and Chief Executive officer of Pubco upon the closing of the Business Combination. He has over 20 years of experience in marketing and business development area. From 2016 to present, he served as Chief Executive Officer of Able View where he was responsible for brand and business development for the Company through his expansive network in multiple beauty industry verticals and Responsible for the overall work of the Company. Previously, he served as the Chief Operating Officer of Search Tiger Media where he was responsible for national marketing and expansion into the media market. Mr. Zhu received a bachelor’s degree in Advertising and Marketing from Tongji University and a Master of Business Administration degree from Cheung Kong Graduate School of Business.

Mr. Tang Jing, aged 49, will serve as a Director and Chief Financial Officer of Pubco upon the closing of the Business Combination. He has over 20 years of experience in finance and accounting area. From 2017 to present, he served as Chief Financial Officer of Able View where he is responsible for managing financial activities such as listing, financing, fund management, budgeting, mergers and acquisitions. He has held similar positions in other companies including AMH Media Holding Company. He received a bachelor’s degree in Finance and Accounting from Shanghai University and received his Master of Business Administration from University of Birmingham (United Kingdom). He is also a duly licensed Certified Public Accountant in China.

Mr. Yilun Wu, aged 46, will serve as an independent director of Pubco upon the closing of the Business Combination. He has over 20 years of experience in financial and accounting area. Since 2022, he is the China CFO of Johnson Controls Corporation (“JCI”). From 2015 to 2021, he served as Asia Finance Director, Finance Director for Global Industrial Refrigeration (IR) and Middle East & Africa and Finance Director for Global Products Asia and Middle East in JCI in different period of these 7 years, where he oversaw the finance operations of global products in the regional including indirect business, integrated supply chain, product management and engineering, and is responsible for all M&A deals and business/manufacturing integration in APAC. From 2008 to 2015, he served as a Corporate Audit Director, an Asia Finance Controller and an Asia Pacific Finance Director in Honeywell Inc in different period of these 8 years, where he oversaw the entire finance operation of Honeywell Sensing and Control in Asia Pacific and led the process of STRAP and AOP from finance. Mr. Wu received the Bachelor’s Degree of Arts in Accounting and Finance with honors in 1998 from University of Greenwich, and the Master’s Degree of Arts in International Finance in 1999 from Middlesex University.

Mr. Yimin Zhou, aged 60, will serve as an independent director of Pubco upon the closing of the Business Combination. He has over 30 years of experience in business operation. From June 2014 to October 2014 and from April 2018 to July 2020, he served as Vice President of Supply Chain and Operations in Great China Region in Fonterra, responsible for general management in importing, demand planning, warehousing, transportation, customer service and complaints, and third party manufacturing. From January 2001 to March 2014, he served as a Supply Chain Director of China Business Unit in Pepsi-Cola International, being responsible for making and executing the company’s strategies plan. He received the Bachelor’s Degree of Science in Inorganic Material Science

and Engineering in August 1984 from East China University of Technology, the Master of Business Administration in Finance and Risk Management in August 1993 from St. John University, and the Executive Master of Business Administration in May 2018 from Cheung Kong Graduate School of Business.

Mr. Zhifan Zhou, aged 37, will serve as an independent director of Pubco upon the closing of the Business Combination. Mr. Zhou has over ten years of experience in investment banking, audit, private equity and mergers and acquisitions. Mr. Zhou has served as the General Manager of Hainan Winlong Capital, an investment company, since April 2021, where he leads the mergers and acquisitions operations. Prior to that, Mr. Zhou served as Vice President and General Manager of Capital Operations of Shanzhinong Co., Ltd., a B2B e-commerce platform company, from March 2020 to April 2021, where he was responsible for acquiring assets of the agricultural sector in China. He also served as the Head of Finance Department of Wanda Information Stock Co., Ltd., a software company, from December 2019 to March 2020, where he was responsible for due diligence and integration of wholly-owned subsidiaries; Deputy General Manager of Xinghe Real Estate Financial Group Shanghai Company, a financial group company, from March 2018 to June 2019, where he was responsible for platform financing; Deputy General Manager of Cefc Anhui Internal Holding Co., Ltd., an investment company, from October 2014 to March 2018, where he participated in various mergers and acquisitions; and Senior Project Manager in the investment banking department of Zheshang Securities Co., Ltd., a securities company, from June 2013 to October 2014, where he participated in multiple mergers and acquisitions. From September 2010 to June 2013, Mr. Zhou served as Senior Consultant of PricewaterhouseCooper Consultants (Shenzhen) Co., Ltd., Shanghai branch, a consulting company where he provided risk management and internal control services and was experienced with cross-border IPO audits.

Mr. Zhou received bachelor’s degrees in international economic law and accounting from Shanghai University of Finance and Economics in July 2008, and a master’s degree in law from The Chinese University of Hong Kong in December 2010. Mr. Zhou has been a Certified Public Accountant (CPA) and holds Certificate of Computer Application Techniques (CCAT) and Legal Profession Qualification Certificate in China.

The business and affairs of Pubco will be managed by or under the supervision of the Pubco Board following completion of the Business Combination. Immediately after Closing, the Pubco Board will consist of 5 directors: Mr. Zhu Jian, Mr. Tang Jing as executive directors, and Mr. Yilun Wu, Mr. Yimin Zhou and Mr. Zhifan Zhou as independent directors, with Mr. Zhu Jian expected to serve as Chairman of the Pubco Board. The primary responsibilities of the Pubco Board will be to provide oversight, strategic guidance, counselling and direction to Pubco’s management. The Pubco Board will meet on a regular basis and additionally as required.

Family Relationships

There are no family relationships between any of Pubco’ executive officers and directors or director nominees.

Able View’s Executive Compensation

The aggregate cash compensation accrued to Able View’s director and executive officers who were employed by Able View in fiscal year 2022 was approximately US$282,711 and in fiscal year 2021 was approximately $282,136.

Executive Officer and Director Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. Specific determinations with respect to director and executive compensation after the Business Combination will be determined by the compensation committee of the Pubco Board at the time.

Foreign Private Issuer and Controlled Company

Pubco is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Pubco is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, Pubco is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. Pubco may elect to follow its home country’s corporate governance practices as long as its remains a foreign private issuer. As a result, Pubco’ shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Pubco is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed U.S. domestic companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

Upon the completion of the Business Combination, Pubco will be a “controlled company” as defined under the rules of Nasdaq, because [_____] will be able to exercise [_____]% of the aggregate voting power of Pubco’ total issued and outstanding shares (assuming no Public Shares are redeemed as described in this proxy statement/prospectus). Under the rules of Nasdaq, a “controlled company” may elect not to comply with certain corporate governance requirements. As a result, Pubco’ shareholders may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed non-controlled companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the rules of such exchange, as applicable to foreign private issuers and controlled companies, in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of Pubco’s board of directors will be seven directors, six of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Mr. Yilun Wu, Mr. Yimin Zhou, and Mr. Zhifan Zhou will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Risk Oversight

The Pubco Board is responsible for overseeing Pubco’s risk management process. The Pubco Board will focus on Pubco’s general risk management strategy, the most significant risks facing Pubco, and oversight of the implementation of risk mitigation strategies by the management of Pubco. Pubco’s audit committee will also be responsible for discussing Pubco’s policies with respect to risk assessment and risk management.

The Pubco Board appreciates the evolving nature of its business and industry and will be actively involved with monitoring new threats and risks as they emerge. In particular, the Pubco Board will be responsible for closely monitoring any epidemic, its potential effects on Pubco’s business, and risk mitigation strategies. While Pubco has not yet experienced significant impact on Pubco of the situation in Ukraine caused by the Russian invasion, the Pubco Board will also closely monitor the risks in relation to such development, including but not limited to risks related to cybersecurity, sanctions, supply chain, suppliers and service providers.

Our Board of Directors is responsible for the oversight of the operational risk management, which includes the cybersecurity risk management. In terms of the cybersecurity risk management, the Board receives periodic reporting from the Pubco’s officers on (i) material issues related to cybersecurity risks arising from the business operations, for instance the cooperation with our supply chain, suppliers and/or important service providers, and any methods adopted to resolve; and (ii) the legal compliance with cybersecurity and data protection. In addition, Able View’s board of directors has taken the following measures in overseeing cybersecurity risks, and will apply same measures to Pubco’s board:

1. Improve the awareness of network information security protection

Able View carries out network security protection awareness training for all employees from time to time, requiring employees not to register their real information during network operation, including name, address, telephone number, ID number, etc., and secondly, to follow secure password policies, such as length requirements; mixed use of numbers, upper and lower case letters, special characters; password life requirements and password history requirements, etc.

2. Firewall and anti-virus software installation

Employees are required to install firewall and anti-virus software to the host system of the Able View’s equipment, update the firewall version and virus library of anti-virus software in time, so as to cope with the continuous development of new viruses, and finally configure the protection level of firewall and anti-virus software according to the network security level.

3. Digital signature and file encryption technology

For important contracts and data within the company, digital signature or file encryption technology is required to protect files, so that data information will not be tampered or leaked arbitrarily, and file security is guaranteed.

4. Contracts with confidentiality clauses

During Able View’s cooperation with suppliers, customers and service providers, confidentiality clauses are required to be added to relevant contracts and agreements. Any matter, information or materials obtained from the other party due to the signing or performance of the agreements or for any other reason, including but not limited to the business secret or other secret of the other party shall not be disclosed to any third party without permission. Confidential information includes but not limited to (i) any matter formulated in writing or orally or marked as confidential or financial information, and any matter that either party shall identify as confidential information according to the circumstances of disclosure; (ii) either party’s product plan, sales plan, incentive policy, customer information, financial information, trading information, operation system, etc., and non-patented technology, design, procedure, technical information, production method, information source, marketing, product strategy and business plan; (iii) any liaison between the parties and concerning the agreement; (iv) any duplicate, summary, briefing or any other form of aforesaid information; and (v) any information which may have already been disclosed before the agreement is signed and delivered.

Committees of the Board of directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, nominating committee and compensation committee. The Pubco Board will adopt a charter for each of these committees. Pubco intends to comply with future Nasdaq requirements to the extent they will be applicable to Pubco.

Audit Committee

Upon the Closing, Pubco’s audit committee will be composed of Mr. Yilun Wu, Mr. Yimin Zhou, and Mr. Zhifan Zhou, with Mr. Yilun Wu serving as chairperson. Pubco’s Board has determined that all such directors meet the independence requirements under the Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with Nasdaq audit committee requirements, and possesses prior experience sitting in auditing committees of publicly-listed companies. In arriving at this determination, the Pubco Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Nomination Committee

Upon the Closing, Pubco’s nomination committee will be composed of Mr. Yimin Zhou, Mr. Yilun Wu, and Mr. Zhifan Zhou, with Mr. Yimin Zhou with serving as chairperson. The nomination committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, Pubco’s compensation committee will be composed of Mr. Zhifan Zhou, Mr. Yilun Wu, and Mr. Yimin Zhou, with Mr. Zhifan Zhou serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the Pubco Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer Pubco’s equity-based and incentive compensation plans and make recommendations to the Pubco Board about amendments to such plans and the adoption of any new employee incentive compensation plans.

Code of Ethics

Pubco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Pubco’ principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Shareholder Communication with the Board of directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at Room 1802, Shanghai International Building, 511 Weihai Road, Jing’an District, Shanghai, China for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder of Pubco. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

EXECUTIVE COMPENSATION

HMAC’s Executive Officer and Director Compensation

None of HMAC’s officers or directors have received any cash compensation for services rendered to it. Commencing on the date that HMAC’s securities are first listed on the Nasdaq through the earlier of consummation of its initial business combination and its liquidation, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. HMAC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

After the completion of HMAC’s initial business combination, directors or members of its management team who remains may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to HMAC’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to HMAC’s officers will be determined by a compensation committee constituted solely by independent directors.

HMAC does not intend to take any action to ensure that members of its management team maintain their positions after the consummation of its initial business combination, although it is possible that some or all of its officers and directors may negotiate employment or consulting arrangements to remain after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions may influence HMAC’s management’s motivation in identifying or selecting a target business but it does not believe that the ability of its management to remain after the consummation of our initial business combination will be a determining factor in its decision to proceed with any potential business combination. HMAC is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Able View’s Executive Officer and Director Compensation

See “Management of Pubco Following the Business Combination — Able View’s Executive Compensation.”

Executive Officer and Director Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. Specific determinations with respect to director and executive compensation after the Business Combination have not yet been made.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of HMAC

The following table sets forth information regarding the beneficial ownership of ordinary shares of HMAC as of the Record Date based on information obtained from the persons named below:

•        each person known by HMAC to be the beneficial owner of more than 5% of HMAC’s outstanding ordinary shares;

•        each of HMAC’s executive officers and directors that beneficially owns ordinary shares of HMAC; and

•        all of HMAC’s executive officers and directors as a group.

Unless otherwise indicated, HMAC believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

In the table below, percentage ownership is based on 8,966,500 ordinary shares of HMAC outstanding. Voting power represents the voting power of the ordinary shares owned beneficially by such person. On all matters to be voted upon, the holders of the ordinary shares vote together as a single class. The following table does not reflect beneficial ownership of the Warrants or Rights included in the Units sold in or in connection with HMAC’s Initial Public Offering.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Ordinary Shares
Bright Winlong LLC(2)(3)	2,066,500	23.0%
Zhifan Zhou(4)	2,066,500	23.0%
Wenyi Shen	—	—
Xun Zhang	—	—
John Roumeliotis	—	—
Kun-lin Liu	—	—
Hong Ma	—	—
All directors and officers as a group (six individuals)	2,066,500	23.0%
Five Percent Holders of HMAC
Glazer Capital, LLC(5)	593,304	6.6%
Shaolin Capital Management LLC(6)	555,000	6.2%
Polar Asset Management Partners Inc.(7)	600,000	6.7%
Taconic Capital Advisors L.P.(8)	675,000	7.5%
Taconic Capital Advisors UK LLP(8)	675,000	7.5%
Taconic Associates LLC(8)	675,000	7.5%
Taconic Capital Partners LLC(8)	675,000	7.5%
Taconic Capital Performance Partners LLC(8)	675,000	7.5%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is B3406, 34F, West Tower, Block B, Guorui Building, 11 Guoxing Avenue, Haikou, Hainan Province, People’s Republic of China 570203.

(2)      Includes the 310,000 ordinary shares included in the private placement units to be purchased by our sponsor simultaneously with the consummation of this offering.

(3)      Represents shares held by our sponsor. Each of our directors and officers are a member of our sponsor. However, only Zhifan Zhou, our Chairman and Chief Executive Officer, is the manager of our sponsor and has voting and investment power over the securities held by our sponsor. The address for our sponsor is B3406, 34F, West Tower, Block B, Guorui Building, 11 Guoxing Avenue, Haikou, Hainan Province, People’s Republic of China 570203.

(4)      Such individual does not beneficially own any of our ordinary shares. However, such individual has a pecuniary interest in our ordinary shares through his ownership of shares of our sponsor.

(5)      Pursuant to a Schedule 13G filed on February 14, 2023 by the reporting persons. The shares reported herein are held by certain funds and accounts to which Glazer Capital, LLC, a Delaware limited liability company, serves as investment manager. Mr. Paul J. Glazer serves as the Managing Member of Glazer Capital, LLC. Each of Glazer Capital, LLC and

Mr. Paul J. Glazer disclaims beneficial ownership of the securities reported herein except to the extent of such Reporting Person’s pecuniary interest therein. The business address of each of Glazer Capital, LLC and Mr. Paul J. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(6)      Pursuant to a Schedule 13G filed on February 14, 2023 by the reporting person. Shaolin Capital Management LLC, a company incorporated under the laws of State of Delaware, serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd. a Cayman Islands exempted company, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC being managed accounts advised by the Shaolin Capital Management LLC. The address of the reporting person is 230 NW 24th Street, Suite 603, Miami, FL 33127. The reporting person has sole voting and dispositive power to the shares reported.

(7)      Pursuant to a Schedule 13G filed on February 10, 2023 by the reporting person. Polar Asset Management Partners Inc.,a company incorporated under the laws of Ontario, Canada, serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the shares reported directly held by PMSMF. The address of the reporting person is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6. The reporting person has sole voting and dispositive power to the shares reported.

(8)      Pursuant to a Schedule 13G filed on February 10, 2023 by the reporting persons. The shares reported (the “Shares”) are held for the accounts of Taconic Opportunity Master Fund L.P. (Taconic Opportunity Fund) and Taconic Master Fund 1.5 L.P. (Taconic Event Fund, and together with Taconic Opportunity Fund, the Taconic Funds). Taconic Capital Advisors L.P. (Taconic Advisors LP) serves as the investment manager to each of the Taconic Funds. Taconic Advisors LP has entered into a sub-advisory agreement with Taconic Capital Advisors UK LLP (Taconic Advisors UK) pursuant to which Taconic Advisors UK serves as a subadvisor to Taconic Advisors LP in respect of each of the Taconic Funds. Taconic Advisors LP is the manager of Taconic Capital Services UK Ltd, the UK parent entity of Taconic Advisors UK. Accordingly, Taconic Advisors LP and Taconic Advisors UK may be deemed a beneficial owner of the Shares held for the accounts of the Taconic Funds. Taconic Partners serves as the general partner to Taconic Advisors LP. Taconic Associates LLC (Taconic Associates) serves as the general partner to Taconic Opportunity Fund, and accordingly may be deemed a beneficial owner of the Shares held for the account of Taconic Opportunity Fund. Taconic Capital Partners LLC (Taconic Capital) serves as the general partner to Taconic Event Fund, and accordingly may be deemed a beneficial owner of the Shares held for the account of Taconic Event Fund. Mr. Frank P. Brosens is a principal of Taconic Advisors LP and a manager of each of Taconic Capital Performance Partners LLC (Taconic Partners), Taconic Associates and Taconic Capital. In such capacities, Mr. Brosens may be deemed a beneficial owner of the Shares held for the accounts of the Taconic Funds. The address of the principal business of office of each of Taconic Advisors LP, Taconic Associates, Taconic Partners, Taconic Capital and Mr. Brosens is c/o Taconic Capital Advisors L.P. 280 Park Avenue, 5th Floor, New York, NY 10017. The address of the principal business office of Taconic Advisors UK is 55 Grosvenor Street, 4th Floor, London, W1K 3HY, UK. The reporting persons have shared voting and dispositive power to the Shares. As of December 31, 2022, the reporting persons may be deemed to beneficially own 675,000 of the Shares held for the account of the Taconic Funds.

Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Pubco Ordinary Shares immediately following consummation of the Business Combination by, assuming a $10.37 per Public Share at the Meeting redemption price (assuming that HMAC consummates the Business Combination on or before June 14, 2023):

•        each person known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding Ordinary Shares upon the consummation of the Business Combination;

•        each of its officers and directors;

•        all of its officers and directors as a group.

Unless otherwise indicated, Pubco believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all Pubco’s securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Pubco believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable property laws. All Pubco Ordinary Shares subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of issued shares is based on 49,346,295 Pubco Ordinary Shares to be issued and outstanding upon consummation of the Business Combination. Such amount (i) includes the issuance of the 38,095,238 Pubco Ordinary Shares in connection with the Share Exchange, including 25,494,416 Pubco Class A Ordinary Shares and 13,041,229 Pubco Class B Ordinary Shares; (ii) includes the issuance of up to 9,690,650 Pubco Class B Ordinary Shares to the HMAC shareholders in connection with the Merger (assuming there are no HMAC shareholders who exercise their redemption rights and an aggregate of 724,150 shares are issued upon conversion of the HMAC Rights, including private rights); (iii) assumes no exercise of the Pubco Warrants and no conversion of Able View’s Series A Preferred Shares; (iv) includes an aggregate of 1,120,000 Pubco Class B Ordinary Shares to be issued to advisors.

Name and Address of Beneficial Owner	Pubco Class A Ordinary Shares		Pubco Class B Ordinary Shares		Voting Power (%)
	Number	%	Number	%
Executive Officers and Directors
Zhu Jian(1)	25,494,416	51.7%			91.4%
Tang Jing(2)			2,200,411	4.5%	0.8%
Yilun Wu(3)	—	—	—	—	—
Yimin Zhou(4)	—	—	—	—	—
Zhifan Zhou(5)	—	—	—	—	—
All Executive Officers and Directors as a group	25,494,416	51.7%	2,200,411	4.5%	92.2%
Sponsor and its affiliates as a group			2,100,650	4.3%	0.8%

5% or Greater Holders
Smartest Star Investing Company Limited(6)			5,690,718	11.5%	2.0%
Healthy Great Investing Company Limited(7)	25,494,416	51.7%			91.4%
Scenery Investing Company Limited(8)			2,200,411	4.5%	0.8%

____________

(1)      The address of Mr. Zhu Jian is 61-65 Huqiu Road, Huangpu District, Shanghai, China.

(2)      The address of Mr. Tang Jing is Room 603, No. 73, Tianyao New Village, Xuhui District, Shanghai, China.

(3)      The address of Mr. Yilun Wu is Room 702, 868 Nanjing West Road, Jing ‘an District, Shanghai, China.

(4)      The address of Mr. Yimin Zhou is Room 1201, No.18, Lane 2518, Longhua Road, Xuhui District, Shanghai, China.

(5)      The address of Mr. Zhifan Zhou is B3406, 34F, West Tower, Block B, Guorui Building, 11 Guoxing Avenue, Haikou, Hainan Province, People’s Republic of China 570203.

(6)      Mr. Wang Jun, being the sole owner of Smartest Star Investing Company Limited, may, under the rules of the SEC, be deemed to be the beneficial owner of the ordinary shares held by such entity.

(7)      Mr. Zhu Jian, being the sole owner of Healthy Great Investing Company Limited, may, under the rules of the SEC, be deemed to be the beneficial owner of the ordinary shares held by such entity.

(8)      Mr. Tang Jing, being the sole owner of Scenery Investing Company Limited, may, under the rules of the SEC, be deemed to be the beneficial owner of the ordinary shares held by such entity.

Comparison of Shareholders’ Rights and Corporate Governance

Both HMAC and Pubco are incorporated under the laws of the Cayman Islands, and, accordingly, the rights of the shareholders of HMAC and Pubco are governed by Cayman Islands law including the Companies Act. The rights of shareholders of HMAC under the Amended and Restated Memorandum and Articles of Association of HMAC (the “HMAC Charters”) differ in some respects from the rights that shareholders of HMAC will have as shareholders of Pubco under the Amended and Restated Memorandum and Articles of Association of Pubco (the “Pubco Charters”) following the Business Combination.

Certain material differences between the provisions contained in the HMAC Charters and the Pubco Charters, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is as of the date of this proxy statement/prospectus and is not intended to be a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to the laws of the Cayman Islands, as appropriate, and the HMAC Charters and the Pubco Charters. Copies of the HMAC Charters have been previously filed by HMAC with the SEC. A copy of the Pubco Charters have been attached to this proxy statement/prospectus as Annex C. To find out how and where more information regarding HMAC and Pubco’s corporate governance and shareholder rights, see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Provision	HMAC	Pubco
Authorized share capital	US$5,550 divided into 55,000,000 ordinary shares of a par value of US$0.0001 each and 500,000 preference shares of a par value of US$0.0001 each.

Pubco will be authorized to issue 600,000,000 Pubco Ordinary Shares of par value of US$0.0001 each, comprising (a) 100,000,000 Pubco Class A Ordinary Shares and (b) 500,000,000 Pubco Class B Ordinary Shares.

In respect of all matters upon which holders of Pubco Ordinary Shares are entitled to vote, each Pubco Class A Ordinary Share will be entitled to ten votes and each Pubco Class B Ordinary Share will be entitled to one vote.

Rights of Preference Shares

The Directors may issue shares with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the Articles) vary such rights.

The Pubco directors may issue shares with such preferred or other rights, all or any of which may be greater than the rights of Pubco Ordinary Shares, at such time and on such terms as they may think appropriate. The Pubco board of directors will be authorized to issue, from time to time, out of the authorized share capital of Pubco (other than the authorized but unissued Pubco Ordinary Shares), series of preferred shares in their absolutely discretion and without approval of Pubco’s shareholders.

Number and Qualification of Directors	There shall be a board of Directors consisting of not less than one person provided however that HMAC may by Ordinary Resolution increase or reduce the limits in the number of Directors.

The number of Pubco’s directors shall not be less than three (3) directors, the exact number of directors shall be determined from time to time by the board of directors of Pubco.

A Pubco director shall not be required to hold any shares in Pubco by way of qualification.

Provision	HMAC	Pubco
Election/Removal of Directors

HMAC may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

The board of directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Articles as the maximum number of directors.

Pubco may by ordinary resolution appoint any person to be a director. The board of directors of Pubco may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a Pubco director, to fill a casual vacancy on the Pubco board or as an addition to the board.

A Pubco director may be removed from office by an ordinary resolution of Pubco.

Voting — Cumulative Voting	Not applicable under HMAC Articles	Holders of Pubco Ordinary Shares will not have cumulative voting rights.
Vacancies on the Board of Directors

The office of a HMAC director shall be vacated if:

(a)     the director gives notice in writing to HMAC that they resign the office of director; or

(b)    the director is absent (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that they have by reason of such absence vacated office; or

(c)     the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)    the director is found to be or becomes of unsound mind; or

(e)     all of the other directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

The office of Pubco’s director shall be vacated, if the director:

(a)     becomes bankrupt or makes any arrangement or composition with his creditors;

(b)    dies or is found to be or becomes of unsound mind;

(c)     resigns his office by notice in writing to Pubco;

(d)    without special leave of absence from the Pubco board, is absent from meetings of the Pubco board for three consecutive meetings and the Pubco board resolves that his office be vacated; or

(e)     is removed from office pursuant to any other provision of the Amended and Restated Memorandum and Articles of Association.

Provision	HMAC	Pubco
Amendment of Articles of Association	Amendment of provisions in HMAC’s Amended and Restated Memorandum and Articles of Association may be amended by way of special resolution of the HMAC shareholders.

Subject to the Companies Act, Pubco may at any time and from time to time by special resolution alter or amend the Amended and Restated Memorandum and Articles of Association in whole or in part, provided that no amendment that varies or alters any provision of the Amended and Restated Memorandum and Articles of Association relating to the rights attached to any classes of shares shall be adopted without the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Quorum

General meetings — The holders of a majority of the ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Proceedings of directors — The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office

Shareholders.    No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Pubco shareholders is present at the time when the meeting proceeds to business. One or more Pubco shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all shares of Pubco in issue and entitled to vote at such general meeting, present at the meeting, shall be a quorum for all purposes.

Board of directors.    The quorum necessary for the transaction of the business of the Pubco board may be fixed by the Pubco directors, and unless so fixed the presence of two (2) directors then in office shall constitute a quorum.

Shareholder Meetings

Under Cayman Islands law, HMAC may (but shall not be obliged to) to hold an annual general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Pubco directors.

The Directors, the chief executive officer or the chairperson of the board of directors may call general meetings, and they shall on a members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

A members’ requisition is a requisition of members holding at the date of deposit of the requisition not less than 10% in par value of the issued shares which as at that date carry the right to vote at general meetings of HMAC.

Pubco may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Pubco directors.

The chairman of the board of directors of Pubco or a majority of the Pubco directors (acting by a resolution of the Pubco board) may also call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company. A shareholders’ requisition is a requisition of members holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of Pubco that as at the date of the deposit carry the right to vote at general meetings of Pubco.

Provision	HMAC	Pubco

The members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

To every separate meeting of the holders of a class of Pubco Shares, all the provisions relating to general meetings of Pubco or to the proceedings thereat shall, mutatis mutandis, apply.
Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by HMAC, provided that a general meeting of HMAC shall, whether or not the notice specified has been given and whether or not the provisions of the articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the members entitled to attend and vote at the meeting; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

At least ten (10) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Pubco, provided that a general meeting of Pubco shall, whether or not the notice specified in the Amended and Restated Memorandum and Articles of Association has been given and whether or not the provisions of the Amended and Restated Memorandum and Articles of Association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all the Pubco shareholders (or their proxies) entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than two-thirds (2/3rd) in voting rights of the shares of Pubco giving that right.

Provision	HMAC	Pubco
Indemnification, liability insurance of Directors and Officers

Every director and officer (which for the avoidance of doubt, shall not include auditors of HMAC), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of the HMAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to HMAC for any loss or damage incurred by HMAC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under such specific article in HMAC’s articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

Every Director (including any alternate director appointed), secretary, assistant secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of Pubco’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Pubco or its affairs in any court whether in the Cayman Islands or elsewhere.

Dividends

Subject to the Companies Act and HMAC’s articles and except as otherwise provided by the rights attached to any shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorise payment of the dividends or other distributions out of the funds of HMAC lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realised or unrealised profits of HMAC, out of the share premium account or as otherwise permitted by law.

Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

Any dividend payable in cash to the holder of Pubco shares may be paid in any manner determined by the Pubco directors. The Pubco directors may determine that a dividend shall be paid wholly or partly in cash or by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution.

Provision	HMAC	Pubco
Winding up

In the event that HMAC does not consummate a Business Combination within 9 months from the consummation of the IPO (or up to 18 months if the Sponsor exercises its Extension Option up to nine times), from the consummation of the IPO, or such later time as the members may approve in accordance with the HMAC’s articles, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$60,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public members’ rights as members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of HMAC’s remaining members and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

Subject to the rights attaching to any shares, in a winding up: (a) if the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Pubco members in proportion to the par value of the Pubco shares held by them; or (b) if the assets available for distribution amongst the Pubco members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Pubco members in proportion to the par value of the Pubco shares held by them at the commencement of the winding up subject to a deduction from those Pubco shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Provision	HMAC	Pubco
Supermajority Voting Provisions

Subject to the provisions of the Companies Act, and the provisions of HMAC’s Articles as regards the matters to be dealt with by Ordinary Resolution, HMAC may by Special Resolution:

(a)     change its name;

(b)    alter or add to the articles;

(c)     alter or add to the memorandum with respect to any objects, powers or other matters specified therein;

(d)    reduce its share capital or any capital redemption reserve fund;

(e)     merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the directors may determine and (to the extent required by the Companies Act) with the approval of a special resolution; and

(f)     register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

A special resolution, requiring not less than a two-thirds vote, is required to:

(a)     amend the Amended and Restated Memorandum and Articles of Association;

(b)    change Pubco’s name;

(c)     change Pubco’s registration to a jurisdiction outside the Cayman Islands;

(d)    merger or consolidate Pubco with one or more other constituent companies;

(e)     effect the redemption of any redeemable shares;

(f)     reduce Pubco’s share capital and any capital redemption reserve in any manner authorised by the Companies Act

Anti-Takeover Provisions

The provisions of HMAC’s articles authorise the directors to issue shares with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

The provision of the Amended and Restated Memorandum and Articles of Association that authorizes the Pubco board of directors to issue and set the voting and other rights of preference shares from time to time.

REGULATIONS APPLICABLE TO ABLE VIEW

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on Able View’s operations and business in China. This summary does not purport to be a complete description of all laws and regulations, which apply to Able View’s business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this proxy statement/prospectus, which may be subject to change.

Our business is predominantly conducted by our subsidiaries in Hong Kong and mainland China. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative and independent judicial power, under the principle of “one country, two systems”; furthermore, the laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law, shall be maintained, except for any that contravene the Basic Law and are subject to any amendment by the legislature of Hong Kong, and the national laws of the mainland China shall not be applied in Hong Kong except for those that relating to defense, foreign affairs and other matters that are not outside the limits of the autonomy of Hong Kong as specified by the Basic Law, which are listed under Annex III to the Basic Law.

Regulations in mainland China

The following set forth a summary of the most significant regulations and rules that affect our business activities in the mainland China. References in this subsection to “PRC” or “China”, unless the context otherwise requires, refer to mainland China.

Regulations on Foreign Investment in China

The Foreign Investment Law of the PRC, or the Foreign Investment Law, was promulgated by the Standing Committee of the National People’s Congress, or the SCNPC, on March 15, 2019 and become effective on January 1, 2020. The investment activities of foreign natural persons, enterprises or other organizations (hereinafter referred to as foreign investors) directly or indirectly within the territory of the PRC, including (1) establishing by foreign investors the foreign-invested enterprises in the PRC alone or jointly with other investors; (2) acquiring by foreign investors the shares, equity, property shares, or other similar interests of Chinese domestic enterprises; (3) investing by foreign investors in any new construction project in the PRC alone or jointly with any other investor; (4) other forms of investment prescribed by laws, administrative regulations or the provisions of the State Council, shall comply with and be governed by the Foreign Investment Law.

On January 1, 2020, the Regulation for Implementing the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, the Interim Provisions on the Duration of Chinese-Foreign Equity Joint Ventures, the Detailed Rules for Implementing the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, and the Detailed Rules for Implementing the Law of the People’s Republic of China on Chinese-Foreign Contractual Joint Ventures were terminated and replaced by the Regulations for Implementing the Foreign Investment Law of the PRC; and the Interim Measures for the Recordation Administration of the Formation and Modification of Foreign-Funded Enterprises was terminated and replaced by the Measures for the Reporting of Foreign Investment Information. According to the laws and regulations currently in effect, the registration of foreign-funded enterprises shall be conducted in accordance with the laws or rules issued by the State Administration for Market Regulation, or the SAMR, or its local counterparts. Foreign investors or foreign-funded enterprises shall report investment information to the commerce departments through the enterprise registration system and the enterprise credit information publicity system.

In addition, the Foreign Investment Law provides that foreign invested entities operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. The PRC government implements the management system of pre-entry national treatment and the negative list for foreign investment. Pre-entry national treatment refers to the treatment accorded to foreign investors and their investments at the stage of investment entry which is no less favorable than the domestic investors and their investments. The negative list refers to a special administrative measure imposed by the PRC government on the entry of foreign investment in specific sectors. The PRC government accords the pre-entry national treatment to the foreign investment in the sectors outside of the negative list. The effective negative list is the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), or the Negative List (2021 Version), which was jointly promulgated by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, on December 27, 2021, and effective from January 1, 2022. Any industry not listed in the Negative List (2021 Version) is a permitted industry unless specifically prohibited or restricted by other PRC Laws and regulations. As of the date of this proxy statement/prospectus, Able View’s business is not subject to any categories under the Negative List (2021 Version).

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on M&A of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of the domestic enterprises by the foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if a foreign company established or controlled by the PRC companies, enterprises or individuals, intends to acquire the equity interests or assets of any other affiliated domestic company, such acquisition shall be submitted to the approval of the MOFCOM. The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to the public listing of their securities on an overseas stock exchange.

CSRC Filing Requirements and Security Review Measures Associated with Listing Outside of PRC

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and relevant five guidelines, which took effect on March 31, 2023 (the “Effective Date”). The Trial Measures comprehensively improves and reforms the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulates both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information.

The Trial Measures provide that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) any of the operating income, gross profit, total assets, or net assets of the PRC domestic company in the most recent fiscal year was more than fifty percent (50%) of the relevant line item in the issuer’s audited consolidated financial statement for that year; and (ii) senior management personnel responsible for business operations and management are mostly PRC citizens or are ordinarily resident in the mainland China, or the principal place of business of the issuer is in the mainland China or the main part of the business operations of the issuer are carried out in the mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three (3) business days after such application is submitted. A PRC domestic enterprise achieving direct or indirect overseas listing through one or more acquisitions, share exchange, share transfer or other trading arrangement shall also complete the filing procedures. The Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed the overseas offerings and listings.

In addition, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to the CSRC. If a PRC domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

On the same day, the CSRC also issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (the “Filing Notice”), which, among others, clarifies that PRC domestic companies that have obtained clearance from overseas regulatory authorities or securities exchanges (for example, in U.S., the registration statement has been declared effective) for their indirect overseas offering and listing prior to the Effective Date but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from the Effective Date, and those who complete their overseas offering and listing before September 30, 2023 are deemed as existing issuers (the “Existing Issuers”). The Existing Issuers are not required to complete the filing procedures immediately, but they shall be required to file with the CSRC upon the occurrence of certain subsequent matters, such as refinancing. Within such six-month transition period, if such PRC domestic companies need to re-conduct offering and listing procedures with the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing before the Effective Date, such PRC domestic companies shall complete the filing procedures with the CSRC according to the Trial Measures and five supporting guideline. On or prior to the Effective Date, PRC domestic companies that have already filed registration statements for overseas offering and listing but have not obtained clearance from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing, according to the Trial Measures and five supporting guideline.

Regulations on Foreign Trade

Customs Law

Pursuant to the Customs Law of the PRC, which was promulgated by the SCNPC on January 22, 1987 with effect from July 1, 1987, latest amended on April 29, 2021 and became effective as from April 29, 2021, unless otherwise provided for, the declaration of import or export commodities and the payment of duties may be made by the consignees, consigners, or their entrusted customs brokers. The consignees and consigners for imported or exported commodities and the customs brokers engaged in customs declaration shall file with the customs for their declaration activities in accordance with the laws. The declaration of inward and outward articles and payment of duties on them may be made by the owners of the articles themselves or by the persons they have entrusted with the work.

Laws and Regulations on Foreign Trade

Pursuant to the Foreign Trade Law of the PRC, which was promulgated by the SCNPC on May 12, 1994 with effect from July 1, 1994, latest amended with immediate effect from December 30, 2022, unless otherwise provided by laws and regulations, the PRC government allows free export and import of goods and technologies, and protects the intellectual property rights associated with international trade. The MOFCOM publicized a notice on its official website stating that, the requirements of registration formalities for foreign trade operators engaged in import or export of goods or technology with the MOFCOM or its entrusted institutions have been cancelled effective from December 30, 2022.

Laws and Regulations on Import and Export Commodity

The principal laws and regulations on the inspection of import and export of commodities are set out in the Import and Export Commodity Inspection Law of the PRC promulgated by the SCNPC on February 21, 1989 with effect from August 1, 1989, and latest amended with immediate effect from April 29, 2021, and the Implementing Regulations for Import and Export Commodity Inspection Law of the PRC, promulgated by the State Council on August 31, 2005 with effect from December 1, 2005, and latest amended on March 29, 2022 and became effective on May 1, 2022. Accordingly, the imported and exported commodities that are listed in the Catalog of Import and Export Commodities Subject to Compulsory Inspection compiled by the General Administration of Customs, or the Catalog, or subject to the statutory inspection required by the relevant laws and regulations shall be inspected by the commodity inspection authorities, and those are not subject to statutory inspection shall be subject to random inspection. Consignees and consigners or their entrusted agents may apply for inspection to the commodity inspection authorities. Able View’s PRC Operating Entities are mainly focusing on the cosmetics goods, which although do not fall into the category of the Catalog, shall be inspected by the entry and exit inspection and quarantine institutions in accordance with the Import and Export Commodity Inspection Law of the PRC, according to the Cosmetics Supervision and Administration Regulations. Those failing to pass the inspection shall not be imported. Therefore, the goods imported by Able View’s PRC Operating Entities are subject to the statutory inspection requirements.

Pursuant to the Administrative Measures for the Import and Export of Goods of the PRC which was issued by the State Council on December 10, 2001 and became effective on January 1, 2002, unless provided in the laws and administrative regulations that the import or export of goods are forbidden or restricted, no entity or individual may establish or maintain prohibitive or restrictive measures over the import and export of goods.

Regulations on Online Trading and E-Commerce

The Measures for the Supervision and Administration of Online Transactions promulgated by the State Administration for Market Regulation, or the SAMR on March 15, 2021 with effect from May 1, 2021, regulates all online commodity transactions and related services take place within the PRC territory and stipulates the obligations of online transaction operators and online transaction platform operators. The online transaction operators shall sell commodities or provide services satisfying the requirements of protecting the personal and property safety and the environment. The online transaction operator shall not sell any goods or provide any services which are prohibited by any law or administrative regulation, damage state or public interest, or violate public order and good customs. An online transaction operator that collects or uses consumers’ personal information shall explicitly state the purposes, methods and scope of the collection or use of information and obtain the consent of consumers. An online transaction operator shall disclose the information of goods or services in a comprehensive, truthful, accurate and timely manner, in order to protect consumers’ right to know and right to choose. Able View’s PRC Operating Entities, as comprehensive brand managers involved in selling products from brand partners through different channels, are subject to such requirements.

Pursuant to Working Rules for the Recordation Administration of Cross-Border E-Commerce Businesses and Commodities promulgated by the General Administration of Quality Supervision, Inspection and Quarantine, or the GAQSIQ on November 24, 2015 with effect from January 1, 2016, in order to engage in cross-border e-commerce, a cross-border E-commerce business shall submit the required information on the business to the inspection and quarantine authority for recordation through an information platform built and maintained by the GAQSIQ.

On August 31, 2018, the SCNPC promulgated the E-commerce Law of the PRC, or the E-commerce Law, with effect from January 1, 2019. Pursuant to the E-commerce Law, the E-commerce business operators shall mean natural persons, legal persons, and other non-legal-person organizations that engaging in business activities of the sale of goods or provision of services through Internet and other information networks. The E-commerce business operators includes the E-commerce platform operators, business operators using online platforms, and other e-commerce business operators engaging in the sale of goods or provision of services through their self-built website or other network services.

The GAQSIQ promulgated the Opinions on Further Maximizing Functions of Inspections and Quarantine to Promote the Development of Cross-Border E-Commerce, or the Opinions, with immediate effect from May 13, 2015, Working Rules for the Recordation Administration of Cross-Border E-Commerce Businesses and Commodities, or the Working Rules, on November 24, 2015 with effect from January 1, 2016. Pursuant to the Opinions and the Working Rules, the following commodities are prohibited from entering the PRC through cross-border e-commerce trading: (i) the objects prohibited from entry of PRC by the Law of the PRC on the Entry and Exit Animal and Plant Quarantine; (ii) food derived from animals and plants without inspection and quarantine access; (iii) the hazardous or toxic chemicals included in the certain categories stipulated in the Opinions and the Working Rules; and (iv) other commodities listed in the Opinions and the Working Rules.

Furthermore, to regulate the cross-border e-commerce trading and introduce the concept of cross-border e-commerce good, the List of Retail Imports in Cross-Border E-commerce, or the Cross-Border E-commerce List, was issued and updated by the aforementioned authorities together with other relevant authorities from time to time, and was latest updated on January 28, 2022, with effect from March 1, 2022.

Pursuant to the Circular on Improving the Regulation for Cross-border E-commerce Retail Imports promulgated by the MOFCOM, the NDRC, the Ministry of Finance, or the MOF, the General Administration of Customs, or the GAC, the State Taxation Administration, or the STA and SAMR on November 28, 2018 with effect from January 1, 2019 and the Announcement on Regulatory Matters Relating to Cross-border E-commerce Retail Imports and Exports promulgated by the GAC on December 10, 2018 with effect from January 1, 2019, the cross-border E-commerce retail imports shall be regulated as the imports for personal use and shall not be subject to the license approval, registration or filing requirements for the first-time importation as long as the goods are listed in the Cross-Border E-commerce List. In addition, the Announcement on Regulatory Matters Relating to Cross-border E-commerce Retail Imports and

Exports further requires that overseas cross-border e-commerce enterprises shall entrust a domestic agent who should complete the registration formalities with the local customs, assume the liability for truthful declaration, accept the supervision by the relevant authorities and bear civil liabilities.

Regulations on Cosmetics Business

Pursuant to the Measures for the Inspection, Quarantine, Supervision and Administration of Import and Export Cosmetics, or the Import and Export Cosmetics Measures, which was issued by the GAC on August 10, 2011, latest amended with immediate effect from November 23, 2018, the importing cosmetics shall be inspected and quarantined by the customs at the ports, and the customs shall require the consignees of import cosmetics to follow the record-filing management. For the cosmetics imported for the first time, the following requirements shall be complied with: (i) for the cosmetics subject to the hygiene license, the hygiene permit documents for the import cosmetics approved by the relevant competent authority shall be provided; (ii) for the cosmetics subject to filing for the record, the procedures of applying for inspection shall be completed bases on the recordation certificates; (iii) for the cosmetics not subject to obtaining the hygiene license or filing, the relevant documents in accordance with the Import and Export Cosmetics Measures shall be provided.

Pursuant to the Cosmetics Supervision and Administration Regulations, or the Cosmetics Regulations, issued by the State Council on June 16, 2020, with effect from January 1, 2021, which simultaneously repealed the Regulations Concerning the Hygiene Supervision over Cosmetics on January 1, 2021, a cosmetics operator that sells or distributes cosmetics shall establish and implement the inspection and recording system for the purchased goods to verify the market entity registration certificates, the cosmetics registration or record-filing situations and the ex-factory inspection conformity certificates of the suppliers and shall truthfully record and keep the relevant vouchers. According to the Cosmetics Regulations, cosmetics are divided into special cosmetics and general cosmetics which shall be conducted registration administration and recordation administration respectively. Cosmetics used for hair coloring, perming, freckle removal and skin whitening, sun screening, and hair loss prevention, and cosmetics with new efficacy claims are special cosmetics. Cosmetics other than special cosmetics are general cosmetics. Special cosmetics may not be produced and imported unless they have been registered with the drug supervision and administration department of the State Council. Imported general cosmetics shall be filed with the drug supervision and administration department of the State Council before the import. Imported cosmetics may be directly labelled in Chinese, or the Chinese labels can be affixed thereto; if the Chinese labels are affixed, the content of Chinese labels shall be consistent with that of the original labels. Importers shall faithfully record the information on imported cosmetics. Such record preservation period shall not be less than one year after the expiration of the product shelf life; if the product shelf life is less than one year, the records shall be kept for no less than two years.

In order to regulate the registration and record filing of the cosmetics and ensure the quality and safety of the cosmetics, the SAMR promulgated the Administrative Measures for the Registration and Record Filing of Cosmetics, or the Cosmetics Filing Measures, on January 7, 2021, which became effective on May 1, 2021. Pursuant to the Cosmetics Filing Measures, before any general cosmetics is marketed or imported, the recordation entity of such cosmetics shall be deemed to have completed the recordation formalities once it has submitted the recordation materials through the information service platform as required by the National Medical Products Administration, or the NMPA. With respect to the general cosmetics that have been granted recordation, no product name may be arbitrarily changed without any justified reason; and no efficacy claim may be arbitrarily changed without a sufficient scientific basis. A recordation entity of general cosmetics shall, on a yearly basis, submit a report on its production and importation as well as its compliance with laws and regulations, compulsory national standards and technical specifications to the medical products administration in charge of the recordation administration. Before any special cosmetics is produced or imported, an applicant for registration of such cosmetics shall submit application materials as required by the NMPA. Where a recordation entity of cosmetics fails to update the information on recordation of any general cosmetics according to the provisions of the Cosmetics Filing Measures, the medical products administration in charge of the recordation administration shall order it to take corrective action, give a warning to it, and impose a fine of not less than RMB5,000 (approximately USD 702) nor more than RMB30,000 (approximately USD 4,210) on it. Where a registrant of cosmetics fails to apply for modification of registration of any special cosmetics according to the provisions of the Cosmetics Filing Measures, the original certificate-issuing medical products administration shall order it to take corrective action, give a warning to it, and impose a fine of not less than RMB10,000 (approximately USD 1,403) nor more than RMB30,000 (approximately USD 4,210) on it.

Regulations on Product Quality and Consumer Rights Protection

Product Liability

Pursuant to the Product Quality Law of the PRC, or the Product Quality Law, promulgated by the SCNPC on February 22, 1993 and latest amended with immediate effect from December 29, 2018, the products for sale shall satisfy relevant safety standards. Sellers shall adopt measures to ensure the quality of products for sale. Sellers may not mix impurities or imitations into products, or pass counterfeit goods off as genuine ones, or claim defective products as good ones or substandard products as standard ones. A seller who sells the products that do not comply with the trade standards for the protection of physical health or safety of human body and property may be subject to civil liabilities and administrative sanctions, such as compensation for damages, fines, confiscation of illegally produced or distributed products or the gains from the sale of illegally produced or distributed products, or even cancellation of the business license. In addition, the related responsible persons or enterprises shall bear criminal responsibility under severe circumstances. A seller shall be responsible for the repair, replacement or return of the products and compensate for the damages incurred by the end-users or consumers if one of the following cases occurs: (i) the products do not have the designated use it should have without any advance explanations; (ii) the quality of the products does not conform to the standards specified on the products or the packages; (iii) the quality of products does not tally with the quality specified in the instruction for use or the quality of samples provided. After the sellers undertake the repairs, replacement, return of the products or the compensation for damages accordingly, the sellers have the right to recover the losses from producers or suppliers if the responsibility rests with the producers or other marketers that provide the products. If there are relevant provisions in the contracts providing the responsibilities of the marketing or processing between the producers, sellers or between the producers and sellers, the parties to the contracts shall comply with the provisions of the contracts. If damages are incurred by any third party or the properties of any third party due to the defects of the products, the victims may claim for compensation either from the producers or sellers. If the responsibility rests with the producer and the compensation is paid by the seller, the seller have the right to recover its losses from the producer, and vice versa.

Regulations on Consumer Rights Protection

The Law of the PRC on the Protection of Consumer Rights and Interests promulgated by the SCNPC on October 31, 1993, latest amended on October 25, 2013 with effect from March 15, 2014 specifies the obligations of the business operators and the rights and interests of the consumers. Business operators shall ensure the quality, performance, purpose and validity period of the commodities or services sold or provided. Consumers whose legitimate rights and interests are harmed in purchasing commodities or receiving services through online trading platforms may seek compensation from the sellers or service providers. In addition, if a business operator has conducted fraudulent acts during its provision of goods or services to its customers, besides the compensation of losses incurred by the customers, a punitive compensation shall also be imposed to such business operator. The increased compensation amount shall be three times the amount of the price of the goods purchased by the consumer, or the fee of service received by the consumer. Where business operators knowingly provide consumers with defective commodities or services, causing death or serious damage to the heath of consumers or other victims, the consumers and other victims shall have the right to require the business operators to compensate the losses therefrom and may claim punitive damages of no more than two times the amount losses incurred.

The SAMR promulgated the Interim Measures for the Return without Reasons of Commodities Purchased Online within Seven Days (2020 Revision), or the Measures, on January 6, 2017 which was latest amended with immediate effect from October 23, 2020. The Measures further clarifies the scope of consumers’ rights to return products, including exceptions, the methods of return and the responsibility of the online market platform providers to specify the rules of 7-day unconditional returns and related consumer protection systems, and supervise the online sellers to perform in accordance with relevant laws and regulations.

Regulations Related to Advertising

The Advertising Law of the PRC, which was promulgated by the SCNPC on October 27, 1994 with effect on February 1, 1995, and latest amended with immediate effect from April 29, 2021, regulates the commercial advertising activities in the PRC and sets out the obligations of the advertisers, advertising operators, advertising publishers, and advertisement endorsers. Advertisers shall be responsible for the veracity of their advertisement content. The goods or services coming with a gift in an advertisement shall be specified the type, specification, quantity, period and method.

Except for the medical, pharmaceutical and medical machinery advertisements, no other advertisements shall involve illness treatment function, use medical jargon or jargon which may mislead the readers to confuse the promoted product with medicine or medical machinery. Any advertiser in violation of such requirements may be subject to ceasing publishing such advertisements, fines, and, under severe circumstances, revocation of business license. The relevant authorities may also revoke the approval document of the advertisement in violation of such requirements and refuse to accept the applications of any advertisements submitted by such advertiser for one year.

The Interim Measures for the Administration of Internet Advertising, which was promulgated by the State Administration for Industry and Commerce on July 4, 2016 with effect from September 1, 2016, regulates that in the internet advertising activities, internet advertisers are responsible for the authenticity of the content of advertisements and all online advertisements must be marked as “Advertisement” so that the viewers can easily identify them as such.

Regulations on Internet Information Security and Privacy Protection

Pursuant to the Civil Code of the PRC, which was promulgated by the National People’s Congress on May 28, 2020 with effect from January 1, 2021, the personal information shall be protected by law. Any organizations and individuals who need to obtain other people’s personal information shall obtain the information legally and shall ensure its safety. It is not allowed to illegally collect, use, process or transfer other people’s personal information. It is illegal to buy, sell, supply or publish other people’s personal information. Pursuant to the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which was promulgated by the SCNPC on August 20, 2021 with effect from November 1, 2021, the Personal Information Protection Law regulates the scope of personal information and the general principles of processing personal information, establishes rules for processing personal information, special rules for processing sensitive personal information and rules for the cross-border transfer of personal information abroad, as well as clarifies the individual’s rights and the personal information processor’s obligations in the process of personal information. Failure to comply with the requirements of the Personal Information Protection Law may result in various legal liabilities including confiscation of unlawful income, a warning, a fine of up to RMB 50 million (approximately USD 7,016,953) or 5% of annual revenue, and suspension of related business activities, among others.

The SCNPC promulgated the Cybersecurity Law of the PRC, or the Cybersecurity Law, on November 7, 2016 with effect from June 1, 2017. The Cybersecurity Law shall apply to the construction, operation, maintenance and use of the network as well as the supervision and administration of cybersecurity within the territory of the PRC. The Cybersecurity Law further requires that the network operators shall make emergency response plans for the cybersecurity incidents, and deal with system bugs, computer viruses, network attack, network intrusion and other security risks in a timely manner. When any incident endangering cybersecurity occurs, the relevant operator shall immediately initiate the emergency response plan, take corresponding remedial measures, and report it to the competent department in accordance with the relevant provisions.

Internet information service providers are also required to maintain the integrity, confidentiality and availability of network data. The Cybersecurity Law reaffirms the basic principles and requirements specified in other existing laws and regulations on personal data protection, such as the requirements on the collection, use, processing, storage and disclosure of personal data, and internet information service providers being required to take technical and other necessary measures to ensure the security of the personal information they have collected and prevent the personal information from being divulged, damaged or lost. Any violation of the Cybersecurity Law may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shutdown of websites or criminal liabilities.

Furthermore, on November 28, 2019, the Secretary Bureau of the Cyberspace Administration of China, the General Office of the Ministry of Industry and Information Technology, or the MIIT, the General Office of the Ministry of Public Security and the General Office of the SAMR, jointly issued the Notice on the Measures for the Determination of the Collection and Use of Personal Information by Apps in Violation of Laws and Regulations, which aims to provide reference for the supervision and administration departments and provide guidance for the mobile applications operators’ self-examination and self-correction and social supervision by the netizens, and further elaborates the forms of behavior constituting illegal collection and use of the personal information through mobile applications including: (i) failing to publish the rules on the collection and use of personal information; (ii) failing to explicitly explain the purposes, methods and scope of the collection and use of personal information; (iii) collecting and using personal information without the users’ consent; (iv) collecting personal information unrelated to the services they provide and beyond the necessary principle; (v) providing personal information to others without the users’ consent; (vi) failing to provide the function of deleting or correcting the personal information according to the laws or failing to publish information such as ways of filing complaints and reports.

On December 28, 2021, the CAC, and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cyber Security Review, or the New Measures for Cyber Security Review, which came into effect on February 15, 2022 and replace the prior Measures for Cyber Security Review promulgated on April 13, 2020. The New Measures for Cyber Security Review provides that, among others, (i) the purchase of cyber products and services by critical information infrastructure operators and the network platform operators engaging in data processing activities that affects or may affect national security should be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; (ii) network platform operators with personal information data of more than one million users are obliged to apply for a cybersecurity review by the Cybersecurity Review Office before listing abroad; and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine the relevant network products or services or data processing activities affect or may affect national security.

As advised by our PRC counsel, we are not subject to mandatory cybersecurity review, since we (i) are not a network platform operator engaging in data processing activities that affects or may affect national security; (ii) are not a critical information infrastructure operator purchasing cyber products or services; (iii) are not a network platform operator with personal information data of more than one million users. However, PRC governmental authorities have broad discretion in interpreting and implementing statutory provisions and there remains significant uncertainty on the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. In particular, due to lack of details on the implementation of the Cybersecurity Law and the New Measures for Cyber Security Review, we cannot assure you that we would be able to comply with the requirements in a timely manner, or whether we should be deemed subject to it. Failure to comply with the requirements may lead to fines, revocation of business permits or licenses and other sanctions.

On June 1, 2017, the MIIT and other three PRC regulatory authorities jointly promulgated the Catalog of Critical Network Equipment and Dedicated Network Security Products (Batch One), which provides that any equipment and product listed in this catalog shall not be sold or supplied unless it is certified or tested by qualified organizations. In addition, pursuant to the Announcement on Uniform Issuance of the Security Certification and Security Testing Results of Critical Network Equipment and Dedicated Network Security Products, the critical network equipment and dedicated network security products which have been certified or tested by qualified organizations and meet the mandatory requirements of relevant national standards shall be published.

The Provisions on the Administration of Algorithm-generated Recommendations for Internet Information Services, or the Internet Information Service Algorithmic Recommendation Management Provisions, was promulgated by the CAC, the MIIT, the Ministry of Public Security of PRC, and the SAMR on December 31, 2021 and become effective on March 1, 2022. The Internet Information Service Algorithmic Recommendation Management Provisions shall apply to providers who provide Internet information services by applying recommendation algorithm technology within the territory of PRC. According to the Internet Information Service Algorithmic Recommendation Management Provisions, “applying recommendation algorithm technology” means applying generation and synthesis, personalized push, selection sort, search filtering, scheduling decision, and other algorithm technologies to provide information to users. Since the business operations of us and our PRC subsidiaries do not involve any recommendation algorithm technology, the Internet Information Service Algorithmic Recommendation Management Provisions is not applicable to us and will not impact the business operations of Pubco.

Regulations Related to Pricing

Pursuant to the Pricing Law of the PRC, or the Pricing Law, which was promulgated by the SCNPC on December 29, 1997 and became effective on May 1, 1998, price setting must comply with the principles of fairness, lawfulness, honesty, and trustworthiness. Any operator must not carry out any improper pricing act such as using pricing methods which are false or open to misunderstanding to trick consumers or other operators into trading with it. Failure to comply with the Pricing Law may subject business operators to administrative sanctions such as warning, ceasing unlawful activities, compensation, confiscating illegal gains and fines. The business operators may be ordered to suspend business for rectification or have their business licenses revoked under severe circumstances.

Regulations Related to Leasing

Pursuant to the Civil Code of the PRC, which was promulgated by the National People’s Committee on May 28, 2020 with effect from January 1, 2021, a leasing contract shall include clauses dealing with the name, quantity and uses of the leased goods, the period of the lease, rent, deadlines for rent payments and methods of payment, the repair of the leased goods, etc. The lessee may sublease the leased premises to a third party, subject to the consent of the lessor.

Pursuant to the Law on Administration of Urban Real Estate of the PRC promulgated by the SCNPC on July 5, 1994 with effect from January 1, 1995, and latest amended on August 26, 2019 with effect from January 1, 2020 and the Administrative Measures on Leasing of Commodity Housing promulgated by the Ministry of Housing and Urban-Rural Development on December 1, 2010 with effect from February 1, 2011, the lessor and the lessee shall complete the property leasing registration and filing the formalities within 30 days from the execution of the property lease contract with the competent construction department where the leased property is located. Please see “Risk Factor — Our leased property interests and title with respect to certain land and buildings we have acquired or may acquire may be defective and our right to lease and use the properties affected by such defects may be challenged, or we may fail to extend or renew our current leases or locate desirable alternatives for our facilities on commercially acceptable terms, which could cause significant disruption to our business” for more details regarding the potential risks Able View is facing pursuant to the application of these regulations.

Regulations Related to Employment

Employment

Pursuant to the Labor Law of the PRC, which was promulgated by the SCNPC on July 5, 1994 with effect from January 1, 1995 and latest amended with effect from December 29, 2018, the Labor Contract Law of the PRC which was promulgated on June 29, 2007 with effect from January 1, 2008 and latest amended on December 28, 2012 with effect from July 1, 2013 and the Implementation Regulations for the Labor Contract Law of the PRC promulgated by the State Council with immediate effect from September 18, 2008, employers and employees shall enter into written employment contracts to establish their employment relationship. Employers shall pay remuneration to employees on time and in full in accordance with the commitments outlined in employment contracts and relevant PRC Laws and regulations.

Social Insurance and Housing Fund

Pursuant to the Social Insurance Law of the PRC, which was promulgated by the SCNPC on October 28, 2010 with effect from July 1, 2011 and latest amended on December 29, 2018 with effect from the same day, and the Administrative Regulations on the Housing Provident Fund which was promulgated by the State Council on April 3, 1999 and latest amended with immediate effect from March 24, 2019, employers in the PRC shall provide employees with welfare plans covering basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance, occupational injury insurance and housing provident fund. Able View’s PRC Operating Entities are subject to such regulations and has provided employees with welfare plans covering basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance, occupational injury insurance and housing provident fund as requested.

Interim Provisions on Labor Dispatch

Pursuant to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, dispatched workers are entitled to be paid the same as the fulltime employees for the equal work. Employers are only allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of dispatched workers may not exceed 10% of the total number of workers of the employer. Employers in violation to the aforementioned laws and regulations shall be ordered by competent labor administrative authorities to make correction within a stipulated period, and any failure to make the correction may subject such employer to a fine ranging from RMB 5,000 (approximately USD 702) to RMB 10,000 (approximately USD 1,403) per person. Please see “Risk Factor — Outsourced services engaged by our PRC Operating Entities may be deemed as labor dispatch and thus may cause our PRC Operating Entities to violate the requirements under labor dispatch related PRC Laws and regulations” for more details.

Regulations on Intellectual Property Rights

Trademark Law

According to the Trademark Law of the PRC, or the Trademark Law, promulgated by the SCNPC on August 23, 1982, last amended on April 23, 2019 and effective from November 1, 2019, the period of validity for a registered trademark is 10 years, commencing from the date of registration. Upon the expiry of the period of validity, the registrant shall go through the formalities for renewal within twelve months prior to the date of expiry, if the registrant intends to continue to use the trademark. Where the registrant fails to do so, a grace period of six months may be granted. The period of validity for each renewal of registration is 10 years, commencing from the day immediately after the expiry of the preceding period of validity for the trademark. In the absence of a renewal upon expiry, the registered trademark shall be cancelled. As with patents, the Trademark Law has adopted the first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such a trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights that has already obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Industrial and commercial administrative authorities have the authority to investigate any behavior in infringement of the exclusive right under a registered trademark in accordance with the law. The infringer may be ordered by the competent administrative authorities to stop the infringing act; the infringing commodities and the tools mainly used for manufacture of the infringing commodities and forgery of registered trademark labels may be confiscated and destroyed; the competent administrative authorities may also impose a fine of not more than five times of the amount of illegal turnover on the infringer whose illegal turnover is RMB50,000 (approximately USD 7,017) or more; if there is no illegal turnover or the illegal turnover is below RMB50,000 (approximately USD 7,017), a fine of not more than RMB250,000 (approximately USD 35,085) may be imposed on such infringer. Persons who have committed trademark infringement on two or more occasions within five years or persons who have committed other serious offences may be subject to severe punishment. In case of a suspected criminal offense, the case shall be timely referred to a judicial authority and decided according to law.

Regulations on Domain Names

Domain names are protected under the Measures for the Administration of Internet Domain Names issued by the MIIT on August 24, 2017 and effective from November 1, 2017, and the MIIT is the main regulatory body responsible for the administration of PRC internet domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration.

Trade Secrets

According to the Anti-Unfair Competition Law of the PRC, promulgated by the SCNPC on September 2, 1993, as amended on November 4, 2017 and April 23, 2019 respectively, the term “trade secrets” refers to technical, business or other commercial information that is unknown to the public and is of commercial value for which the right holder has taken corresponding confidentiality measures. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (1) acquiring a trade secret from the right holder by theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using, or allowing another person to use a trade secret acquired from the right holder by any means as specified in the preceding subparagraph; (3) disclosing, using, or allowing another person to use a trade secret in its possession, in violation of its confidentiality obligation or the requirements of the right holder for keeping the trade secret confidential; and (4) abetting a person, or tempting, or aiding a person into or in acquiring, disclosing, using, or allowing another person to use the trade secret of the right holder in violation of his or her non-disclosure obligation or the requirements of the right holder for keeping the trade secret confidential. The parties whose trade secrets are being misappropriated may petition for administrative corrections, and regulatory authorities may order to stop any illegal activities, confiscate any illegal income and fine the infringing parties.

Regulations on Foreign Exchange

General Administration of Foreign Exchange

The principal regulations governing foreign currency exchange in the PRC are the Foreign Exchange Administration Regulations, as latest amended in 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

Pursuant to the Regulation of Settlement, Sale and Payment of Foreign Exchange issued by the People’s Bank of China on June 20, 1996, which became effective on July 1, 1996, foreign-invested enterprises may only buy, sell or remit foreign currencies at banks authorized to conduct foreign exchange business and, in the case of transactions under the capital account, obtaining approvals from the SAFE or its local counterpart. In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or SAFE Circular 59, latest amended and effected on the same day on May 4, 2015, which substantially amends and simplifies the previous foreign exchange procedure. Pursuant to SAFE Circular 59, the opening and deposit of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In 2013, SAFE promulgated the Circular on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors and Supporting Documents, which specified that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications, conduct the registration and perform statistical monitoring and reporting responsibilities.

On March 30, 2015, the SAFE issued the Circular on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which became effective on June 1, 2015. Pursuant to the SAFE Circular 19, the foreign exchange capital of a foreign-invested enterprise in its capital account, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been credited into its capital account by the banks) may be settled at the banks on a discretionary basis of such foreign-invested enterprise under its actual operation needs. Meanwhile, the use of Renminbi converted from their foreign exchange capital shall be subject to the restrictions as set out in the SAFE Circular 19, such that it cannot be directly or indirectly used for payment beyond the business scope of such foreign-invested enterprises or as prohibited by the laws and regulations, for securities investments unless otherwise provided by the laws and regulations, for offering Renminbi entrusted loans (unless permitted by the business scope), repaying inter-enterprise borrowings (including advances by a third party) or repaying the Renminbi bank loans that have been sub-lent to a third party, or paying the expenses related to the purchase of real estate not for self-use, except for the foreign-invested real estate enterprises.

On June 9, 2016, the SAFE issued the Circular on Reforming and Regulating Policies on the Administration of Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular 16, which became effective therefrom. The SAFE Circular 16 unified the discretional foreign exchange settlement for all the domestic institutions and provides that enterprises registered in the PRC may also convert their foreign debts, besides their foreign currency capital, from foreign currency into Renminbi on self-discretionary basis. Furthermore, the foreign exchange proceeds under the capital account of a domestic institution shall be used within the business scope of the domestic institution and under the principles of authenticity and self-use. The SAFE Circular 16 reaffirmed that the foreign exchange proceeds under the capital account of and the Renminbi funds obtained from foreign exchange settlement by a domestic institution may be used for expenditures under the current account within its business scope or the expenditures under the capital account permitted by the laws and regulations. The foreign exchange proceeds under the capital account of and the Renminbi funds obtained from foreign exchange settlement by a domestic institution (i) shall not be used directly or indirectly for expenditures beyond the business scope of the domestic institution or as prohibited by the laws and regulations, (ii) unless otherwise provided, shall not be used directly or indirectly for securities investments or other investments than principal-secured products of banks, (iii) shall not be used for offering loans to non-affiliated enterprises, unless expressly permitted by the business scope or (iv) shall not be used for the construction or purchase of real estate not for self-use (except for real estate enterprises).

On October 23, 2019, SAFE issued Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 28, which took effect on the same day. The SAFE Circular 28 allows the non-investment foreign-invested enterprises to use their capital funds to make equity investments in the PRC, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws.

On April 10, 2020, SAFE issued the Circular on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, which took effect therefrom, to facilitate the payments of proceeds under the capital accounts. Provided that the use of funds is true and compliant, and in compliance with the current administrative provisions on the use of the proceeds under the capital accounts, enterprises satisfying the requirements are not required to provide the banks with supporting documents to prove authenticity for each transaction beforehand when making domestic payments with the proceeds under the capital accounts, such as the capital funds and the proceeds of foreign debt or overseas listing.

Overseas Investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration of the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to making a contribution into a special purpose vehicle or SPV, to seek offshore investment and financing or conduct round-trip investment in the PRC. Under the SAFE Circular 37, a SPV is defined as offshore enterprise directly established or indirectly controlled by the PRC residents for offshore equity financing or making offshore investment purposes with the enterprise assets or interests such PRC residents hold in the PRC; the round-trip investment refers to the direct investment in the PRC by the PRC residents through SPVs, namely, establishing foreign-invested enterprises to obtain ownership, control rights and management rights. An amendment to the registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in the basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under the PRC foreign exchange administration regulations.

In 2015, the SAFE Circular 13 amended SAFE Circular 37 by requiring PRC residents to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not registered as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failing to disclose the control of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject the relevant PRC residents to penalties under the PRC foreign exchange administration regulations.

Pursuant to the Administrative Measures for Overseas Investment (Order No. 3 [2014] of the MOFCOM) promulgated by the MOFCOM and became effective on October 6, 2014 and the Administrative Measures for Overseas Investment of Enterprises (Order No. 11 of the NDRC) promulgated by the NDRC and became effective on March 1, 2018, the MOFCOM and the Provincial Competent Commerce Departments shall carry out administration either by record-filing or approval, depending on different circumstances of outbound investment by enterprises. Outbound investment by enterprises that involves sensitive countries and regions or sensitive industries or projects shall be subject to administration by approval. Outbound investment by enterprises that falls under any other circumstances shall be subject to administration by record-filing. The aforementioned “sensitive project” means a project involving a sensitive country or region or a sensitive industry. The NDRC promulgated the Catalog of Sensitive Sectors for Outbound Investment (2018 Edition), effective on March 1, 2018, to list the current sensitive industries in detail.

Regulations on Dividend Distribution

The principal regulations governing dividends distributions by companies include the PRC Company Law, the Foreign Investment Law and its implementing rules. Under these laws and regulations, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital unless the laws and regulations regarding foreign investment provide otherwise. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

On January 26, 2017, the SAFE issued the Notice on Further Promoting the Reform of Foreign Exchange Administration and Improving the Review of Authenticity and Compliance which provided that when processing the outward remittance of profits of a domestic institution equivalent to more than USD50,000, the bank shall, in light of the principle of genuine transaction, review the profit distribution resolution made by the board of directors (or by the partners), original tax filing form and audited financial statements relating to the outward remittance of profits, and chop on the original tax filing form to endorse the amount and date of the outward remittance.

Regulations on Taxation

Enterprise Income Tax

Under the EIT Law of the PRC, which became effective on January 1, 2008 and was most recently amended and became effective on December 29, 2018, and its implementing rules, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. An enterprise established outside of the PRC with its “de facto management body” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Please see “Risk Factor — We may be treated as a resident enterprise for PRC tax purposes under the EIT Law, and we may therefore be subject to PRC income tax on our global income” for discussion regarding the applicable income tax rate to Able View.

The EIT Law and its implementation rules provide that an income tax rate of 10% should normally be applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and other jurisdictions. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Tax Avoidance Arrangement, and other applicable

PRC Laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the in-charge tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the State Administration of Taxation, or the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Announcement on Relevant Issues Concerning the “Beneficial Owners” in Tax Treaties issued on February 3, 2018 by the SAT and effective from April 1, 2018, when determining the applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of her or his income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed pursuant to the actual circumstances of the specific cases. This circular further provides that an applicant who intends to prove her or his status as the “beneficial owner” must submit the relevant documents to the relevant tax bureau pursuant to the Announcement on Issuing the Measures for Non-resident Taxpayers’ Enjoyment of Treaty Benefits.

Value-added Tax

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to approval by the relevant tax authorities. Whereas, pursuant to the Provisional Regulations on Value-Added Tax of the PRC and its implementation regulations, unless otherwise stipulated by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchases can be offset against such output VAT.

The MOF and the SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax in November 2011, and promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax in March 2016, which provides that VAT is generally imposed in lieu of business tax in the modern service industries on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Certain small taxpayers under the PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On April 4, 2018, the MOF and the SAT issued the Notice on Adjustment of VAT Rates, which took effect on May 1, 2018 and provides that the taxable goods previously subject to VAT rates of 17% and 11% respectively are subject to lower VAT rates of 16% and 10% respectively starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the MOF, the SAT and the GAC, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10% respectively become subject to lower VAT rates of 13% and 9% respectively starting from April 1, 2019.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. Pursuant to SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in the PRC or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to the SAT Circular 7, where the transferee fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues concerning the Withholding of Enterprise Income Tax at Source on Non-Resident Enterprises, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Circular 7. The SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations in Hong Kong

The following set forth a summary of the most significant regulations and rules that affect our business activities in Hong Kong.

Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every entity which carries on a business in Hong Kong to apply for business registration and to display the valid business registration certificate at the place of business. Any person who fails to apply for business registration or display a valid business registration certificate at the place of business shall be guilty of an offence and shall be liable to a fine of HK$5,000 and to imprisonment for one year.

Import and Export

Regulations 4 and 5 of the Import and Export (Registration) Regulations (Chapter 60E of the Laws of Hong Kong) (the “IAE Registration Regulations”) provide that every person who imports or exports any article other than an exempted article shall lodge an accurate and complete import or export declaration relating to such article using services provided by a specific body with the Commissioner of Customs and Excise within 14 days after the importation and exportation of the article.

Sale of Goods Ordinance

Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) provides that where a seller sells goods in the course of a business, there is an implied condition that (i) where the goods are purchased by description, the goods shall correspond with the description; (ii) the goods supplied are of merchantable quality; and (iii) the goods shall be fit for the purpose for which they are purchased. Otherwise, a buyer has the right to reject the defective goods unless he or she has a reasonable opportunity to examine the goods. A breach of the implied term may give rise to a civil action for breach of contract by the customers. However, no criminal liability arises from such breach of implied term.

Trade Descriptions

The Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong) prohibits false descriptions, false, misleading or incomplete information in respect of goods in the course of trade. Under the Trade Descriptions Ordinance, it is an offence for a person, in the course of trade or business, to apply a false or misleading trade description to any goods or supply any goods with false or misleading trade descriptions, forge any trade mark or falsely apply any trade mark to any goods, or engages in relation to a consumer in a commercial practice that is a misleading omission or aggressive, constitutes bait advertising, a bait and switch, or wrongly accepting payment for a product.

A person who commits any such offence is subject to, on conviction on indictment, a fine of up to HK$500,000 and imprisonment for five years, and, on summary conviction, to a fine of HK$100,000 and to imprisonment for two years.

Taxation

The Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) is an ordinance that regulates taxes on property, earnings and profits in Hong Kong. The Inland Revenue Ordinance provides, among others, that persons, which include corporations, partnerships, trustees and bodies of persons, carrying on any trade, profession or business in Hong Kong are liable for tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business. The applicable tax rate for the first HK$2 million of assessable profits is 8.25% and assessable profits above HK$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. The Inland Revenue Ordinance also contains provisions relating to, among others, permissible deductions for outgoings and expenses, set-offs for losses and allowances for depreciations.

Data Protection

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) states that any person who controls the collection, holding, processing or use of personal data shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO unless the act or practice, as the case may be, is required or permitted under the PDPO. Personal data means any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

Moreover, the Personal Data (Privacy) (Amendment) Ordinance 2021 came into effect on October 8, 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e. unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

Trade Marks

Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) provides for the registration of trademarks, the use of registered trademarks and related matters. As Hong Kong provides territorial protection for trademarks, trademarks registered in other regions or countries are not automatically entitled to protection in Hong Kong. In order to enjoy protection by the laws of Hong Kong, trademarks should be registered with the Trade Marks Registry of the Intellectual Property Department under the Trade Marks Ordinance and the Trade Marks Rules (Chapter 559A of the Laws of Hong Kong).

Pursuant to the Trade Marks Ordinance, a registered trademark is a property right acquired through due registration under the Trade Marks Ordinance, through which the owner of a registered trademark is entitled to the statutory rights. Also pursuant to the Trade Marks Ordinance, the owner of a registered trademark is conferred exclusive rights in the trademark with the rights of the owner in respect of the registered trademark coming into existence from the date of the registration of the trademark. The registration date is the filing date of the application for registration. Subject to the exceptions provided under the Trade Marks Ordinance, any use of the trademark by third parties without the consent of the owner is an infringement of the trademark.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

HMAC

Founder Shares

In September 2021, HMAC issued an aggregate of 1,725,000 Founder Shares to the Sponsor, so that the Sponsor owns 20% of HMAC’s issued and outstanding shares after the Initial Public Offering, for an aggregate purchase price of $25,000.

Private Placement

Simultaneously with the consummation of the IPO in August 2022, HMAC consummated the private placement (the “Private Placement”) of 341,500 Private Placement Units, with each Private Placement Unit consisting of one HMAC ordinary share, one HMAC warrant and one HMAC right, to the Sponsor at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,415,000. The Private Placement Units (and the underlying securities) are identical to the Public Units sold in the IPO, with certain exceptions. The purchaser of Private Placement Units were granted certain demand and piggyback registration rights in connection with the purchase of the Private Placement Units.

Promissory Note — Related Party

On September 24, 2021, HMAC issued an unsecured promissory note to the Sponsor, pursuant to which HMAC may borrow up to an aggregate principal amount of $300,000, which was amended and restated on March 14, 2022 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2022 or consummation of the Initial Public Offering.

On March 21, 2023, HMAC issued the March 2023 Note to the Sponsor in exchange for Sponsor delivering such amount into the Company’s working capital account in order to meet the working capital needs of the Company. The March 2023 Note is not convertible into Private Placement Unit and matures on the earlier of (i) December 31, 2023 or (ii) the closing of a business combination by HMAC. As of the date of this proxy statement/prospectus, HMAC (i) had no borrowings due under the Working Capital Loans; and (ii) had not drawn down under the March 2023 Note.

As of March 31, 2023 and December 31, 2022, the Sponsor advanced the Company an aggregate amount of $15,450 and $0, respectively.

Related Party Working Capital Loans

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of HMAC’s directors and officers may, but are not obligated to, loan HMAC Working Capital Loans as may be required. If HMAC completes the Business Combination, HMAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to HMAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, HMAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit. As of March 31, 2023 and December 31, 2022, the Company did not have outstanding balance on related party working capital loans.

Advances from a Related Party

As of March 31, 2023 and December 31, 2022, the Company had a temporary advance of $3,003 and $3,003 from a related party for the payment of costs related to the Initial Public Offering, respectively. The balance is unsecured, interest-free and has no fixed terms of repayment.

Related Party Extensions Loans

HMAC will have until nine months from the consummation of the Initial Public Offering to consummate the initial Business Combination. However, if HMAC anticipates that it may not be able to consummate the initial Business Combination within nine months, it may, but is not obligated to, extend the period of time to consummate a Business Combination nine times by an additional one month each time (for a total of up to 18 months to complete a Business Combination). Pursuant to the terms of HMAC’s amended and restated memorandum and articles of association and the trust agreement entered into between HMAC and Continental Stock Transfer & Trust Company, in order to extend the time available for it to consummate its initial Business Combination, the Sponsor, or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $227,700 ($0.033 per share), on or prior to the date of the applicable deadline. The Sponsor will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that HMAC is unable to close a Business Combination unless there are funds available outside the Trust Account to do so. Such notes would either be paid upon consummation of its initial Business Combination, or, at the lender’s discretion, converted upon consummation of its Business Combination into additional units at a price of $10.00 per unit, which units shall be identical to the Private Placement Units.

On May 5, 2023, HMAC issued one unsecured promissory note in an amount of $227,700 to Able View Inc., in exchange for Able View depositing such amount into HMAC’s trust account in order to extend the amount of time it has available to complete a business combination for an additional one month from May 15, 2023 to June 14, 2023. The note does not bear interest and mature upon closing of a business combination by HMAC. In addition, the note may be converted by the holder into units of HMAC identical to the units issued in HMAC’s initial public offering at a price of $10.00 per unit.

Related Party Policy

HMAC has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

HMAC has adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by HMAC’s board of directors (or the appropriate committee of its board) or as disclosed in its public filings with the SEC. Under HMAC’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, HMAC’s audit committee, pursuant to a written charter that it has adopted prior to the HMAC’s IPO, is responsible for reviewing and approving related party transactions to the extent that HMAC enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. HMAC also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, HMAC has agreed not to consummate an initial business combination with an entity that is affiliated with any of its Sponsor, officers or directors unless it, or a committee of independent directors, has obtained an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company HMAC is seeking to acquire or an independent accounting firm, that its initial business combination is fair to its company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to the Sponsor, officers or directors, or its or their affiliates, for services rendered to it prior to or in connection with the completion of its initial business combination. However, the following payments will be made to the Sponsor, officers or directors, or its or their affiliates, none of which will be made from the proceeds of HMAC’s IPO held in the trust account prior to the completion of its initial business combination:

•        Repayment of up to an aggregate of up to $300,000 in loans made to HMAC by its Sponsor to cover IPO-related and organizational expenses;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of loans which may be made by the Sponsor or an affiliate of its Sponsor or certain of its officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit (which, for example, would result in the holders being issued 165,000 ordinary shares if $1,500,000 of notes were so converted (including 15,000 shares upon the closing of its initial business combination in respect of 150,000 rights included in such units), as well as 150,000 warrants to purchase 150,000 shares) at the option of the lender.

HMAC’s audit committee will review on a quarterly basis all payments that were made to its Sponsor, officers or directors, or its or their affiliates.

Director Independence

Nasdaq requires that a majority of HMAC’s board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

— Relationship with related parties

Name	Relationship with the Company
Mr. Zhu Jian	Chief Executive Officer and, Director and 66.16% beneficial owner of the Company
Mr. Wang Jun	14.77% beneficial owner of the Company
Mr. Tang Jing	Chief Financial Officer and 5.71% beneficial owner of the Company
Mr. Tang Yuhua	An immediate family member of Mr. Tang Jing
Healthy Great Investing Company Limited (“Healthy Great”)	Wholly owned by Mr. Zhu Jian
Smartest Star Investing Company Limited (“Smartest Star”)	Wholly owned by Mr. Wang Jun
Scenery Investing Company Limited (“Scenery”)	Wholly owned by Mr. Scenery
Skinist Global Company Limited (“Skinist Global”)	Company controlled by Mr. Wang Jun
Skinist Global Cosmetics (Shanghai) Co., Ltd. (“Skinist Shanghai”)	Company controlled by Mr. Wang Jun
Shanghai Jingxin Trading Co. Ltd. (“Jingxin”)	Company controlled by Mr. Zhu Jian
Shanghai Jingqi Developing Co., Ltd. (“Jingqi”)	Company controlled by Mr. Zhu Jian
Shanghai Jingrong Information Co., Ltd. (“Jingrong”)	Company controlled by Mr. Tang Jing
Shanghai Youshan Corporate Consulting Co., Ltd. (“Youshan”)	Company controlled by Ms. Mu Xuemei, the director of the Company
Merit Zone Development Limited (“Merit Zone”)	Company controlled by Mr. Wang Jun
Shanghai Jiantong Trade Center (“Jian Tong”)	Company controlled by Mr. Wang Jun
Shanghai Shilin Advertising Co., Ltd. (“Shi Lin”)	Company controlled by Ms. Pan Yue, a supervisor of Weitong, a subsidiary of the Company
Shanghai Tengxin Advertising Co., Ltd. (“Teng Xin”)	Company controlled by Ms. Pan Yue, a supervisor of Weitong, a subsidiary of the Company

— Transactions with related parties

	For the Years Ended December 31,
	2022	2021
Sales of products to related parties
Merit Zone	$2,093,584	$433,403
Skinist Global	24,101	—
Jing Xin	—	8,030
	$2,117,686	$441,433

Purchase of products from related parties
Skinist Shanghai	$38,630	$16,753

Rental expenses charged by related parties
Jingqi(1)	$144,677	$96,866

Service fees charged by related parties
Jingqi	$93,380	$—
Jingrong	84,119	107,948
Youshan(2)	1,136	1,932,300
	$178,635	$2,040,248
Payment of dividends
Mr. Zhu Jian	$4,880,119	$19,298
Mr. Wang Jun	2,406,889	2,592,407
Mr. Tang Jing	19,156	19,298
	$6,946,164	$2,631,003

(Advances to) Collection of advances from related parties

	For the years ended December 31,
	2022		2021
	Advances	Collection of advances	Advances	Collection of advances
Jingqi(1)	$(2,610,257)	$1,563,382	$—	$—
Jingrong	—	—	—	114,425
Youshan	—	—	—	254,662
Zhiwang	—	135,236	(141,068)	—
	$(2,610,257)	$1,698,618	$(141,068)	$369,087

____________

(1)      During the years ended December 31, 2022 and 2021, the Company paid operating expenses on behalf of these related parties.

Borrowings from (Repayment of Borrowings to) related parties

	For the years ended December 31,
	2022		2021
	Borrowings	Repayments	Borrowings	Repayments
Shi Lin(3)	$6,739,486	$(4,251,152)	$4,495,566	$(1,798,226)
Skinist Global(3)	3,416,086	(3,551,699)	23,816,693	(23,680,180)
Teng Xin(3)	3,091,098	(3,091,098)	—	—
Mr. Tang Yuhua(3)	2,570,962	(148,610)	—	—
Mr. Zhu Jian(3)	1,486,104	(1,604,994)	2,325,293	(620,078)
Skinist Shanghai(3)	965,968	(1,209,595)	—	—
Mr. Wang Jun(3)	—	(1,115,245)	372,047	(93,012)
Jian Tong(3)	—	—	2,976,375	—
Jingqi(3)	—	—	1,170,397	(1,921,377)
Zuandu(3)	—	—	157,220	(157,220)
	$18,269,704	$(14,972,393)	$35,313,591	$(28,270,093)

____________

(1)      In February 2020, the Company entered into an office sub-lease agreement with Jingqi, pursuant to which the Company leased an office from Jingqi for a period of 3 years through February 2023. Jingqi charges the Company a monthly rental fee of approximately $12,056 and a monthly property management fee of approximately $2,007.

(2)      During the years ended December 31, 2022 and 2021, Youshan provided live video streaming services for the Company to advertise the Company’s cosmetics products.

(3)      During the years ended December 31, 2022 and 2021, the Company borrowed $18,269,704 and $35,313,591from six and seven related parties, respectively. The borrowings were interest free, and outstanding loans are repayable within twelve months from borrowings.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the transactions. This description is qualified by reference to Pubco’s Amended and Restated Memorandum and Articles of Association as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus as Annex C and are incorporated in this proxy statement/prospectus by reference. References in this section to “we”, “our” or “us” refer to Pubco.

The rights of shareholders described in this section are available only to Pubco’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds shares of Pubco.

Pubco, or Able View Global Inc., is a Cayman Islands exempted company and its affairs are governed by the memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

Pubco currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. The share capital of Pubco is $50,000 divided into 500,000,000 shares of a par value of $0.0001 each.

Pubco Ordinary Shares

The following includes a summary of the terms of Pubco Ordinary Shares, based on its Memorandum and Articles of Association and Cayman Islands law. Immediately prior to the consummation of the Merger, Pubco shall amend its memorandum and articles of association, which amendment is referred to herein as the “Memorandum and Articles of Association”. According to the Memorandum and Articles of Association, the authorized share capital of the post-closing company is $60,000 divided into 600,000,000 ordinary shares of par value of $0.0001 each, comprising (a) 100,000,000 Pubco Class A Ordinary Shares of par value of US$0.0001 each and (b) 500,000,000 Pubco Class B Ordinary Shares of par value of $0.0001 each.

General.    Immediately prior to the consummation of the Business Combination, Pubco’s authorized share capital is US$60,000 divided into 600,000,000 ordinary shares of par value of $0.0001 each, comprising (a) 100,000,000 Pubco Class A Ordinary Shares of par value of US$0.0001 each and (b) 500,000,000 Pubco Class B Ordinary Shares of par value of $0.0001 each. Pubco’s ordinary shares are divided into Pubco Class A ordinary shares and Pubco Class B ordinary shares. Holders of Pubco Class A ordinary shares and Pubco Class B ordinary shares have the same rights except for voting and conversion rights. All of Pubco’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Pubco may not issue share to bearer. Pubco’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of Pubco’s ordinary shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and the Companies Act. In addition, Pubco’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its directors. Pubco’s Memorandum and Articles of Association provide that dividends may be declared and paid out of Pubco’s profits, realized or unrealized, or from any reserve set aside from profits which its Board of Directors determines is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless Pubco’s directors determine that, immediately after the payment, Pubco will be able to pay its debts as they become due in the ordinary course of business and Pubco has funds lawfully available for such purpose. Holders of Pubco Class A ordinary shares and Pubco Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.    In respect of all matters subject to a shareholders’ vote, each Pubco Class A ordinary share is entitled to 10 votes, and each Pubco Class B ordinary share is entitled to one vote, voting together as one class. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, Pubco is not obliged by the Companies Act to call shareholders’ annual general meetings. Pubco’s Memorandum and Articles of Association provide that Pubco may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case Pubco will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq Listing Rules. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of Pubco’s shareholders may be called by a majority of its Board of Directors or its chairman or, in the case of an extraordinary general meeting only, upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, Pubco Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of Pubco’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than a majority of two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to Pubco’s Memorandum and Articles of Association.

Conversion.    Each Pubco Class A ordinary share is convertible into one Pubco Class B ordinary share at any time at the option of the holder thereof. Pubco Class B ordinary shares are not convertible into Pubco Class A ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Pubco Class A ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Pubco Class A ordinary shares shall be automatically and immediately converted into the equivalent number of Pubco Class B ordinary shares.

Transfer of Ordinary Shares.    Subject to the restrictions in Pubco’s Memorandum and Articles of Association as set out below, any of Pubco’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by Pubco’s Board of Directors.

Pubco’s Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which Pubco has a lien. Pubco’s Board of Directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as Pubco’s Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as Pubco’s directors may from time to time require is paid to Pubco in respect thereof.

If Pubco’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as Pubco’s Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as Pubco’s board may determine.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst Pubco’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst Pubco’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Pubco for unpaid calls or otherwise. If Pubco’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by Pubco’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event. Any distribution of assets or capital to a holder of a Pubco Class A ordinary share and a holder of a Pubco Class B ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares.    Pubco may issue shares on terms that such shares are subject to redemption, at Pubco’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by Pubco’s Board of Directors or by a special resolution of Pubco’s shareholders. Pubco may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its Board of Directors or are otherwise authorized by its Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of Pubco’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, Pubco may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time Pubco’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not Pubco is being wound-up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.    Holders of Pubco Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of Pubco’s list of shareholders or its corporate records. (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. However, Pubco will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    Pubco’s Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

Pubco’s Memorandum and Articles of Association also authorize its Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Pubco’s Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of Pubco’s Memorandum and Articles of Association may discourage, delay or prevent a change of control of Pubco or management that shareholders may consider favorable, including provisions that authorize Pubco’s Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

Exempted Company.    Pubco is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

•        “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Pubco Warrants

Set forth below is also a description of the Pubco Warrants that will be issued and outstanding upon the consummation of the Business Combination.

The Pubco Warrants will have the same terms as HMAC’s Public Warrants. Each Pubco Warrant entitles the holder thereof to purchase Pubco Class B Ordinary Share at a price of $11.50 per full share.

Pubco Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Pubco Warrants. The Pubco Warrants will become exercisable after the consummation of the Business Combination. No Pubco Warrants will be exercisable for cash unless Pubco has an effective and current registration statement covering the Class B Ordinary Shares issuable upon exercise of the Pubco Warrants and a current prospectus relating to such Class B Ordinary Shares. Pubco has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, Pubco will use its best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the Class B Ordinary Shares issuable upon exercise of the Pubco Warrants. Notwithstanding the foregoing, if a registration statement covering the Class B Ordinary Shares issuable upon the exercise of the Pubco Warrants is not effective within 60 business days, the holders may, until such time as there is an effective registration statement and during any period when Pubco shall have failed to maintain an effective registration statement, exercise the Pubco Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Pubco Warrants on a cashless basis. The Pubco Warrants will expire five years from the consummation of the Business Combination or earlier upon redemption or liquidation.

Pubco may call the Pubco Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of Class B Ordinary Shares equals or exceeds $18 per share, for any 20 trading days within a 30 trading days period ending on the third trading day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of Class B Ordinary Shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If Pubco calls the Pubco Warrants for redemption, Pubco’s management will have the option to require all holders that wish to exercise the Pubco Warrants to do so on a “cashless basis”. The exercise price and number of Class B Ordinary Shares issuable upon exercise of the Pubco Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Pubco Warrants will not be adjusted for issuances of Class B Ordinary Shares at a price below its exercise price. Additionally, in no event will Pubco be required to net cash settle the Pubco Warrants.

If the foregoing conditions are satisfied and Pubco issues a notice of redemption, each warrant holder can exercise his, her or its Pubco Warrants prior to the scheduled redemption date. However, the price of the Pubco Ordinary Shares may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit Pubco’s ability to complete the redemption.

In the event Pubco determines to redeem Pubco Warrants, holders of redeemable Pubco Warrants will be notified of such redemption as described in a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pubco. Specifically, in the event Pubco elects to redeem all of the Pubco Warrants that are subject to redemption, Pubco will fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the date fixed for redemption to the registered holders of the Pubco Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the aforesaid manner will be conclusively presumed to have been duly given, whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Pubco Warrants will be notified of such redemption via posting of the redemption notice to DTC.

As of the date of this proxy statement/prospectus, trading prices of HMAC’s Ordinary Shares have not exceeded the threshold that would allow HMAC to redeem HMAC’s Public Warrants.

Anti-dilution Adjustments

Following the conversion of the HMAC’s Warrants into Pubco Warrants, the Pubco Warrants will be subject to andi-dulution adjusments, as summarized in the paragraphs below.

If the number of issued and outstanding Pubco ordinary shares is increased by a capitalization payable in Pubco Ordinary Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of Pubco Ordinary Shares issuable on exercise of each Pubco Warrant will be increased in proportion to such increase in the issued and outstanding Pubco Ordinary Shares. A rights offering to holders of Pubco Ordinary Shares entitling holders to purchase Pubco Ordinary Shares at a price less than the fair market value will be deemed a capitalization of a number of Pubco Ordinary Shares equal to the product of (i) the number of Pubco Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Ordinary Shares) multiplied by (ii) one minus the quotient of (x) the price per Pubco Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco Ordinary Shares, in determining the price payable for Pubco Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pubco Ordinary Shares on account of such Pubco Ordinary Shares (or other Pubco Ordinary Shares into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Pubco Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Pubco Ordinary Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of Pubco Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination on or before June 14, 2023 (on or before February 14, 2024, 18 months after the consummation of HMAC’s IPO) or (B) with respect to any other provision relating to the rights of holders of our Pubco Ordinary Shares, (e) as a result of the repurchase of Public Shares by us if a proposed initial business combination is presented to our shareholders for approval, or (f) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of issued and outstanding Pubco Ordinary Shares is decreased by a share consolidation, combination, reclassification of ordinary shares or other similar event, then, on the effective date of such share consolidation, combination, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Pubco Ordinary Shares.

Whenever the number of Pubco Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Pubco Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pubco Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) we issue additional Pubco Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by Pubco board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares, private placement units, or units upon conversion of working capital loans or extension loans held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Pubco Ordinary Shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding ordinary shares) in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquired more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the Pubco Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Pubco Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pubco Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election.

The Pubco Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision and (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of a majority of the then-outstanding warrants is required to make any change that adversely affects the interests of the registered holders. All adjustments made pursuant to the warrant agreement shall be made equally to all outstanding warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

APPRAISAL RIGHTS

Holders of Units, Warrants and Rights do not have appraisal rights in respect to their Units, Warrants and Rights in connection with the Business Combination under the Companies Act.

Shareholders of HMAC may be entitled to give notice to HMAC prior to the meeting that they wish to dissent to the Merger and to receive payment of fair market value for his or her shares if they follow the procedures set out in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is HMAC’s view that such fair market value would equal the amount which shareholders would obtain if they exercise their redemption rights as described herein the Merger or Business Combination.

TICKER SYMBOL AND DIVIDENDS

Ticker Symbol and Market Price

HMAC’s Public Units, Public Shares, Public Warrants and Public Rights are currently listed on The Nasdaq Global Market under the symbols “HMACU”, “HMAC”, “HMACR”, and “HMACW” respectively. The closing price of the HMAC’s Public Units, Public Shares, Public Warrants and Public Rights on November 25, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.25, $10.18, $0.1248, and $0.03, respectively. As of [_______], 2023, the record date for the extraordinary general meeting, the closing price for HMAC’s Public Units, Public Shares, Public Warrants and Public Rights was $[_____], $[_____], $[_____], and $[_____], respectively.

Dividends

HMAC’s Dividend Policy

HMAC has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon HMAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then current board of directors. It is the present intention of the board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Able View’s Dividend Policy

Following completion of the Business Combination, the Pubco’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that Pubco retain its earnings for use in business operations and accordingly, we do not anticipate that the Pubco’s board of directors would declare any dividends in the foreseeable future.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with HMAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of HMAC at [___________]. Following the Business Combination, such communications should be sent in care of Pubco at [___________], and its telephone number is [___________]. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby and certain other Cayman Islands legal matters will be passed upon for Pubco, as to matters of Cayman Islands law, by Harney Westwood & Riegels. The validity of Pubco Warrants offered hereby and certain legal matters relating to U.S. law will be passed upon for Pubco by Pryor Cashman LLP. Certain legal matters relating to PRC law will be passed upon for Pubco by JunHe LLP.

EXPERTS

The consolidated financial statements of Able View as of and for each of the years ended December 31, 2021 and 2022 included in this proxy statement/prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Able View Global Inc. as of December 31, 2022 and for the period from October 11, 2022 (inception) through December 31, 2022 have been audited by Marcum Asia CPAs LLP.

The financial statements of HMAC as of December 31, 2021 and for the period from September 10, 2021 (incorporation) to December 31, 2021 appearing in this proxy statement/prospectus have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph relating to substantial doubt about the ability of HMAC to continue as a going concern, as described in Note 1 to the financial statements and appearing elsewhere in this proxy statement/prospectus, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of HMAC as of December 31, 2022 and for the fiscal year ended December 31, 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph relating to substantial doubt about the ability of HMAC to continue as a going concern, as described in Note 1 to the financial statements and appearing elsewhere in this proxy statement/prospectus, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

Based on information provided by Friedman LLP (“Friedman”), the independent registered public accounting firm of HMAC, effective September 1, 2022, Friedman combined with Marcum LLP (“Marcum”) and continued to operate as an independent registered public accounting firm. Friedman continued to serve as HMAC’s independent registered public accounting firm. On October 5, 2022, the Board and the audit committee of the Board approved the dismissal of Friedman and the engagement of Marcum to serve as the independent registered public accounting firm of HMAC for the year ended December 31, 2022. The services previously provided by Friedman will now be provided by Marcum.

Friedman’s report on the Company’s financial statements for the period from September 10, 2021 (inception) to December 31, 2021 (the “Audit Report”) did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the Audit Report contained an uncertainty about the Company’s ability to continue as a going concern.

During the period from September 10, 2021 (inception) to December 31, 2021, and the subsequent interim period through October 5, 2022, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, from the time of Friedman’s engagement up to the date of termination which disagreements, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements. Also during this time, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

HMAC provided Friedman with a copy of the above disclosures and requested that Friedman furnish HMAC with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Friedman’s letter dated October 7, 2022 was filed as Exhibit 16.1 to this proxy statement/prospectus and incorporated herein by reference.

On October 5, 2022, HMAC engaged Marcum as HMAC’s independent registered public accounting firm for the fiscal year ended December 31, 2022, effective immediately. During the fiscal years ended December 31, 2021 and through October 5, 2022, neither HMAC nor anyone on its behalf consulted with Marcum regarding (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on HMAC’s financial statements, and neither a written report nor oral advice was provided to HMAC that Marcum concluded was an important factor considered by HMAC in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, HMAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of HMAC’s annual report to shareholders and HMAC’s proxy statement. Upon written or oral request, HMAC will deliver a separate copy of the annual report to any shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that HMAC deliver single copies of such documents in the future. Shareholders may notify HMAC of their requests by calling or writing HMAC at its principal executive offices at HMAC at [___________]. Following the Business Combination, such requests should be made by calling or writing to Pubco at Room 1802, Shanghai International Building, 511 Weihai Road, Jing’an District, Shanghai, China, and its telephone number +86-185-0177-0425.

SOLICITATION OF PROXIES

HMAC will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, HMAC has retained [Proxy Solicitor], for a fee of $[ ] plus reimbursement of out-of-pocket expenses for their services. HMAC and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of HMAC beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of HMAC. No additional compensation will be paid to HMAC’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2023 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its security holders. For more information, see “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

ENFORCEABILITY OF CIVIL LIABILITY

Enforceability of civil liability of Pubco, its directors and officers

Pubco is incorporated under the laws of the Cayman Islands. Service of process upon Pubco and upon its directors and officers named in this proxy statement/prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of Pubco’s assets are located outside the United States, any judgment obtained in the United States against Pubco may not be collectible within the United States.

Pubco has irrevocably appointed Puglisi & Associates as its agent to receive service of process in any action against Pubco in any U.S. federal or state court arising out of the Transactions. The address of Pubco’s agent is 850 Library Avenue, Suite 204, Newark, DE 19711.

Pubco has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

In addition, Pubco conducts substantially all of its operations in mainland China and in Hong Kong through its subsidiaries in mainland China and in Hong Kong, where substantially all of Pubco’s assets are located. In addition, both Pubco’s senior executive officers, namely, Mr. Zhu Jian, Chairman, Director, and Chief Executive Officer of the Pubco, and Mr. Tang Jing, Director and Chief Financial Officer of the Pubco are PRC nationals who reside within China for a significant portion of the time each year. As a result, it may be difficult for Pubco’s shareholders to effect foreign service of process upon Pubco or those executive or officers inside China.

Among Pubco’s directors and officers, Mr. Zhu Jian, Chairman, Director, and Chief Executive Officer of the Pubco, Mr. Tang Jing, Director and Chief Financial Officer of the Pubco, and Mr. Yilun Wu, Mr. Yimin Zhou, and Mr. Zhifan Zhou, independent director candidates of the Pubco, are all residents of China and all or a substantial portion of their assets are located outside the United States. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. As a result, it may be difficult to enforce against us or them judgments obtained in United States courts or in Cayman Islands courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for a shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and these persons located in China.

Pubco has been advised by its legal counsel in mainland China that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in mainland China may recognize and enforce foreign judgments against us or our directors and officers in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC Laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between mainland China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, courts in the mainland China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a court in mainland China would enforce a judgment rendered by a court against us or our directors and officers in the U.S. or the Cayman Islands.

JunHe Law Offices, our Hong Kong legal counsel, have advised us that there is uncertainty as to whether the Hong Kong courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States or (ii) entertain original actions brought in the Hong Kong against us or our directors or officers predicated under the securities laws of the United States or any state of the United States.

We have been advised by our Hong Kong legal counsel, that there is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong under common law by bringing an action in a Hong Kong court since the judgment may be regarded as a debt created between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges.

Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Enforceability of civil liability of HMAC’s directors and officers

Among HMAC’s directors and officers, Mr. Zhifan Zhou, Chairman and Chief Executive Officer of HMAC, Mr. Wenyi Shen, Chief Financial Officer of HMAC, and Professor Hong Ma, Independent Director of HMAC, are all residents of mainland China and all or a substantial portion of their assets are located outside the United States. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in mainland China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. As a result, it may be difficult to enforce against them judgments obtained in United States courts or in Cayman Islands courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for a shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against these persons located in mainland China.

In addition, HMAC has been advised by its legal counsel that according to the PRC Civil Procedures Law, courts in mainland China will not enforce a foreign judgment against directors and officers of HMAC if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a court in mainland China would enforce a judgment against directors and officers of HMAC rendered by a court in the U.S. or the Cayman Islands.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

HMAC files, and Pubco will file upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act, in the case of Pubco as applicable to foreign private issuers. You can read HMAC’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Pubco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

HMAC currently does not have a website, but will make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to HMAC has been supplied by HMAC, all information contained in this document relating to Able View has been supplied by Able View, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

[•]

You may also obtain these documents by requesting them in writing or by telephone from HMAC’s proxy solicitor at:

[Proxy Solicitor]

If you are a shareholder of HMAC and would like to request documents, please do so by ______, 2023 to receive them before the HMAC extraordinary general meeting. If you request any documents from HMAC, HMAC will mail them to you by first class mail, or another equally prompt means.

Neither HMAC, Able View, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENT

HAINAN MANASLU ACQUISITION CORP.

Page
Report of Independent Registered Public Accounting Firm — Marcum LLP (PCAOB ID 688)	F-20
Report of Independent Registered Public Accounting Firm — Friedman LLP (PCAOB ID 711)	F-21
Balance Sheets as of December 31, 2022 and 2021	F-22
Statements of Operations for the year ended December 31, 2022 and for the period from September 10, 2021 (inception) through December 31, 2022	F-23
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from September 10, 2021 (inception) through December 31, 2021	F-24
Statements of Cash Flows for the year ended December 31, 2022 and for the period from September 10, 2021, (inception) through December 31, 2021	F-25
Notes to Financial Statements	F-26

ABLE VIEW INC.

ABLE VIEW GLOBAL INC.

HAINAN MANASLU ACQUISITION CORP.
UNAUDITED CONDENSED BALANCE SHEET

	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$9,194	$73,483
Restricted cash	—	18,297
Prepaid expense	119,867	95,892
Total current assets	129,061	187,672
Investments held in trust account	71,587,428	70,830,102

TOTAL ASSETS	$71,716,489	$71,017,774

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accrued liabilities	$155,483	$33,783
Promissory note – related party	15,450	—
Amount due to related party	3,003	3,003
Total Current Liabilities	173,936	36,786
Deferred underwriting compensation	2,242,500	2,242,500

TOTAL LIABILITIES	2,416,436	2,279,286

Commitments and contingencies
Ordinary shares, subject to possible redemption: 6,900,000 shares as of March 31, 2023 and December 31, 2022 (at redemption value of $10.37 and $10.27 as of March 31, 2023 and December 31, 2022, respectively)	71,587,428	70,830,102

Shareholders’ deficit:
Preference shares, par value $0.0001 per share; 500,000 shares authorized; 0 shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 55,000,000 shares authorized; 2,066,500 shares issued and outstanding as of March 31, 2023 and December 31, 2022 (excluding 6,900,000 shares subject to possible redemption)	207	207
Accumulated deficit	(2,287,582)	(2,091,821)

Total shareholders’ deficit	(2,287,375)	(2,091,614)

TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT	$71,716,489	$71,017,774

The accompanying notes are an integral part of these unaudited condensed financial statements.

HAINAN MANASLU ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months ended March 31, 2023	Three Months ended March 31, 2022
Formation, general and administrative expenses	$(195,761)	$(12,825)
Total operating expenses	(195,761)	(12,825)

Other income
Dividend income earned on investments held in Trust Account	757,326	—
Interest income	—	1
Total other income, net	757,326	1

Income (loss) before income taxes	561,565	(12,824)
Income taxes	—	—
NET INCOME (LOSS)	$561,565	$(12,824)

Basic and diluted weighted average shares outstanding, ordinary share subject to possible redemption	6,900,000	—
Basic and diluted net income per share, ordinary share subject to possible redemption	$0.09	$—

Basic and diluted weighted average shares outstanding, ordinary share attributable to Hainan Manaslu Acquisition Corp.	2,066,500	1,500,000
Basic and diluted net loss per share, ordinary share attributable to Hainan Manaslu Acquisition Corp.	$(0.02)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HAINAN MANASLU ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	For the three months ended March 31, 2023
	Ordinary shares		Additional paid-in Capital	Accumulated deficit	Total shareholders’ deficit
	No. of shares	Amount
Balance as of January 1, 2023	2,066,500	$207	$—	$(2,091,821)	$(2,091,614)
Accretion of carrying value to redemption value	—	—	—	(757,326)	(757,326)
Net income	—	—	—	561,565	561,565
Balance as of March 31, 2023	2,066,500	$207	$—	$(2,287,582)	$(2,287,375)
	For the three months ended March 31, 2022
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	No. of shares	Amount
Balance as of January 1, 2022	1,725,000	$173	$24,827	$(42,618)	$(17,618)
Net loss	—	—	—	(12,824)	(12,824)
Balance as of March 31, 2022	1,725,000	$207	$24,827	$(55,442)	$(30,442)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HAINAN MANASLU ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Three months ended March 31, 2023	Three months ended March 31, 2022
Cash flows from operating activities:
Net income (loss)	$561,565	$(12,824)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Dividend income earned on investments held in Trust Account	(757,326)	—

Change in operating assets and liabilities:
Increase in prepaid expense	(23,975)	—
Increase in accrued liabilities	121,700	—
Net cash used in operating activities	(98,036)	(12,824)

Cash flows from financing activities:
Promissory note – related party	15,450	3,526
Payment of offering costs	—	(22,500)
Net cash provided by (used in) financing activities	15,450	(18,974)

NET CHANGE IN CASH	(82,586)	(31,798)

CASH, BEGINNING OF PERIOD	91,780	50,090

CASH, END OF PERIOD	$9,194	$18,292

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Accretion of carrying value to redemption value	(757,326)	—

The accompanying notes are an integral part of these unaudited condensed financial statements.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Hainan Manaslu Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 10, 2021, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement the management team’s background, and to capitalize on the ability of the management team and advisor to identify and acquire a business. However, the Company will not consummate its initial Business Combination with an entity or business with China operations consolidated through a variable interest entity (“VIE”) structure.

The Company is an early stage company and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage companies and emerging growth companies. The Company has selected December 31 as its fiscal year end.

As of March 31, 2023, the Company had not yet commenced any operations. All activities through August 15, 2022 relate to the Company’s formation and the initial public offering (the “Initial Public Offering”). Since the Initial Public Offering, the Company’s activity has been limited to the negotiation and consummation of the proposed business combination with Able View Inc. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the funds deposited in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2022. On August 15, 2022, the Company consummated the Initial Public Offering of 6,900,000 units (the “Public Units”), which includes 900,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Public Unit, generating gross proceeds of $69,000,000 to the Company, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 341,500 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Bright Winlong LLC (the “Sponsor”), generating gross proceeds of $3,415,000 to the Company, which is described in Note 5.

Transaction costs amounted to $4,258,182, consisting of $1,380,000 of underwriting commissions, $2,242,500 of deferred underwriting commissions and $635,682 of other offering costs. In addition, cash of $306,586 that was held in of the Trust Account as of August 15, 2022 and transferred to the company’s operating account on August 16, 2022 is available for the payment of offering costs and for working capital purposes. Among the net proceeds of $70,341,586 from the Initial Public Offering and the private placement, $70,035,000 was transferred to the Trust Account and $306,586 was transferred to the Company’s operating bank account upon closing of the Initial Public Offering.

The aggregate amount of $70,035,000 ($10.15 per Public Unit) held in a trust account (“Trust Account”) established for the benefit of the Company’s public shareholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee, will be invested only in U.S. government treasury bills, with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds in the Trust Account will not be released until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares (as defined below) properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the Company’s public shares if the Company is unable to complete its initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination), subject to applicable law.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with an Initial Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the public shares without the Company’s prior written consent.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the United States Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per public share, subject to increase of up to an additional $0.033 per public share per month in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 10). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s rights or warrants. The ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with ASC Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001, after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 6) (the “initial shareholders”) are identical to the ordinary shares included in the Public Units being sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below: the initial shareholders have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares, private placement shares (as defined below) and public shares in connection with the completion of the initial Business Combination, (ii) to waive their redemption rights with respect to any Founder Shares, private placement shares and public shares held by them in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of obligation to provide for the redemption of public shares in connection with an initial Business Combination or to redeem 100% of public shares if the Company has not consummated the initial Business Combination within the timeframe set forth therein or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement shares if the Company fails to complete the initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

The Company will have until June 14, 2023 initially to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within nine months, the Company may extend the period of time to consummate a Business Combination up to nine times, each by an additional month each time, for a total of 18 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $227,700 (approximately $0.033 per public share), on or prior to the date of the applicable deadline, for each one month extension. Any funds which may be provided to extend the time frame will be in the form of a loan to the Company from the Sponsor. Such notes would either be paid upon consummation of our initial Business Combination or at the lender’s discretion, converted upon consummation of our Business Combination into additional Company’s units at a price of $10.00 per unit. On May 5, 2023, the Company issued an unsecured promissory note in an amount of $227,700 to Able View Inc., pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until June 14, 2023. As of March 31, 2023 and December 31, 2022, the note payable balance were $0 and $0, respectively.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $60,000), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the combination period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price of $10.00 per Public Unit.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.15 per share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On November 21, 2022, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Able View Inc., a Cayman Islands exempted company (“Able View”), Able View Global Inc., a Cayman Islands exempted company and wholly owned subsidiary of Able View (“Pubco”), Able View Corporation Inc., a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“Merger Sub”), and each of the shareholders of Able View (collectively, the “Sellers”). Under the Business Combination Agreement, the aggregate consideration to be paid to the Sellers is $400,000,000 (the “Exchange Consideration”), which will be paid entirely in shares comprised of newly issued ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”), with each share valued at an amount equal to (a) (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding ordinary shares of Able View, divided by (b) the price at which each Company ordinary share (or after the Merger, each Pubco Ordinary Share) held by the Company’s public shareholders is redeemed or converted in connection with the Transactions pursuant to the provisions of Company’s organizational documents (the “Redemption”).

In addition to the Exchange Consideration, the Sellers will have the contingent right to receive to an aggregate of 3,200,000 additional Pubco Ordinary Shares as earnout consideration after the Closing as follows: (i) an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2023 equal to or in excess of $170,000,000, and (ii) an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2024 equal to or in excess of $200,000,000.

Going Concern Consideration

The Company initially had nine months from the consummation of the Initial Public Offering to consummate the initial Business Combination. If the Company does not complete a Business Combination within nine months from the consummation of the Initial Public Offering, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the Companies Act (As Revised) of the Cayman Islands. Accordingly, no vote would be required from our shareholders to commence such a voluntary winding up, dissolution and liquidation. However, As of the date of this report, the Company has extended one time by an additional one month each time (for a total of up to 18 months from the consummation of the Public Offering to complete a business combination), and so it now has until June 14, 2023 to consummate a business combination. The Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the Company’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

pay taxes, and then seek to liquidate and dissolve. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of the Company’s public shareholders. In the event of dissolution and liquidation, the Company’s warrants and rights will expire and will be worthless.

As of March 31, 2023, the Company had cash of $9,194 and a working capital deficit of $44,875. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern if a Business Combination is not consummated by June 14, 2023 (unless further extended). These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management has evaluated the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s future financial position and/or search for a target company, there has been a significant impact as of the date of the unaudited condensed financial statement. The unaudited condensed financial statements do not include any adjustments that might result from the future outcome of this uncertainty.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

•        Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for these periods. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2023. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis, and the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2022.

•        Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

•        Use of estimates

In preparing these unaudited condensed financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results may differ from these estimates.

•        Cash and cash equivalent

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of March 31, 2023 and December 31, 2022.

•        Restricted cash

The amount represented the cash maintained in bank account that was not available to the Company for immediate or general business use.

•        Investments held in Trust Account

At March 31, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. These securities are presented on the Balance Sheets at fair value at the end of each reporting period. Earnings on these securities is included in dividend income in the accompanying Statement of Operations and is automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets.

•        Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their unaudited condensed financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the unaudited condensed financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

•        Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

As the warrants issued in the Initial Public Offering and private placement meet the criteria for equity classification under ASC 480 and ASC 815, therefore, the warrants are classified as equity.

•        Ordinary share subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, 6,900,000 ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheets.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in accumulated deficit immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid in capital or accumulated deficit if additional paid in capital equals to zero. For the three months ended March 31, 2023, the Company recorded an accretion of $757,326 in accumulated deficit. For the three months ended March 31, 2022, the Company did not record an accretion in accumulated deficit.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited condensed balance sheets, primarily due to their short-term nature.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1	—

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these securities does not entail a significant degree of judgment.

Level 2	—

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by the market through correlation or other means.

Level 3	—	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed balance sheet. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to the sponsor are estimated to approximate the carrying values as of March 31, 2023 and December 31, 2022 due to the short maturities of such instruments.

•        Net income (loss) per share

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed loss is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of March 31, 2023, the Company has not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 6,900,000 shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The net income (loss) per share presented in the statements of operations is based on the following:

	Three Months ended March 31, 2023	Three Months ended March 31, 2022
Net income (loss)	$561,565	$(12,824)
Accretion of carrying value to redemption value	(757,326)	—
Net loss including accretion of carrying value to redemption value	$(195,761)	$(12,824)

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Three Months ended March 31, 2023		Three Months ended March 31, 2022
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(150,644)	$(45,117)	$—	$(12,824)
Accretion of carrying value to redemption value	757,326	—	—	—
Allocation of net income (loss)	$606,682	$(45,117)	$—	$(12,824)
Denominators:
Weighted-average shares outstanding	6,900,000	2,066,500	—	1,725,000 *
Basic and diluted net income (loss) per share	$0.09	$(0.02)	$—	$(0.01)

____________

*        Includes up to an aggregate of 225,000 ordinary shares to the extent that the underwriters’ over-allotment option was exercised in full on August 15, 2022.

•        Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•        Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

•        Recent accounting pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows. There are no other ASUs being adopted.

Other than the above, there are no other recently issued accounting standards which are applicable to the Company.

NOTE 3 — RESTRICTED CASH

As of March 31, 2023 and December 31, 2022, the Company has $0 and $18,297 restricted cash in certain bank account. The Company bank account was restricted to use for operating purpose due to the requirements imposed by the bank. Such bank account became unrestricted after December 31, 2022.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Public Units, which includes 900,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at a purchase price of $10.00 per Public Unit. Each Public Unit consists of one ordinary share (“Public Share”), one redeemable warrant (“Public Warrant”) and one right (“Public Right”) to receive one-tenth (1/10) of one ordinary share. Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 7). Each Public Right entitles the holder to receive one ordinary share upon consummation of the Company’s Business Combination.

As of March 31, 2023 and December 31, 2022, the Public Share reflected on the unaudited condensed balance sheets are reconciled in the following table.

Amount
Gross proceeds	$69,000,000
Less:
Proceeds allocated Public Warrants	(593,225)
Proceeds allocated Public Rights	(5,219,820)
Offering costs of public shares	(3,899,443)
Plus:
Accretion of carrying value to redemption value – 2022	11,542,590
Accretion of carrying value to redemption value – 2023	757,326
Ordinary shares subject to possible redemption	$71,587,428

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement of 341,500 Private Placement Units, at a price of $10.00 per Private Placement Unit. Each Private Placement Unit consists of one ordinary share (“private placement share”), one redeemable warrant (“Private Warrant”) and one right (“Private Right”) to receive one-tenth (1/10) of one ordinary share. Each Private Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per whole share. Each Private Right entitles the holder to receive one ordinary share upon consummation of the Company’s Business Combination.

The Private Placement Units are identical to the Public Units sold in the Initial Public Offering except certain registration rights and transfer restrictions.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2021, the Company issued an aggregate of 1,725,000 founder shares (“Founder Shares”) to the Sponsor, so that the Sponsor owns 20% of the Company’s issued and outstanding shares after the Initial Public Offering, for an aggregate purchase price of $25,000.

Promissory Note — Related Party

On September 24, 2021, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, which was amended and restated on March 14, 2022 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2022 or consummation of the Initial Public Offering.

On March 21, 2023, the Company issued an unsecured promissory note to the Sponsor in the aggregate principal amount up to an aggregate principal amount of $300,000 (the “Note”) in exchange for Sponsor delivering such amount into the Company’s working capital account in order to meet the working capital needs of the Company. The Note does not bear interest and matures on the earlier of (i) December 31, 2023 or (ii) the closing of a business combination by the Company.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

As of March 31, 2023 and December 31, 2022, the Sponsor advanced the Company an aggregate amount of $15,450 and $0, respectively.

Related Party Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit. As of March 31, 2023 and December 31, 2022, the Company did not have outstanding balance on related party working capital loans.

Advances from a Related Party

As of March 31, 2023 and December 31, 2022, the Company had a temporary advance of $3,003 and $3,003 from a related party for the payment of costs related to the Initial Public Offering, respectively. The balance is unsecured, interest-free and has no fixed terms of repayment.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Ordinary shares

The Company is authorized to issue 55,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share.

As of March 31, 2023 and December 31, 2022, there were 2,066,500 ordinary shares issued and outstanding, excluding 6,900,000 ordinary shares subject to possible redemption.

Preference shares

The Company is authorized to issue 500,000 preference shares, with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, no preference share was issued.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Public Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants

Each holder of a warrant is entitled to purchase one ordinary share at an exercise price of $11.50. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable after the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 60 business days, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary share equals or exceeds $18 per share, for any 20 trading days within a 30 trading days period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary share underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, Private Placement Units (or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Units are identical to the Public Units being sold in the Initial Public Offering except that Private Placement Units will not be transferable, assignable or saleable until 30 days after the completion of the Company’s Business Combination and will be entitled to registration rights.

NOTE 8 — ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s ordinary shares feature certain redemption rights that are subject to the occurrence of uncertain future events and considered to be outside of the Company’s control. Accordingly, as of March 31, 2023 and December 31, 2022, 6,900,000 ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheets.

On August 15, 2022, the Company sold 6,900,000 Public Units at a price of $10.00 per Public Unit in the Initial Public Offering.

	March 31, 2023	December 31, 2022
Total ordinary shares issued	8,966,500	8,966,500
Share issued classified as equity	(2,066,500)	(2,066,500)
Share redemption	—	—
Ordinary shares, subject to possible redemption	6,900,000	6,900,000

HAINAN MANASLU ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	March 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(Unaudited)
Assets:
U.S. Treasury Securities held in Trust Account*	$71,587,428	$71,587,428	$—	$—
Description	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$70,830,102	$70,830,102	$—	$—

____________

*        included in cash in the investments held in trust account on the Company’s unaudited condensed balance sheets.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Warrant sold in a private placement (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters will be entitled to a cash underwriting discount of 3.25% of the gross proceeds of the Initial Public Offering, or $2,242,500 until the closing of the business combination.

NOTE 11 — SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the unaudited condensed financial statements are issued, the Company has evaluated all events or transactions that occurred after the balance sheet date, up through the date was the Company issued the unaudited condensed financial statements.

On May 5, 2023, the Company issued unsecured promissory note in the aggregate principal amount of $227,700 to Able View Inc. in exchange for Hainan Manaslu Acquisition Corp. depositing such amount into the Company’s Trust Account in order to extend the amount of available time to complete a business combination from May 14, 2023 to June 14, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Hainan Manaslu Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Hainan Manaslu Acquisition Corp. (the “Company”) as of December 31, 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company believes that it may not have sufficient working capital and borrowing capacity to complete a business combination. If the Company does not complete a business combination by May 14, 2023 (unless further extended), it will be required to cease all operations, except for the purpose of winding up. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021 (such date takes into account the acquisition of certain assets of Friedman LLP by Marcum LLP effective September 1, 2022).

Costa Mesa, CA
March 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Hainan Manaslu Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Hainan Manaslu Acquisition Corp. (the “Company”) as of December 31, 2021 and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from September 10, 2021 (inception) through December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and the results of its operations and its cash flows for the period from September 10, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, its business plan is dependent on the completion of a financing and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

Friedman LLP

We served as the Company’s auditor from 2021 through 2022.

New York, NY

March 15, 2022

HAINAN MANASLU ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Cash	$73,483	$50,090
Restricted cash	18,297	—
Prepaid expense	95,892	—
Total current assets	187,672	50,090
Deferred offering costs	—	160,000
Investments held in trust account	70,830,102	—

TOTAL ASSETS	$71,017,774	$210,090

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued liabilities	$33,783	$—
Promissory note – related party	—	227,708
Amount due to related party	3,003	—
Total Current Liabilities	36,786	227,708
Deferred underwriting compensation	2,242,500	—

TOTAL LIABILITIES	2,279,286	227,708

Commitments and contingencies
Ordinary shares, subject to possible redemption: 6,900,000 and 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively (at redemption value of $10.27 as of December 31, 2022)	70,830,102	—

Shareholders’ deficit:
Preference shares, par value $0.0001 per share; 500,000 shares authorized; 0 shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 55,000,000 shares authorized; 2,066,500 and 1,725,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively (excluding 6,900,000 and 0 shares subject to possible redemption)	207	173
Additional paid-in capital	—	24,827
Accumulated deficit	(2,091,821)	(42,618)

Total shareholders’ deficit	(2,091,614)	(17,618)

TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT	$71,017,774	$210,090

The accompanying notes are an integral part of these financial statements.

HAINAN MANASLU ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2022	Period from September 10, 2021 (inception) through December 31, 2021
Formation, general and administrative expenses	$(195,820)	$(42,619)

Total operating expenses	(195,820)	(42,619)

Other income
Dividend income earned on investments held in Trust Account	795,099	—
Interest income	6	1
Other income	3	—
Total other income	795,108	1

Income (loss) before income taxes	599,288	(42,618)

Income taxes	—	—

NET INCOME (LOSS)	$599,288	$(42,618)

Basic and diluted weighted average shares outstanding, ordinary share subject to possible redemption	2,608,767	—
Basic and diluted net income per share, ordinary share subject to possible redemption	$1.97	$—

Basic and diluted weighted average shares outstanding, ordinary share attributable to Hainan Manaslu Acquisition Corp.	1,854,115	1,500,000
Basic and diluted net loss per share, ordinary share attributable to Hainan Manaslu Acquisition Corp.	$(2.45)	$(0.03)

The accompanying notes are an integral part of these financial statements.

HAINAN MANASLU ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	For the year ended December 31, 2022
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	No. of shares	Amount
Balance as of January 1, 2022	1,725,000	$173	$24,827	$(42,618)	$(17,618)

Sale of units in initial public offering	6,900,000	690	64,741,128	—	64,741,818
Sale of units to the founder in private placement	341,500	34	3,414,966	—	3,415,000
Initial classification of ordinary shares subject to possible redemption	(6,900,000)	(690)	(63,186,265)	—	(63,186,955)
Allocation of offering costs to ordinary shares subject to possible redemption	—	—	3,899,443	—	3,899,443
Accretion of carrying value to redemption value			(8,894,099)	(2,648,491)	(11,542,590)
Net income	—	—	—	599,288	599,288

Balance as of December 31, 2022	2,066,500	$207	$—	$(2,091,821)	$(2,091,614)
	For the period from September 10, 2021 (inception) through December 31, 2021
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	No. of shares	Amount
Balance as of September 10, 2021 (Inception)	—	$—	$—	$—	$—

Issuance of ordinary shares to founders	1,725,000	173	24,827	—	25,000
Net loss	—	—	—	(42,618)	(42,618)

Balance as of December 31, 2021	1,725,000	$173	$24,827	$(42,618)	$(17,618)

The accompanying notes are an integral part of these financial statements.

HAINAN MANASLU ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2022	Period from September 10, 2021 (Inception) through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$599,288	$(42,618)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Interest income and dividend income earned on investments held in Trust Account	(795,099)	—

Change in operating assets and liabilities:
Increase in prepayment	(95,892)	—
Increase in accrued liabilities	33,783	—

Net cash used in operating activities	(257,920)	(42,618)

Cash flows from investing activities:
Proceeds deposited in Trust Account	(70,035,003)	—

Net cash used in investing activities	(70,035,003)	—

Cash flows from financing activities:
Proceeds from public offering	69,000,000	—
Proceeds from private placements	3,415,000	—
Promissory note – related party	(224,705)	97,708
Payment of offering costs	(1,855,682)	(30,000)
Capital contribution received	—	25,000

Net cash provided by financing activities	70,334,613	92,708

NET CHANGE IN CASH	41,690	50,090

CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	50,090	—

CASH AND RESTRICTED CASH, END OF PERIOD	$91,780	$50,090

Reconciliation to amounts on balance sheets:
Cash	$73,483	$50,090
Restricted cash	18,297	—

Total cash and restricted cash	$91,780	$50,090

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Initial classification of ordinary shares subject to possible redemption	$(63,186,955)	$—
Allocation of offering costs to ordinary shares subject to possible redemption	$3,899,443	$—
Accretion of carrying value to redemption value	$(11,542,590)	$—
Deferred underwriting compensation	$2,242,500	$—
Deferred offering costs paid by a related party	$—	$22,708

The accompanying notes are an integral part of these financial statements.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Hainan Manaslu Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 10, 2021, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement the management team’s background, and to capitalize on the ability of the management team and advisor to identify and acquire a business. However, the Company will not consummate its initial Business Combination with an entity or business with China operations consolidated through a variable interest entity (“VIE”) structure.

The Company is an early stage company and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage companies and emerging growth companies. The Company has selected December 31 as its fiscal year end.

As of December 31, 2022, the Company had not yet commenced any operations. All activities through August 15, 2022 relate to the Company’s formation and the initial public offering (the “Initial Public Offering”). Since the Initial Public Offering, the Company’s activity has been limited to the negotiation and consummation of the proposed business combination with PubCo. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the funds deposited in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2022. On August 15, 2022, the Company consummated the Initial Public Offering of 6,900,000 units (the “Public Units”), which includes 900,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Public Unit, generating gross proceeds of $69,000,000 to the Company, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 341,500 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Bright Winlong LLC (the “Sponsor”), generating gross proceeds of $3,415,000 to the Company, which is described in Note 5.

Transaction costs amounted to $4,258,182, consisting of $1,380,000 of underwriting commissions, $2,242,500 of deferred underwriting commissions and $635,682 of other offering costs. In addition, cash of $306,586 that was held in of the Trust Account as of August 15, 2022 and transferred to the company’s operating account on August 16, 2022 is available for the payment of offering costs and for working capital purposes. Among the net proceeds of $70,341,586 from the Initial Public Offering and the private placement, $70,035,000 was transferred to the Trust Account and $306,586 was transferred to the Company’s operating bank account upon closing of the Initial Public Offering.

The aggregate amount of $70,035,000 ($10.15 per Public Unit) held in a trust account (“Trust Account”) established for the benefit of the Company’s public shareholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee, will be invested only in U.S. government treasury bills, with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds in the Trust Account will not be released until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares (as defined below) properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the Company’s public shares if the Company is unable to complete its

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination), subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with an Initial Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the public shares without the Company’s prior written consent.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the United States Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per public share, subject to increase of up to an additional $0.033 per public share per month in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 10). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s rights or warrants. The ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with ASC Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001, after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 6) (the “initial shareholders”) are identical to the ordinary shares included in the Public Units being sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below: the initial shareholders have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares, private placement shares (as defined below) and public shares in connection with the completion of the initial Business Combination, (ii) to waive their redemption rights with respect to any Founder Shares, private placement shares and public shares held by them in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of obligation to provide for the redemption of public shares in connection with an initial Business Combination or to redeem 100% of public shares if the Company has not consummated the initial Business Combination within the timeframe set forth therein or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement shares if the Company fails to complete the initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

The Company will have until May 14, 2023 initially to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within nine months, the Company may extend the period of time to consummate a Business Combination up to nine times, each by an additional month each time, for a total of 18 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $227,700 (approximately $0.033 per public share), on or prior to the date of the applicable deadline, for each one month extension. Any funds which may be provided to extend the time frame will be in the form of a loan to the Company from the Sponsor. The terms of any such loan have not been definitely negotiated, provided, however, any loan will be interest free and will be repayable only if the Company competes a Business Combination.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $60,000), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price of $10.00 per Public Unit.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.15 per share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On November 21, 2022, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Able View Inc., a Cayman Islands exempted company (“Able View”), Able View Global Inc., a Cayman Islands exempted company and wholly owned subsidiary of Able View (“Pubco”), Able View Corporation Inc., a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“Merger Sub”), and each of the shareholders of Able View (collectively, the “Sellers”). Under the Business Combination Agreement, the aggregate consideration to be paid to the Sellers is $400,000,000 (the “Exchange Consideration”), which will be paid entirely in shares comprised of newly issued ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”), with each share valued at an amount equal to (a) (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding ordinary shares of Able View, divided by (b) the price at which each Company ordinary share (or after the Merger, each Pubco Ordinary Share) held by the Company’s public shareholders is redeemed or converted in connection with the Transactions pursuant to the provisions of Company’s organizational documents (the “Redemption”).

In addition to the Exchange Consideration, the Sellers will have the contingent right to receive to an aggregate of 3,200,000 additional Pubco Ordinary Shares as earnout consideration after the Closing as follows: (i) an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2023 equal to or in excess of $170,000,000, and (ii) an aggregate of 1,600,000 additional Pubco Ordinary Shares will be issued to the Sellers in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2024 equal to or in excess of $200,000,000.

Going Concern Consideration

The Company initially had nine months from the consummation of the Initial Public Offering to consummate the initial Business Combination. If the Company does not complete a Business Combination within nine months from the consummation of the Initial Public Offering, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the Companies Act (As Revised) of the Cayman Islands. Accordingly, no vote would be required from our shareholders to commence such a voluntary winding up, dissolution and liquidation. However, the Company may extend the period of time to consummate a Business Combination nine times (for a total of up to 18 months from the consummation of the Initial Public Offering to complete a Business Combination). If the Company is unable to consummate the Company’s initial Business Combination by May 14, 2023 (unless further extended), the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the Company’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay taxes, and then seek to liquidate and dissolve. However, the Company may

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of the Company’s public shareholders. In the event of dissolution and liquidation, the Company’s warrants and rights will expire and will be worthless.

As of December 31, 2022, the Company had cash of $91,780 and a working capital of $150,886. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern if a Business Combination is not consummated by May 14, 2023 (unless further extended). These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management has evaluated the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s future financial position and/or search for a target company, there has been a significant impact as of the date of the financial statement. The financial statements do not include any adjustments that might result from the future outcome of this uncertainty.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

•        Basis of presentation

These accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

•        Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

•        Use of estimates

In preparing these financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results may differ from these estimates.

•        Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2022 and 2021.

•        Restricted cash

The amount represented the cash maintained in bank account that was not available to the Company for immediate or general business use.

•        Investments held in Trust Account

At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. These securities are presented on the Balance Sheets at fair value at the end of each reporting period. Earnings on these securities is included in dividend income in the accompanying Statement of Operations and is automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets.

•        Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to the statements of operations.

•        Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

•        Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

As the warrants issued in the Initial Public Offering and private placement meet the criteria for equity classification under ASC 480 and ASC 815, therefore, the warrants are classified as equity.

•        Ordinary share subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 6,900,000 and 0 ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in accumulated deficit immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid in capital or accumulated deficit if additional paid in capital equals to zero. For the year ended December 31, 2022, the Company recorded an accretion of $8,894,099 in additional paid-in capital and $2,648,491 in accumulated deficit. For the period from September 10, 2021 (inception) to December 31, 2021, the Company did not record an accretion in accumulated deficit.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by the market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to the sponsor are estimated to approximate the carrying values as of December 31, 2022 and 2021 due to the short maturities of such instruments.

•        Net income (loss) per share

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed loss is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2022, the Company has not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 6,900,000 shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The net income (loss) per share presented in the statements of operations is based on the following:

	Year ended December 31, 2022	Period from September 10, 2021 (inception) through December 31, 2021
Net income (loss)	$599,288	$(42,618)
Accretion of carrying value to redemption value	(11,542,590)	—
Net loss including accretion of carrying value to redemption value	$(10,943,302)	$(42,618)

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Year ended December 31, 2022		Period from September 10, 2021 (inception) through December 31, 2021
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(6,396,881)	$(4,546,421)	$—	$(42,618)
Accretion of carrying value to redemption value	11,542,590	—	—	—
Allocation of net income (loss)	$5,145,709	$(4,546,421)	$—	$(42,618)
Denominators:
Weighted-average shares outstanding	2,608,767	1,854,115	—	1,500,000
Basic and diluted net income (loss) per share	$1.97	$(2.45)	$—	$(0.03)

•        Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•        Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

•        Recent accounting pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows. There are no other ASUs being adopted.

Other than the above, there are no other recently issued accounting standards which are applicable to the Company.

NOTE 3 — RESTRICTED CASH

As of December 31, 2022 and 2021, the Company has $18,297 and $0 restricted cash in certain bank account. The Company bank account was restricted to use for operating purpose due to the requirements imposed by the bank. Such bank account became unrestricted after December 31, 2022.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Public Units, which includes 900,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at a purchase price of $10.00 per Public Unit. Each Public Unit consists of one ordinary share (“public share”), one redeemable warrant (“Public Warrant”) and one right (“Public Right”) to receive one-tenth (1/10) of one ordinary share. Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 7). Each Public Right entitles the holder to receive one ordinary share upon consummation of the Company’s Business Combination.

As of December 31, 2022 and 2021, the ordinary shares reflected on the balance sheets are reconciled in the following table.

	December 31,
	2022	2021
Gross proceeds	$69,000,000	$—
Less:
Proceeds allocated Public Warrants	(593,225)	—
Proceeds allocated Public Rights	(5,219,820)	—
Offering costs allocated to Public Shares	(3,899,443)	—
Plus:
Accretion of carrying value to redemption value – 2022	11,542,590	—
Ordinary shares subject to possible redemption	$70,830,102	$—

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement of 341,500 Private Placement Units, at a price of $10.00 per Private Placement Unit. Each Private Placement Unit consists of one ordinary share (“private placement share”), one redeemable warrant (“Private Warrant”) and one right (“Private Right”) to receive one-tenth (1/10) of one ordinary share. Each Private Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per whole share. Each Private Right entitles the holder to receive one ordinary share upon consummation of the Company’s Business Combination.

The Private Placement Units are identical to the Public Units sold in the Initial Public Offering except certain registration rights and transfer restrictions.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2021, the Company issued an aggregate of 1,725,000 founder shares (“Founder Shares”) to the Sponsor, so that the Sponsor owns 20% of the Company’s issued and outstanding shares after the Initial Public Offering, for an aggregate purchase price of $25,000.

Promissory Note — Related Party

On September 24, 2021, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, which was amended and restated on March 14, 2022 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2022 or consummation of the Initial Public Offering.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

As of December 31, 2022 and 2021, the Sponsor advanced the Company an aggregate amount of $0 and $227,708, respectively.

Related Party Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit. As of December 31, 2022 and 2021, the Company did not have outstanding balance on related party working capital loans.

Advances from a Related Party

As of December 31, 2022 and 2021, the Company had a temporary advance of $3,003 and $0 from a related party for the payment of costs related to the Initial Public Offering, respectively. The balance is unsecured, interest-free and has no fixed terms of repayment.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Ordinary shares

The Company is authorized to issue 55,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share.

As of December 31, 2022, there were 2,066,500 ordinary shares issued and outstanding, excluding 6,900,000 ordinary shares subject to possible redemption.

As of December 31, 2021, 1,725,000 ordinary shares were issued and outstanding.

Preference shares

The Company is authorized to issue 500,000 preference shares, with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, no preference share was issued.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Public Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants

Each holder of a warrant is entitled to purchase one ordinary share at an exercise price of $11.50. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable after the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 60 business days, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary share equals or exceeds $18 per share, for any 20 trading days within a 30 trading days period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary share underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, Private Placement Units (or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Units are identical to the Public Units being sold in the Initial Public Offering except that Private Placement Units will not be transferable, assignable or saleable until 30 days after the completion of the Company’s Business Combination and will be entitled to registration rights.

NOTE 8 — ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s ordinary shares feature certain redemption rights that are subject to the occurrence of uncertain future events and considered to be outside of the Company’s control. Accordingly, as of December 31, 2022 and 2021, 6,900,000 and 0 ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

On August 15, 2022, the Company sold 6,900,000 Public Units at a price of $10.00 per Public Unit in the Initial Public Offering.

	For the year ended December 31, 2022	For the period from September 10, 2021 (inception) through December 31, 2021
Total ordinary shares issued	8,966,500	1,725,000
Share issued classified as equity	(2,066,500)	—
Share redemption	—	—
Ordinary shares, subject to possible redemption	6,900,000	1,725,000

HAINAN MANASLU ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$70,830,102	$70,830,102	$—	$—
Description	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$—	$—	$—	$—

____________

*        included in cash in the cash and investments held in Trust Account on the Company’s balance sheets.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Warrant sold in a private placement (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters will be entitled to a cash underwriting discount of 3.25% of the gross proceeds of the Initial Public Offering, or $2,242,500 until the closing of the business combination.

NOTE 11 — SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued, the Company has evaluated all events or transactions that occurred after the balance sheet date, up through the date was the Company issued the financial statements. The Company did not identify any subsequent events that would require adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Able View Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Able View Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2019

New York, New York
April 28, 2023

NEW YORK OFFICE  •  7 Penn Plaza  •  Suite 830  •  New York, New York  •  10001
Phone 646.442.4845  •  Fax 646.349.5200  •  www.marcumasia.com

ABLE VIEW INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2022 and 2021
(Expressed in U.S. dollar)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$5,773,380	$6,719,980
Accounts receivable	21,138,144	10,413,421
Prepayments and other current assets	3,487,772	7,640,844
Amount due from related parties	3,053,451	408,960
Inventories	18,687,648	9,984,597
Total Current Assets	52,131,395	35,167,802

Non-current Assets
Other non-current assets	686,380	407,960
Property and equipment, net	374,005	276,153
Right of use assets	175,004	—
Deferred tax assets	1,254,547	714,211
Total Non-current Assets	2,489,936	1,398,324

Total Assets	$54,621,331	$36,566,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term loans	$15,685,674	$3,556,088
Accounts payable	841,647	3,215,758
Advance from customers	219,431	2,022,313
Income tax payable	2,315,764	1,446,087
Lease liabilities	299,461	—
Other payable and accrued expenses	1,978,440	701,096
Amount due to related parties	9,380,129	16,591,738
Total Liabilities	30,720,546	27,533,080

Lease liabilities, noncurrent	19,394	—
Amount due to related parties, non-current	18,350,020
Total Liabilities	49,089,960	27,533,080

Commitments and Contingencies

Mezzanine Equity (Aggregate liquidation preference of $3,135,781 as of December 31, 2022)
Series A convertible redeemable preferred shares (par value $0.0001 per share, 15,750 and nil shares authorized, issued and outstanding as of December 31, 2022 and 2021, respectively)	3,135,781	—

Shareholders’ Equity
Common stock ($0.0001 par value, 500,000,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2022 and 2021, respectively)	100	105
Additional paid-in capital	2,369,435	869,430
Statutory reserve	22,658	—
Retained earnings	7,540	8,455,252
Accumulated other comprehensive loss	(4,143)	(291,741)
Total Shareholders’ Equity	2,395,590	9,033,046

Total Liabilities and Shareholders’ Equity	$54,621,331	$36,566,126

The accompanying notes are an integral part of the consolidated financial statements

ABLE VIEW INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2022 and 2021
(Expressed in U.S. dollar)

	For the Years Ended December 31,
	2022	2021
Revenues
- Product sales to third parties	$143,138,571	$116,880,595
- Product sales to related parties	2,117,685	441,433
Total revenue	145,256,256	117,322,028

Cost of revenue
- Product sales to third parties	(110,625,125)	(90,483,937)
- Product sales to related parties	(2,093,584)	(441,322)
Total cost of revenue	(112,718,709)	(90,925,259)

Gross profit	32,537,547	26,396,769

Operating expenses
Selling and marketing expenses	(18,283,260)	(12,606,810)
General and administrative expenses	(4,111,399)	(2,646,910)
Total operating expenses	(22,394,659)	(15,253,720)

Income from operations	10,142,888	11,143,049

Other income (expenses), net
Interest expenses, net	(612,554)	(787,528)
Other income	351,347	15,057
Foreign currency exchange loss	(508,845)	(314,183)
Total other (expenses) income, net	(770,052)	(1,086,654)

Income before income taxes	9,372,836	10,056,395

Income tax expenses	(1,469,225)	(1,360,611)

Net income	7,903,611	8,695,784

Accretion of convertible redeemable preferred shares	(135,781)	—
Net income attributable to Able View Inc’s preferred shareholders	(120,446)	—
Net income attributable to Able View Inc’s ordinary shareholders	$7,647,384	$8,695,784

Net income	$7,903,611	$8,695,784

Other comprehensive income (expenses)
Foreign currency translation adjustment	287,598	(342,181)
Comprehensive income	8,191,209	8,353,603

Accretion of convertible redeemable preferred shares	(135,781)	—
Net income attributable to Able View Inc’s preferred shareholders	(120,446)	—
Comprehensive income attributable to Able View Inc’s ordinary shareholders	$7,934,982	$8,353,603

Earnings per share – basic and diluted	$7.65	$8.70

Dividends per share – basic and diluted	$16.19	$7.06

Weighted average shares – basic and diluted	1,000,000	1,000,000

The accompanying notes are an integral part of the consolidated financial statements

ABLE VIEW INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2022 and 2021
(Expressed in U.S. dollar)

	Common stock		Additional paid-in capital	Statutory reserve	Retained earnings	Accumulated other comprehensive (loss) income	Total shareholders’ equity
	Number of stock	Amount
Balance as of December 31, 2020	1,050,000	$105	$869,430	$—	$6,818,739	$50,440	$7,738,714
Declaration of dividends	—	—	—	—	(7,059,271)	—	(7,059,271)
Net income	—	—	—	—	8,695,784	—	8,695,784
Foreign currency translation adjustments	—	—	—	—	—	(342,181)	(342,181)
Balance as of December 31, 2021	1,050,000	$105	$869,430	—	$8,455,252	$(291,741)	$9,033,046
Cancellation of common stocks issued to share-based payment platform	(50,000)	(5)	5	—	—	—	—
Capital contribution from shareholders	—	—	1,500,000	—	—	—	1,500,000
Declaration of dividends	—	—	—	—	(16,192,884)	—	(16,192,884)
Appropriation of statutory reserve	—	—	—	22,658	(22,658)	—	—
Accretion of convertible redeemable preferred shares	—	—	—	—	(135,781)	—	(135,781)
Net income	—	—	—	—	7,903,611	—	7,903,611
Foreign currency translation adjustments	—	—	—	—	—	287,598	287,598
Balance as of December 31, 2022	1,000,000	$100	$2,369,435	$22,658	$7,540	$(4,143)	$2,395,590

The accompanying notes are an integral part of the consolidated financial statements

ABLE VIEW INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2022 and 2021
(Expressed in U.S. dollar)

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$7,903,611	$8,695,784
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expenses	131,101	125,603
Provision against inventories	31,202	—
Deferred income tax benefits	(609,512)	(705,555)
Amortization of right of use assets	286,449	—
Changes in operating assets and liabilities:
Accounts receivable	(10,936,029)	(5,155,799)
Prepayment and other current assets	4,122,329	(6,424,991)
Amount due from related parties	(1,406,704)	(134,935)
Inventories	(8,945,410)	(4,019,788)
Other non-current assets	(299,514)	(342,203)
Accounts payable	(2,321,724)	2,924,629
Advance from customers	(1,795,432)	1,890,134
Income tax payable	871,252	995,780
Lease liabilities	(139,002)	—
Other payable and accrued expenses	274,350	262,329
Amount due to related parties, current	(16,660)	(8,978)
Net cash used in by operating activities	(12,849,693)	(1,897,990)

Cash flows from investing activities:
Purchase of property and equipment	(195,640)	(174,900)
Advances to a related party	(2,610,257)	(141,068)
Collection of advances from a related party	1,698,618	369,087
Net cash (used in) provided by investing activities	(1,107,279)	53,119

Cash flows from financing activities:
Proceeds from short-term borrowings	85,538,493	34,534,300
Repayments of short-term borrowings	(73,220,207)	(34,292,971)
Borrowings from related parties	18,299,426	35,313,591
Repayment of short-term borrowings to related parties	(15,002,115)	(28,270,093)
Payment of offering costs	(225,376)	(148,967)
Payments of dividends to shareholders	(6,946,154)	(2,631,003)
Capital contribution from shareholders	1,500,000	—
Proceeds from issuance of convertible redeemable preferred shares	3,000,000	—
Net cash provided by financing activities	12,944,067	4,504,857

Effect of exchange rate changes on cash and cash equivalents	66,305	(248,242)

Net (decrease) increase in cash and cash equivalents	(946,600)	2,441,744
Cash and cash equivalents at beginning of year	6,719,980	4,308,236
Cash and cash equivalents at end of year	$5,773,380	$6,719,980

Supplemental cash flow information
Cash paid for interest expense	$619,536	$787,767
Cash paid for income tax	$1,207,485	$1,070,386

Noncash financing activities
Declared but unpaid dividends	$16,192,884	$7,059,271
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$272,600	$—
Accretion of convertible redeemable preferred shares	$135,781	$—

The accompanying notes are an integral part of the consolidated financial statements

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BUSINESS DESCRIPTION

Able View Inc. (“Ableview Cayman”) was incorporated on January 21, 2021 under the laws of the Cayman Islands as an exempted company with limited liability.

Ableview Cayman owns 100% of the equity interests of Ableview Capital Group Ltd (“Ableview BVI”), an entity incorporated under the laws of British Virgin Islands (“BVI”) on February 10, 2021.

On October 11, 2022 and October 12, 2022, Ableview Cayman setup both Able View Global Inc. (“Pubco”) and Able View Corporation Inc. (“Merger Sub”) under the laws of the Cayman Islands as a exempted companies with limited liability. Ableview Cayman owned 100% of the equity interests of Pubco and Merger Sub.

Ableview BVI owns 100% of the equity interests of Ableview Brands Limited (“Ableview Brands”), Ableview Management Limited (“Ableview Management”), and CSS Cosmetics (Hong Kong) Limited (“CSS HK”), all are business companies incorporated in accordance with the laws and regulations of Hong Kong on February 25, 2021, May 25, 2021 and December 31, 2021, respectively.

On April 1, 2021 and November 16, 2022, Ableview Brands established Shanghai Jingyue Trading Co., Ltd. (“Shanghai Jingyue”) and Shanghai Jingnan Medicial Appliances Co., Ltd. (“Shanghai Jingnan”), a wholly owned subsidiary in China. On January 11, 2022, Ableview Management established CSS Cosmetics (Shanghai) Limited (“CSS Shanghai”), a wholly owned subsidiary in China.

Ableview Management acquired Shanghai Jinglu Trading Co., Ltd. (“Shanghai Jinglu”), and Beijing Jingyuan Trading Co., Ltd. (“Beijing Jingyuan”) from shareholders of Ableview Cayman, and such acquisition was accounted for as acquisition under common control. Shanghai Jinglu and Beijing Jingyuan were setup in China on November 24, 2020 and October 14, 2020, respectively.

Ableview Investment Limited (“Ableview Investment”) was incorporated on October 23, 2019 under the laws of the Cayman Islands as an exempted company with limited liability. The Company commenced operations on November 18, 2015, through its subsidiaries, Able View Enterprise Limited (“Able View”) and its wholly owned subsidiary Shanghai Weitong Trading Co., Ltd. (“Weitong”). Able View is a limited liability company, which was registered and established under the laws of the Hong Kong on November 18, 2015. The PRC operating company, Weitong was incorporated as a PRC entity pursuant to PRC law on May 28, 2015 by two former shareholders. On November 21, 2017, Able View entered into a share transfer agreement with the former shareholders to acquire 100% of the equity interest of Weitong. Pursuant to the share transfer agreement, the closing date was November 21, 2017.

Reorganization

On April 28, 2022, Ableview Cayman entered into an equity transfer agreement with Ableview Investment and the shareholders of Ableview Investment. Pursuant to the equity transfer agreement, each of the shareholders of Ableview Investment transferred to Ableview Cayman their respective equity interests in Ableview Investment (“Equity Transfer”). Because the shareholders of Ableview Cayman and Able View Investment are of the same group, the Equity Transfer was agreed at nil consideration. Upon completion of the Equity Transfer, Ableview Investment became a direct wholly-owned subsidiary of Ableview Cayman.

On April 28, 2022, Ableview Cayman completed the reorganization of entities under common control of its then existing shareholders, who collectively owned 100% of the equity interests of Ableview Investment prior to the reorganization. Ableview Cayman, Ableview BVI, Ableview Brands, and Ableview Management were established as holding companies of Ableview Investment and its subsidiaries, and all of these entities are under common control which results in the consolidation of Ableview Investment and its subsidiaries, which have been accounted for as a reorganization of entities under common control at carrying value.

The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements.

Ableview Cayman, Ableview BVI, Ableview Brands, Ableview Management and Ableview Investment and its subsidiaries (herein collectively referred to as the “Company”) are engaged in importing and selling cosmetics and other beauty products to E-commerce platforms and distributor customers.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)    Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

All intercompany transactions and balances have been eliminated upon consolidation.

(c)     Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for doubtful accounts, valuation of deferred tax assets, and other provisions and contingencies.

(d)    Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing on the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates on the date of the balance sheet.

The reporting currency of the Company and its subsidiaries is U.S. dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$.

In general, for consolidation purposes, assets and liabilities of the Company and its subsidiaries whose functional currency is not the US$, are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of the Company and its subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of shareholders’ equity.

Translation of amounts from HKD and RMB into US$ has been made at the following exchange rates for the respective periods:

	December 31, 2022	December 31, 2021
HKD exchange rate for balance sheet items, except for equity accounts	7.8015	7.7996
RMB exchange rate for balance sheet items, except for equity accounts	6.8972	6.3726

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Years Ended December 31,
	2022	2021
HKD exchange rate for items in the statements of income and comprehensive income, and statements of cash flows	7.8306	7.7727
RMB exchange rate for items in the statements of income and comprehensive income, and statements of cash flows	6.7290	6.4508

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(e)     Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

The Company’s financial instruments approximate their fair values because of the short-term nature of these instruments.

(f)     Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits, as well as highly liquid investments, with original maturities of three months or less, which are unrestricted as to withdraw and use.

(g)    Accounts receivable

Accounts receivable are recorded at the gross amount less an allowance for any uncollectible accounts and do not bear interest. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2022 and 2021, the Company determined no allowances for doubtful accounts were necessary for accounts receivable.

(h)    Inventories

Inventories, consisting of cosmetics and other beauty products available for sale, are stated at the lower of cost or market. Cost of inventories is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to damaged goods and slow-moving merchandise, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company takes ownership, risks and rewards of the products purchased. Write downs are recorded in cost of revenues in the consolidated statements of income and comprehensive income. As of December 31, 2022 and 2021, the Company wrote down inventories of $31,202 and $nil due to obsolescence.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i)     Property and equipment, net

Property and equipment primarily consist of office equipment, vehicles and leasehold improvements. Office equipment and vehicles are stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with no residual value based on the estimated useful lives as follows:

Office equipment	3 – 5 years
Vehicle	3 – 5 years
Leasehold improvements	Shorter of the remaining lease terms and the estimated 3 years

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income.

(j)     Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the years ended December 31, 2022 and 2021.

(k)    Revenue recognition

The Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2017, using the modified retrospective approach. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with ASC 606, revenues are recognized when control of the promised products is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products. The Company also evaluates whether it is appropriate to record the gross amount of product sales. When the Company is a principal, and the Company obtains control of the specified goods before they are transferred to the customers, the revenues should be recognized in the gross amount of consideration to which it expects to be entitled to in exchange for the specified goods transferred. Revenues are recorded net of value-added taxes.

For the years ended December 31, 2022 and 2021, the Company generated revenues primarily from selling cosmetics and other beauty products. The Company identifies a single performance obligation from contracts which is the sales of cosmetics and other beauty products. The Company recognizes the product revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified goods, subject to inventory risks and has the discretion in establishing prices. Payments received in advance from customers are recorded as “advance from customers” in the consolidated balance sheets. Advance from customers is recognized as revenue when the Company delivers the goods to its customers. In cases where transaction prices are collected after the sales, revenue and accounts receivable are recognized upon delivery of products to the customers.

The Company recognizes revenues net of return allowances and consideration payable to customers when the products are delivered and title is passed to customers. Significant judgement is required to estimate return allowances. For sales with return conditions, the Company reasonably estimates the possibility of return based on the historical experience, changes in judgments on these assumptions and estimates could materially impact the amount of net

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

revenues recognized. As of December 31, 2022 and 2021, the Company did not record return allowance because the Company historically incurred minimal returns from customers and the Company did not expect a significant reversal in the amount of cumulative revenue.

(l)     Cost of revenues

Cost of revenues primarily consists of purchase price of products, inbound shipping charges and write-downs of inventories. Shipping charges to receive products from the suppliers are included in inventories, and recognized as cost of revenues upon sale of the products to the customers.

(m)   Selling and marketing expenses

Selling and marketing expenses consist primarily of advertising and marketing costs, warehouse rental expenses, outbound shipping expenses and payroll and related expenses for employees involved in selling and marketing activities.

Advertising and marketing costs, which consist primarily of online advertising, offline television, movie and outdoor advertising, and incentive programs and branding promotion for the Company’s cosmetics products to attract or retain consumers, are expensed as incurred, and totaled $8,703,392 and $5,355,338 for the years ended December 31, 2022 and 2021, respectively.

Outbound shipping charges were shipping and freight expenses in connection with sales of products, and were expensed as incurred. For the years ended December 31, 2022 and 2021, the Company incurred outbound shipping expenses of $3,320,485 and $2,773,977, respectively.

(n)    General and administrative expenses

General and administrative expenses primarily consist of employee related expenses for administrative functions, including accounting, finance, tax, legal and human relations; costs associated with these functions including facilities and equipment depreciation expenses, rental and other general corporate related expenses.

(o)    Employee benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $437,880 and $367,215 for the years ended December 31, 2022 and 2021, respectively. In addition to the above government mandated defined contribution plans, the Company has no further obligations to employee benefits.

(p)    Value-added tax

The Company is subject to value added tax (“VAT”) and related surcharges on the revenues earned for products sold in the PRC. The applicable rate of value added tax is 6%. The related surcharges for revenues derived from sales of products are deducted from gross receipts to arrive at net revenues.

(q)    Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is more likely than not these items will be utilized against taxable income in the future. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. As of December 31, 2022, income tax returns for the tax years ended December 31, 2017 through December 31, 2021 remain open for statutory examination.

(r)     Operating leases

The Company adopted the ASU 2016-02, Leases (Topic 842) on January 1, 2022, using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its offices, which are classified as operating leases in accordance with Topic 842. Operating leases are required to record in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of December 31, 2022.

(s)     Comprehensive income

A Comprehensive income includes net income and other comprehensive income arising from foreign currency adjustments. Comprehensive income is reported in the consolidated statements of income and comprehensive income.

(t)     Earnings per share

Basic earnings per share is computed by dividing net income attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during period presented. Diluted income per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

(u)    Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

(v)    Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Company’s management team. Consequently, the Company has determined that it has only one reportable operating segment.

(w)    Recently issued accounting standards

The Jumpstart Our Business Startups Act (“JOBS Act”) provides that an emerging growth company (“EGC”) as defined therein can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group qualifies as an EGC as of December 31, 2021 and has elected to apply the extended transition period.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the Company’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the consolidated financial statements. The effective date was for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for public business entities that meet the definition of an SEC filer and eligible to be Smaller Reporting Companies, or SRC, as defined by the SEC and all non-public business entities. As a nonpublic company, the Company has elected to take advantage of the extended transition period provided in the Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards applicable to private companies. The Company will adopt ASU 2016-13 and its related amendments effective January 1, 2023, and the Company evaluated that it have no material impact on its the consolidated financial position, statements of operations and cash flows.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on its the consolidated financial position, statements of operations and cash flows.

(x)    Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company continues to evaluate the impact of ASU 2020-06 on its financial position, results of operations or cash flows.

(y)    Significant risks and uncertainties

1)      Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and amounts due from related parties. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2022, the Company held cash and cash equivalents of $5,773,380, among which $3,670,492 were deposited in financial institutions located in Hong Kong, and $2,075,329 were deposited in financial institutions located in Mainland China. Each bank account in Mainland China is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to approximately $72,500), while the bank accounts in Hong Kong, are not insured. To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in the PRC and Hong Kong which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

The risk with respect to accounts receivable and amounts due from related parties is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring processes of outstanding balances.

Most of the Company’s operations are carried out in Hong Kong, while partial of the Company’s business is conducted in mainland China. As mainland China government has exerted more oversight in Hong Kong, the Company’s business, financial condition and results of income may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

2)      Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

3)      Other risk

While the outbreak of coronavirus (“COVID-19”) has come under control in the PRC since the second quarter of 2020, there was a significant rise in COVID-19 cases, including the COVID-19 Delta and Omicron variant cases, in various cities in China in early 2022. The local governments of the affected cities, including Shanghai, have reinstated certain COVID-related measures, including travel restrictions and stay-at-home orders. The Company is headquartered in Shanghai, and advised all employees to work from home from late March through June 2022, as such the Company was able to continue servicing its customers with minimum interruption. Although the strict movement restrictions were imposed by the government, the Company has managed to deliver its products as agreed. In addition, all of the Company’s employees are well equipped and prepared for the remote work situations even before the outbreak. The Company generates a vast majority of its revenues from sales of products because its customers, which are mainly reputable marketplaces, who generate increasing online orders from end consumers. The Company believes currently it is not adversely affected by the outbreak of COVID-19.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2022, China lifted most of its travel restrictions and quarantine requirements. There were surges of cases in many cities in the fourth quarter of 2022, which to some extent caused disruption to our operations. However, the Company’s business could continue being impacted by the outbreak of COVID-19. The Company’s offices are located in Shanghai China, where any outbreak of contagious diseases and other adverse public health developments could have a negative impact on the Company’s business operations.

3.      PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	December 31, 2022	December 31, 2021
Prepayments to suppliers(a)	$1,295,356	$5,661,596
Prepaid marketing and advertising expenses(b)	1,525,715	1,760,770
Deferred offering costs(c)	374,633	148,453
Tax recoverable	290,590	61,670
Others	1,479	8,355
	$3,487,772	$7,640,844

____________

(a)      The balances represented advances to suppliers for purchase of cosmetics and other beauty products.

(b)      The balances represented advances for purchase of online advertising services, which was generally amortized to selling and marketing expenses within three months.

(c)      The balances represented the expenses directly related to the initial public offerings, which would be a reduction against additional paid-in capital from proceeds of initial public offering.

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31, 2022	December 31, 2021
Vehicles	$454,589	$285,765
Office equipment	273,240	234,905
Leasehold improvement	118,132	127,856
Less: accumulated depreciation	(471,956)	(372,373)
	$374,005	$276,153

Depreciation expense was and $131,101 and $125,603 for the years ended December 31, 2022 and 2021, respectively.

5.      SHORT-TERM LOANS

	December 31, 2022	December 31, 2021
Short-term loans from financial institutions	$9,231,133	$3,085,323
Short-term loans from a bank	6,454,541	470,765
	$15,685,674	$3,556,088

Short-term loans from financial institutions

During the years ended December 31, 2022 and 2021, the Company entered into certain loan agreements with three financial institutions, pursuant to which the Company borrowed $28,481,174 and $34,070,636 from these financial institutions with maturity dates due through December 31, 2023. The borrowings bore interest rates ranging between 6.0% and 12.3% per annum. For the years ended December 31, 2022 and 2021, the Company repaid borrowings of $22,146,119 and $34,292,971, respectively.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.      SHORT-TERM LOANS (cont.)

Short-term loans from a bank

In March 31, 2021, the Company entered into a one-year bank loan agreement with one bank pursuant to which the Company borrowed $463,664 with interest rate of 5.5% per annum. In March 2022, the Company repaid the bank loan of $445,831.

During the year ended December 31, 2022, the Company entered into one loan agreement with another bank, pursuant to which the Company borrowed $57,057,319 with maturity dates due through May 2023. The borrowing bore interest rates of 3.5% per annum. For the year ended December 31, 2022, the Company repaid borrowings of $50,628,257. The short-term loans were pledged by the accounts receivables due from customers.

6.      OPERATING LEASE

As of December 31, 2022, the Company leases office spaces in the PRC under non-cancelable operating leases, with terms ranging between 16.5 months and 36.5 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of the incremental borrowing rate.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in general and administrative expenses on the consolidated statements of income and comprehensive income. The corporate office lease also requires the Company to pay real estate taxes, common area maintenance costs and other occupancy costs which are included in the general and administrative expenses on the consolidated statements of income and comprehensive income.

The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For short-term leases, the Company records operating lease expense in its consolidated statements of income and comprehensive income on a straight-line basis over the lease term and record variable lease payments as incurred.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	December 31, 2022	December 31, 2021
Right of use assets	$175,004	$—

Operating lease liabilities, current	$299,461	$—
Operating lease liabilities, noncurrent	19,394	—
Total operating lease liabilities	$318,855	$—

Other information about the Company’s leases is as follows:

	For the Years Ended December 31,
	2022	2021
Operating cash flows used in operating leases	$223,122	—
Weighted average remaining lease term (years)	0.56	—
Weighted average discount rate	4.75%	—

Operating lease expenses were $430,963 and $293,488, respectively, for the years ended December 31, 2022 and 2021.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.      OPERATING LEASE (cont.)

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2022:

December 31, 2022
For the year ending December 31, 2023	300,346
For the year ending December 31, 2024	19,702
Total lease payments	320,048
Less: Imputed interest	(1,193)
Present value of lease liabilities	318,855

7.      INCOME TAXES

Hong Kong

Ableview Brands, Ableview Management, and Able View are incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong.

PRC

Weitong, Beijing Jingyuan, Shanghai Jinglu, Shanghai Jingnan and CSS Shanghai are subject to PRC Corporate Income Tax (“CIT”) on the taxable income in accordance with the relevant PRC income tax laws. Effective from January 1, 2008, the PRC’s statutory, Enterprise Income Tax (“EIT”) rate is 25%.

Beijing Jingyuan, Shanghai Jinglu, Shanghai Jingnan and CSS Shanghai are qualified as small and micro-sized enterprises (“SMEs”) from the year of 2022. In accordance with the implementation rules of EIT Law, SMEs are entitled to a reduced EIT rate of 20%, 87.5% reduction of taxable income for the first RMB1,000,000 taxable income and 75% reduction of taxable income between RMB 1,000,000 and RMB 3,000,000, and no reduction for the remaining taxable income for the year ended December 31, 2022.

The Components of the income (loss) before income taxes are as follows:

	For the Years Ended December 31,
	2022	2021
PRC subsidiaries	(3,139,016)	(2,840,089)
Hong Kong and Cayman subsidiaries	12,511,852	12,896,484
	$9,372,836	$10,056,395

For the years ended December 31, 2022 and 2021, the income tax expenses (benefits) were comprised of the following:

	For the Years Ended December 31,
	2022	2021
Current income tax expense	2,078,737	2,066,166
Deferred income tax benefit	(609,512)	(705,555)
	$1,469,225	$1,360,611

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      INCOME TAXES (cont.)

Below is a reconciliation of the statutory tax rate to the effective tax rate:

	For the Years Ended December 31,
	2022	2021
Hong Kong statutory income tax rate	16.5%	16.5%
Effect of different income tax rates in other jurisdictions	(2.7)%	(2.4)%
Effect of non-includable items	0.5%	(0.4)%
Effect of preferential tax rates	0.5%	(0.2)%
Effect of non-deductible expenses	(0.1)%	0.0%
Effect of changes in valuation allowance	1.0%	0.0%
Effective tax rate	15.7%	13.5%

Deferred tax assets as of December 31, 2022 and 2021 consist of the following:

	December 31, 2022	December 31, 2021
Net operating losses carryforwards	$1,335,778	$714,210
Less: valuation allowance	(81,232)	—
	$1,254,546	$714,210

As of December 31, 2022, the Company had net operating loss carrying forwards of $5,754,084 from the Company’s PRC subsidiaries, which will expire as of beginning December 31, 2026. The Company had no net operating loss carrying forwards from the Company’s Hong Kong subsidiaries. The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. As of December 31, 2022, valuation allowance of $81,232 was provided against deferred tax assets arising from net operation losses carryforwards as the Company assessed that it was more likely than not that that the net operating losses would not be fully utilized before expiration. As of December 31, 2021, no valuation allowance was provided against deferred tax assets arising from net operation losses carryforwards.

The Company operates its business through its subsidiaries. The Company does not file consolidated tax returns, therefore, losses from individual subsidiaries may not be used to offset other subsidiaries’ earnings within the Company. Valuation allowance is considered on each individual subsidiary basis.

Uncertain tax positions

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. For the years ended December 31, 2022 and 2021, the Company had no unrecognized tax benefits. The Company does not believe that its uncertain tax position will materially change over the next twelve months.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      CONVERTIBLE REDEEMABLE PREFERRED SHARES

On May 11, 2022, the Company closed an issuance of 15,750 Series A Convertible Redeemable Preferred Shares (“Preferred Shares”) to a third party, at a per share price of $190.4762. The Company raised $3,000,000 from the issuance of Preferred Shares. The following table summarized the roll-forward of the carrying amount of the convertible redeemable preferred shares for the year ended December 31, 2022:

Series A Convertible Redeemable Preferred Shares
Balance as of December 31, 2021	$—
Issuance of preferred shares in exchange of cash	3,000,000
Accretion of preferred shares	135,781
Balance as of December 31, 2022	$3,135,781

The key terms of the Preferred Shares are as follows:

Conversion

The holder of Preferred Share shall have the right, at such holder’s sole discretion, to convert all or any portion of the preferred shares into ordinary shares on a one-for-one basis at any time. The conversion price is subject to adjustments in the events of i) share splits and combinations, ii) ordinary share dividends and distributions, iii) reorganizations, mergers, consolidations, reclassifications, exchanges, substitutions, and iv) other dividends.

Redemption

The holder of Preferred Shares shall have the right to redeem if the Qualified IPO has not been consummated by the 24th month from the closing of issuance of the Preferred Shares. A Qualified IPO is defined as a firm commitment underwritten public offering of the ordinary shares of the Company on the New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or other internationally accepted stock exchange approved by the Sole Director, or a merger with a SPAC as a means of going public.

Liquidation preference

In the event of any liquidation, including deemed liquidation event, dissolution or winding up of the Company, either voluntary or involuntary, the holder of Preferred Shares shall firstly be entitled to receive, on a pari passu basis, for each outstanding Preferred Shares held, the higher of the following two amounts: (1) an amount equal to 100% of the Preferred Shares Issue Price, plus (a) an annual simple interest of eight percent (8%) accrued on the Preferred Shares Issue Price (calculated commencing from the date of the Closing until the date when such Liquidation Event completes, and calculated on a pro-rata basis in the case of a partial year, on a basis of 365 days a year) and (b) all declared but unpaid dividends, or (2) the amount of the assets and funds of the Company that the holder of Preferred Shares are entitled to receive based on their shareholding percentage of the Company upon the conversion of Preferred Shares into Ordinary Shares.

A deemed liquidation event shall include 1) any merger, consolidation, amalgamation, scheme of arrangement or share sale involving the Company with or into any other Person or other reorganization in which more than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power, is transferred, 2) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Company), and 3) a sale, transfer, exclusive licensing or other disposition of all or substantially all of the Company’s Intellectual Property to a third party (other than the software license during the ordinary course of business).

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Voting rights

The holders of all convertible redeemable preferred shares and ordinary shares shall vote together based on their shareholding ratio.

Accounting for the Convertible Redeemable Preferred Shares

The Company has classified the convertible redeemable preferred shares as mezzanine equity as these preferred shares are contingently redeemable upon the occurrence of an event not solely within the control of the Company. The issuance of the convertible redeemable preferred shares is recognized at issuance price at the date of issuance net of issuance costs. The Company did not incur issuance cost in relation to the issuance of preferred shares. In addition, the Company accretes changes in the redemption value of the convertible redeemable preferred shares based on the issuance price plus a pre-determined annualized return set forth in the agreement. The change in redemption value is recorded against retained earnings, or in the absence of retained earnings, against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

The Company has determined that there was no embedded derivative to be bifurcated and no beneficial conversion feature attributable to all of series preferred shares because the initial effective conversion price of these preferred shares were higher than the fair value of the Company’s common shares at the commitment date.

9.      EQUITY

Ordinary shares

Ableview Cayman’s authorized share capital is 500,000,000 ordinary shares, par value $0.0001 per share. On August 1, 2019, Ableview Cayman issued 1,050,000 ordinary shares, which issuance was considered as being part of the reorganization of the Company.

During the year ended December 31, 2022, Ableview Cayman cancelled 50,000 ordinary shares previously issued to its share-based compensation platform.

As of December 31, 2022 and 2021, Ableview Cayman had outstanding ordinary shares of 1,000,000 and 1,050,000.

Declaration of dividends

For the year ended December 31, 2022, Ableview Brands and Able View declared dividends aggregating $16,192,884. In the same year, Able View paid dividends of $190,203 to their shareholders. In addition, two shareholders of Able View designated an aggregation of $6,755,952 out of dividends payable due to these two shareholders as amount due to an entity controlled by one of the two shareholders. Able View paid dividends of $6,755,952 to the related party (Note 11).

For the year ended December 31, 2021, Able View declared dividends of $7,059,271 and paid dividends of $2,631,003 to Able View’s shareholders.

As of December 31, 2022, the Company had declared but unpaid dividends of $16,597,695, among which $15,590,750 was due to shareholders whose holding of beneficiary shares exceeded 5% (Note 11). As of December 31, 2021, the Company had declared but unpaid dividends of $7,562,531, all of which was due to shareholders whose holding of beneficiary shares exceeded 5% (Note 11).

According to PRC laws and regulations, after-tax profit can be distributed after a portion of net income has been set aside to fund certain reserve funds.

The board of directors will have the discretion to declare and pay dividends in the future, subject to applicable PRC regulations and Hong Kong regulations and restrictions. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      EQUITY (cont.)

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of income reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries. The Company is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

The statutory reserve is required to set aside annually. As of December 31, 2022 and 2021, the Company’s PRC profit generating subsidiaries had statutory reserve funds of $22,658 and $nil as one of the PRC subsidiaries generated profits in the year ended December 31, 2022.

As of December 31, 2022 and 2021, the Company had net restricted assets of $869,535, which represented paid-in capital that is included in the Company’s consolidated net assets.

10.    EARNINGS PER SHARE

For the year ended December 31, 2022, the Company has determined that its convertible redeemable preferred shares are participating securities as the preferred shares participate in undistributed earnings on an as-if-converted basis. The holders of the preferred shares are entitled to receive dividends on a pro rata basis, as if their shares had been converted into ordinary shares. Accordingly, the Company uses the two-class method of computing net income per share, for ordinary shares and preferred shares according to the participation rights in undistributed earnings.

For the years ended December 31, 2022, the outstanding convertible redeemable preferred shares were excluded from the calculation of diluted net earnings per ordinary share, as their inclusion would have been anti-dilutive for the periods prescribed.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021
Numerator:
Net income	$7,903,611	$8,695,784
Accretion of convertible redeemable preferred shares	(135,781)	—
Net income attributable to Able View Inc’s preferred shareholders	(120,446)	—
Net income attributable to Able View Inc’s ordinary shareholders	$7,647,384	$8,695,784
Denominator:
Weighted average ordinary shares outstanding – basic and dilutive	1,000,000	1,000,000
Earnings per share
Earnings per share – basic and dilutive	$7.65	$8.70

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    RELATED PARTY TRANSACTIONS AND BALANCES

1)      Nature of relationships with related parties

The table below sets forth the major related parties and their relationships with the Company, with which the Company entered into transactions during the years ended December 31, 2022 and 2021, or recorded balances as of December 31, 2022 and 2021.

Name	Relationship with the Company
Mr. Zhu Jian	Chief Executive Officer and, Director and 66.16% beneficial owner of the Company
Mr. Wang Jun	14.77% beneficial owner of the Company
Mr. Tang Jing	Chief Financial Officer and 5.71% beneficial owner of the Company
Mr. Tang Yuhua	An immediate family member of Mr. Tang Jing
Healthy Great Investing Company Limited (“Healthy Great”)	Wholly owned by Mr. Zhu Jian
Smartest Star Investing Company Limited (“Smartest Star”)	Wholly owned by Mr. Wang Jun
Scenery Investing Company Limited (“Scenery”)	Wholly owned by Mr. Scenery
Skinist Global Company Limited (“Skinist Global”)	Company controlled by Mr. Wang Jun
Skinist Global Cosmetics (Shanghai) Co., Ltd. (“Skinist Shanghai”)	Company controlled by Mr. Wang Jun
Shanghai Jingxin Trading Co. Ltd. (“Jingxin”)	Company controlled by Mr. Zhu Jian
Shanghai Jingqi Developing Co., Ltd. (“Jingqi”)	Company controlled by Mr. Zhu Jian
Shanghai Jingrong Information Co., Ltd. (“Jingrong”)	Company controlled by Mr. Tang Jing
Shanghai Youshan Corporate Consulting Co., Ltd. (“Youshan”)	Company controlled by Ms. Mu Xuemei, the director of the Company
Merit Zone Development Limited (“Merit Zone”)	Company controlled by Mr. Wang Jun
Shanghai Jiantong Trade Center (“Jian Tong”)	Company controlled by Mr. Wang Jun
Shanghai Shilin Advertising Co., Ltd. (“Shi Lin”)	Company controlled by Ms. Pan Yue, a supervisor of Weitong, a subsidiary of the Company
Shanghai Tengxin Advertising Co., Ltd. (“Teng Xin”)	Company controlled by Ms. Pan Yue, a supervisor of Weitong, a subsidiary of the Company
Shanghai Zhiwang Cosmetics Co., Ltd. (“Zhiwang”)	Company controlled by Ms. Mu Xuemei, a director of the Company

2)      Transactions with related parties

	For the Years Ended December 31,
	2022	2021
Sales of products to related parties
Merit Zone	$2,093,584	$433,403
Skinist Global	24,101	—
Jing Xin	—	8,030
	$2,117,685	$441,433

Purchase of products from related parties
Skinist Shanghai	$38,630	$16,753

Rental expenses charged by related parties
Jingqi(1)	$144,677	$96,866

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

	For the Years Ended December 31,
	2022	2021
Service fees charged by related parties
Jingqi	$93,380	$—
Jingrong	84,119	107,948
Youshan(2)	1,136	1,932,300
	$178,635	$2,040,248
Payment of dividends
Mr. Zhu Jian	$4,880,119	$19,298
Mr. Wang Jun	2,406,889	2,592,407
Mr. Tang Jing	19,156	19,298
	$6,946,154	$2,631,003

(Advances to) Collection of advances from related parties

	For the years ended December 31,
	2022		2021
	Advances	Collection of advances	Advances	Collection of advances
Jingqi(1)	$(2,610,257)	$1,563,382	$—	$—
Jingrong	—	—	—	114,425
Youshan	—	—	—	254,662
Zhiwang	—	135,236	(141,068)	—
	$(2,610,257)	$1,698,618	$(141,068)	$369,087

____________

(1)      During the years ended December 31, 2022 and 2021, the Company paid operating expenses on behalf of these related parties.

Borrowings from (Repayment of Borrowings to) related parties

	For the years ended December 31,
	2022		2021
	Borrowings	Repayments	Borrowings	Repayments
Shi Lin(3)	$6,739,486	$(4,251,152)	$4,495,566	$(1,798,226)
Skinist Global(3)	3,416,086	(3,551,699)	23,816,693	(23,680,180)
Teng Xin(3)	3,120,820	(3,120,820)	—	—
Mr. Tang Yuhua(3)	2,570,962	(148,610)	—	—
Mr. Zhu Jian(3)	1,486,104	(1,604,994)	2,325,293	(620,078)
Skinist Shanghai(3)	965,968	(1,209,595)	—	—
Mr. Wang Jun(3)	—	(1,115,245)	372,047	(93,012)
Jian Tong(3)	—	—	2,976,375	—
Jingqi(3)	—	—	1,170,397	(1,921,377)
Zuandu(3)	—	—	157,220	(157,220)
	$18,299,426	$(15,002,115)	$35,313,591	$(28,270,093)

____________

(1)      In February 2020, the Company entered into an office sub-lease agreement with Jingqi, pursuant to which the Company leased an office from Jingqi for a period of 3 years through February 2023. Jingqi charges the Company a monthly rental fee of approximately $12,056 and a monthly property management fee of approximately $2,007.

(2)      During the years ended December 31, 2022 and 2021, Youshan provided live video streaming services for the Company to advertise the Company’s cosmetics products.

(3)      During the years ended December 31, 2022 and 2021, the Company borrowed $18,299,426 and $35,313,591from six and seven related parties, respectively. The borrowings were interest free, and outstanding loans are repayable within twelve months from borrowings.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

3)      Balances with related parties

As of December 31, 2022 and 2021, the balances with related parties were as follows:

—     Due from related parties

	December 31, 2022	December 31, 2021
Accounts receivable
Merit Zone	$1,651,649	$259,616
Skinist Global	24,102	—
	1,675,751	259,616
Other receivable(1)
Jingrong	1,920	6,545
Skinist Shanghai	237,686	—
Skinist Global	116,749	—
Zhiwang	—	142,799
Jingqi	1,021,345	—
	1,377,700	149,344
Total	$3,053,451	$408,960

____________

(1)      As of December 31, 2022 and 2021, the other receivables due from related parties represented the administrative expenses paid by the Company on behalf of the related parties. The balances were interest free and were receivable on demand.

—     Due to related parties, current

	December 31, 2022	December 31, 2021
Dividends payable(1)
Mr. Zhu Jian	$6,940,190	$6,046,827
Mr. Wang Jun	1,340,268	907,704
Mr. Tang Jing	1,024,440	608,000
	9,304,898	7,562,531
Other payable
Shi Lin(2)	—	3,025,544
Jian Tong(2)	—	3,012,898
Mr. Zhu Jian(2)	—	1,694,756
Mr. Wang Jun(2)	—	1,177,618
Skinist Global	—	19,375
Jingqi	—	78,883
	—	9,009,074
Accounts payable
Skinist Shanghai	75,231	20,133
Total	$9,380,129	$16,591,738

____________

(1)      As of December 31, 2022 and 2021, the dividends payable represented the declared but unpaid dividends to the shareholders. The dividends payable is expected to be paid during the year ending December 31, 2023.

(2)      As of December 31, 2021, the balances due to the related parties represented the borrowings from these related parties. The borrowings were interest free and repayable before December 2023. As of December 31, 2022, the related parties agreed to extend the payment terms and would not require of the Company to make payments before the year of 2024. Accordingly the Company reclassified these balances as of December 31, 2022 to “due to related parties, non-current”.

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

—     Due to related parties, non-current

	December 31, 2022	December 31, 2021
Dividends payable(1)
Healthy Great	$4,986,487	$—
Smartest Star	1,113,217	—
Scenery	430,363	—
	6,530,067	—
Other payable(2)
Shi Lin	5,223,073	—
Jian Tong	2,783,738	—
Mr. Zhu Jian	1,449,864	—
Mr. Tang Yuhua	2,363,278	—
	11,819,953	—
Total	$18,350,020	$—

____________

(1)      For the year ended December 31, 2022, Mr. Zhu Jian and Mr. Wang Jun designated $5,870,998 and $884,954, respectively, out of dividends payable due to these two shareholders as amount due to Skinist Global, which was controlled by Mr. Wang Jun. As of December 31, 2022, the dividends payable represented the declared but unpaid dividends to the shareholders. The dividends payable is expected to be paid during the year ending December 31, 2024.

(2)      As of December 31, 2022, the balances due to the related parties represented the borrowings from these related parties. The borrowings were interest free and not repayable until the year of 2024.

12.    CONCENTRATION

Customer concentration

For the years ended December 31, 2022 and 2021, the following customers contributed revenues that were over 10% of total net revenues for the relevant periods. Customers accounting for 10% or more of the Company’s net revenues were as follows:

	For the Years Ended December 31,
	2022	2021
Customer A	32%	31%
Customer B	15%	18%
Customer C	19%	16%

As of December 31, 2022 and 2021, accounts receivable due from the following customers were over 10% of consolidated accounts receivable. The details are as follows:

	December 31, 2022	December 31, 2021
Customer A	60%	41%
Customer B	14%	34%
Customer C	17%	*
Customer D	*	10%

ABLE VIEW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    CONCENTRATION (cont.)

Vendor concentration

For the years ended December 31, 2022 and 2021, the Company purchased products from the following vendors who charged over 10% of total cost of revenues for the relevant period, which include both brand partners and product distributors who distribute products from certain brands to us. Vendors accounting for 10% or more of the Company’s cost of revenues were as follows:

	For the Years Ended December 31,
	2022	2021
Vendor A	28%	38%
Vendor B	21%	14%
Vendor C	17%	16%

As of December 31, 2022 and 2021, accounts payable due to the following vendors were over 10% of consolidated accounts payable. The details are as follows:

	December 31, 2022	December 31, 2021
Vendor C	47%	*
Vendor D	11%	16%
Vendor E	19%	*
Vendor F	*	45%
Vendor G	*	20%
Vendor H	*	11%

____________

*        Less than 10%

13.    COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of income or liquidity.

14.    SUBSEQUENT EVENTS

The Company evaluated subsequent events through April 28, 2023, the date of issuance of the consolidated financial statements were issued, and the management determined that other than those that have been disclosed in the consolidated financial statements and subsequent events disclosed above, no subsequent events that require recognition and disclosure in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Able View Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Able View Global Inc. (the “Company”) as of December 31, 2022, the related consolidated statement of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for the period from October 11, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period from October 11, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022

New York, New York
May 31, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

Able View Global Inc.
Consolidated Balance Sheet
(in U.S. dollars unless otherwise stated)

December 31, 2022
Total Assets	$—

Liabilities and Shareholder’s Deficit
Due to a related party	$5,870
Total Liabilities	$5,870

Commitments and Contingencies

Shareholders’ Deficit
Common stock ($0.0001 par value, 500,000,000 shares authorized; 1 shares issued and outstanding at December 31, 2022)	0
Additional paid-in capital	(0)
Accumulated losses	(5,870)
Total Shareholders’ Deficit	(5,870)
Total Liabilities and Shareholders’ Deficit	$—

Able View Global Inc.
Consolidated Statement of Operations and Comprehensive Loss

For the period from October 11, 2022 (Inception) through December 31, 2022
Formation and operating costs	$5,870
Operating expenses	(5,870)

Net loss and comprehensive loss	$(5,870)

Able View Global Inc.
Consolidated Statement of Changes in Shareholders’ Deficit
For the Period from October 11, 2022 (Inception) through December 31, 2022
(Expressed in U.S. dollar)

	Common stock		Additional paid-in capital	Accumulated losses	Total shareholders’ deficit
	Number of stock	Amount
Balance as of October 11, 2022 (Inception), 2022	—	$—	$—	$—	$—
Issuance of common stocks	1	0	(0)	—	—
Net loss	—	—	—	(5,870)	(5,870)
Balance as of December 31, 2022	1	$0	$(0)	$(5,870)	$(5,870)

Able View Global Inc.
Consolidated Statement of Cash Flows

For the period from October 11, 2022 (Inception) through December 31, 2022
Cash Flows from Operating Activities:
Net loss	$(5,870)
Changes in operating assets and liabilities:
Due to a related party	5,870
Net Cash Used in Operating Activities	—

Net Change in Cash	—

Cash, Beginning of the Period	—
Cash, End of the Period	$—

Able View Global Inc.
Notes to the Consolidated Financial Statements
(in U.S. dollars unless otherwise stated)

1.      ORGANIZATION AND BUSINESS DESCRIPTION

Able View Global Inc. (“Able View Global”, or the “Company”) was incorporated as a private company under the laws of Cayman Islan on October 11, 2022, as a direct wholly owned subsidiary of Able View Inc. (“Able View”).

The Company was formed for the purpose of becoming the ultimate parent company in the Able View Group following the transactions contemplated in the business combination agreement, dated November 21, 2022 (the “Business Combination Agreement”) by and among the Company, Able View, and Hainan Manaslu Acquisition Corp. (“HMAC”), a special purpose acquisition company. The Company maintains one direct wholly owned subsidiary, Able View Corporation Inc. (“Merger Sub”), a Cayman Islands exemption company. Merger Sub was incorporated on October 12, 2022 to facilitate the consummation of the Business Combination Agreement. As of December 31, 2022, either of the Company or Merger Sub had no assets, liabilities, or operations.

In connection with the Business Combination Agreement, Merger Sub will merge with and into HMAC, pursuant to which the separate corporate existence of Merger Sub will cease, with HMAC being the surviving corporation and becoming a wholly owned subsidiary of the Company. Following the consummation of the transactions contemplated by the Business Combination Agreement, the Company will be the surviving publicly-traded corporation. However, the consummation of the transactions contemplated by the Business Combination Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)    Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

(c)     Transaction costs in an offering of equity securities

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities.

3.      EQUITY

The Company’s authorized share capital is 500,000,000 common stocks, par value $0.0001 per share. On October 11, 2022, the Company issued 1 common stock to Able View Inc. As of December 31, 2022, the Company had one outstanding common stock.

4.      SUBSEQUENT EVENTS

The Company evaluated the subsequent event through May 31, 2023, the date of this report, and concluded that there are no material reportable subsequent events need to be disclosed.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

Hainan Manaslu Acquisition Corp.,
as Purchaser,

ABLE VIEW INC.,
as the Company,

ABLE VIEW GLOBAL INC.,
as Pubco,

ABLE VIEW CORPORATION INC.,
as Merger Sub,

and

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

Dated as of November 21, 2022

Annex A Page
I. MERGER		A-2
1.1.	Merger	A-2
1.2.	Effective Time	A-2
1.3.	Effect of the Merger	A-2
1.4.	Organizational Documents of Surviving Entity	A-2
1.5.	Directors and Officers of the Surviving Entity	A-2
1.6.	Effect of Merger on Issued Securities of Purchaser	A-2
1.7.	Tax Consequences	A-4
1.8.	Taking of Necessary Action; Further Action	A-4

Article II. SHARE EXCHANGE		A-4
2.1.	Exchange of Company Shares	A-4
2.2.	Exchange Consideration	A-4
2.3.	Surrender of Company Securities and Payment of Exchange Consideration	A-4
2.4.	Earnout	A-5
2.5.	Seller Consent	A-6
2.6.	Termination of Certain Agreements	A-6

III. CLOSING		A-6
3.1.	Closing	A-6

IV. representations and warranties of purchaser		A-6
4.1.	Organization and Standing	A-6
4.2.	Authorization; Binding Agreement	A-6
4.3.	Governmental Approvals	A-7
4.4.	Non-Contravention	A-7
4.5.	Capitalization	A-7
4.6.	SEC Filings and Purchaser Financials	A-8
4.7.	Absence of Certain Changes	A-9
4.8.	Compliance with Laws	A-9
4.9.	Actions; Orders; Permits	A-9
4.10.	Taxes and Returns	A-9
4.11.	Employees and Employee Benefit Plans	A-10
4.12.	Properties	A-10
4.13.	Material Contracts	A-10
4.14.	Transactions with Affiliates	A-10
4.15.	Investment Company Act	A-10
4.16.	Finders and Brokers	A-10
4.17.	Certain Business Practices	A-11
4.18.	Insurance	A-11
4.19.	Information Supplied	A-11
4.20.	Trust Account	A-11
4.21.	Independent Investigation	A-12

Article V. representations and warranties of pubco		A-12
5.1.	Organization and Standing	A-12
5.2.	Authorization; Binding Agreement	A-13
5.3.	Governmental Approvals	A-13
5.4.	Non-Contravention	A-13
5.5.	Capitalization	A-13

Annex A-i

Annex A Page
5.6.	Ownership of Consideration Shares	A-13
5.7.	Pubco and Merger Sub Activities	A-14
5.8.	Finder and Brokers	A-14
5.9.	Investment Company Act	A-14
5.10.	Information Supplied	A-14
5.11.	Independent Investigation	A-14

Article VI. representations and warranties of THE COMPANY		A-15
6.1.	Organization and Standing	A-15
6.2.	Authorization; Binding Agreement	A-15
6.3.	Capitalization	A-15
6.4.	Subsidiaries	A-16
6.5.	Governmental Approvals	A-16
6.6.	Non-Contravention	A-16
6.7.	Financial Statements	A-17
6.8.	Absence of Certain Changes	A-18
6.9.	Compliance with Laws	A-18
6.10.	Company Permits	A-18
6.11.	Litigation	A-18
6.12.	Material Contracts	A-19
6.13.	Intellectual Property	A-20
6.14.	Taxes and Returns	A-22
6.15.	Real Property	A-23
6.16.	Personal Property	A-23
6.17.	Title to and Sufficiency of Assets	A-23
6.18.	Employee Matters	A-23
6.19.	Benefit Plans	A-25
6.20.	Environmental Matters	A-25
6.21.	Transactions with Related Persons	A-26
6.22.	Business Insurance	A-26
6.23.	Top Customers and Suppliers	A-27
6.24	Certain Business Practices	A-27
6.25	Investment Company Act	A-28
6.26.	Finders and Brokers	A-28
6.27.	Information Supplied	A-28
6.28.	Independent Investigation	A-28
6.29.	No Other Representations	A-28

vII. representations and warranties of THE SELLERS		A-29
7.1.	Organization and Standing	A-29
7.2.	Authorization; Binding Agreement	A-29
7.3.	Ownership	A-29
7.4.	Governmental Approvals	A-29
7.5.	Non-Contravention	A-29
7.6.	No Litigation	A-30
7.7.	Investment Representations	A-30
7.8.	Finders and Brokers	A-30
7.9.	Information Supplied	A-30
7.10.	Independent Investigation	A-31
7.11.	No Other Representations	A-31

Annex A-ii

Annex A Page
VIII. COVENANTS		A-31
8.1.	Access and Information	A-31
8.2.	Conduct of Business of the Company, Pubco, Merger Sub and the Sellers	A-32
8.3.	Conduct of Business of Purchaser	A-34
8.4.	Financial Statements	A-36
8.5.	Purchaser Public Filings	A-36
8.6.	No Solicitation	A-36
8.7.	No Trading	A-37
8.8.	Notification of Certain Matters	A-37
8.9.	Efforts	A-37
8.10.	Further Assurances	A-39
8.11.	The Registration Statement	A-39
8.12.	Public Announcements	A-40
8.13.	Confidential Information	A-41
8.14.	Post-Closing Board of Directors and Executive Officers	A-42
8.15.	Indemnification of Directors and Officers; Tail Insurance	A-42
8.16.	Trust Account Proceeds	A-42
8.17.	Transaction Financing	A-42
8.18.	Employment Agreements	A-43
8.19.	Pubco Equity Incentive Plan	A-43
8.20.	Certain Target Company Indebtedness	A-43

Article IX. Closing conditions		A-43
9.1.	Conditions of Each Party’s Obligations	A-43
9.2.	Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers	A-44
9.3.	Conditions to Obligations of Purchaser	A-45
9.4.	Frustration of Conditions	A-47

Article X. TERMINATION AND EXPENSES		A-47
10.1.	Termination	A-47
10.2.	Effect of Termination	A-48
10.3.	Fees and Expenses	A-48

XI. WAIVERs And releases		A-48
11.1.	Waiver of Claims Against Trust	A-48
11.2.	Release and Covenant Not to Sue	A-49

xII. MISCELLANEOUS		A-49
12.1.	Survival	A-49
12.2.	Non-Recourse	A-49
12.3.	Notices	A-50
12.4.	Binding Effect; Assignment	A-51
12.5.	Third Parties	A-51
12.6.	Arbitration	A-51
12.7.	Governing Law; Jurisdiction	A-52
12.8.	WAIVER OF JURY TRIAL	A-52
12.9.	Specific Performance	A-52
12.10.	Severability	A-52
12.11.	Amendment	A-53
12.12.	Waiver	A-53
12.13.	Entire Agreement	A-53

Annex A-iii

Annex A Page
12.14.	Interpretation	A-53
12.15.	Counterparts	A-54
12.16.	Legal Representation	A-54

XIII DEFINITIONS		A-54
13.1.	Certain Definitions	A-54
13.2.	Section References	A-62

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Founder Registration Rights Agreement Amendment

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of November 21, 2022, by and among (i) Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Able View Inc., a Cayman Islands exempted company (the “Company”), (iii) Able View Global Inc., a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Pubco”), (iv) Able View Corporation Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), and (v) each of the holders of the Company’s outstanding shares named on Annex I hereto (collectively, the “Sellers”). Purchaser, the Company, Pubco, Merger Sub and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of marketing, reselling, and brand management of global cosmetic products in China;

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is owned entirely by the Company, and Merger Sub is a newly incorporated Cayman Islands exempted company that is owned entirely by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser shall merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall acquire all of the issued and outstanding Company Shares (as defined below) from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act and other applicable law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (a) certain of the Sellers have entered into lock-up agreements with Purchaser and Pubco, in the form attached hereto as Exhibit A (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing; (b) certain Sellers that are part of the Company’s management have entered into non-competition and non-solicitation agreements in favor of Pubco, Purchaser and the Company, in the form attached hereto as Exhibit B (the “Non-Competition Agreements”), which Non-Competition Agreements shall become effective as of the Closing; and (c) Pubco, Purchaser, and each of the Sellers have entered into a registration rights agreement, a copy of which is attached as hereto Exhibit C hereto (the “Registration Rights Agreement”), which shall become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco and Bright Winlong LLC, a Cayman Islands limited liability company (the “Sponsor”), have entered into an amendment to the Registration Rights Agreement, dated as of August 10, 2022 (the “Founder Registration Rights Agreement”), by and between Purchaser, the Sponsor and the other parties thereto, in the form attached hereto as Exhibit D (the “Founder Registration Rights Agreement Amendment”), pursuant to which Pubco shall assume the obligations of Purchaser under the Founder Registration Rights Agreement, which shall become effective as of the Closing;

WHEREAS, the boards of directors of Purchaser, Pubco, Merger Sub and the Company each (a) have determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) have approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used and not otherwise defined herein are defined in Article XIII hereof.

Annex A-1

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act, Purchaser and Merger Sub shall consummate the Merger, pursuant to which Purchaser shall be merged with Merger Sub, with Purchaser being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving entity in the Merger. Purchaser, as the surviving entity following the Merger, is hereinafter sometimes referred to as the “Surviving Entity” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Entity).

1.2 Effective Time. Simultaneous with or immediately following the completion of the Share Exchange, Purchaser and Merger Sub shall cause the Merger to be consummated by filing a Plan of Merger for the Merger of Purchaser with Merger Sub, with Purchaser being the surviving entity in the Merger (the “Plan of Merger”), with the Registrar of Companies of the Cayman Islands, in accordance with the relevant provisions of the Cayman Islands Companies Act (the time of such filing, or such later time as may be specified in the Plan of Merger, being referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Entity (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time, and the Surviving Entity shall continue its existence as a wholly owned Subsidiary of Pubco.

1.4 Organizational Documents of Surviving Entity. At the Effective Time, Purchaser’s Organizational Documents, as in effect immediately prior to the Effective Time, shall be further amended and restated to read in their entirety in the form of the memorandum and articles of association of Merger Sub, in each case, as in effect immediately prior to the Effective Time, respectively (except that the name of the corporation shall be changed to a name to be mutually agreed by Purchaser and the Company prior to the Closing) and, as so amended and restated, shall be the amended and restated memorandum and articles of association of the Surviving Entity until the same may be thereafter further amended and/or restated in accordance with their terms and the Cayman Islands Companies Act.

1.5 Directors and Officers of the Surviving Entity. At the Effective Time, the board of directors and executive officers of Purchaser shall resign and the board of directors and the executive officers of the Surviving Entity shall as mutually agreed by Pubco, Purchaser and the Company prior to the Closing, each to hold office in accordance with the amended and restated memorandum and articles of association of the Surviving Entity until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued Securities of Purchaser, Pubco and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, the Company, Pubco or Merger Sub:

(a) Purchaser Units. Each Purchaser Unit outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Right and one Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

Annex A-2

(b) Purchaser Ordinary Shares. Each Purchaser Ordinary Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below) shall automatically be converted into the right to receive one Pubco Ordinary Share, following which all such Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(c) Purchaser Preference Shares. Each Purchaser Preference Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below), if any, shall be automatically converted into the right to receive one Pubco Preference Share, following which all such Purchaser Preference Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(d) Cancellation of Shares Owned by Purchaser. If there are any shares in the authorized capital of Purchaser that are owned by Purchaser as treasury shares immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Purchaser Rights. At the Effective Time, all issued and outstanding Purchaser Rights shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holders thereof if the Purchaser Rights had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of any certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Any certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(f) Purchaser Warrants. Each outstanding (i) Purchaser Public Warrant outstanding immediately prior to the Effective Time shall be converted into the right to receive one Pubco Public Warrant and (ii) each Purchaser Private Warrant outstanding immediately prior to the Effective Time shall be converted into the right to receive one Pubco Private Warrant, and all Purchaser Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(g) Surrender of Shares of Pubco. The sole holder of shares of Pubco issued and outstanding immediately prior to the Effective Time shall surrender all such shares to Pubco, which shares shall thereupon be canceled.

(h) Cancellation of Shares of Merger Sub. All of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Entity, with the same rights, powers and privileges as the shares so converted, and shall constitute the only outstanding shares in the capital of the Surviving Entity.

(i) Transfers of Ownership. If any certificate representing shares of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(j) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Surviving Entity, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(k) Surrender of Purchaser Certificates. Securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(l) Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the Surviving Entity, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Entity or Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

1.7 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Merger and the Share Exchange are intended to constitute a single exchange transaction under Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Transactions under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Closing Date has or may have on any such transaction. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Merger and the Share Exchange, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1 Exchange of Company Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, simultaneously with or immediately prior to the consummation of the Merger, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the Company Shares held by the Sellers (collectively, the “Purchased Shares”), which comprise all of the Company Shares issued and outstanding as of the Closing Date, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). At or prior to the Closing, the Company shall terminate any issued and outstanding Company Convertible Securities (if any), without any consideration, payment or Liability therefor.

2.2 Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Company Security Holders collectively shall be entitled to receive from Pubco, in the aggregate, a number of Purchaser Securities with an aggregate value equal to Four Hundred Million U.S. Dollars ($400,000,000) (the “Exchange Consideration”), with each Seller receiving for each Company Ordinary Share held a number of Pubco Ordinary Shares (such shares in the aggregate for all Sellers, the “Exchange Shares”) equal to (i) the Per Share Price divided by (ii) the Redemption Price (the “Conversion Ratio”). In addition, the Sellers shall have the contingent right after the Closing to receive the Earnout Shares if issued in accordance with Section 2.4.

2.3 Surrender of Company Securities and Disbursement of Exchange Consideration.

(a) At the Closing, Pubco shall cause the Exchange Shares to be issued to the Sellers in exchange for their Company Ordinary Shares based on the Conversion Ratio.

(b) At the Closing, each Seller will deliver to Pubco their Company Ordinary Shares, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Seller may instead deliver to

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Pubco an affidavit of lost certificate and indemnity of loss, in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share shall be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) instead shall have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.4 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Sellers shall have the contingent right to receive in the aggregate up to an additional Three Million Two Hundred Thousand (3,200,000) Pubco Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares” and, together with the Exchange Shares, the “Consideration Shares”) as additional consideration based on Pubco achieving certain Net Revenue milestones for each of the fiscal years 2023 and 2024 (each, a “Net Revenue Earnout Year”; such period, the “Earnout Period”). The Sellers’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i) In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2023 filed with the SEC is equal to or exceeds One Hundred Seventy Million Dollars ($170,000,000) (the “2023 Net Revenue Earnout Milestone”), then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive One Million Six Hundred Thousand (1,600,000) of the Earnout Shares (the “First Tranche”), with each Seller receiving its Pro Rata Share thereof.

(ii) In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2024 filed with the SEC is equal to or exceeds Two Hundred Million Dollars ($200,000,000) (the “2024 Net Revenue Earnout Milestone” and, together with the 2023 Net Revenue Earnout Milestone, the “Net Revenue Earnout Milestones”), then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive One Million Six Hundred Thousand (1,600,000) of the Earnout Shares (the “Second Tranche”), with each Seller receiving its Pro Rata Share thereof.

In the event that the applicable Earnout Milestones are not met during the applicable periods, the Sellers shall not be entitled to receive the applicable portion of the Earnout Shares.

(b) Any Earnout Shares issued hereunder to Sellers shall be subject to the same restrictions and lock-up period(s) applicable to the Exchange Shares.

(c) As soon as practicable (but in any event within twenty (20) Business Days) after the completion of the audited consolidated financial statements for Pubco and its Subsidiaries for each Net Revenue Earnout Year, Pubco’s Chief Financial Officer (the “CFO”) will prepare and deliver to the deliver to the Post-Closing Pubco Board for approval by a Disinterested Independent Director Majority a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 2.4 of the Net Revenue for such Net Revenue Earnout Year and whether the applicable Net Revenue Earnout Milestone has been satisfied for such Net Revenue Earnout Year. If a Disinterested Independent Director Majority determines in good faith that the Sellers are entitled to receive Earnout Consideration for having achieved a Net Revenue Earnout Milestone pursuant to an Earnout Statement, the applicable portion of the Earnout Consideration will be due upon such final determination and Pubco shall deliver such Earnout Shares within ten (10) Business Days thereafter.

(d) Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, shall be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries, consistent with past practice. Each of Pubco and its Subsidiaries, including the Target Companies, shall be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects

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of its business, including actions that may have an impact on the ability of the Sellers to earn the Earnout Shares, and the Sellers shall not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries, including the Target Companies, not to, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Net Revenue Earnout Milestones.

2.5 Seller Consent. Each Seller, as a shareholder or other security holder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which any Seller is a party or bound and all applicable Laws.

2.6 Termination of Certain Agreements. Without limiting the provisions of Section 11.2, the Company and the Sellers hereby agree that, effective at the Closing, (a) any shareholders’, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, New York 10105, remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF or other electronic files or by facsimile.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company, Pubco and the Sellers on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is duly incorporated as an exempted company, validly existing and in good standing under the laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to

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which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described on Schedule 4.3, no Consent of or with any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. Except as otherwise described on Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and the compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and any waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) Purchaser’s authorized share capital is 55,500,000 shares, of which 55,000,000 shares are Purchaser Ordinary Shares and 500,000 shares are Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

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(b) The Company has not awarded or granted any share options or similar securities and does not have or maintain any plan or program with respect thereto. Except as set forth on Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares in the capital of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, (iii) the ability of Purchaser to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following, as applicable: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that was or may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed

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with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Public Rights, and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened, against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes, and except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s last annual report on Form 10-K.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 4.7, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the date of the IPO, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser

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in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding issued shares as of the date hereof.

4.15 Investment Company Act. As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

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4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.19 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Pubco, the Sellers or any of their respective Affiliates.

4.20 Trust Account. As of the date hereof, there is at least $60 million held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Purchaser has performed all material obligations required to be

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performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Purchaser to be inaccurate or that would entitle any Person (other than shareholders of Purchaser holding Purchaser Ordinary Shares who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser (subject to the Redemption) on the Closing Date. There are no Actions pending with respect to the Trust Account. Purchaser has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate and Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated herein. Following the Closing, no shareholder of Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its Purchaser Ordinary Shares for redemption pursuant to the Redemption (or pursuant to any redemption required in accordance with the extension of Purchaser’s deadline to consummate its Business Combination) in compliance with Purchaser’s Organizational Documents.

4.21 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Purchaser, the Company and the Sellers, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Pubco is duly incorporated as an exempted company, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub is duly incorporated as an exempted company, validly existing and in good standing under the laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents.

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5.2 Authorization; Binding Agreement. Subject to filing the Amended Pubco Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and any waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by the Company, and (ii) Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one (1) share is issued and outstanding, which is owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Ownership of Consideration Shares. (i) All Consideration Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Consideration Shares, each Seller shall have good and valid title to its portion of such shares, in each case of clauses

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(i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and (iii) the issuance and sale of such Consideration Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Sellers or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

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Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Purchaser and Pubco, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is duly incorporated as an exempted company, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 6.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents, the Cayman Islands Companies Act, any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The Company is authorized to issue 499,984,250 Company Ordinary Shares and 15,750 Company Preference Shares. The issued and outstanding capital shares of the Company consists of 1,000,000 Company Ordinary Shares and 15,750 Company Preference Shares, and there are no other issued or outstanding equity interests of the Company. The Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding Company Shares, with each Seller owning the Company Shares set forth on Schedule 6.3(a), all of which Company Shares are owned by the Sellers free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. Schedule 6.3(a) also sets forth as of the date of this Agreement, the amount of any accrued dividends payable in accordance with the Company’s Organizational Documents to the holders of Company Preference Shares in preference to holders of Company Common Shares. After giving effect to the Securities Exchange, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

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(b) Schedule 6.3(b) sets forth the beneficial and record owners of all outstanding Company Convertible Securities (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) prior to the Securities Exchange, and except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholders’ agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5 Governmental Approvals. Except as otherwise described on Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described on Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any

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of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021, and December 31, 2020, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited pursuant to private company standards, (ii) when delivered in accordance with Section 8.4(a), the Audited Financial Statements, (iii) the consolidated financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six months then ended, and (iv) when delivered in accordance with Section 8.4(a), the Reviewed Interim Financial Statements. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (w) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (x) were prepared in accordance with U.S. GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for U.S. GAAP and exclude year-end adjustments which will not be material in amount), (y) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (z) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2019, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

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(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 6.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with U.S. GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or Pubco or their respective its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since January 1, 2022, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 6.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in the case of either clause (a) or (b), by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related

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to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(viii) is with any Top Customer or Top Vendor;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

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(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xv) is otherwise material to any Target Company and not described in clauses (i) through (xiv) above.

(b) Except as disclosed on Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 6.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time

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or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(d) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(e) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

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6.14 Taxes and Returns. Except as set forth on Schedule 6.14:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within

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the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth on Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

6.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

6.18 Employee Matters.

(a) Except as set forth on Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge

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of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth on Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2022. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

(d) Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 6.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

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6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with U.S. GAAP and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any Target Company, Pubco, Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.20 Environmental Matters. Except as set forth on Schedule 6.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 6.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 6.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 6.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

6.22 Business Insurance.

(a) Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal,

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valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2019, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2019. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past three (3) years been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Vendor or Top Customer.

6.24 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. Except as set forth on Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

6.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

6.29 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Target Companies or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, Pubco, the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Pubco, Sellers or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

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Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Seller, severally and not jointly, hereby represents and warrants to Purchaser and Pubco, as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing. Such Seller, if not an individual person, is an entity duly organized, formed, incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. Such Seller owns good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I hereto, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of such Seller’s Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.5 Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.
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7.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

7.7 Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Consideration Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Consideration Shares; (c) has been advised and understands that the Consideration Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Consideration Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, Pubco is under no obligation hereunder to register the Consideration Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Consideration Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Consideration Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco, Purchaser or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Consideration Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

7.9 Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or

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incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

7.10 Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

7.11 No Other Representations. Except for the representations and warranties expressly made by such Seller in this Article VII (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither such Seller nor any other Person on its behalf makes any express or implied representation or warranty with respect to such Seller or its businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and such Seller hereby expressly disclaims any other representations or warranties, whether implied or made by such Seller or any of its Representatives.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco or Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the, Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco or Merger Sub.

(b) During the Interim Period, subject to Section 8.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects

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(including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Pubco, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

8.2 Conduct of Business of the Company, Pubco, Merger Sub and the Sellers.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.2, the Company, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 8.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco or Merger Sub each shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with U.S. GAAP;

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(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or Merger Sub;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

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(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Securities, and (ii) no Seller shall sell, transfer or dispose of any Company Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (the “New Seller”) executes and delivers to Purchaser, Pubco, Merger Sub and the Company a joinder agreement, in form and substance reasonably acceptable to Purchaser and Pubco (a “Joinder”), to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to Purchaser, Pubco, Merger Sub and the Company any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for any such New Seller.

8.3 Conduct of Business of Purchaser.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any Transaction Financing) or as set forth on Schedule 8.3, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any Transaction Financing, up to aggregate additional Indebtedness during the Interim Period of $1,500,000, and any costs and expenses necessary for an Extension (such expenses, “Extension Expenses”));

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(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with U.S. GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP or IFRS, as applicable, and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

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8.4 Financial Statements.

(a) The Company shall deliver to the Purchaser, (i) as promptly as reasonably practicable following the date of this Agreement but not later than December 31, 2022, (i) the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021, and December 31, 2020, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financial Statements”), and (ii) the PCAOB auditor reviewed consolidated financial statements, consisting of the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six months then ended (the “Reviewed Interim Financial Statements”). The Company shall use its commercially reasonable efforts (x) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Target Companies, Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and/or the Proxy Statement and any other filings to be made by Purchaser or Pubco with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(b) During the Interim Period, within sixty (60) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with U.S. GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.5 Purchaser Public Filings. During the Interim Period, Purchaser shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions

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or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7 No Trading. The Company, Pubco, Merger Sub and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or

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performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

8.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the assistance of the Company and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters.

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser to be called and held for such purpose (the “Special Meeting”), in favor of resolutions/proposals approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of any shares in connection with any Transaction Financing, and the approval of the Sponsor Share Purchase Agreement), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq, (B) the adoption and approval of the Pubco Equity Incentive Plan, (C) the appointment, and designation of classes, of the members of the Post-Closing Pubco Board, in each case in accordance with Section 8.14 hereof, (D) such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (D), collectively, the “Shareholder Approval Matters”), and (F) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(c) If, on the date for which the Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, Purchaser and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(d) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall,

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and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders and the holders of Purchaser Warrants, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(e) Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, pursuant thereto, shall call the Special Meeting in accordance with the Cayman Islands Companies Act for a date no later than forty (40) days following the effectiveness of the Registration Statement.

(g) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

8.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of

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a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

8.13 Confidential Information.

(a) The Company, Pubco, Merger Sub and the Sellers agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

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8.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) individual that is designated by Purchaser prior to the Closing, in its sole discretion, and (ii) four (4) individuals that are designated by the Company prior to the Closing, at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules. At or prior to the Closing, Pubco will provide each director on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of Purchaser, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

8.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “D&O Indemnified Persons”) as provided in Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.16 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any Transaction Financing shall first be used to pay Purchaser’s accrued Expenses and Purchaser’s deferred expenses of the IPO and deferred advisor fees, and any loans owed by Purchaser to Sponsor for expenses (including deferred expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses. Such amounts, as well as any expenses that are required or permitted to be paid by delivery of Pubco securities, shall be paid at the Closing. Any remaining cash shall be used by Pubco and the Target Companies for working capital and general corporate purposes.

8.17 Transaction Financing. Purchaser and the Company shall use commercially reasonable efforts to raise gross proceeds of at least $60 million in a PIPE financing in which equity securities of Purchaser or Pubco (or such other securities as may be agreed by Purchaser and the Company) are sold to investors. Without limiting anything

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to the contrary contained herein, contemporaneously with the entry into this Agreement or during the Interim Period, the Purchaser may, but shall not be required to, enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as the Purchaser and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by the Purchaser, the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Such Financing Agreements may include non-redemption agreements from existing Public Shareholders and backstop agreements and private placement subscription agreements (whether for equity or debt) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, the Purchaser, during the Interim Period, the Purchaser shall not (i) reduce the committed investment amount to be received by Purchaser under any Financing Agreement or reduce or impair the rights of the Purchaser under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Purchaser and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

8.18 Employment Agreements. Prior to the Closing, Purchaser and the Company shall use its reasonable best efforts to cause the individuals set forth on Schedule 8.18 (and any other individuals who may be mutually agreed by Purchaser and the Company prior to the Closing) to enter into employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to Purchaser and the Company, between each such person and Pubco or a Subsidiary of Pubco, as applicable (collectively, the “Employment Agreements”).

8.19 Pubco Equity Incentive Plan. Prior to the effectiveness of the Registration Statement, the board of directors of Pubco shall approve and adopt a new equity incentive plan for Pubco, to be effective as of the Closing Date, substantially in the form mutually agreed by the Company and Purchaser (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or the Purchaser, as applicable), and in accordance with, and in the manner prescribed under, applicable Laws (the “Pubco Equity Incentive Plan”), which Pubco Equity Incentive Plan shall provide that the total shares available for awards under such plan will be a number of Pubco Ordinary Shares equal to twenty percent (20%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately following the Closing.

8.20 Certain Target Company Indebtedness. During the Interim Period and prior to the current maturity thereof, the Company will use its best efforts to cause the maturity or repayment date of any Indebtedness owed by a Target Company to any Affiliates (including the Indebtedness set forth on Schedule 6.21) to be extended to a date not earlier than December 31, 2023 or to be otherwise amended, revised, refinanced or converted on terms and conditions acceptable to the Purchaser (the “Debt Modification”).

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

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(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 9.1(c) (collectively, the “Regulatory Approvals”) shall have been obtained.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth on Schedule 9.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. Either (i) the Purchaser shall have immediately prior to the Closing, after giving effect to the Redemption and any Transaction Financing, or (ii) Pubco shall have upon the consummation of the Closing, after giving effect to the Transactions and the Redemption and any Transaction Financing, in either case, net tangible assets of at least $5,000,001 on a consolidated basis (as calculated in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

(h) Pubco Charter Amendment. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco, substantially in the form mutually agreed by the Company and Purchaser (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or the Purchaser, as applicable), and in accordance with, and in the manner prescribed under, applicable Laws (the “Amended Pubco Charter”), which Amended Pubco Charter, among other matters, shall provide for the size and structure of the Post-Closing Pubco Board in accordance with Section 8.14(a).

(i) Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(k) Nasdaq Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

9.2 Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of the Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in substantially the form attached as Exhibit D hereto, duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

9.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, Merger Sub and the Sellers set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company, Pubco or any Seller.

(b) Agreements and Covenants. The Company, Pubco, Merger Sub and the Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

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(d) Certain Ancillary Documents. Each of the Non-Competition Agreements, Lock-Up Agreements, Registration Rights Agreement and Employment Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificates. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii) Seller Certificates. Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller.

(iii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions, which may include, for example, appropriate corporate records issued by the China National Enterprise Credit Information Publicity System and business license information issued by the applicable local counterpart of the State Administration for Market Regulation) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(vi) Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor.

(vii) Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificate and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco and in form reasonably acceptable for transfer on the books of the Company.

(viii) Debt Modification. Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Debt Modification has occurred, in accordance with Section 8.20 hereof.

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9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by May 21, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing; or

(g) by written notice by either Purchaser or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholder Approval was not obtained.

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10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 10.3, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid or reimbursed by the Company, regardless of whether or not the Closing occurs, provided, however, that the Company shall not be responsible for Purchaser’s Expenses in the event that the Closing does not occur as a result of the termination of this Agreement by the Company pursuant to Section 10(d) hereof. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, and, solely with respect to Purchaser (so long as this Agreement remains in effect), any Extension Expenses.

Article XI
WAIVERS AND Releases

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, Merger Sub and each Seller hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment securities acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within nine (9) months after the closing of the IPO (or up to eighteen (18) months from the closing of the IPO if Purchaser, in accordance with the requirements of its Organizational Documents, extends its deadline to consummate a Business Combination), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $60,000 in dissolution expenses, or (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, Merger Sub and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub or any Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively,

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the “Released Claims”). Each of the Company, Pubco, Merger Sub and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub and each Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, Merger Sub and each Seller further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, Merger Sub or any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco, Merger Sub and each Seller hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, Merger Sub or any Seller or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, Merger Sub and the Sellers and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

Article XII
MISCELLANEOUS

12.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

12.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor,

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incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:		with a copy (which will not constitute notice) to:
Hainan Manaslu Acquisition Corp.		Ellenoff Grossman & Schole LLP
B3406, 34F, West Tower, Block B		1345 Avenue of the Americas, 11th Floor
Guorui Building, 11 Guoxing Avenue		New York, New York 10105, U.S.A.
Haikou, Hainan Province, People’s Republic of China 570203		Attn:	Richard Anslow, Esq.
Attn:	Zhifan Zhou, CEO		Matthew A. Gray, Esq.
Telephone No.:	+86-898-65315786	Telephone No.:	(212) 370-1300
E-mail:	larry_chow86@aliyun.com	E-mail:	ranslow@egsllp.com
mgray@egsllp.com
If to the Company at or prior to the Closing, to:		with a copy (which will not constitute notice) to:
Able View Inc.		Pryor Cashman LLP
Harneys Fiduciary (Cayman) Limited		7 Times Square, New York, NY 10036
4th Floor, Harbour Place		Attn:	Elizabeth Fei Chen, Esq.
103 South Church Street		Telephone No.:	(212) 326-0199
P.O. Box 10240		E-mail:	EChen@pryorcashman.com
Grand Cayman KY1-1002
Cayman Islands
Attn:	Dennis Tang, Director
Telephone No.:	+86 21 6289 8086
E-mail:	dennis.tang@ableview.hk
If to Pubco or Merger Sub, to:		with a copy (which will not constitute notice) to:
c/o Able View Global Inc.		Pryor Cashman LLP
Harneys Fiduciary (Cayman) Limited		7 Times Square, New York, NY 10036
4th Floor, Harbour Place		Attn:	Elizabeth Fei Chen, Esq.
103 South Church Street		Telephone No.:	(212) 326-0199
P.O. Box 10240		E-mail:	EChen@pryorcashman.com
Grand Cayman KY1-1002
Cayman Islands
Attn:	Dennis Tang, Director
Telephone No.:	+86 21 6289 8086
E-mail:	dennis.tang@ableview.hk

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If to any Seller, to:		with a copy (which will not constitute notice) to:
the address of such Seller as set forth underneath such Seller’s		Pryor Cashman LLP
signature on the signature page hereto		7 Times Square, New York, NY 10036
		Attn:	Elizabeth Fei Chen, Esq.
		Telephone No.:	(212) 326-0199
		Email:	EChen@pryorcashman.com
If to Pubco, Purchaser or the Company after the Closing, to:		with a copy (which will not constitute notice) to:
c/o Able View Global Inc.		Pryor Cashman LLP
Harneys Fiduciary (Cayman) Limited		7 Times Square, New York, NY 10036
4th Floor, Harbour Place		Attn: Elizabeth Fei Chen, Esq.
103 South Church Street		Telephone No.:	(212) 326-0199
P.O. Box 10240		E-mail:	EChen@pryorcashman.com
Grand Cayman KY1-1002		and
Cayman Islands		Ellenoff Grossman & Schole LLP
Attn:	Dennis Tang, Director	1345 Avenue of the Americas, 11th Floor
Telephone No.:	+86 21 6289 8086	New York, New York 10105, USA
E-mail:	dennis.tang@ableview.hk	Attn:	Richard Anslow, Esq.
Matthew A. Gray, Esq.
		Telephone No.:	(212) 370-1300
		E-mail:	ranslow@egsllp.com
mgray@egsllp.com

12.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, a Disinterested Independent Director Majority), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15 and of the Sponsor under Section 12.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the

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AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

12.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 12.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 12.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

12.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any

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term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company, and Sellers holding in the aggregate a Pro Rata Share in excess of fifty percent (50%); provided that (i) no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller, and (ii) any amendment, supplement or modification of this Agreement after the Closing shall also require the prior written consent of a Disinterested Independent Director Majority.

12.12 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and each Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of a Disinterested Independent Director Majority.

12.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with U.S. GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity

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interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

12.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.16 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub and the Sellers, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company and/or the Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XIII
DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with U.S. GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

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“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit or otherwise required to be delivered hereunder, including, without limitation, the Non-Competition Agreements, the Lock-Up Agreements, the Employment Agreements, the Registration Rights Agreement, the Founder Registration Rights Agreement Amendment and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, Merger Sub or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Seller or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the Company.

“Company Preference Shares” means the series A preferred shares, par value $0.0001 per share, of the Company.

“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preference Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

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“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disinterested Independent Director” means an independent director serving on Pubco’s board of directors at the applicable time of determination that is disinterested in this Agreement as a Company Security Holder (i.e., such independent director is not a Company Security Holder, an Affiliate of a Company Security Holder, or an officer, director, manager, employee, trustee or beneficiary of a Company Security Holder, nor an immediate family member of any of the foregoing).

“Disinterested Independent Director Majority” means the vote or consent of a majority of the Disinterested Interested Directors.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

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“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of August 10, 2022, and filed with the SEC on August 12, 2022 (File No. 333-261340).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Sub Ordinary Shares” means the ordinary shares, par value US$1.00 per share, of the Company.

“Nasdaq” means the Nasdaq Capital Market.

“Net Revenue” means consolidated revenue (net of returns and allowance for doubtful accounts) of Pubco and its Subsidiaries, including the Target Companies, as determined in accordance with GAAP, consistently applied (for the avoidance of doubt, including periods prior to the Closing, but excluding the revenues of Purchaser, if any, for periods prior to the Closing).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

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“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Price” means an amount equal to (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding Company Ordinary Shares.

“Pro Rata Share” means with respect to each Seller, a fraction expressed as a percentage equal to (i) the number of Company Shares held by such Seller as of the Closing, divided by (ii) the total number of issued and outstanding Company Shares as of the Closing, in each case with any Company Preference Shares treated on an as-converted to Company Ordinary Share basis.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Islands Companies Act.

“Pubco Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value US$0.0001 per share, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the authorized share capital of Purchaser.

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“Purchaser Organizational Documents” means the Amended and Restated Memorandum and Articles of Association dated and effective 10 August 2022, of Purchaser.

“Purchaser Preference Shares” means the preference shares, par value US$0.0001 per share, of the authorized share capital of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Private Rights” means the rights underlying the Purchaser Private Units, each entitling the holder thereof to receive one-tenth of one Purchaser Ordinary Share upon the consummation of a Business Combination.

“Purchaser Private Unit” means the units issued in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Private Right and one (1) Purchaser Private Warrant.

“Purchaser Private Warrants” means the warrants issued in a private placement to the Sponsor by Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share per warrant at a purchase price of $11.50 per share.

“Purchaser Public Rights” means the rights that were included in as part of the Purchaser Public Units, each entitling the holder thereof to receive one-tenth (1/10th) of one Purchaser Ordinary Share upon the consummation of a Business Combination.

“Purchaser Public Unit” means the units issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Public Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrants” means one redeemable warrant that was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Rights” means Purchaser Private Rights and the Purchaser Public Rights, collectively.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preferred Stock, the Purchaser Rights and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share (or after the Merger, each Pubco Ordinary Share) is redeemed or converted pursuant to the Redemption.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

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“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agent” means Continental Stock Transfer & Trust Company, in its capacity as rights agent under the Rights Agreement.

“Rights Agreement” means the Rights Agreement, dated as of August 10, 2022, by and between Purchaser and the Rights Agent.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

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“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Pubco Ordinary Shares are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 10, 2022, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States of America.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the Post-Closing Pubco Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	12.6
Accounts Receivable	6.7(f)
Acquisition Proposal	8.6(a)
Additional Financing Agreements	8.17
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended Pubco Charter	9.1(h)
Antitrust Laws	8.9(b)
Audited Financial Statements	8.4(a)
Business Combination	11.1
CFO	2.4(c)
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Company	Preamble

Annex A-62

Term	Section
Company Benefit Plan	6.19(a)
Company Certificates	2.3(b)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Personal Property Leases	6.16
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Consideration Shares	2.4(a)
Conversion Ratio	2.2
D&O Indemnified Person	8.15(a)
D&O Tail Insurance	8.15(b)
Debt Modification	8.20
Dispute	12.6
Earnout Period	2.4(a)
Earnout Shares	2.4(a)
Earnout Statement	2.4(c)
Effective Time	1.2
EGS	3.1
Employment Agreements	8.18
Enforceability Exceptions	4.2
Environmental Permit	6.20(a)
Exchange Consideration	2.2
Exchange Shares	2.2
Expenses	10.3
Extension	8.3(a)
Extension Expenses	8.3(b)(iv)
Federal Securities Laws	8.7
Financing Agreements	8.17
Founder Registration Rights Agreement	Recitals
Founder Registration Rights Agreement Amendment	Recitals
Interim Balance Sheet Date	6.7(a)
Interim Period	8.1(a)
Joinder	8.2(c)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.3(b)
Merger Sub	Preamble
Merger	Recitals
New Seller	8.2(c)
Non-Competition Agreements	Recitals
OFAC	4.18(c)
Off-the-Shelf Software	6.13(a)
Outside Date	10.1(b)
Party(ies)	Preamble
Plan of Merger	1.2

Annex A-63

Term	Section
Post-Closing Pubco Board	8.14(a)
Proxy Statement	8.11(a)
Pubco	Preamble
Pubco Equity Incentive Plan	8.19
Public Certifications	4.6(a)
Public Shareholders	11.1
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(b)
Purchaser Material Contract	4.13(a)
Redemption	8.11(a)
Registration Rights Agreement	Recitals
Registration Statement	8.11(a)
Regulatory Approvals	9.1(c)
Related Person	6.21
Released Claims	11.1
Releasing Persons	11.2
Required Shareholder Approval	9.1(a)
Resolution Period	12.6
Reviewed Interim Financial Statements	8.4(a)
SEC Reports	4.6(a)
SEC SPAC Accounting Changes	4.6(a)
Sellers	Preamble
Share Exchange	Recitals
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Special Meeting	8.11(b)
Specified Courts	12.7
Sponsor	Recitals
Shareholder Approval Matters	8.11(b)
Subscription Agreement	Recitals
Surviving Entity	1.1
Top Customer	6.23
Top Vendor	6.23
Transactions	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

Annex A-64

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
HAINAN MANASLU ACQUISITION CORP.
By:	/s/ Zhifan Zhou
	Name:	Zhifan Zhou
	Title:	Chief Executive Officer
Pubco:
ABLE VIEW GLOBAL INC.
By:	/s/ Tang Jing
	Name:	Tang Jing
	Title:	Director
Merger Sub:
ABLE VIEW CORPORATION INC.
By:	/s/ Tang Jing
	Name:	Tang Jing
	Title:	Director
The Company:
ABLE VIEW INC.
By:	/s/ Tang Jing
	Name:	Tang Jing
	Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-65

The Sellers:
Print Name of Seller:	Fortune Mighty Investment Limited
By:	/s/ Mu Wenming
[Signature]
If Entity, Print Name and Title of Signatory:	Mu Wenming
Address:

Facsimile:
Telephone:
Email:
The Sellers:
Print Name of Seller:	Gallery Marine Pte. Ltd.
By:	/s/ Xu Lijuan
[Signature]
If Entity, Print Name and Title of Signatory:	Xu Lijuan
Address:

Facsimile:
Telephone:
Email:

[Signature Page to Business Combination Agreement]

Annex A-66

The Sellers:
Print Name of Seller:	Goodfortune Amber Star Limited
By:	/s/ Mu Wenming
[Signature]
If Entity, Print Name and Title of Signatory:	Mu Wenming
Address:

Facsimile:
Telephone:
Email:
The Sellers:
Print Name of Seller:	Goodfortune Star Platinum Limited
By:	/s/ Mu Wenming
[Signature]
If Entity, Print Name and Title of Signatory:	Mu Wenming
Address:

Facsimile:
Telephone:
Email:
The Sellers:
Print Name of Seller:	Healthy Great Investing Company Limited
By:	/s/ Zhu Jian
[Signature]
If Entity, Print Name and Title of Signatory:	Zhu Jian
Address:

Facsimile:
Telephone:
Email:

[Signature Page to Business Combination Agreement]

Annex A-67

The Sellers:
Print Name of Seller:	Luckylily Ltd
By:	/s/ Zhang Li
[Signature]
If Entity, Print Name and Title of Signatory:	Zhang Li
Address:

Facsimile:
Telephone:
Email:
The Sellers:
Print Name of Seller:	Perfectshine Amber Star Limited
By:	/s/ Mu Wenming
[Signature]
If Entity, Print Name and Title of Signatory:	Mu Wenming
Address:

Facsimile:
Telephone:
Email:

[Signature Page to Business Combination Agreement]

Annex A-68

The Sellers:
Print Name of Seller:	Perfectshine Holding Limited
By:	/s/ Mu Wenming
[Signature]
If Entity, Print Name and Title of Signatory:	Mu Wenming
Address:

Facsimile:
Telephone:
Email:
The Sellers:
Print Name of Seller:	Perfectshine Star Platinum Limited
By:	/s/ Mu Wenming
[Signature]
If Entity, Print Name and Title of Signatory:	Mu Wenming
Address:

Facsimile:
Telephone:
Email:

[Signature Page to Business Combination Agreement]

Annex A-69

The Sellers:
Print Name of Seller:	Scenery Investing Company Limited
By:	/s/ Tang Jing
[Signature]
If Entity, Print Name and Title of Signatory:	Tang Jing
Address:

Facsimile:
Telephone:
Email:
The Sellers:
Print Name of Seller:	Smartest Star Investing Company Limited
By:	/s/ Wang Jung
[Signature]
If Entity, Print Name and Title of Signatory:	Wang Jung
Address:

Facsimile:
Telephone:
Email:

[Signature Page to Business Combination Agreement]

Annex A-70

Annex B

Plan of Merger

Annex B-1

Annex C

THE COMPANIES ACT (2022 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

Able View Global Inc.

(Adopted by a Special Resolution passed on [•] and effective and effective upon the effective date of the business combination between Able View Global Inc. and Hainan Manaslu Acquisition Corp. )

1.           The name of the Company is Able View Global Inc..

2.           The Registered Office of the Company will be situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.           The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.           The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.           The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.           The authorised share capital of the Company is US$60,000 divided into 600,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 100,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 500,000,000 Class B Ordinary Shares of par value of US$0.0001 each. Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorised share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.           The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.           Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

Annex C-1

THE COMPANIES ACT (2022 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Able View Global Inc.

(Adopted by a Special Resolution passed on [•] and effective upon the effective date of the business combination between Able View Global Inc. and Hainan Manaslu Acquisition Corp.)

TABLE A

The regulations contained or incorporated in Table A in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

1.           In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate”

means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, whether by blood, marriage or adoption, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended and restated or substituted from time to time;

“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Ordinary Share”	means an Ordinary Share of a par value of US$0.0001 in the capital of the Company, designated as a Class A Ordinary Shares and having the rights provided for in these Articles;

Annex C-2

“Class B Ordinary Share”	means an Ordinary Share of a par value of US$0.0001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Communication Facilities”

means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other;

“Company”	means Able View Global Inc., a Cayman Islands exempted company;

“Companies Act”	means the Companies Act (2022 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its initial public offering of shares, or which has otherwise been notified to Shareholders;

“Designated Person”	means [•], a founder of the Company.

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“electronic”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by not less than a majority of the vote of the Board;

“electronic record”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time;

Annex C-3

“Ordinary Resolution”

means a resolution:

(a)     passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company held in accordance with these Articles (in computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles); or

(b)    approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person”

means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present”

means, in respect of any Person, such Person’s presence at a general meeting of Shareholders, which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Communications Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities;

“Register”	means the register of Members of the Company maintained in accordance with the Companies Act;

“Registered Office”	means the registered office of the Company as required by the Companies Act;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”

means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member”	means a Person who is registered as the holder of one or more Shares in the Register;

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;

Annex C-4

“signed”

means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”

means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)     passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)    approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and.

“Virtual Meeting”

means any general meeting of the Shareholders at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Communications Facilities.

2.           In these Articles, save where the context requires otherwise:

(a)         words importing the singular number shall include the plural number and vice versa;

(b)         words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)         the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)         reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)         reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)          reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)         any phrase introduced by the terms “including”, “include” or “in particular” or similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(i)          any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

Annex C-5

(j)          any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transaction Law; and

(k)         Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.           Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.           The business of the Company may be conducted as the Directors see fit.

5.           The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.           The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.           The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES

8.           Subject to these Articles and where applicable the Designated Stock Exchange Rules, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to:

(a)         issue, allot, or otherwise dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, at such times and on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)         grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)         grant options with respect to Shares and issue warrants or similar instruments with respect thereto, at such times and on such terms and having such rights and being subject to such restrictions as they may from time to time determine.

9.           The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 17, the Directors may issue from time to time, out of the authorised share capital of the Company (other than the authorised but unissued Ordinary Shares), series of

Annex C-6

preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)         the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)         whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)         the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)         whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)         whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)          whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)         whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)         the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)          the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)          any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof; and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

10.         The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.         The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Annex C-7

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

12.         Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company.

13.         Each Class A Ordinary Share is convertible into one (1) Class B Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class A Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class A Ordinary Shares into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares.

14.         Any conversion of Class A Ordinary Shares into Class B Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class A Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective (i) in the case of any conversion effected pursuant to Article 13, forthwith upon the receipt by the Company of the written notice delivered to the Company as described in Article 13 (or at such later date as may be specified in such notice), or (ii) in the case of any automatic conversion effected pursuant to Article 15, forthwith upon occurrence of the event specified in Article 15 which triggers such automatic conversion, and the Company shall make entries in the Register to record the re-designation of the relevant Class A Ordinary Shares as Class B Ordinary Shares.

15.         Upon any sale, transfer, assignment or disposition of any Class A Ordinary Share by a Shareholder to any person who is not the Designated Person or an Affiliate of the Designated Person, or upon a change of ultimate beneficial ownership of any Class A Ordinary Share to any Person who is not the Designated Person or an Affiliate of the Designated Person, such Class A Ordinary Share shall be automatically and immediately converted into the same number of Class B Ordinary Share. For the avoidance of doubt, (i) where a sale, transfer, assignment or disposition involves a change to the legal title to Class A Ordinary Shares, it shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register, and where a sale, transfer, assignment or disposition involves a change to the ultimate beneficial ownership or there is otherwise no change to the legal title to Class A Ordinary Shares, it shall be deemed effective at the time of the change, as determined in good faith by the Directors in their sole discretion; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class A Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition, or a change of ultimate beneficial ownership, unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class A Ordinary Shares, in which case all the related Class A Ordinary Shares shall be automatically converted into the same number of Class B Ordinary Shares. For the purposes of this Article 15, beneficial ownership shall have the meaning set forth in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended.

16.         Save and except for voting rights and conversion rights as set out in Articles 12 to 15 (inclusive), the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

MODIFICATION OF RIGHTS

17.         Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied with the consent in writing of the holders of a majority of the issued Shares of that Class or with the sanction of an Ordinary Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the

Annex C-8

Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

18.         The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

19.         A Member may only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

20.         Every share certificate of the Company shall bear such legends as may be required under applicable laws, including the Securities Act.

21.         No certificate shall be issued representing shares of more than one class.

22.         If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

23.         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

24.         The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

25.         The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.
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26.         The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

27.         For giving effect to any such sale the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

28.         The proceeds of the sale after deduction of expenses, fees and commissions incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

29.         Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

30.         The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

31.         If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

32.         The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

33.         The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

34.         The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

35.         If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

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36.         The notice shall name a further day (not earlier than the expiration of fourteen calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

37.         If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

38.         A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

39.         A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

40.         A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

41.         The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

42.         The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

43.         The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares. Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

44.

(a)         The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

(b)         The Directors may also decline to register any transfer of any Share unless:

(i)          the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)         the instrument of transfer is in respect of only one Class of Shares;

Annex C-11

(iii)        the instrument of transfer is properly stamped, if required;

(iv)        in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)         a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

45.         The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty calendar days in any calendar year.

46.         All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within three calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

47.         The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

48.         Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

49.         A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

50.         The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL

51.         The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

52.         The Company may by Ordinary Resolution:

(a)         increase its share capital by new Shares of such amount as it thinks appropriate;

(b)         consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

Annex C-12

(c)         divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)

(e)         subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(f)          cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

53.         All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

54.         The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by the Companies Act.

55.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

56.         Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)         issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Special Resolution;

(b)         purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board or by the Members by Ordinary Resolution, or are otherwise authorised by these Articles; and

(c)         make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

57.         The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

Annex C-13

58.         The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

59.         The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

60.         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

61.         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

62.         All general meetings other than annual general meetings shall be called extraordinary general meetings.

63.

(a)         The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)         At these meetings the report of the Directors (if any) shall be presented.

64.

(a)         The Chairman or a majority of the Directors (acting by a resolution of the Board) may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)         A Shareholders’ requisition is a requisition of Members holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)         The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)         If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

(e)         A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

65.         At least ten (10) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided

Annex C-14

that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than two-thirds (2/3rd) in voting rights of the Shares giving that right.

66.         The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

67.         No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Shares in issue and entitled to vote at such general meeting, Present at the meeting, shall be a quorum for all purposes.

68.         If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

69.         If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, attendance and participation in any general meeting of the Company may be by means of Communications Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communications Facilities will be utilized (including any Virtual Meeting) must disclose the Communications Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the Meeting who wishes to utilize such Communications Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

70.         The Chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company. If there is no such Chairman of the Board of Directors, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Chairman (or, in the absence of such Chairman nomination, the Directors) shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

71.         The chairman of any general meeting shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)         The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)         If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the board of Directors.

Annex C-15

72.         The chairman may with the consent of any general meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

73.         The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

74.         At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any Shareholder Present, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

75.         If a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

76.         All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

77.         A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

78.         Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder Present at the meeting shall, at a general meeting of the Company, each have one (1) vote and on a poll every Shareholder Present at the meeting shall have ten (10) vote for each Class A Ordinary Share and one (1) votes for each Class B Ordinary Share of which he is the holder.

79.         In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

80.         Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

81.         No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

82.         On a poll votes may be given either personally or by proxy.

83.         Each Shareholder, other than a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a show of hand. The instrument appointing a proxy shall be in writing under the

Annex C-16

hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

84.         An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

85.         The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)         not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)         in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)         where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

86.         The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

87.         A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

88.         Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

89.         If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation, including the right to vote individually on a show of hands.

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DIRECTORS

90.

(a)         Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

(b)         The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)         The Company may by Ordinary Resolution appoint any person to be a Director.

(d)         The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the Board.

(e)         An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

91.         A Director may be removed from office by an Ordinary Resolution, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by an Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

92.         The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

93.         A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

94.         The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

95.         The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

96.         Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at

Annex C-18

meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

97.         Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

98.         Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

99.         Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

100.       The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

101.       The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

102.       The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

103.       The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

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104.       The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

105.       The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

106.       Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

107.       The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

108.       The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixing of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

109.       The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixing of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

110.       Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

111.       The office of Director shall be vacated, if the Director:

(a)         becomes bankrupt or makes any arrangement or composition with his creditors;

(b)         dies or is found to be or becomes of unsound mind;

(c)         resigns his office by notice in writing to the Company;

Annex C-20

(d)         without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated; or

(e)         is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

112.       The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes the Chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

113.       A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

114.       The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed the presence of two (2) Directors then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

115.       A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

116.       A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

117.       Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

118.       The Directors shall cause minutes to be made for the purpose of recording:

(a)         all appointments of officers made by the Directors;

(b)         the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

Annex C-21

(c)         all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

119.       When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

120.       A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

121.       The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

122.       Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

123.       A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

124.       All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

125.       A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS

126.       Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

127.       Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

128.       The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalising dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

Annex C-22

129.       Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

130.       The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

131.       Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

132.       If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

133.       No dividend shall bear interest against the Company.

134.       Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

135.       The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

136.       The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

137.       The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

138.       The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

139.       The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

140.       Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

141.       The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

Annex C-23

142.       The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

143.       Subject to the Companies Act, the Directors may:

(a)         resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)         appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)          paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)         paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)         make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)         authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)          the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)         the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)         generally do all acts and things required to give effect to the resolution.

144.       Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)         employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members; or

(b)         any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members.

Annex C-24

SHARE PREMIUM ACCOUNT

145.       The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

146.       There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

147.       Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognised courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

148.       Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognised courier service.

149.       Any Shareholder Present at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

150.       Any notice or other document, if served by:

(a)         post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)         facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)         recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)         electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

151.       Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

Annex C-25

152.       Notice of every general meeting of the Company shall be given to:

(a)         all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)         every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

153.       Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

154.       Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

155.       Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

156.       No Indemnified Person shall be liable:

(a)         for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agen of the Company; or

(b)         for any loss on account of defect of title to any property of the Company; or

(c)         on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)         for any loss incurred through any bank, broker or other similar Person; or

(e)         for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)          for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud.

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FINANCIAL YEAR

157.       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each calendar year and shall begin on 1 January in each calendar year.

NON-RECOGNITION OF TRUSTS

158.       No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

159.       If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

160.       If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF ARTICLES OF ASSOCIATION

161.       Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

162.       For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty calendar days in any calendar year.

163.       In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

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164.       If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

165.       The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

166.       The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

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Annex D

Able View Global Inc.

2023 SHARE INCENTIVE PLAN

Section 1 Purpose.

The purpose of the Able View Global Inc. 2023 Share Incentive Plan (as amended from time to time, “2023 Plan”) is to enhance the ability of Able View Global Inc. (the “Company”) to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the growth and performance of the Company.

This 2023 Plan is adopted by the Company in connection with the anticipated consummation of the Business Combination. From and after the time of the Business Combination, the Company intends to use this 2023 Plan to grant new Awards to eligible Participants from time to time, subject to and in accordance with the terms and conditions described herein.

Section 2. Structure.

Each Award (as defined below) granted by the Company pursuant to the terms of this 2023 Plan, shall be granted to each participant, and the corresponding Shares issuable upon the exercise of such Award (the “Award Shares”) shall be issued to the participants or an entity designated by the participants.

Section 3. Definitions.

As used in this 2023 Plan and any Award Agreement (as defined below), the following terms shall have the meanings set forth below:

(a)     “2023 Plan” shall have the meaning set forth in Section 1.

(b)    “Administrator” shall have the meaning set forth in Section 5.

(c)     “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

(d)    “Applicable Laws” shall mean all laws, statutes, regulations, ordinances, rules or governmental requirements that are applicable to this 2023 Plan or any Award granted pursuant to this 2023 Plan, including but not limited to applicable laws of the Singapore, the United States and the Cayman Islands, and the rules and requirements of any applicable securities exchange.

(e)     “Award” shall mean any Option, award of Restricted Share, Restricted Share Unit or Other Share-Based Award granted under this 2023 Plan.

(f)     “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under this 2023 Plan.

(g)    “Board” shall mean the board of directors of the Company.

(h)    “Business Combination” shall mean the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”) dated November 21, 2022, by and among the Company, Hainan Manaslu Acquisition Corp., Able View Inc., and certain other parties thereto.

(i)     “Committee” shall mean a compensation committee of the Board or another board committee designated by the Board to administer this 2023 Plan.

(j)     “Company” shall mean Able View Global Inc., a company incorporated under the laws of the Cayman Islands, together with any successor thereto.

(k)    “Consultant” means any individual, including an advisor, who is engaged by the Company or an Affiliate to render services and is compensated for such services, and any director of the Company whether or not compensated for such services.

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(l)     [Reserved]

(m)   “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities) the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Administrator.

(n)    “Option” shall mean an option granted under Section 7 hereof.

(o)    “Other Share-Based Award” shall mean a right granted under Section 9 hereof.

(p)    “Participant” shall mean an individual granted an Award under this 2023 Plan.

(q)    [Reserved]

(r)     “Restricted Share” shall mean any Share granted under Section 8 hereof.

(s)     “Restricted Share Unit” shall mean a contractual right granted under Section 8 hereof that is denominated in Shares, each of which represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in this 2023 Plan and the applicable Award Agreement.

(t)     “Shares” shall mean Ordinary Shares of the Company, par value US$0.0001 per share.

(u)    “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by, or held by the employees of, a company or other entity or business acquired (directly or indirectly) by the Company or with which the Company combines.

Section 4. Eligibility.

(a)     Employees (each, an “Employee”) and Consultants of the Company or an Affiliate are eligible to participate in this 2023 Plan. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.

(b)    An individual who has agreed to accept employment by, or to provide services to, the Company or an Affiliate shall be deemed to be eligible for Awards hereunder.

Section 5. Administration.

(a)     This 2023 Plan shall be administered by the Administrator formed in accordance with applicable laws and stock exchange rules, unless otherwise determined by the Board. The term “Administrator” shall refer to the Board or the Committee, as applicable. The Administrator may delegate its duties and powers under this 2023 Plan in whole or in part to a person or a board committee designated by it.

(b)    Subject to the terms of this 2023 Plan and Applicable Laws, the Administrator shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under this 2023 Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award including, but not limited to, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under this 2023 Plan shall be deferred either automatically or at the election of the holder thereof or of the Administrator; (vii) interpret and administer this 2023 Plan and any instrument or agreement relating to, or Award made under, this 2023 Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this 2023 Plan; (ix) determine whether and to what extent Awards should comply or continue to comply with any requirement of statute or regulation; (x) determine whether and to what extent Awards

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should continue being effective in the event of a change of control of the Company including, but not limited to, canceling Awards and causing to be paid to the holders of vested Awards the value of such Awards, if any, as determined by the Administrator, in its sole discretion, it being understood that in the case of any Option with an exercise price that equals or exceeds the price paid for a Share in connection with a change of control of the Company, the Administrator may cancel the Option without the payment of consideration therefor; and (xi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this 2023 Plan.

(c)     All decisions of the Administrator shall be final, conclusive and binding upon all persons, including the Company, the shareholders of the Company and the Participants and their beneficiaries.

(d)    The Administrator may impose restrictions on any Award with respect to non-competition, confidentiality, lock-up and any other events that it considers to be detrimental to the Company, and impose other restrictive covenants as it deems necessary or appropriate in its sole discretion. In the event that these restrictions are breached, the Administrator may request the Participants to return all benefits made available to them under this 2023 Plan and such Participants shall cease to be entitled to potential benefits intended to be made available to them under this 2023 Plan.

Section 6. Shares Available for Awards.

(a)     Subject to adjustment as provided below, the maximum aggregate number of Shares that may be issued pursuant to all Awards shall initially not exceed [8,000,000] Shares.

(b)    If, after the effective date of this 2023 Plan, any Shares covered by an Award, or to which such an Award relates, are forfeited, cancelled or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under this 2023 Plan.

(c)     In the event that any Option or other Award granted hereunder (other than a Substitute Award) is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under this 2023 Plan shall be increased by the number of Shares so surrendered or withheld.

(d)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

(e)     In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined, in its absolute discretion, by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this 2023 Plan, then the Administrator shall, in such manner as it may deem appropriate, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 6(a) hereof, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant price, purchase price, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the minimum number of Shares which may be acquired by the holder of an outstanding Award at any one time; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(f)     Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under this 2023 Plan.

(g)    Except as expressly provided in this 2023 Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in this 2023 Plan or pursuant to action of the Administrator

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under this 2023 Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

Section 7. Options.

The Administrator is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of this 2023 Plan, as the Administrator shall determine and set forth in the Award Agreement:

(a)     The purchase price per Share under an Option shall be determined by the Administrator.

(b)    The term of each Option shall be fixed by the Administrator.

(c)     The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

Section 8. Restricted Shares and Restricted Share Units.

(a)     The Administrator is hereby authorized to grant Awards of Restricted Shares and Restricted Share Units to Participants.

(b)    Restricted Shares and Restricted Share Units shall be subject to such restrictions as the Administrator may impose (including, without limitation, any limitation on the right to vote a Restricted Share or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Administrator may deem appropriate.

(c)     Any Restricted Share granted under this 2023 Plan may be evidenced in such manner as the Administrator may deem appropriate including, without limitation, book-entry registration or issuance of a share certificate or certificates, creation of a new class of shares or amendment of the Memorandum and/or Articles of Association of the Company. In the event any share certificate is issued in respect of Restricted Shares granted under this 2023 Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Share.

Section 9. Other Share-Based Awards.

The Administrator is hereby authorized to grant to Participants such other Awards (including, without limitation, share appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of this 2023 Plan. Subject to the terms of this 2023 Plan, the Administrator shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Administrator shall determine.

Section 10. General Provisions Applicable to Awards.

(a)     All Awards shall be evidenced by an Award Agreement between the Company and each Participant.

(b)    Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by Applicable Laws.

(c)     Awards may, in the discretion of the Administrator, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

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(d)    Subject to the terms of this 2023 Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Administrator shall determine including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Administrator. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(e)     Unless the Board or the Administrator shall otherwise determine, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Administrator or the Board, a Participant may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Laws and the applicable Award Agreement, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, charged, mortgaged, alienated, attached, or otherwise encumbered, and any purported pledge, charge, mortgage, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms hereof and of the applicable Award Agreement.

(f)     All certificates for Shares or other securities delivered under this 2023 Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under this 2023 Plan or the rules, regulations, and other requirements of the United States Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any Applicable Laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)    No Shares shall be delivered under the 2023 Plan to any Participant until such Participant has made arrangements acceptable to the Administrator for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any of its subsidiaries shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or its subsidiaries, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of the 2023 Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sum required to be withheld. Notwithstanding any other provision of the 2023 Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Administrator, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

Section 11. Amendment and Termination.

(a)     Except to the extent prohibited by Applicable Laws and unless otherwise expressly provided in an Award Agreement or in this 2023 Plan, the Administrator may amend, alter, suspend, discontinue or terminate this 2023 Plan, or any Award Agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders of the Company, if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Administrator deems it necessary or desirable to qualify or comply, (ii) shareholder approval with such threshold for a resolution of the shareholders of the Company in respect of such amendment, alteration, suspension,

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discontinuation or termination as provided in the Company’s Memorandum and Articles of Association for any amendment to this 2023 Plan that increases the total number of Shares reserved for the purposes of this 2023 Plan, and (iii) with respect to any Award Agreement, the consent of the affected Participant, if such action would materially and adversely affect the rights of such Participant under any outstanding Award.

(b)    The Administrator may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that no such action shall materially and adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under this 2023 Plan; and provided further that, except as provided in Section 6(e) hereof, no such action shall reduce the exercise price of any Option established at the time of grant thereof.

(c)     The Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 6(e) hereof affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws or accounting principles); whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this 2023 Plan.

(d)    Any provision of this 2023 Plan or any Award Agreement to the contrary notwithstanding, with the affected Participant’s consent, the Administrator may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award as of the time of the cancellation.

(e)     The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this 2023 Plan or any Award in the manner and to the extent it shall deem desirable to carry this 2023 Plan into effect.

Section 12. Withholding Taxes. The exercise of each Award granted under this 2023 Plan shall be subject to the condition that, if at any time, the Administrator shall determine that the satisfaction of withholding tax is necessary or desirable in respect of such exercise, such exercise shall not be effective unless such withholding has been effected to the satisfaction of the Administrator. In such circumstances, the Administrator may require the exercising Participant to pay to the Company, in addition to and in the same manner as the exercise price for the Award Shares, such amount as the Company or any Affiliate is obliged to remit to the relevant taxing authority in respect of the exercise of the Awards. Alternatively, the Administrator may direct the Company or an Affiliate thereof to withhold the appropriate amount of tax from the applicable Participant’s salary in connection with a requested exercise. Any such additional payment shall be due no later than the date as of which any amount with respect to the Award exercised first becomes includable in the gross income of the exercising Participant for tax purposes.

Section 13. Miscellaneous.

(a)     No employee, independent contractor, Participant or other person shall have any claim to be granted any Award under this 2023 Plan, and there is no obligation for uniformity of treatment of employees, independent contractors, Participants, or holders or beneficiaries of Awards under this 2023 Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)    Nothing contained in this 2023 Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(c)     The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment or terminate the services of an independent contractor, free from any liability, or any claim under this 2023 Plan, unless otherwise expressly provided in this 2023 Plan or in any Award Agreement or in any other agreement binding upon the parties.

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(d)    If any provision of this 2023 Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify this 2023 Plan or any Award under any Applicable Laws, such provision shall (to the fullest extent permitted by Applicable Laws) be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this 2023 Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of this 2023 Plan and any such Award shall remain in full force and effect.

(e)     Awards payable under this 2023 Plan shall be payable in Shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Shares, except as expressly otherwise provided) of the Company or one of its subsidiaries by reason of any award hereunder.

(f)     Neither this 2023 Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)    No fractional Shares shall be issued or delivered pursuant to this 2023 Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)    [Reserved]

(i)     In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Administrator may, in its sole discretion, provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Administrator may approve such supplements to, amendments, restatements or alternative versions of this 2023 Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this 2023 Plan as in effect for any other purpose; provided, however, that no such supplements, restatements or alternative versions shall increase the share limitations contained in Section 6 hereof. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

(j)     The Company shall not be obligated to grant any Awards, permit the exercise of any Awards, issue any Award Shares upon the exercise of any Awards, make any payments or take any other action pursuant to this 2023 Plan if, in the opinion of the Administrator, such action would conflict or be inconsistent with any Applicable Law or the Company’s trading policies, and the Administrator reserves the right to refuse to take such action for so long as such conflict or inconsistency or issue remains outstanding.

(k)    The Company shall maintain a register of Awards granted to the Participants and Award Shares issued to the Participants or an entity designated by the Participants, including the dates of grant of such Awards and the exercise of such Awards and any other details as the Administrator may deem appropriate.

(l)     The 2023 Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the Cayman Islands.

Section 14. Effective Date of 2023 Plan.

The 2023 Plan shall be effective after the closing the Business Combination, its approval by the Board of the Company and its approval by the shareholders of the Company (the “Effective Date”).

Section 15. Term of 2023 Plan.

No Award shall be granted under this 2023 Plan after the tenth anniversary of the Effective Date. However, unless otherwise expressly provided in this 2023 Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend this 2023 Plan, shall extend beyond such date.

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Annex E

November 20, 2022

Board of the Directors
Hainan Manaslu Acquisition Corp.
B3406, 34F, West Tower,
Block B Guorui Building,
11 Guoxing Avenue Haikou,
Hainan Province, People’s Republic of China

Members of the Board of Directors:

Hainan Manaslu Acquisition Corp. (the “Company” or “HMAC”) has engaged CHFT Advisory and Appraisal Limited. (“CHFT”), to serve to the board of directors (the “Board of Directors”) of the Company to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the consideration in the contemplated transaction described below (the “Proposed Transaction”).

Background of the Proposed Transaction

We understand that HMAC intend to enter into a Business Combination Agreement (the “Agreement”) and plan of merger.

We understand that the Agreement is to be made and entered into by and among (i) HMAC, (ii) Able View Inc. (the “Target” or “Able View”), (iii) Able View Global Inc., wholly owned subsidiary of the Company (“Pubco”), (iv) Able View Corporation Inc., a wholly owned subsidiary of Pubco (“Merger Sub”) and (v) each of the holders of the Able View’s outstanding shares (collectively, the “Sellers”).

Pursuant to the Agreement, (a) HMAC will merge with and into Merger Sub, with HMAC continuing as the surviving entity, as a result of which, (i) HMAC will become a wholly owned subsidiary of Pubco and (ii) each issued and outstanding security of HMAC will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding shares of Able View from the Sellers in exchange for ordinary shares of Pubco.

Under the Agreement, the aggregate consideration to be paid to the Sellers is Four Hundred Million U.S. Dollars ($400,000,000) (the “Consideration”), which will be paid entirely in newly issued ordinary shares of Pubco.

Scope of Analysis

In connection with this Opinion, CHFT has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. CHFT also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general. CHFT’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.      Reviewed the following documents:

a.      The Able View’s interim financial statements for period ended June 30, 2022;

b.      Financial information for the Able View for the year ended December 31, 2021 and December 31, 2020;

c.      Contracts of Able View with major suppliers and customers;

Annex E-1

d.      Other internal documents relating to the history, current operations, and probable future outlook of the Able View, including financial projections for the years 2022 through 2026, prepared by the Able View, updated for current market conditions by Company management, and provided to us by management of the Company (the “Financial Projections”); and

e.      A draft of the Business Combination Agreement.

2.      Discussed with various members of senior management of the Able View and Company, concerning historical and current operations, financial conditions and Financial Projections of Able View,

3.      Discussed with senior management of the Company concerning background and other elements of the Proposed Transaction;

4.      Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, and an analysis of selected public companies that CHFT deemed relevant; and

5.      Conducted such other analyses and considered such other factors as we considered appropriate in rendering this opinion.

Assumptions, Qualifications and Limiting Conditions

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company, Target or that was publicly available to us. This opinion is expressly conditioned upon such information being complete, accurate and fair in all respects material to our analysis.

We have further relied upon the assurance of management of the Target and Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. Our analyses were based, among other things, on the Financial Projections of the Target furnished to us by senior management of the Target and Company. With respect to the Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. We express no opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the Target, and that the Financial Projections and the assumptions derived therefrom provide a reasonable basis for our opinion. Although the Financial Projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the opinion rendered herein.

We have prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

In our review, we did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Target, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on financial, economic, regulatory, market and other conditions existing. We have made no independent investigation of any legal or accounting matters affecting the Target.

In rendering this opinion we have also assumed that: (i) the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed; (ii) in all respects material to our analysis that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the

Annex E-2

consummation of the Proposed Transaction will be satisfied without waiver thereof which would affect the amount or timing of receipt of the Consideration; (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iv) all material assets and liabilities of the Target were as set forth in the consolidated financial statements provided to us by the Company as of the respective dates of such financial statements.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Proposed Transaction, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Proposed Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such Proposed Transaction.

It is understood that our opinion is solely for the use and benefit of the Board of Directors of the Company in its consideration of the Propsosed Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Propsosed Transaction or the terms of the Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of ordinary shares of Company should vote or act on any matter relevant to the Agreement. Our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, if required by law, our opinion may be included in the Company’s proxy statement or similar disclosure document with respect to the Propsosed Transaction.

Disclosure of Relationships

CHFT will receive a customary fee for the services pursuant to the engagement letter, which will be payable upon delivery of this opinion. The Company has agreed to indemnify CHFT against certain liabilities arising out of or in connection with the services rendered and to be rendered by CHFT under such engagement letter. CHFT will not receive any other significant payment or compensation contingent upon the successful consummation of the business combination. During the two year period prior to the date of CHFT’s opinion, no material relationship existed between CHFT or its affiliate or unaffiliated representatives and Company or any of its affiliates pursuant to which compensation was received by CHFT. CHFT may seek to provide valuation and consultancy services to the Company, or its respective affiliates in the future, for which CHFT would seek customary compensation. However, any such future relationship is not contemplated.

CHFT is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs, restructurings, securities offerings in both private and public capital markets and valuations for corporate and other purposes.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, CHFT is of the opinion that as of the date hereof the Consideration being paid in the Proposed Transaction is fair from a financial point of view to the Company.

Yours faithfully,

CHFT Advisory and Appraisal Limited

Annex E-3

Annex F

THE COMPANIES ACT (As Revised)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
HAINAN MANASLU ACQUISITION CORP.
(adopted by special resolution dated [    ] and effective on [    ])

THE COMPANIES ACT (As Revised)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
HAINAN MANASLU ACQUISITION CORP.
(adopted by special resolution dated [      ] 2023 and effective on [      ])

1            The name of the Company is Hainan Manaslu Acquisition Corp..

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$5,550 divided into 55,000,000 ordinary shares of a par value of US$0.0001 each and 500,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex F-1

THE COMPANIES ACT (As Revised)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
HAINAN MANASLU ACQUISITION CORP.
(adopted by special resolution dated [      ] 2023 and effective on [      ])

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least eighty per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

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“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Global Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Extension Contribution”

means an amount equal to $198,000 or $227,700 if the Over-Allotment Option is exercised in full (approximately $0.033 per public share in either case) that the Sponsor may deposit into the Trust Account in order to exercise the Extension Option for each one month extension.

“Extension Option”

means the option of the Sponsor, upon deposit of the Extension Contribution into the Trust Account, to cause the Company to extend the available time to consummate our initial business combination by one month. The Sponsor may exercise the Extension Option up to nine times, allowing for up to an additional nine months (for a total of 18 months) to complete a business combination.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.

Annex F-3

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional fifteen per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means an Ordinary Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Bright Winlong LLC, a Cayman Islands LLC, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

Annex F-4

1.2         In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)    words importing the masculine gender include the feminine gender;

(c)     words importing persons include corporations as well as any other legal or natural person;

(d)    “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)     “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)    the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)    any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)     sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)   the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)    the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

Annex F-5

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify

Annex F-6

the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)     Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)    Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Sponsor will own twenty per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

Annex F-7

(c)     Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

Annex F-8

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

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14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where they were a joint holder), or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such

Annex F-10

Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1       The Company may by Ordinary Resolution:

(a)     increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3       Subject to the provisions of the Statute, and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)     change its name;

(b)    alter or add to the Articles;

(c)    alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

18          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

Annex F-11

19          General Meetings

19.1       The Directors, the chief executive officer or the chairperson of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.2       A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 10% in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.3       The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.4       If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.5       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19.6       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

20          Notice of General Meetings

20.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

20.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21          Proceedings at General Meetings

21.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

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21.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the person shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6       If no Director is willing to act as chairperson or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7       The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11     A resolution put to the vote of the meeting shall be decided on a poll.

21.12     A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13     A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14     In the case of an equality of votes the chairperson shall be entitled to a second or casting vote.

Annex F-13

22          Votes of Members

22.1       Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4       No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7       A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23          Proxies

23.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3       The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

Annex F-14

23.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24          Corporate Members

24.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

24.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

25          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26          Directors

26.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27          Powers of Directors

27.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Annex F-15

27.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28          Appointment and Removal of Directors

28.1       The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that they resign the office of Director; or

(b)    the Director is absent (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30          Proceedings of Directors

30.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

30.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote.

30.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

Annex F-16

30.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7       The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32          Directors’ Interests

32.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2       A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

32.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

Annex F-17

33          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34          Delegation of Directors’ Powers

34.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3       The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

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35          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36          Remuneration of Directors

36.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

37          Seal

37.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38          Dividends, Distributions and Reserve

38.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

38.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue

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fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8       No Dividend or other distribution shall bear interest against the Company.

38.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40          Books of Account

40.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

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40.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41          Audit

41.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

41.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

41.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

41.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

41.8       Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

41.9       The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

41.10     At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

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42          Notices

42.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or e-mail to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

42.2       Where a notice is sent by:

(a)     courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)    post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)     telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)    e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)     placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

42.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43          Winding Up

43.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

Annex F-22

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44          Indemnity and Insurance

44.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex F-23

48          Business Combination

48.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

48.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

48.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

48.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company (or it successor) (i) has net tangible assets of at least US$5,000,001 after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination; or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.

48.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “Business Combination Redemption”), provided that no such Member acting together with any Affiliate of their or any other person with whom they are acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than fifteen per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation.

48.6       A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

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48.7       In the event that the Company does not consummate a Business Combination within nine months from the consummation of the IPO (or up to 18 months if the Sponsor exercises its Extension Option up to nine times), from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$60,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

48.8       In the event that any amendment is made to the Articles:

(a)     to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem one hundred per cent of the Public Shares if the Company does not consummate a Business Combination within nine months from the consummation of the IPO (or up to 18 months if the Sponsor exercises its Extension Option up to nine times), or such later time as the Members may approve in accordance with the Articles; or

(b)    with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

48.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of a Business Combination Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

48.10     After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)     receive funds from the Trust Account; or

(b)    vote as a class with Public Shares on a Business Combination.

48.11     The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)     any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)    any Director or Officer and any Affiliate of such Director or Officer.

48.12     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

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48.13     As long as the securities of the Company are listed on the Nasdaq Global Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least eighty per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

48.14     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

49          Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to prepare, provide and/or file, as applicable, United States tax forms SS-4, an applicable W-8, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

50          Business Opportunities

50.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself or themself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex F-26

51          Exclusive Jurisdiction and Forum

51.1       Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)     any derivative action or proceeding brought on behalf of the Company;

(b)    any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)     any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)    any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

51.2       Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

51.3       Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

51.4       This Article 51 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Annex F-27

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful neglect, willful default or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association provides that, subject to certain limitations, Pubco will indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity shall not apply if the person acted dishonestly, in wilful default or fraudulently.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.(1)(2)	Description
2.1*

Business Combination Agreement, dated as of November 21, 2022 (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A) (incorporated by reference to Exhibit 2.1 of Form 8-K filed by Hainan Manaslu Acquisition Corp. with the SEC on November 22, 2022).

3.1*	Memorandum and Articles of Association of Pubco.
3.2*	Form of Amended and Restated Memorandum and Articles of Association of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3*	Amended and Restated Memorandum and Articles of Association of HMAC (incorporated by reference to Exhibit 3.1 of HMAC’s Current Report on Form 8-K, filed on August 16, 2022).
4.1*	Specimen Unit Certificate of HMAC (incorporated by reference to Exhibit 4.1 of HMAC’s Amendment No. 5 to Registration Statement on Form S-1, filed on August 1, 2022).
4.2*	Specimen Ordinary Share Certificate of HMAC (incorporated by reference to Exhibit 4.2 of HMAC’s Amendment No. 4 to Registration Statement on Form S-1, filed on June 21, 2022).
4.3*	Specimen Warrant Certificate of HMAC (incorporated by reference to Exhibit 4.3 of HMAC’s Amendment No. 5 to Registration Statement on Form S-1, filed on August 1, 2022).
4.4*	Specimen Rights Certificate of HMAC (incorporated by reference to Exhibit 4.4 of HMAC’s Amendment No. 4 to Registration Statement on Form S-1, filed on August 1, 2022).
4.5	Specimen Certificate of Pubco.
4.6*

Warrant Agreement, dated August 10, 2022, by and between HMAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of HMAC’s Current Report on Form 8-K, filed on August 16, 2022).

4.7*

Rights Agreement, dated August 10, 2022, by and between HMAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 of HMAC’s Current Report on Form 8-K, filed on August 16, 2022).

5.1**	Opinion of Harney Westwood & Riegels.
8.1*	Tax Opinion by Pryor Cashman LLP
10.1*

Investment Management Trust Agreement, dated August 10, 2022, by and between HMAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 of HMAC’s Current Report on Form 8-K, filed on August 16, 2022).

10.2*	Registration Rights Agreement, dated August 10, 2022, by and between HMAC and the Sponsor (incorporated by reference to Exhibit 10.2 of HMAC’s Current Report on Form 8-K, filed on August 16, 2022).

Exhibit No.(1)(2)	Description
10.3*

Letter Agreement, dated August 10, 2022, by and among HMAC, its officers and directors and the Sponsor (incorporated by reference to Exhibit 10.3 of HMAC’s Current Report on Form 8-K, filed on August 16, 2022).

10.4*

Private Placement Units Subscription Agreement, dated August 10, 2022, by and between HMAC and the Sponsor (incorporated by reference to Exhibit 10.4 of HMAC’s Current Report on Form 8-K, filed on August 16, 2022).

10.5*	Product Distribution Agreement by and between Able View Brands Limited and Clarins Limited. dated as of January 1, 2023.
10.6*	Product Distribution Agreement by and between Shanghai Weitong and Clarins Cosmetics (Shanghai) Co., Ltd. dated as of December 9, 2022.
10.7*	English Translation of the Lease Agreement of Able View’s principal business address by and between Shanghai Jingyue Trading Co., Ltd. and Shanghai International Building, dated as of June 23, 2021.
10.8*

English Translation of the Supplementary Lease Agreement of Able View’s principal business address by and between Shanghai Jingyue Trading Co., Ltd. and Shanghai International Building, dated as of February 15, 2023.

10.9*	Series A Preferred Share Purchase Agreement by and between Able View Global Limited. and Luckylily Ltd.
16.1*

Letter from Friedman LLP regarding the change in the Hainan Manaslu Acquisition Corp.’s certifying accountant, dated October 7, 2022 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on October 7, 2022, File No. 001-41474)

21.1	List of Subsidiaries of Pubco Post-Business Combination.
23.1	Consent of Friedman LLP.
23.2	Consent of Marcum LLP
23.3	Consent of Marcum Asia CPAs LLP with respect to Able View Inc.
23.4	Consent of Marcum Asia CPAs LLP with respect to Able View Global Inc.
23.5**	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).
23.5*	Consent of Pryor Cashman LLP (included in Exhibit 8.1).
23.6	Consent of CHFT Advisory and Appraisal Limited.
23.7*	Consent of iResearch Co. Ltd.
23.8*	Consent of JunHe LLP.
24.1*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1	Preliminary Proxy Card.
99.2*	Consent of Zhifan Zhou.
99.3*	Consent of Zhu Jian.
99.4*	Consent of Yilun Wu.
99.5*	Consent of Yimin Zhou.
99.6*	Fairness Opinion (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
107*	Filing fee table.

____________

*        Previously filed.

**      To be filed by Amendment.

(1)      The exhibits to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

(2)     Portions of the exhibit, including certain private and confidential information has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Amendment No. 2 to the registration statement on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on the 31st day of May, 2023.

Able View Global Inc.
By:	/s/ Tang Jing
Name:	Tang Jing
Title:	Director (Principal Executive Officer, principal financial and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
Tang Jing	Director	May 31, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this Amendment No. 2 to the Registration Statement on Form F-4 in Newark, Delaware on May 31, 2023.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Partner